                        [FIRST CITY BANCORP, INC. LOGO]        Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-00507
                                FEBRUARY 7, 1996


Dear Shareholder:


     We are pleased to enclose your Notice of Special Meeting and Proxy Statement for the Special Meeting of Shareholders (the "Meeting") of First City Bancorp, Inc. ("First City") to be held on March 7, 1996, at 10:00 a.m., local time, at the City Center, 201 South Church Street, Murfreesboro, Tennessee.



     At the Meeting, you will be asked to consider and vote on an Agreement and Plan of Merger, as amended (the "Agreement"), between First City and First American Corporation ("First American"), a corporation organized under the laws of the State of Tennessee and a registered bank holding company, pursuant to which First City will be acquired by First American. The acquisition will be accomplished by the merger ("Merger") of First City with and into First American, with First American as the surviving entity. Immediately following the Merger, First City Bank, Murfreesboro, Tennessee, and Citizens Bank, Smithville, Tennessee, both of which are wholly owned subsidiaries of First City, will be merged with and into First American National Bank, Nashville, Tennessee, a wholly owned subsidiary of First American, with First American National Bank as the survivor.



     The Agreement provides for a tax-free exchange in which First City shareholders will receive between 0.6000 and 0.8440 shares of common stock of First American ("FAC Common Stock") for their shares of common stock of First City ("FCBI Common Stock") and cash in lieu of any fractional share. The Merger is subject to various conditions and the precise number of shares of FAC Common Stock into which each share of FCBI Common Stock is converted (the "Exchange Ratio") will depend on the average closing sale price (the "Average Closing Price") of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding, but not including the closing. It is currently anticipated the closing will take place on March 8, 1996, and the last day of the period for determining the Exchange Ratio will be March 5, 1996.



     The FAC Common Stock is traded on The Nasdaq Stock Market under the symbol "FATN." The closing price of FAC Common Stock in composite trading on February 5, 1996, was $47.00 per share, as reported in The Wall Street Journal. If the Average Closing Price had been calculated on the basis of the 20 business days preceding February 5, 1996, it would have been $46.51, the Exchange Ratio would be 0.6020 and the value of the shares of FAC Common Stock to be received for each share of FCBI Common Stock would be $28.00. However, there can be no assurances as to what the actual Average Closing Price, Exchange Ratio and market price of FAC Common Stock will be at the Effective Time. The actual value of the shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock will depend on the Exchange Ratio and the market price of FAC Common Stock at the Effective Time and may be lower or higher than $47.00.



     Under the Agreement, each outstanding share of First City's Series A Preferred Stock which has not been converted into FCBI Common Stock prior to the Merger will be converted into the right to receive $6.00 cash per share, plus any accumulated but unpaid dividends accrued prior to the Merger. Each outstanding share of First City's Series C and Series D Preferred Stock will be redeemed by First City for $100 per share, plus an amount equal to all undeclared dividends (as defined in the Agreement), prior to the Merger. The rights to acquire Units of First City's Series B Preferred Stock will be redeemed by First City effective upon consummation of the Merger.


     Consummation of the Merger is subject to certain conditions, including the approval of the Agreement by the affirmative vote of the holders of a majority of each of the outstanding shares of FCBI Common Stock and Series A Preferred Stock entitled to vote thereon, and the approval of the Merger by various regulatory agencies.

     In addition, at the Meeting you will be asked to approve the adjournment of the Special Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy to approve the Agreement.


     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU PLAN TO ATTEND THE MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Meeting. Please note that, because approval of the Merger and the Agreement requires the affirmative vote of a majority of each of the outstanding shares of FCBI Common Stock and the outstanding shares of Series A Preferred Stock, failure to vote will have the same effect as voting against the Merger and the Agreement.

     On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR approval of the Merger and the Agreement and FOR approval of the adjournment of the Meeting under the circumstances specified above.

Sincerely,

/s/ Olin O. Williams                            /s/ William E. Rowland
--------------------                            ----------------------
Olin O. Williams, M.D.                          William E. Rowland
Chairman of the Board of Directors              President and Chief Executive Officer

                            FIRST CITY BANCORP, INC.
                            201 SOUTH CHURCH STREET
                         MURFREESBORO, TENNESSEE 37130
                                 (615) 898-1111

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 7, 1996


                             ---------------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of First City Bancorp, Inc. ("First City") will be held at the City Center, 201 South Church Street, Murfreesboro, Tennessee, on Thursday, March 7, 1996, at 10:00 a.m., local time.


     A Proxy Card and a Prospectus/Proxy Statement for the Meeting are enclosed.

     The Meeting is being held for the purpose of considering and acting upon:


          1. The approval of the Agreement and Plan of Merger, as amended, (the "Agreement") by and between First City and First American Corporation ("First American") which provides for the merger of First City with and into First American (the "Merger") pursuant to which (i) shareholders of First City will receive for each share of First City's common stock, no par value (the "FCBI Common Stock"), the number of shares of common stock of First American, $5.00 par value ("FAC Common Stock"), determined in accordance with the Agreement and cash in lieu of any fractional share; and
     (ii) each outstanding share of First City's Series A Preferred Stock, which has not been converted to FCBI Common Stock prior to the Effective Time, will be converted into the right to receive $6.00 per share, plus any accumulated but unpaid dividends accrued prior to the Merger.


          2. The adjournment of the Meeting to a later date, if necessary, to solicit additional proxies in the event insufficient shares are present in person or by proxy at the Meeting to approve the Agreement.

     A copy of the Agreement is attached to the Prospectus/Proxy Statement which accompanies this Notice as Appendix A.


     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on December 31, 1995, as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

     Please fill in and sign the enclosed form of proxy (i.e., the Proxy Card) which is solicited by the Board of Directors and mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors

                                          /s/ ROBERT B. MURFREE
                                          -------------------------------
                                          ROBERT B. MURFREE
                                          Secretary

Murfreesboro, Tennessee


February 7, 1996


--------------------------------------------------------------------------------

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING, PLEASE EXECUTE THE ENCLOSED FORM OF PROXY TO ENSURE THAT YOUR VOTE WILL BE COUNTED. THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

          ** PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME **

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................     1
AVAILABLE INFORMATION.................................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     4
SUMMARY...............................................................................     5
  Parties to the Reorganization.......................................................     5
  The Meeting.........................................................................     6
  The Proposed Merger.................................................................     6
  Effective Time......................................................................     8
  Termination of the Agreement........................................................     8
  Accounting Treatment................................................................     8
  Recommendation of the First City Board of Directors.................................     8
  Opinion of Financial Advisor........................................................     8
  Vote Required.......................................................................     9
  Dissenters' Rights..................................................................     9
  Interests of Certain Persons in the Merger..........................................     9
  Conditions; Regulatory Approvals; Waiver; Damages...................................    10
  Certain Federal Income Tax Consequences of the Merger...............................    10
  Certain Differences in Rights of Shareholders.......................................    11
  Market Prices and Dividends.........................................................    11
COMPARATIVE PER SHARE DATA............................................................    13
SELECTED FINANCIAL DATA...............................................................    14
MEETING INFORMATION...................................................................    16
  Date, Place and Time................................................................    16
  Record Date; Voting Rights..........................................................    16
  Voting and Revocation of Proxies....................................................    16
  Solicitation of Proxies.............................................................    17
PROPOSAL I -- THE MERGER..............................................................    18
  Background of the Merger............................................................    18
  Recommendation of the Board of Directors; Reasons for the Merger....................    19
  Opinion of Financial Advisor........................................................    20
  Terms of the Merger.................................................................    25
  Conversion of Shares; Procedures for Exchange of Certificates.......................    26
  Representations and Warranties; Conditions to the Merger; Waiver....................    26
  Regulatory Approvals................................................................    27
  Business Pending the Merger.........................................................    28
  No Solicitation of Competing Transactions...........................................    28
  Effective Time of the Merger; Termination; Damages..................................    29
  Management and Operations After the Merger..........................................    30
  Effect on Certain Employees and Benefit Plans.......................................    30
  Interests of Certain Persons in The Merger..........................................    31
  Certain Federal Income Tax Consequences of the Merger...............................    33
  Certain Differences in Rights of Shareholders.......................................    34
  Resale of FAC Common Stock..........................................................    42
  Dividend Reinvestment and Stock Purchase Plan.......................................    42
  Expenses............................................................................    42
  Accounting Treatment................................................................    42
  Dissenters' Rights..................................................................    42
  Nasdaq Authorization................................................................    43

                                                                                        PAGE
                                                                                        ----
CERTAIN REGULATORY CONSIDERATIONS.....................................................    43
  General.............................................................................    43
  Capital.............................................................................    44
  Acquisition and Expansion...........................................................    45
  Bank Regulation.....................................................................    46
PROPOSAL II -- ADJOURNMENT OF THE SPECIAL MEETING.....................................    49
INFORMATION ABOUT FIRST CITY BANCORP, INC.............................................    50
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER ENTITIES...........................    54
EXPERTS...............................................................................    55
LEGAL OPINION.........................................................................    56
CONSOLIDATED FINANCIAL STATEMENTS OF FIRST CITY BANCORP, INC. AND SUBSIDIARIES........   F-1
APPENDIX A -- AGREEMENT AND PLAN OF MERGER DATED JULY 5, 1995, AND AMENDMENT TO THE
  AGREEMENT AND PLAN OF MERGER DATED FEBRUARY 2, 1996
APPENDIX B -- OPINION OF ATTKISSON, CARTER & AKERS
APPENDIX C -- TENNESSEE DISSENTERS' RIGHTS STATUTE

                            FIRST CITY BANCORP, INC.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 7, 1996


                             ---------------------

                           FIRST AMERICAN CORPORATION

                                   PROSPECTUS

                     UP TO 1,510,000 SHARES OF COMMON STOCK
                          (PAR VALUE $5.00 PER SHARE)

                                  INTRODUCTION


     This Prospectus/Proxy Statement is being furnished to the holders of the common stock, no par value ("FCBI Common Stock"), of First City Bancorp, Inc. ("First City" or "FCBI") and the holders of First City's Series A Preferred Stock in connection with the solicitation of proxies by the Board of Directors of First City for use at a Special Meeting of Shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice ("Meeting"). It is anticipated that the mailing of this Prospectus/Proxy Statement and the enclosed proxy card will commence on or about February 7, 1996.



     At the Meeting, shareholders of First City will be asked to approve an Agreement and Plan of Merger, dated as of July 5, 1995, and amended on February 2, 1996 providing for the acquisition of First City by First American Corporation ("First American" or "FAC") by means of the merger ("Merger") of First City with and into First American, with First American as the surviving entity. First American is a Tennessee corporation and a registered bank holding company. The Agreement and Plan of Merger and the amendment thereto are attached to this Prospectus/Proxy Statement as Appendix A and are hereinafter referred to as the "Agreement."



     At the effective time of the Merger (the "Effective Time"), each share of FCBI Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a number (the "Exchange Ratio") of shares of common stock of First American, par value $5.00 per share ("FAC Common Stock") determined by the average closing sale price ("Average Closing Price") per share of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding but not including the closing and cash in lieu of any fractional share. The Agreement provides for the following Exchange Ratios depending on the Average Closing Price:



          (1) If the Average Closing Price is above $46.67, the Exchange Ratio shall be fixed at 0.6, and therefore each share of FCBI Common Stock would be exchanged for 0.6 shares of FAC Common Stock.



          (2) If the Average Closing Price is between $44.06 and $46.67, the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price, and would be between 0.6355 and 0.6, and therefore each share of FCBI Common Stock would be exchanged for between 0.6355 and 0.6 shares of FAC Common Stock, depending on the Average Closing Price.



          (3) If the Average Closing Price is between $41.70 and $44.06, the Exchange Ratio shall be fixed at 0.6355, and therefore each share of FCBI Common Stock would be exchanged for 0.6355 shares of FAC Common Stock.



          (4) If the Average Closing Price is between $31.40 and $41.70, the Exchange Ratio shall be determined by dividing $26.50 by the Average Closing Price, and would be between 0.8440 and 0.6355, and therefore each share of FCBI Common Stock would be exchanged for between 0.8440 and 0.6355 shares of FAC Common Stock, depending on the Average Closing Price.

          (5) If the Average Closing Price is below $31.40, the Exchange Ratio shall be fixed at 0.8440, and therefore each share of FCBI Common Stock would be exchanged for 0.8440 shares of FAC Common Stock.



     The following table illustrates the possible Exchange Ratios and the values of FAC Common Stock to be received for each share of FCBI Common Stock based on variations in the Average Closing Price, applying the terms of the Agreement described above. The market values in the "Value of FAC Common Stock Column Per FCBI Share" column are calculated assuming that the market price per share of FAC Common Stock at the Effective Time of the Merger is equal to the Average Closing Price.



                                                               VALUE OF FAC COMMON STOCK PER
   FAC AVERAGE CLOSING PRICE           EXCHANGE RATIO                   FCBI SHARE
---------------------------------------------------------------------------------------------
        $46.67 or more                       0.6                      $28.00 or more
         $44.06-$46.67                 Floats between                     $28.00
                                         0.6000 and
                                      0.6355 to achieve
                                       fixed value of
                                           $28.00
         $41.70-$44.06                     0.6355                      $26.50-$28.00
         $41.70-$31.40                 Floats between                     $26.50
                                         0.6355 and
                                      0.8440 to achieve
                                       fixed value of
                                           $26.50
        $31.40 or less                     0.8440                     $26.50 or less



     The FAC Common Stock is traded on The Nasdaq Stock Market under the symbol "FATN". The closing price of FAC Common Stock in composite trading on February 5, 1996, was $47.00 per share, as reported in The Wall Street Journal. If the Average Closing Price had been calculated on the basis of the 20 business days preceding that date, it would have been $46.51, the Exchange Ratio would be
0.6020 and the value of the shares of FAC Common Stock to be received for each share of FCBI Common Stock would be $28.00. However, there can be no assurances as to what the actual Average Closing Price, Exchange Ratio and market price of FAC Common Stock will be at the Effective Time. The actual value of the shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock will depend on the Exchange Ratio and the market price of FAC Common Stock at the Effective Time and may be lower or higher than $47.00. It is currently anticipated the closing will occur on March 8, 1996, and the last day of the period for determination of the Exchange Ratio will be March 5, 1996.



     If the outstanding shares of FAC Common Stock shall, prior to the Effective Time, have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, applicable adjustments shall be made to the Average Closing Price and the number of shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock.


     Under the Agreement, each outstanding share of First City's Series A Preferred Stock which has not been converted into FCBI Common Stock prior to the Merger will be converted into the right to receive $6.00 cash per share, plus any accumulated but unpaid dividends accrued prior to the Merger. Each outstanding share of First City's Series C and Series D Preferred Stock will be redeemed by First City for $100 per share, plus an amount equal to all undeclared dividends (as defined in the Agreement), prior to the Merger. The rights to acquire Units of First City's Series B Preferred Stock will be redeemed by First City prior to the Merger. See "PROPOSAL I -- THE
MERGER -- Certain Differences in Rights of Shareholders -- Anti-Takeover Provisions; Shareholder Rights Plan".

     Immediately following the Merger, it is intended that First City Bank, Murfreesboro, Tennessee ("FCB") and Citizens Bank, Smithville, Tennessee ("Citizens"), each of which is a wholly owned subsidiary of First City, will be merged (the "Bank Mergers") with and into First American National Bank, Nashville, Tennessee ("FANB"), a wholly owned subsidiary of First American, with FANB as the survivor.

     THE FAC COMMON STOCK THAT WOULD BE ISSUED IN THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF FAC COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     FAC is a Nasdaq National Market company and the FAC Common Stock trades on The Nasdaq Stock Market. FCBI Common Stock trades on The American Stock Exchange. On July 3, 1995, the last business day prior to public announcement of the execution of the Agreement, the last reported sales price per share of FAC Common Stock was $35.875. The last reported sale price of FCBI Common Stock on June 30, 1995, the last date on which FCBI Common Stock traded prior to the public announcement of the Merger, was $14.375.

     No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus/Proxy Statement, in any jurisdiction, to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of First American or First City since the date of this Prospectus/Proxy Statement.


     The date of this Prospectus/Proxy Statement, which also constitutes the prospectus of First American for up to 1,510,000 shares of FAC Common Stock to be issued in connection with the Merger, is February 7, 1996.


                             AVAILABLE INFORMATION

     First American and First City are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder ("Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by First American are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006 and materials filed by First City are available for inspection at the offices of The American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     First American has filed with the Commission a registration statement under the Securities Act of 1933, as amended ("Securities Act"), relating to the shares of FAC Common Stock that may be issued in connection with the Merger ("Registration Statement"). This Prospectus/Proxy Statement also constitutes the prospectus of First American filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. The Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above. All information concerning First American and its subsidiaries contained in this Prospectus/Proxy Statement has been furnished by First American, and all information concerning First City and its subsidiaries has been furnished by First City.


     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FIRST AMERICAN (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO CARROLL KIMBALL, DIRECTOR OF INVESTOR RELATIONS, FIRST AMERICAN CORPORATION, FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE 37237-0708. TELEPHONE REQUESTS MAY BE DIRECTED TO (615) 748-2455. DOCUMENTS RELATING TO FIRST CITY (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO WILLIAM L. WEBB, TREASURER, FIRST CITY BANCORP, INC., 201 SOUTH CHURCH STREET, MURFREESBORO, TENNESSEE 37130. TELEPHONE REQUESTS MAY BE DIRECTED TO (615) 898-1111. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 29, 1996.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by First American (File No. 0-6198) are incorporated herein by reference:

          1. Annual Report on Form 10-K of First American for the year ended December 31, 1994.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 30, 1995, June 30, 1995 (as amended by Form 10-Q/A filed September 22, 1995) and September 30, 1995.

          3. The description of the FAC Common Stock contained in the Registration Statement on Form 8-A dated April 24, 1972, as amended January 31, 1983, May 14, 1986, and January 11, 1989, filed by First American to register such securities under the Exchange Act, and any amendment or report filed for the purpose of updating such description.


          4. Current Reports on Form 8-K dated February 23, 1995, May 22, 1995, July 7, 1995, August 15, 1995, October 3, 1995, October 13, 1995, November 15, 1995, December 6, 1995, December 8, 1995 and February 5, 1996.


     All documents filed by First American pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof until the date of the Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                                    SUMMARY

     This summary is necessarily general and abbreviated and has been prepared to assist shareholders in their review of this Prospectus/Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Prospectus/Proxy Statement and is qualified in all respects by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement, the Appendices hereto and the documents incorporated herein by reference, which shareholders are urged to read carefully.

PARTIES TO THE REORGANIZATION

     First American Corporation. First American is a Tennessee corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and as a savings and loan holding company under the Home Owner's Loan Act, as amended ("HOLA"). Effective November 1, 1995, First American completed its acquisition of Heritage Federal Bancshares, Inc. ("Heritage"). This acquisition was accounted for as a pooling of interests, and, consequently, the following information has been restated to give retroactive effect to the acquisition of Heritage. As of September 30, 1995, First American had total consolidated assets of approximately $9.0 billion and shareholders' equity of approximately $694.1 million. As of September 30, 1995, First American ranked, on the basis of aggregate deposits held by FANB, First American's principal subsidiary, as the third largest bank holding company headquartered in Tennessee. First American completed its acquisition of Charter Federal Savings Bank ("Charter") on November 30, 1995, in a transaction accounted for as a purchase. On the dates of their acquisitions by First American, Heritage and Charter had total consolidated assets of $526.8 million and $727.9 million, respectively.

     In addition to FANB, First American owns all of the capital stock of (i) First American National Bank of Kentucky ("FANBKY"), a national banking association headquartered in Bowling Green, Kentucky; (ii) First American Federal Savings Bank ("FAFSB"), a federal savings bank headquartered in Roanoke, Virginia; and (iii) First American Enterprises, Inc. First American derives its income from interest, dividends and management fees received from its subsidiaries.

     First American, through its lead financial institution subsidiary FANB, primarily has focused its business strategy on meeting the banking needs of the retail and middle market commercial customers through an extensive branch network. The acquisition of by First American of banks, such as First City, are designed to complement First American's branch expansion strategy. First American has determined that the acquisition of what it believes are well-managed banks will help it to realize this strategy and enhance its ability to compete with other financial institutions. First American was particularly attracted to First City because it has a branch network servicing the needs of retail customers which will enhance First American's ability to compete with other financial institutions.

     The mailing address of the principal executive offices of First American is First American Center, Nashville, Tennessee 37237-0708, and the telephone number is (615) 748-2000. For additional information concerning the business of First American and its financial condition, reference should be made to the First American documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     First City. First City, a Tennessee corporation, serves as the holding company for, and conducts its principal business through, its wholly-owned subsidiaries, First City Bank and Citizens Bank. As of September 30, 1995, First City had total consolidated assets of approximately $347.6 million and shareholders' equity of approximately $20.3 million.

     As a bank holding company, First City's principal business is that of its wholly-owned subsidiaries, FCB, a Tennessee chartered bank with its principal executive and administrative offices in Murfreesboro, Tennessee and Citizens Bank, a Tennessee chartered bank with its principal executive and administrative offices in Smithville, Tennessee. FCB and Citizens are full service commercial banks, offering a variety of deposit and investment products as well as commercial, consumer and real estate loans to customers in their respective markets. In addition, FCB offers trust services and, through its wholly-owned subsidiaries, First City Life Insurance and Tennessee Credit Corporation, respectively, sells credit life insurance and engages in consumer finance activities. For additional information regarding First City, see "AVAILABLE INFORMATION" and "INFORMATION ABOUT FIRST CITY BANCORP, INC."

     The mailing address of the principal executive offices of First City is 201 South Church Street, Murfreesboro, Tennessee 37130, and its main telephone number is (615) 898-1111.

THE MEETING


     The Special Meeting of Shareholders of First City will be held on March 7, 1996, at 10:00 a.m., local time, at the City Center, 201 South Church Street, Murfreesboro, Tennessee. The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and to approve the adjournment of the Meeting if an insufficient number of votes to approve the Agreement is received. Only holders of record of FCBI Common Stock and Series A Preferred Stock at the close of business on December 31, 1995 (the "Record Date") will be entitled to notice of and to vote at such Meeting. At such date, 1,370,266 shares of FCBI Common Stock and 333,704 shares of Series A Preferred Stock were outstanding and entitled to vote. For additional information with respect to the Meeting and the voting rights of shareholders, see "MEETING INFORMATION."


THE PROPOSED MERGER


     Pursuant to the terms of the Agreement, First City will be merged with and into First American, with First American as the surviving entity. At the Effective Time of the Merger, each share of FCBI Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a number (the "Exchange Ratio") of shares of FAC Common Stock determined by the Average Closing Price per share of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding but not including the closing and cash in lieu of any fractional share. The Agreement provides for the following Exchange Ratios depending on the Average Closing
Price:



          (1) If the Average Closing Price is above $46.67, the Exchange Ratio shall be fixed at 0.6, and therefore each share of FCBI Common Stock would be exchanged for 0.6 shares of FAC Common Stock.



          (2) If the Average Closing Price is between $44.06 and $46.67, the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price, and would be between 0.6355 and 0.6, and therefore each share of FCBI Common Stock would be exchanged for between 0.6355 and 0.6 shares of FAC Common Stock, depending on the Average Closing Price.



          (3) If the Average Closing Price is between $41.70 and $44.06, the Exchange Ratio shall be fixed at 0.6355, and therefore each share of FCBI Common Stock would be exchanged for 0.6355 shares of FAC Common Stock.



          (4) If the Average Closing Price is between $31.40 and $41.70, the Exchange Ratio shall be determined by dividing $26.50 by the Average Closing Price, and would be between 0.8440 and 0.6355, and therefore each share of FCBI Common Stock would be exchanged for between 0.8440 and 0.6355 shares of FAC Common Stock, depending on the Average Closing Price.



          (5) If the Average Closing Price is below $31.40, the Exchange Ratio shall be fixed at 0.8440, and therefore each share of FCBI Common Stock would be exchanged for 0.8440 shares of FAC Common Stock.

     The following table illustrates the possible Exchange Ratios and the values of FAC Common Stock to be received for each share of FCBI Common Stock based on variations in the Average Closing Price, applying the terms of the Agreement described above. The market values in the "Value of FAC Common Stock Column Per FCBI Share" are calculated assuming that the market price per share of FAC Common Stock at the Effective Time of the Merger is equal to the Average Closing Price.



                                                               VALUE OF FAC COMMON STOCK PER
   FAC AVERAGE CLOSING PRICE           EXCHANGE RATIO                   FCBI SHARE
---------------------------------------------------------------------------------------------
        $46.67 or more                       0.6                      $28.00 or more
         $44.06-$46.67                 Floats between                     $28.00
                                         0.6000 and
                                      0.6355 to achieve
                                       fixed value of
                                           $28.00
         $41.70-$44.06                     0.6355                      $26.50-$28.00
         $41.70-$31.40                 Floats between                     $26.50
                                         0.6355 and
                                      0.8440 to achieve
                                       fixed value of
                                           $26.50
        $31.40 or less                     0.8440                     $26.50 or less



     The FAC Common Stock is traded on The Nasdaq Stock Market under the symbol "FATN". The closing price of FAC Common Stock in composite trading on February 5, 1996, was $47.00 per share, as reported in The Wall Street Journal. If the Average Closing Price had been calculated on the basis of the 20 business days preceding that date, it would have been $46.51, the Exchange Ratio would be
0.6020 and the value of the shares of FAC Common stock to be received for each share of FCBI Common Stock would be $28.00. However, there can be no assurances as to what the actual Average Closing Price, Exchange Ratio and market price of FAC Common Stock will be at the Effective Time. The actual value of the shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock will depend on the Exchange Ratio and the market price of FAC Common Stock at the Effective Time and may be lower or higher than $47.00. It is currently anticipated the closing will occur on March 8, 1996, and the last day of the period for determination of the Exchange Ratio will be March 5, 1996.



     If the outstanding shares of FAC Common Stock shall, prior to the Effective Time, have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, applicable adjustments shall be made to the Average Closing Price and the number of shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock.



     Under the Agreement, each outstanding share of First City's Series A Preferred Stock which has not been converted into FCBI Common Stock prior to the Merger will be converted into the right to receive $6.00 cash per share, plus any accumulated but unpaid dividends accrued prior to the Merger. See "PROPOSAL I -- THE MERGER -- Terms of the Merger." Each outstanding share of First City's Series C and Series D Preferred Stock will be redeemed by First City for $100 per share, plus an amount equal to all undeclared dividends, prior to consummation of the Merger. The rights to acquire Units of First City's Series B Preferred Stock will be redeemed by First City prior to the Merger. See "PROPOSAL I -- THE MERGER -- Certain Differences in Rights of
Shareholders -- Anti-Takeover Provisions; Shareholder Rights Plan".


     After the Merger, those persons serving as directors of First American immediately prior to the Effective Time shall continue as directors of First American. Those persons currently serving on the board of Directors of First City are expected to be named to FANB's Advisory Board in Rutherford County, Tennessee. The Agreement also contains provisions relating to, among other things, employee benefits, indemnification of directors and officers, and directors' and officers' liability insurance after the Merger. See "PROPOSAL I --

THE MERGER -- Management and Operations After the Merger" and "-- Effect on Certain Employees and Benefit Plans."

EFFECTIVE TIME


     In the event that all conditions to the Merger have been satisfied or waived, the Effective Time shall take place on the date and at the time of filing of Articles of Merger with the Secretary of State of Tennessee (or such later time as set forth in such Articles). The parties currently intend that the Effective Time shall be 12:01 a.m. March 11, 1996. The Merger will be consummated at a closing to be held on the first business day following the satisfaction of certain conditions precedent to the Merger, or at such other time mutually agreed upon by First American and First City. The parties currently anticipate that the closing of the Merger will occur on March 8, 1996. See "PROPOSAL I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."


TERMINATION OF THE AGREEMENT


     The Agreement may be terminated at any time prior to the Effective Time by the mutual consent of First City and First American and by either of them individually under certain specified circumstances, including if the Merger has not been consummated by June 30, 1996. Under certain circumstances, if the Agreement is terminated by First American or First City and the Board of Directors of First City has taken certain actions regarding its recommendation of the Merger to the First City shareholders or has taken certain actions regarding a possible transaction with a third party which would result in such third party acquiring a significant portion of the assets or securities of First City, First City may be required to pay First American liquidated damages of $3,000,000.


ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a purchase of assets for accounting and financial reporting purposes. See "PROPOSAL I -- THE
MERGER -- Accounting Treatment."

RECOMMENDATION OF THE FIRST CITY BOARD OF DIRECTORS


     First City's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, First City and its shareholders. The Board of Directors therefore unanimously recommends that First City's shareholders vote FOR approval of the Merger and the Agreement. First City's Board of Directors believes that the Merger will provide significant value to all First City shareholders in relation to market value, book value and earnings per share of the FCBI Common Stock. See "PROPOSAL I -- THE MERGER -- Background of the Merger" and "-- Recommendation of the Board of Directors; Reasons for the Merger." In considering the recommendation of First City's Board of Directors, shareholders should be aware that certain members of the Board of Directors and the executive officers of First City have interests in the Merger in addition to their interests as shareholders of First City generally. See "PROPOSAL I -- THE MERGER -- Interests of Certain Persons in the Merger."



OPINION OF FINANCIAL ADVISOR



     Attkisson, Carter & Akers, Incorporated ("Attkisson"), First City's financial advisor, has rendered its opinion to First City's Board of Directors that the consideration to be received by First City's shareholders in the Merger is fair to them from a financial point of view. This opinion, which updates its earlier opinion provided to First City's Board of Directors and is attached as Appendix B to this Prospectus/Proxy Statement, should be read in its entirety with respect to the assumptions made, matters considered, and limits of the review undertaken by Attkisson in rendering such opinion. For its services as a financial advisor, Attkisson received an advisory fee of $75,000 upon execution of the Agreement. An additional fee equal to $225,000 plus 3% of the aggregate market value of the consideration to be received by First City shareholders in excess of $25.00 per share of FCBI Common Stock will be due to Attkisson upon consummation of the Merger. Based upon an assumed Average Closing Price and value of a share of FAC Common Stock at the Effective Time of the Merger of $47.00 (the Closing Price of FAC Common Stock on February 5,
1996), this additional fee would be approximately $172,000. First City has also agreed to reimburse Attkisson for its reasonable out-of-pocket expenses and to indemnify Attkisson against certain liabilities, including certain liabilities under the federal securities laws. See "PROPOSAL I -- THE MERGER -- Opinion of Financial Advisor."


VOTE REQUIRED

     Approval of the Merger requires the affirmative vote of the holders of a majority of each of the outstanding shares of FCBI Common Stock and the outstanding shares of Series A Preferred Stock entitled to vote thereon. Approval of an adjournment of the Meeting requires the affirmative vote of a majority of the votes cast at the Meeting.

     A FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE IN PERSON AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE AGREEMENT. SIMILARLY, ABSTENTIONS AND "BROKER NON-VOTES" WILL HAVE THE EFFECT OF VOTES AGAINST THE AGREEMENT. FURTHER, A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE AGREEMENT.

     Directors and executive officers of First City and affiliates of such persons had sole or shared voting power with respect to 532,337 shares of FCBI Common Stock, representing 43.05% of the FCBI Common Stock outstanding as of the Record Date. First American has entered into a Voting Agreement signed by each member of the Board of Directors of First City, whereby each such person has agreed to vote all shares of FCBI Common Stock that he or she is entitled to vote in favor of the Agreement, subject to certain conditions set forth in the Voting Agreements. Each such person also agreed not to solicit, encourage or facilitate a proposal by any third party (other than First American or its affiliates) to seek to acquire control of First City or its assets by tender offer, merger or otherwise. Entering into the Voting Agreements by the directors of First City was an inducement to First American to enter into the Agreement. No such person received any form of compensation from First American for entering in to the Voting Agreements beyond execution of the Agreement. Such persons had sole or shared voting power with respect to 315,146 shares of FCBI Common Stock, representing 23.00% of the FCBI Common Stock outstanding as of the Record Date. See "MEETING INFORMATION -- Voting and Revocation of Proxies."

DISSENTERS' RIGHTS

     The holders of shares of FCBI Common Stock will not have dissenters' rights in connection with the Merger and the transactions contemplated by the Agreement. Therefore, if the Agreement is approved by the affirmative vote of a majority of the outstanding shares of FCBI Common Stock, and all other conditions to consummation of the Merger are satisfied, all shareholders of First City will receive the consideration provided for in the Agreement in exchange for their shares of FCBI Common Stock. See "PROPOSAL I -- THE
MERGER -- Dissenters' Rights -- No Common Stock Dissenters' Rights." However, under certain conditions, and by complying with specific procedures required by statute and described herein, holders of Series A Preferred Stock will have the right to dissent from the Merger, in which event, if the Merger is consummated, they may be entitled to receive in cash the fair value of their shares of First City Series A Preferred Stock. See "PROPOSAL I -- THE MERGER -- Dissenters' Rights -- Series A Preferred Stock Dissenter's Rights." A copy of Tennessee's Dissenters' Rights Statute is attached hereto as Appendix C.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First City's management and of the First City Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of First City generally. These interests include, among others, provisions in the Agreement relating to liability insurance and indemnification, possible membership on advisory boards of FANB and the continuation of certain employee benefits. The Agreement provides that First American may separately enter into certain employment agreements with William E. Rowland and Robert B. Murfree, each providing an initial annual salary of $131,600. As a result of the redemption of the Series A Preferred Stock in the Merger, Messrs. Rowland, Murfree, Adams, Coleman,

Hooper, Swanson, Williams and Woods, each of whom is a Director of First City, would receive in cash approximately $220,236, $153,000, $23,202, $41,766,
$8,400, $164,250, $46,404 and $6,000, respectively, or approximately $650,000 in the aggregate. Further, as a result of the conversion of First City's Convertible Floating Rate Subordinated Debentures in the Merger, Messrs. Rowland, Murfree, Adams, Coleman, Hooper, Swanson, Williams and Woods would receive (assuming a 0.6000 Exchange Ratio) approximately 12,342, 10,574, 1,134, 2,042, 411, 8,433, 2,269 and 293 shares of FAC Common Stock, respectively, having market values (assuming a $47.00 price per share of FAC Common Stock at the Effective Time) of $580,074, $496,978, $53,298, $95,974, $19,317, $396,351,
$106,643 and $13,771, respectively, or approximately $1.7 million in the aggregate. See "PROPOSAL I -- THE MERGER -- Interests of Certain Persons in the Merger."


     The First City Board of Directors was aware of these interests and considered them among other matters in approving the Agreement and the transactions contemplated thereby. See "PROPOSAL I -- THE MERGER -- Interests of Certain Persons in the Merger."

CONDITIONS; REGULATORY APPROVALS; WAIVER; DAMAGES


     Consummation of the Merger is subject to satisfaction of a number of conditions, including approval of the Agreement by the shareholders of First City, the consent of at least 66 2/3 percent of the holders of First City's convertible capital debentures to an amendment, to be effective immediately prior to consummation of the Merger, accelerating the maturity date of the debentures to immediately prior to the Effective Time and certain other amendments. First American has obtained all required approvals of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the "BHCA" for the Merger, and FANB has obtained all required approvals of the Office of the Comptroller of the Currency ("OCC") under the Bank Merger Act for the Bank Mergers. The Bank Merger Act provides that the Bank Mergers may not be consummated until the 30th day after OCC approval is received, or, under certain circumstances, the 15th day after OCC approval is received. All of the applicable waiting periods in connection with the above-described approvals have expired. See "PROPOSAL I -- THE MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Regulatory Approvals."


     The conditions to consummation of the Merger (except for required shareholder, debenture holder and regulatory approvals and listing on The Nasdaq Stock Market of the FAC Common Stock issued or subject to option as a result of the Merger) may be waived at any time by the party for whose benefit they were created. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSAL I -- THE
MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Effective Time of the Merger; Termination; Damages."

     The Agreement provides for payment of certain fees as liquidated damages upon the occurrence of certain events leading to certain terminations of the Agreement. See "PROPOSAL I -- THE MERGER -- Effective Time of the Merger; Termination; Damages."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by First City shareholders as a result of the Merger, except a gain or loss will be recognized with respect to cash received by holders of Series A Preferred Stock and in lieu of the receipt of fractional shares of FAC Common Stock. A condition to the consummation of the Merger is the receipt by First American of an opinion of KPMG Peat Marwick LLP as to the qualification of the Merger as a tax-free reorganization and the receipt by First City of an opinion of Bass, Berry & Sims as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. See "PROPOSAL
I -- THE MERGER -- Certain Federal Income Tax Consequences of the Merger."

     BECAUSE THE TAX CONSEQUENCES MAY VARY DEPENDING UPON A HOLDER'S INDIVIDUAL CIRCUMSTANCES OR TAX STATUS, IT IS RECOMMENDED THAT EACH SHAREHOLDER OF FIRST CITY CONSULT HIS OR HER TAX ADVISOR CONCERNING THE

PARTICULAR FEDERAL (AND ANY APPLICABLE STATE, LOCAL OR OTHER) TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     Upon completion of the Merger, shareholders of First City will become shareholders of First American and their rights as such will be governed by First American's charter and bylaws, and will continue to be governed by Tennessee law. The rights of shareholders of First American are different in certain respects from the rights of shareholders of First City. For a summary of these differences, see "PROPOSAL I -- THE MERGER -- Certain Differences in Rights of Shareholders."

MARKET PRICES AND DIVIDENDS


     FAC Common Stock is traded on The Nasdaq Stock Market, under the symbol "FATN" and FCBI Common Stock is traded on The American Stock Exchange under the symbol "FCT". The information presented in the following table reflects (1) the closing price for FAC Common Stock and the last reported sale price for FCBI Common Stock on July 3, 1995, and June 30, 1995 the last trading days for FAC Common Stock and FCBI Common Stock, respectively, preceding public announcement of the proposed Merger, and on February 5, 1996, and (2) the FCBI Common Stock equivalent per share basis, calculated by multiplying the closing price of FAC Common Stock on such dates by the Exchange Ratio (as it would have been calculated as of such dates, assuming Average Closing Prices of $35.875 (the closing price of FAC Common Stock on July 3, 1995) and of $47.00 respectively). No assurance can be given as to what the market price of FAC Common Stock or the Exchange Ratio will be if and when the Merger is consummated.



                                                                                             FIRST CITY
                                                                                             EQUIVALENT
                                                                                              PER SHARE
                        COMMON STOCK                           FIRST AMERICAN   FIRST CITY      BASIS
-------------------------------------------------------------  --------------   ----------   -----------
July 3, 1995 Market Value....................................     $ 35 7/8        $14 3/8*     $ 26.50
February 5, 1996 Market Value................................     $  47.00       2$8 1/16      $ 28.20


---------------

  * Closing price on June 30, 1995. Trading in FCBI Common Stock was suspended on July 1, 1995 at First City's request until announcement of the Merger.

  First American

     On September 30, 1995 there were approximately 8,174 record holders of FAC Common Stock and 25,346,884 shares of FAC Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by First American on the FAC Common Stock and the range of high and low prices of the FAC Common Stock during the fiscal years ended December 31, 1993, 1994, and 1995 and during the first quarter of fiscal year 1996 based on information obtained by First American. The table reflects high and low prices as quoted on The Nasdaq Stock Market. Stock price data on The Nasdaq Stock Market reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                                        PRICE
                                                                   CASH DIVIDEND     ------------
                                                                     PER SHARE       HIGH     LOW
                                                                   -------------     ----     ---
1993
First Quarter....................................................      $0.10          301/4   25 1/4
Second Quarter...................................................       0.15          333/4   27
Third Quarter....................................................       0.15          341/2   28 1/4
Fourth Quarter...................................................       0.15          341/8   28 1/8

1994
First Quarter....................................................       0.21          32      29 1/8
Second Quarter...................................................       0.21          343/4   28 3/4
Third Quarter....................................................       0.21          35      31
Fourth Quarter...................................................       0.25          331/8   26 1/8

1995
First Quarter....................................................       0.25          341/2   26 7/8
Second Quarter...................................................       0.25          36      33
Third Quarter....................................................       0.28          441/4   35 7/8
Fourth Quarter...................................................       0.28          501/8   45 1/2

1996
First Quarter (through February 5, 1996).........................       0.28          48      43 7/8


  First City

     On the Record Date there were approximately 993 record holders of FCBI Common Stock and 1,370,266 shares of FCBI Common Stock issued and outstanding.

     The following table sets forth the cash dividends declared by First City on the FCBI Common Stock and the range of high and low prices of the FCBI Common Stock during fiscal years ended December 31, 1993, 1994 and 1995, and during the first quarter of calendar year 1996 based on information obtained by First City. The table reflects high and low prices as quoted on The American Stock Exchange.


                                                                                        PRICE
                                                                   CASH DIVIDEND     ------------
                                                                     PER SHARE       HIGH     LOW
                                                                   -------------     ----     ---
1993
First Quarter....................................................      $0.05          107/8    8 3/8
Second Quarter...................................................       0.05          11      10
Third Quarter....................................................       0.05          121/8   10 3/4
Fourth Quarter...................................................       0.05          121/4   10 3/4

1994
First Quarter....................................................      $0.05          117/8   11 3/8
Second Quarter...................................................       0.05          113/8   10 1/2
Third Quarter....................................................       0.05          123/8   10 1/8
Fourth Quarter...................................................       0.05          123/8   10 1/2

1995
First Quarter....................................................      $0.05          121/8   11 1/8
Second Quarter...................................................       0.05          143/8   12
Third Quarter....................................................       0.05          241/8   23 3/4
Fourth Quarter...................................................       0.05          253/8   24

1996
First Quarter (through February 5, 1996).........................       0.05          28 3/8  25 1/4

                           COMPARATIVE PER SHARE DATA


     The following table presents at the dates and for the periods indicated (i) historical consolidated per share data for FAC Common Stock and FCBI Common Stock, (ii) pro forma per share data for FAC Common Stock and (iii) pro forma equivalent per share data for FCBI Common Stock. The First American pro forma with First City data are presented using the purchase method of accounting and the application of an assumed market price of $47.375 FAC Common Stock and an Exchange Ratio of 0.6 shares of FAC Common Stock for each share of FCBI Common Stock. If the Exchange Ratio, in accordance with the Agreement, were to differ because of the FAC Common Stock Average Closing Price, the pro forma and equivalent share data would differ from the data presented below. The First American pro forma data with First City represents the effect of the Merger on a share of FAC Common Stock. The First City pro forma equivalent data represents the First American pro forma data with First City multiplied by the Exchange Ratio and thereby reflects the effect of the Merger on a share of FCBI Common Stock. The First American data has been restated to give retroactive effect to the November 1, 1995 merger with Heritage accounted for using the pooling-of-interests method.



                                                                                    FAC
                                                                                 PRO FORMA     FIRST
                                                               HISTORICAL          WITH        CITY
                                                           -------------------     FIRST     EQUIVALENT
                                                            FAC     FIRST CITY     CITY      PRO FORMA
                                                           ------   ----------   ---------   ---------
EARNINGS PER SHARE
  Nine months ended September 30, 1995 -- primary........  $ 2.79     $ 0.44      $  2.69     $  1.61
  Nine months ended September 30, 1995 -- full diluted...    2.79       0.44         2.69        1.61
  Year ended December 31, 1994 -- primary................    3.39       1.28         3.30        1.98
  Year ended December 31, 1994 -- fully diluted..........    3.39       1.20         3.30        1.98
CASH DIVIDENDS DECLARED PER COMMON SHARE
  Nine months ended September 30, 1995...................  $ 0.78     $ 0.15      $  0.78     $  0.47
  Year ended December 31, 1994...........................    0.88       0.20         0.88        0.53
BOOK VALUE PER SHARE
  At September 30, 1995..................................  $25.12     $10.69      $ 25.29     $ 15.17
  At December 31, 1994...................................   23.24       8.58        23.30       13.98

                            SELECTED FINANCIAL DATA

     The following tables set forth certain historical financial data for First American and First City.

     The selected financial data for the five years ended December 31, 1994 and for the nine months ended September 30, 1994 and 1995, for First American and First City are derived from the supplemental consolidated financial statements of First American and the consolidated financial statements of First City, respectively. The supplemental consolidated financial statements of First American and the selected financial data of First American have been restated to give retroactive effect to the November 1, 1995 merger with Heritage accounted for using the pooling-of-interests method. This summary should be read in connection with First American's supplemental consolidated financial statements and First City's consolidated financial statements, and Management's Discussion and Analysis of Results of Operations and Financial Condition, and other financial information included in documents incorporated herein by reference or appended hereto. See "AVAILABLE INFORMATION" and "CONSOLIDATED FINANCIAL STATEMENTS OF FIRST CITY BANCORP, INC. AND SUBSIDIARIES."

FIRST AMERICAN CORPORATION

                                             AS OF OR FOR THE
                                             NINE MONTHS ENDED
                                               SEPTEMBER 30               AS OF OR FOR THE YEAR ENDED DECEMBER 31
                                            -------------------   --------------------------------------------------------
                                              1995       1994       1994       1993       1992         1991         1990
                                            --------   --------   --------   --------   --------     --------     --------
Income Data (thousands)
  Net interest income.....................  $232,490   $221,963   $298,242   $287,200   $268,197     $229,980     $239,621
  Provision (credit) for loan losses......        83         79     (9,919)   (41,405)    39,249       53,066      194,301
  Non-interest income.....................    78,134     73,319     87,598     88,928     77,325       82,914      111,219
  Non-interest expense....................   185,773    180,500    241,153    248,776    240,099      232,774      232,136
  Income tax (benefit)....................    45,980     43,012     57,404     61,348     20,021        9,005      (13,619)
                                            --------   --------   --------   --------   --------     --------     --------
  Income (loss) before cumulative effect
    of changes in accounting principles...  $ 78,788   $ 71,691   $ 97,202   $107,409   $ 46,153     $ 18,049     $(61,978)
                                            ========   ========   ========   ========   ========     ========     ========
End of Period Balance Sheet Items
  (millions)
  Assets..................................  $  8,970   $  7,880   $  8,279   $  7,708   $  7,257     $  6,884     $  6,984
  Total net loans.........................     5,745      4,869      5,043      4,533      3,876        3,990        4,413
  Deposits................................     6,724      6,218      6,308      6,151      6,019        5,816        6,039
  Long-term debt..........................       278        162        271         77         19           18           19
  Shareholders' equity....................       694        647        668        624        504          402          383
Per Share Data
  Income (loss) before cumulative effect
    of changes in accounting principles...  $   2.79   $   2.50   $   3.39   $   3.79   $   1.76(a)  $   0.73(b)  $  (2.69)(b)
  Cash dividends declared.................      0.78       0.63       0.88       0.55       0.20         0.00         0.31
  Book value, end of period...............     25.12      22.53      23.24      22.34      17.86        16.47(b)     15.79(b)
Shares Outstanding (thousands)
  Average.................................    28,278     28,653     28,670     28,355     26,509       23,337(b)    23,224(b)
  End of period...........................    27,630     28,714     28,725     27,915     28,213       23,395(b)    23,311(b)

---------------

(a) Income (loss) before cumulative effect of changes in accounting principles per common share for the year ended December 31, 1992, is computed by dividing the sum of FAC net income for 1992 of $42.0 million and net income of Heritage from the date of conversion from a mutual savings bank to a capital stock savings bank on March 30, 1992, to the end of its fiscal year on June 30, 1992, of $1.4 million by the sum of FAC's weighted average number of shares outstanding from March 30, 1992 to June 30, 1992 (adjusted for the number of days such shares were outstanding during fiscal year 1992 (.6 million shares)).

(b) Since Heritage was a mutual savings bank prior to March 30, 1992, income
    (loss) before cumulative effect of changes in accounting principles per common share, book value per common share, average shares outstanding and end of period shares outstanding as of or for the years ended December 31, 1991 and 1990, were calculated based on FAC information only.

FIRST CITY BANCORP, INC.

                                       AS OF OR FOR THE
                                       NINE MONTHS ENDED
                                         SEPTEMBER 30            AS OF OR FOR THE YEAR ENDED DECEMBER 31
                                   -------------------------   -------------------------------------------
                                      1995          1994        1994      1993     1992     1991     1990
                                   -----------   -----------   -------   ------   ------   ------   ------
                                   (UNAUDITED)   (UNAUDITED)
Income Data (Thousands)
  Net interest income............    $ 8,793       $ 8,499     $11,485   $8,645   $6,781   $5,396   $4,168
  Provision for loan losses......        241           424         561      177      445      523      482
  Non-interest income............      2,375         2,331       3,096    1,538    1,503    1,607    1,139
  Non-interest expense...........      9,356         8,157      10,730    7,849    5,838    5,065    4,346
  Income tax.....................        659           742       1,151      721      726      512      148
                                     -------       -------     -------   ------   ------   ------   ------
  Income before cumulative effect
     of changes in accounting
     principles..................    $   912       $ 1,507     $ 2,139   $1,436   $1,275   $  903   $  331
                                     =======       =======     =======   ======   ======   ======   ======
End of Period Balance Sheet Items
  (millions)
  Assets.........................    $   348       $   330     $   336   $  313   $  220   $  190   $  167
  Total net loans................        171           158         151      155       92       82       76
  Deposits.......................        301           286         295      274      190      163      142
  Long-term debt.................          6             8           7        7        4        4        5
  Shareholders' equity...........         20            17          17       17       15       12       12
Per Share Data
  Income (loss) before cumulative
     effect of changes in
     accounting principles
      -- primary.................    $  0.44       $  0.89        1.28   $ 0.80   $ 0.86   $ 0.61   $ 0.23
      -- fully diluted...........       0.44          0.84        1.20     0.76     0.82     0.61     0.23
  Cash dividends declared........       0.15          0.15        0.20     0.20     0.20     0.09     0.00
  Book value, end of period......      10.69          8.93        8.58     9.41     8.86     8.77     8.71
Shares Outstanding (thousands)
  Average -- primary.............      1,484         1,421       1,418    1,465    1,358    1,471    1,444
  Average -- fully diluted.......      1,649         1,586       1,584    1,631    1,525    1,471    1,444
  End of period..................      1,340         1,236       1,236    1,225    1,134    1,115    1,114

                              MEETING INFORMATION

DATE, PLACE AND TIME


     The proxy card accompanying this Prospectus/Proxy Statement is solicited by and on behalf of the Board of Directors of First City to be used at the Meeting, which will be held at the City Center, 201 South Church Street, Murfreesboro, Tennessee on Thursday, March 7, 1996, at 10:00 a.m., local time. The Meeting has been called for the purpose of considering and voting upon (1) approval of the Agreement and (2) approval of an adjournment of the Meeting to a later date, if necessary, to solicit additional proxies if insufficient shares are present in person or by proxy at the Meeting to approve the Agreement. The accompanying Notice of Meeting and form of proxy and this Prospectus/Proxy Statement are being first mailed to shareholders on or about February 7, 1996.


RECORD DATE; VOTING RIGHTS


     The securities entitled to vote at the Meeting consist of the FCBI Common Stock and the Series A Preferred Stock. Each share of the FCBI Common Stock entitles the record holder to one vote on each matter presented at the Meeting. Each share of FCBI Series A Preferred Stock also entitles the record holder to one vote on each matter presented. The close of business on December 31, 1995 (the "Record Date") has been fixed by the Board of Directors of First City as the record date for determining shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, First City had 1,370,266 shares of the FCBI Common Stock issued and outstanding and approximately 993 shareholders of record, and 333,704 shares of Series A Preferred Stock and approximately 332 Series A shareholders of record.


     The affirmative vote of the holders of a majority of the outstanding shares of FCBI Common Stock and a majority of the outstanding shares of Series A Preferred Stock is necessary to approve the Agreement.

VOTING AND REVOCATION OF PROXIES

     Proxies solicited by the Board of Directors of First City will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR approval of the Agreement and FOR approval of an adjournment of the Meeting to solicit additional proxies if insufficient shares are present in person or by proxy at the Meeting to approve the Agreement. The proxy also confers discretionary authority on the persons named therein to vote with respect to matters incident to the conduct of the Meeting. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by properly executed proxies in the form enclosed herewith will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by sending written notice to the Secretary of First City at the address shown above or by the filing of a later-dated proxy prior to the closing of the polls at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. The presence of a shareholder alone at the Meeting will not revoke such shareholder's proxy.

     The Board of Directors of First City is not aware of any other business to be acted upon at the Meeting other than as described herein. It is not anticipated that other matters will be brought before the Meeting. If, however, other matters are duly brought before the Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or act thereon in accordance with the determination of a majority of First City's Board of Directors.

     Directors and executive officers of First City and affiliates of such persons had sole or shared voting power with respect to 532,337 shares of FCBI Common Stock and 111,918 shares of Series A Preferred Stock, representing 43.05% of the FCBI Common Stock outstanding and 33.51% of the Series A Preferred Stock outstanding, each as of the Record Date. First American has entered into a Voting Agreement signed by each member of the Board of Directors of First City, whereby each such person has agreed to vote all shares of FCBI Common Stock that he or she is entitled to vote in favor of the Agreement, subject to certain conditions set forth in the Voting Agreements. Each such person also agreed not solicit, encourage or facilitate a proposal by any third party (other than First American or its affiliates) to seek to acquire control of First City or its assets by tender offer, merger or otherwise. Entering into the Voting Agreements by the directors of First City was an inducement to First American to enter into the Agreement. No such person received any form of compensation from First American for entering into the Voting Agreements beyond execution of the Agreement. Such persons had sole or shared voting power with respect to 315,146 shares of FCBI Common Stock, representing 23.00% of the FCBI Common Stock outstanding as of the Record Date. The foregoing description sets forth the material aspects of the Voting Agreements.

SOLICITATION OF PROXIES

     The cost of soliciting proxies for the Meeting will be borne by First City. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and other employees of First City who will not be specifically compensated for their solicitation activities.

     FIRST CITY SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                            PROPOSAL I -- THE MERGER

     This section of the Prospectus/Proxy Statement describes the material terms of the Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the Agreement in its entirety.

BACKGROUND OF THE MERGER

     Prior to 1995, First City's strategic direction had been to remain independent and to increase shareholder value through internal growth and through acquisitions, such as the acquisition of Citizens in 1993. Although senior management of First City from time to time had been approached by regional bank holding company executives concerning their potential interest in acquiring First City, no such proposal had been seriously pursued by First City senior management.

     In early 1995 senior management of First City determined to investigate whether a change in First City's strategic direction was advisable as a result of recent developments, including increasing consolidation among financial institutions and the competitive conditions among financial institutions in Rutherford County. In February 1995 management of First City met with a representative of Attkisson to discuss the possibility of Attkisson assisting First City in its review of its strategic alternatives. Attkisson performed a detailed review of First City's financial condition and operations and in March 1995 presented First City senior management with an analysis of the valuation of First City in an acquisition. In April 1995, a representative of Attkisson met with the First City Board of Directors to discuss its valuation analysis, developments in the merger and acquisition marketplace for community banks and procedural steps should the First City Board of Directors determine to explore the sale of control of First City. First City's Board, after extensive discussions, instructed the management of First City, with the assistance of Attkisson and First City's outside counsel, to explore the possible sale of control of First City to certain large regional bank holding companies who could expected to have, or had previously expressed, an acquisition interest in First City. Following Board approval of this course of action, Attkisson contacted nine regional bank holding companies concerning their interest in First City, and furnished written information to six such institutions, including First American. During May 1995 management of First City had various discussions and meetings with personnel at four of the institutions that had been contacted by Attkisson. First City requested all institutions to furnish First City by early June with written proposals concerning any possible acquisition, including a range of acquisition prices. Two institutions, including First American, submitted written indications of interest to Attkisson, and three other institutions expressed an acquisition interest orally.

     On June 8, 1995, representatives of Attkisson again met with the First City Board of Directors to discuss the status of Attkisson's exploratory process. At that meeting, the representative of Attkisson discussed with First City's Board the proposals submitted. The analysis focused on the two written proposals, which were more detailed and proposed higher purchase prices than any of the oral indications. Based on its review, the First City's Board determined to permit First American and the other party submitting a written proposal to conduct detailed due diligence in connection with the development of more definitive acquisition proposals. In June 1995, First American and the other party conducted a review of First City's books and records and interviewed various members of First City management. In addition, First American and the other party each furnished First City with proposed forms of definitive merger agreements.

     On June 28, 1995, First City received the final proposals from First American and the other bank holding company. After reviewing the two proposals, the Board of Directors of First City determined that the First American proposal was superior, and authorized First City's senior management, with the assistance of Attkisson and First City's outside counsel, to negotiate the terms of a definitive acquisition agreement with First American. Following negotiation between the parties, First City's Board of Directors approved the Agreement on July 5, 1995.


     Subsequent to the execution of the Agreement, the trading prices of FAC Common Stock increased and have remained for several months in excess of $41.70, the Average Closing Price at which First American had the right to terminate the Agreement unless First City agreed to accept an Exchange Ratio equal to $26.50 divided by the Average Common Price. The parties held discussions from time to time concerning possible changes to the Exchange Ratio determination and the elimination of each party's respective right to terminate the Merger on the basis of the Average Closing Price. As a result of these discussions, the parties agreed to the Amendment to the Agreement and Plan of Merger (the "Amendment"), which was approved by First City's Board of Directors on February 1, 1996 and by First American's Board of Directors on February 2, 1996.


RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The First City Board of Directors has determined that the Merger is in the best interest of First City and its shareholders.

     In evaluating the Merger, the Board of Directors considered the following factors:


          (i) The financial terms of the transaction. In approving the revised financial terms reflected in the Amendment, the Board took into consideration the previous financial terms, which provided that if the Average Closing Price exceeded $41.70, the Exchange Ratio would be .6355, but that First American could elect to terminate the Agreement, in which event the consummation of the Merger could only be assured by First City accepting a reduced Exchange Ratio equal to $26.50 divided by the Average Closing Price. Had the Average Closing Price been calculated for the twenty trading days ending January 31, 1996, it would have been $46.583 and the Exchange Ratio determined by dividing $26.50 by 46.583 would have been .5689. Under the revised financial terms, the minimum Exchange Ratio would be .6000. At that Exchange Ratio the Merger results in an increase in projected pro forma 1996 earnings per share to First City shareholders on an equivalent per share basis of approximately 38%, an increase in tangible book value per share of approximately 41% and an increase in dividends per share of approximately 236%. Under both the original and the revised financial terms, so long as the Average Closing Price exceeds $31.40, the minimum market value of the shares of FAC Common Stock to be received by First City shareholders would be approximately $26.50 (on a 20-trading day average basis), which is approximately 84% higher than the highest trading price of FCBI prior to the announcement of the Merger. Such approximate market value was within the range of expected values to be received by First City shareholders in a change of control transaction according to Attkisson's Valuation Analysis. Under the revised financial terms, so long as the Average Closing Price is $44.06 or higher, the minimum market value of the shares of FAC Common Stock to be received by First City shareholders would be approximately $28.00 (on a 20-trading day average basis). Such approximate market value would be at approximately 250% of First City's book value at December 31, 1995, which was above the median of price/book value premiums for transactions since January 1995 involving southeastern banks and thrifts with more than $100 million and less than $1 billion in assets.



          (ii) The effect on shareholder value of First City continuing as an independent entity. The First City Board considered various matters relating to the effect on shareholder value of First City continuing as an independent entity, including the range of present values of FCBI Common Stock estimated by Attkisson using projected dividends and earnings based upon First City's business plan through fiscal 1999, and discount rates and price-earnings multiples considered reasonable by Attkisson. The First City Board noted that the Agreement provided value to the First City shareholders in excess of the range of $21.45 to $23.40 per share which resulted from this analysis.


          (iii) Financial and other information concerning First American. The First City Board considered publicly available financial information and certain other information provided by First American concerning its business and operations. The First City Board also considered additional information concerning FAC Common Stock, including its relative performance compared to the S & P Regional Bank Stock Index and its relative stock price as a multiple of earnings per share on a historical and projected basis, its relative appreciation over 30-day, 90-day, 180-day and 4-year periods.

          (iv) The process for soliciting indications of interest from other bank holding companies. The First City Board also considered the process which had been undertaken to solicit indications of interest from other bank holding companies. Among the matters considered were that the merger consideration from First American was the highest value in terms of market value of any proposal received, and that a definitive agreement had been fully negotiated and agreed to by both parties.


          (v) The terms, other than the financial terms, of the Merger Agreement. The First City Board also considered the other provisions of the Agreement, including the covenants of First American contained therein, the employment agreements that First American may require Messrs. Rowland and Murfree to enter into, and the fact that the Merger would generally be a tax-free transaction to First City and its shareholders. In considering the Amendment, the Board considered the fact that the Amendment eliminated either party's right to terminate on the basis of the Average Closing Price and provided more certainty that the Merger would be consummated and a smoother transition for First City's employees and customers.



          (vi) The opinion of Attkisson. The First City Board also considered the opinion of Attkisson, its financial advisor, that the consideration to be received by the First City shareholders pursuant to the Agreement was fair to them from a financial point of view and in adopting the Amendment, the Board considered Atkinson's reaffirmation of that opinion in light of the Amendment. See "-- Opinion of Financial Advisor."


OPINION OF FINANCIAL ADVISOR

     First City has retained Attkisson to act as its financial advisor and to render a fairness opinion in connection with the Merger. See "-- Background of the Merger." As part of its engagement, Attkisson performed a valuation analysis of First City based upon an acquisition. In March, 1995, Attkisson presented its valuation analysis (the "Valuation Analysis") to First City's management. Based upon the conclusions of this Valuation Analysis, on April 13, 1995, First City's Board of Directors engaged Attkisson to determine the actual terms that might be available to First City shareholders in an affiliation transaction. As a part of its activities, Attkisson assisted First City management in compiling a descriptive memorandum on First City which was distributed to prospective acquirors of First City. Attkisson then represented First City in the solicitation of acquisition proposals from these prospective acquirers. As a result of these activities, on June 8, 1995, Attkisson reported to First City's Board that First City had received detailed written indications of acquisition interest from First American and one other party, these written proposals having similar valuation levels and terms. Additionally, First City received three other informal acquisition proposals which were at lower valuation levels than the written proposals. First City's Board instructed management to permit both First American and the other institution submitting a written proposal to undertake their detailed on-site due diligence investigations of First City. After these investigations were completed both institutions submitted final acquisition proposals to First City. On June 28, 1995, Attkisson reviewed its analysis of both proposals with First City's Board. After discussion and deliberation concerning both proposals, First City's Board of Directors then authorized First City's management, with the assistance of Attkisson and First City's outside counsel, to commence negotiations with a view toward reaching a definitive acquisition agreement with First American.

     On July 5, 1995 Attkisson met with First City's Board of Directors to review the terms of the definitive acquisition agreement which had been negotiated with First American. At that time, Attkisson presented a report to First City's Board of Directors summarizing the financial terms of the Merger and containing updated market information with respect to bank mergers and acquisitions. Attkisson also compared First American's offer to the valuation of First City set forth in the Valuation Analysis and also analyzed the advantages and disadvantages of the Merger. Attkisson further reported on its financial analysis and on-site due diligence examination of First American.


     Attkisson rendered its written opinion to First City's Board of Directors to the effect that, as of that date, the consideration to be received by First City's shareholders pursuant to the Agreement was fair to them from a financial point of view. Attkisson has delivered an updated written opinion to First City's Board of Directors stating that, as of such date, the consideration to be received by the shareholders of First City in the Merger is fair to them from a financial point of view. The full text of Attkisson's opinion dated as of February 1, 1996 is attached as Appendix B to this Prospectus/Proxy Statement and is incorporated herein by reference. The description of the opinion herein is qualified in its entirety by reference to Appendix B. Holders of FCBI Common Stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters consulted and limitations on the reviews undertaken by Attkisson.


     ATTKISSON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY FIRST CITY'S SHAREHOLDERS BASED ON CONDITIONS AS THEY EXISTED AND COULD BE EVALUATED AS OF THE DATE OF THE OPINION. ATTKISSON'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FIRST CITY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FIRST CITY SPECIAL MEETING, NOR DOES ATTKISSON'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF ATTKISSON'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS APPENDIX B. SHAREHOLDERS ARE URGED TO READ ATTKISSON'S OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.



     In connection with rendering its opinions, Attkisson reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available information concerning First City, including the audited financial statements of First City for each of the years in the three-year period ended December 31, 1994 and the unaudited financial statements of First City for the twelve months ended December 31, 1995; (iii) certain publicly available information concerning First American, including the audited financial statements of First American for each of the years in the three-year period ended December 31, 1994 and the unaudited financial statements of First American for the nine months ended September 30, 1995; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of First City and First American furnished to Attkisson by First City and First American for purposes of Attkisson's analysis; (v) certain information with respect to the pricing and trading of FCBI Common Stock; (vi) certain information with respect to the pricing and trading of FAC Common Stock; (vii) certain publicly available information with respect to other companies that Attkisson believed to be comparable to First City and First American and the trading markets for such other companies' equity securities; and (viii) certain publicly available information concerning the nature and terms of other acquisition transactions that Attkisson considered relevant to its inquiry. Attkisson also met with certain officers and employees of First City and First American to discuss the foregoing, as well as other matters which it believed relevant to its inquiry.


     In conducting its analyses and arriving at its opinions as expressed herein, Attkisson considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial condition and results of operations of First City and First American, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest expenses, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of First City and First American; (iii) the economies in First City's and First American's market areas; (iv) the historical and current market for FCBI Common Stock and FAC Common Stock and for the equity securities of certain other companies that Attkisson believed to be comparable to First City and First American; and (v) the nature and terms of certain other acquisition transactions that Attkisson believed to be relevant. Attkisson also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Attkisson's opinions necessarily were based upon conditions in existence and subject to evaluation on the respective dates of its opinions. Attkisson's opinions are, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of FCBI Common Stock in the Merger and does not address First City's underlying business decision to effect the Merger.

     In conducting its analysis and arriving at its opinion, Attkisson assumed and relied upon, without independent verification, the accuracy and the completeness of the information it reviewed for the purposes of the opinion. Attkisson also relied upon the management of First City with respect to the reasonableness and achievability of the financial forecast (and the assumptions and bases underlying such forecast) provided to it. First City instructed Attkisson that, for the purposes of its opinion, Attkisson should assume that such forecast will be realized in the amounts and in the time periods currently estimated by the management of First City. Attkisson also assumed, with First City's consent, that the aggregate allowances for loan losses for each First City and First American are adequate to cover such losses. Attkisson is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. Attkisson did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either First City or First American or any of their subsidiaries. Attkisson did not, and was not asked to, express any opinion about what the value of FAC Common Stock actually will be when issued to the holders of FCBI Common Stock pursuant to the Merger or at the price at which FAC Common Stock will trade subsequent to the Merger. Moreover, First City has informed Attkisson, and Attkisson has assumed, that the Merger will be recorded utilizing purchase accounting under generally accepted accounting principles.

     No limitations were imposed by First City or its Board of Directors on the scope of Attkisson's investigation or the procedures to be followed by Attkisson in rendering its opinion.


     The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Attkisson did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevancy of each analysis and factor. None of the analyses performed by Attkisson was assigned a greater significance by Attkisson than any other. Accordingly, Attkisson believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion. In its analyses, Attkisson made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond First City and First American's control. Any estimates contained in Attkisson's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Attkisson's opinion and presentation to the First City Board was one of many factors taken into consideration by the First City Board in making its determination to approve the Agreement.


     The following is a brief summary of analyses performed by Attkisson in connection with its opinion delivered to the First City Board of Directors on July 5, 1995.


     Summary of Proposed Terms of July 5, 1995 Agreement. Attkisson described the terms of the proposed transaction as reflected in the Agreement, including the terms of the exchange ratio mechanism. Attkisson explained that each share of common stock of First City would be converted into the right to receive shares of common stock of First American generally providing approximately $26.50 in market value. Attkisson noted that the Exchange Ratio would vary, based on the Average Closing Price of FAC Common Stock for a defined 20 day period prior to the effective date of the Merger, in a manner which would have the effect of providing First City shareholders a per share value of approximately $26.50 so long as the Average Closing Price of FAC Common Stock price was in the range of $31.40 to $41.70. However, the Exchange Ratio cannot be more than .8440 or less than .6355. Attkisson stated that based on the recent price of FAC Common Stock of $35.75, an Exchange Ratio of .7413 shares of FAC Common Stock for each share of FCBI Common Stock would provide First City shareholders a per share value of $26.50. Further, Attkisson noted that termination rights to the Merger were available (i) to First American if its Average Closing Price exceeded $41.70 per share and (ii) to First City if the Average Closing Price of FAC Common Stock was less than $31.40. In the event of exercise of either of these termination rights, (i) First City could require First American to consummate the Merger by agreeing to accept a lower Exchange Ratio providing approximately $26.50 in market value per share for each First City common share or (ii) First American could require First City to consummate the Merger by agreeing to offer a higher Exchange Ratio providing approximately $26.50 in market value per share for each First City common share. The terms of the Agreement subsequently were amended by the Amendment. See "-- Terms of Merger."


     Possible Value of First City in a Sale of Control. In its original Valuation Report, Attkisson estimated the potential value per share of FCBI Common Stock in a sale of control transaction. For purposes of this analysis, Attkisson reviewed the historical financial results and examined the internally prepared financial projections of First City. Attkisson adjusted First City's earnings to eliminate certain items of non operating or non recurring expense and to reflect potential cost savings available should First City become part of larger in-market institution. Attkisson then computed the value of First City based on an analysis utilizing representative multiples of First City's projected earnings for 1995 and 1996 and an analysis based upon representative core deposit base premiums applied to First City's deposit base plus adjusted shareholder's equity. Based upon these analyses and taking into account First City estimated earnings in 1995 as an independent company prior to the closing of its acquisition, Attkisson calculated an expected value to First City shareholders in a sale of control transaction at between $25.00 and $27.50 per share.

     Indicated Value of First City as an Independent Company. Attkisson also undertook an analysis addressing the range of potential values which would be implied if First City were to remain an independent company. Attkisson computed this range of values based on a discounted cash flow analysis, relying on projections extrapolated from First City's 1995 budget, 1996 projection, and its historical performance. In this analysis methodology, Attkisson assumed shareholders received, in addition to the projected dividend stream, a terminal valuation at December 31, 1999, based upon a 2.3 times multiple of December 31, 1999 stated book value and 14.9 times earnings for such year. These amounts were discounted at rates ranging from 12% to 14% and indicated net present values to First City shareholders on a per share basis ranging from $21.45 to $23.40.

     Per Share Merger Consequences Analysis.  Based upon an Exchange Ratio of
0.7413 shares of FAC Common Stock for each share of FCBI Common Stock (an assumed Average Closing Price of $35.75) and using the earnings estimates for First City prepared by First City management and earnings estimates for First American prepared by independent securities analysts, Attkisson compared the estimated 1996 earnings per share of FCBI Common Stock on a stand-alone basis to the equivalent pro forma earnings of the shares of FAC Common Stock which would be received in the Merger. Attkisson concluded that the Merger would result in an earnings pickup of approximately 67% in 1996 for First City shareholders in the combined company.

     Attkisson also analyzed the impact of the Merger on the amount of tangible book value represented by a share of FCBI Common Stock. Attkisson assumed consummation of the Merger as of December 31, 1995 and utilized the above described earnings estimates for First City and First American for the period remaining in 1995. Attkisson concluded that the Merger would result in a pickup of approximately 74% in tangible book value on an equivalent per share basis for First City shareholders.

     Finally, Attkisson compared the amount of dividends expected to be received by a share of FCBI Common Stock before the Merger to the level expected to be received on a pro forma basis reflecting the Merger. Attkisson concluded that the Merger would result in an increase of 271% in dividends per share for First City shareholders.

     Analysis of Selected Bank Mergers Involving Southeastern Community
Banks. Attkisson reviewed eighteen mergers involving southeastern community banks and bank holding companies announced between September 1993 and July 1995. Attkisson noted in particular the prices paid in these mergers as a multiple of earnings and book values and the transaction premiums paid in excess of tangible book value as a percentage of core deposits. Attkisson also reviewed other data in connection with each of these mergers, including the amount of total assets and the capital level of the acquired institutions and the return on equity and the return on assets of the acquired institutions. Attkisson then compared this data to that of First City and to the value to be received by First City shareholders in the Merger.

     This comparison yielded a range of transaction values as multiples of latest twelve-months earnings per share of a low of 11.9 times and a high of
29.6 times and a median value of 16.5 times. The First City multiple of trailing earnings was 21.3 times. The calculations yielded a range of transaction values as multiples of book value per share of a low of 1.45 times to a high of 3.58 times and a median value of 2.44 times. The First City multiple of book value was 2.68 times. Finally, the calculations yielded a range of deposit base premiums paid from a low of 4.55% to a high of 25.40%, with a median value of 12.86%. The equivalent premium represented by the Per Share Price provided in the Merger was 11.45%.

     No company or transaction used in the above analyses as a comparison is identical to First City, First American, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.


     In connection with its opinion dated February 1, 1996, addressing the revised terms of the Merger provided for in the Amendment, Attkisson confirmed the appropriateness of its reliance on the analyses used to render its July 5, 1995 opinion and performed procedures to update certain of such analyses and reviewed the assumptions on which such analyses were based and the factors considered in light of the Amendment's terms. In connection with this update, the significant increase in the market price of FAC Common Stock, from $35.75 in early July 1995 to the $47.00 to $48.00 range in late January 1996 and the revised transaction terms required that the assumptions utilized in the analysis described previously under "-- Per Share Merger Consequences Analysis" reflect an Exchange Ratio in the range of 0.6355 to 0.6 shares of FAC Common Stock for each share of FCBI Common Stock rather than the original estimate utilized in July 1995 of 0.7413. At the same time, Attkisson updated its estimates of the earnings per share for the year ended 1996, the tangible book value per share at December 31, 1995 and the indicated annual dividends per share for each First City and First American. In a manner consistent with its earlier analysis, Attkisson compared the estimated 1996 earnings per share of FCBI Common Stock on a stand-alone basis to the equivalent pro forma earnings of the shares of FAC Common Stock which would be received in the Merger. Attkisson concluded that, at the minimum Exchange Ratio of 0.6, the Merger would result in an earnings pickup of approximately 38% in 1996 for First City shareholders in the combined company.



     Attkisson also analyzed the impact of the Merger on the amount of tangible book value represented by a share of FCBI Common Stock. Attkisson again assumed consummation of the Merger as of December 31, 1995 and utilized the previously described earnings estimates for First City and First American. Attkisson concluded that the Merger would result in a pickup of 41% in tangible book value on an equivalent per share basis for First City shareholders.



     Finally, Attkisson compared the amount of dividends expected to be received by a share of FCBI Common Stock before the Merger to the level expected to be received on a pro forma basis reflecting the Merger. Attkisson concluded that the Merger would result in an increase of 236% in dividends per share for First City shareholders.


     Attkisson, as part of its investment banking business is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, tax, corporate and other purposes. Attkisson has extensive experience with the valuation of financial institutions. First City's Board of Directors selected Attkisson as its financial advisor because of First City management's previous experience with Attkisson as a specialized investment banking firm having considerable expertise in the financial institutions industry and because of Attkisson's substantial experience in transactions similar to the Merger. Attkisson is not affiliated with either First City or First American.


     For its services as financial advisor including rendering its opinion concerning the fairness of the terms of the Merger, Attkisson received from First City a fee of $75,000 upon execution of the Agreement. An additional fee equal to $225,000 plus 3% of the aggregate market value of the consideration to be received by First City shareholders in excess of $25.00 per share will be payable to Attkisson upon consummation of the Merger. Based upon an assumed Average Closing Price and value of a share of FAC Common Stock at the Effective Time of the Merger of $47.00 (the Closing Price of FAC Common Stock on February 5, 1996), this additional fee would be approximately $172,000 if the Exchange Ratio were 0.6000. First City has also agreed to reimburse Attkisson for its reasonable out-of-pocket expenses and to indemnify Attkisson against certain liabilities, including certain liabilities under federal securities laws.

TERMS OF THE MERGER


     Pursuant to the terms of the Agreement, First City will be merged with and into First American, with First American as the surviving entity. At the Effective Time of the Merger, each share of FCBI Common Stock issued and outstanding immediately prior to the Effective Time will be converted into a number (the "Exchange Ratio") of shares of FAC Common Stock determined by the Average Closing Price per share of FAC Common Stock on The Nasdaq Stock Market (as reported in The Wall Street Journal) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding but not including the closing and cash in lieu of any fractional share. The Agreement provides for the following Exchange Ratios depending on the Average Closing
Price:



          (1) If the Average Closing Price is above $46.67, the Exchange Ratio shall be fixed at 0.6, and therefore each share of FCBI Common Stock would be exchanged for 0.6 shares of FAC Common Stock.



          (2) If the Average Closing Price is between $44.06 and $46.67, the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price, and would be between 0.6355 and 0.6, and therefore each share of FCBI Common Stock would be exchanged for between 0.6355 and 0.6 shares of FAC Common Stock, depending on the Average Closing Price.



          (3) If the Average Closing Price is between $41.70 and $44.06, the Exchange Ratio shall be fixed at 0.6355, and therefore each share of FCBI Common Stock would be exchanged for 0.6355 shares of FAC Common Stock.



          (4) If the Average Closing Price is between $31.40 and $41.70, the Exchange Ratio shall be determined by dividing $26.50 by the Average Closing Price, and would be between 0.8440 and 0.6355, and therefore each share of FCBI Common Stock would exchanged for between 0.8440 and 0.6355 shares of FAC Common Stock, depending on the Average Closing Price.



          (5) If the Average Closing Price is below $31.40, the Exchange Ratio shall be fixed at 0.8440, and therefore each share of FCBI Common Stock would be exchanged for 0.8440 shares of FAC Common Stock.



     The FAC Common Stock is traded on The Nasdaq Stock Market under the symbol "FATN." The closing price of FAC Common Stock in composite trading on February 5, 1996, was $47.00 per share, as reported in The Wall Street Journal. If the Average Closing Price had been calculated on the basis of the 20 business days preceding that date, it would have been $46.51, the Exchange Ratio would be
0.6020 and the value of the shares of FAC Common Stock to be received for each share of FCBI Common Stock would be $28.00. However, there can be no assurances as to what the actual Average Closing Price, Exchange Ratio and market price of FAC Common Stock will be at the Effective Time. The actual value of the shares of FAC Common Stock to be exchanged for each share of FCBI Common Stock will depend on the Exchange Ratio and the market price of FAC Common Stock at the Effective Time and may be lower or higher than $47.00. It is currently anticipated the closing will occur on March 8, 1996, and the last day of the period for determination of the Exchange Ratio will be March 5, 1996.



     If prior to the Effective Time, if the outstanding shares of FAC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change, applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares of FAC Common Stock to be exchanged.


     Under the Agreement, each outstanding share of First City's Series A Preferred Stock which has not been converted into FCBI Common Stock prior to the Merger will be converted into the right to receive $6.00 cash per share, plus any accumulated but unpaid dividends accrued prior to the Merger. Each outstanding share of First City's Series C and Series D Preferred Stock will be redeemed by First City for $100 per share, plus an amount equal to all undeclared dividends (as defined in the Agreement), prior to the Merger. The rights to acquire Units of First City's Series B Preferred Stock will be redeemed by First City prior to the Merger see ("PROPOSAL I -- THE MERGER -- Certain Differences in Rights of
Shareholders -- Anti-Takeover Provisions; Shareholder Rights Plan").

     First City has issued options for the purchase of FCBI Common Stock (the "FCBI Options") pursuant to certain plans (the "FCBI Stock Plans"). At the Effective Time, each FCBI Option issued pursuant to the FCBI Stock Plans and outstanding immediately prior to the effective time will be converted into and exchangeable for the right to receive cash equal to (i) the market value of FAC Common Stock on the day immediately prior to the effective time (which shall be the closing price of FAC Common Stock on the Nasdaq Stock Market as reported in The Wall Street Journal for such date), multiplied by the number of shares of FAC Common Stock which would have been received by the holder of the FCBI Option if such FCBI Option had been exercised immediately prior to the Effective Time, minus (ii) the exercise price of the FCBI Option. As of the Record Date, there were outstanding under the FCBI Stock Plans options to acquire an aggregate of 10,000 shares of FCBI Common Stock at an exercise price of $11.125 per share. None of the outstanding FCBI Options are held by the directors or executive officers of First City.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, but in no event later than five business days thereafter, the stock transfer agent of First American, acting in the capacity of exchange agent, will mail to all holders of FCBI Common Stock a letter of transmittal, together with instructions for the exchange of their FCBI Common Stock certificates for certificates representing FAC Common Stock and a check representing the amount paid in lieu of issuing any fractional share. Until so exchanged, each certificate representing FCBI Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence the right to receive upon such surrender the number of shares of FAC Common Stock into which such shares have been converted and cash in lieu of any fractional share.

     SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE FURTHER INSTRUCTIONS.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The Agreement contains representations and warranties by First City regarding, among other things, its organization, capitalization, ownership and capitalization of its subsidiaries, authority to enter into the Agreement, filings with the Commission, certain information supplied or to be supplied to First American, compliance with laws, pending and threatened litigation, tax matters, certain material agreements, employee benefit plans, its subsidiaries, regulatory matters, absence of material adverse changes, the vote required for approval of the Merger, title to its assets, ownership of FAC Common Stock, allowance for loan losses, transactions with affiliated persons, activities of First City, FCB and Citizens and their subsidiaries, environmental matters and certain provisions of First City's organizational documents and relevant state anti-takeover laws. The Agreement also contains representations and warranties by First American regarding, among other things, its organization, capitalization, ownership and capitalization of FANB, authority to enter into the Agreement, filings with the Commission, certain information supplied or to be supplied to First City, compliance with laws, pending and threatened litigation, absence of material adverse changes, the absence of an approval requirement by holders of FAC Common Stock of the Merger, reservation of shares of FAC Common Stock, regulatory matters, tax matters, title to its assets and allowance for loan losses. These representations and warranties will not survive the Effective Time.

     The respective obligations of First American and First City to consummate the Merger are conditioned upon, among other things: (i) approval of the Agreement by the shareholders of First City; (ii) the consent of at least 66 2/3 percent of the holders of First City's convertible capital to an amendment accelerating the maturity date of the debentures to immediately prior to the Effective Time; (iii) that shares of FAC Common Stock to be issued in the Merger shall have been approved for trading on The Nasdaq Stock Market; (iv) the receipt of all authorizations, consents, orders or approvals of, or declarations or filings from any governmental entity which are necessary for the consummation of the Merger, and the expiration of all applicable waiting periods required after the granting of any such approvals; (v) the effectiveness under the Securities Act of a registration statement relating to the FAC Common Stock to be issued in connection with the Merger, the absence of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings seeking such a stop order; (vi) the absence of a restraining order or injunction preventing the consummation of the Merger, or the pendency of any proceeding by any governmental entity seeking a restraining order or injunction, or the existence of an applicable statute, rule, regulation or order making the consummation of the Merger illegal; (vii) the accuracy of the representations and warranties set forth in the Agreement as of the Effective Time; (viii) the performance in all material respects of all obligations of the other party as required to be performed by the other party at or prior to the Effective Time by the parties to the Agreement; (ix) the receipt of the consent or approval of each person (other than governmental entities) whose consent or approval shall be required in order to permit the succession of First American to any obligation, right or interest of First City or any subsidiary of First City under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on First American and its subsidiaries taken as a whole or upon the consummations contemplated by the Agreement; (x) the receipt by First American of an opinion of First American's tax advisors, dated as of the Effective Time, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and that each of First City and First American will be a party to that reorganization pursuant to Section 368(b) of the Code; (xi) receipt by First American of certain opinions of legal counsel to First City, in form reasonably satisfactory to First American; (xii) the receipt by First City of an opinion of First City's legal counsel, dated as of the Effective Time, to the effect that the Merger (including the Bank Merger) will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that First City and First American will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by First City shareholders who exchange their FCBI Common Stock solely for FAC Common Stock in the Merger, and related matters; (xiii) the receipt by First City of certain opinions of legal counsel to First American, in form reasonably satisfactory to First City; (xiv) the conversion of First City's convertible debt into not more than 165,143 shares of First City common stock;
(xv) the redemption of all outstanding First City shares of Series C Preferred and Series D Preferred stock; (xvi) the absence of material adverse changes in the business, financial condition, prospects or results of operations or prospects of First City, in the case of First American, or the absence of such changes with respect to First American, in the case of First City; (xvii) the receipt by First American of certain agreements from the "affiliates" of First City; (xviii) receipt by First American of a letter from Coopers & Lybrand, L.L.P. dated as of the Effective Time, providing an agreed upon procedure report as to certain of First City's financial information; (xix) receipt by First American of a certificate from First City as to the capitalization of First City immediately prior to the Effective Time; (xx) the execution and delivery of the employment contracts with Messrs. Rowland and Murfree; (xxi) receipt by First City of an opinion of Attkisson dated as of the date of the Agreement to the effect that the consideration to be received by the holders of FCBI Common Stock pursuant to the Agreement upon consummation of the Merger is fair to such shareholders from a financial point of view; (xxii) receipt by First City of an acknowledgment from First American's exchange agent that it is in receipt of the consideration required to effect the Merger; and (xxiii) receipt by First City of a letter from KPMG Peat Marwick LLP dated as of the Effective Time providing an agreed upon procedure report as to certain First American financial information.

     Except with respect to obtaining the approval by First City's shareholders of the Merger and the Agreement, the consent of First City's debenture holders to an amendment, the approval for trading on The Nasdaq Stock Market of the shares of FAC Common Stock issued in the Merger, and the receipt of all required regulatory approvals, the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created.

REGULATORY APPROVALS

     The Merger and the Bank Mergers are subject to certain regulatory approvals. The Merger is subject to the approval of the Federal Reserve Board under Section 3 of the BHCA.

     The Bank Mergers are subject to approval by the OCC under the Bank Merger Acts. The Bank Merger Act provides that the Merger may not be consummated until the thirtieth day after approval by the OCC, during which time the United States Department of Justice ("DOJ") may challenge the transaction on antitrust grounds; provided, however, that the OCC has the discretion, upon request, to shorten the thirty day waiting period to 15 days in the event the DOJ indicates to the OCC that it will not object to the transaction on competitive grounds.

     First American, FANB, First City, FCB and Citizens, as appropriate, have received all of the foregoing regulatory approvals and all applicable waiting periods for the Merger and the Bank Mergers have passed.

     First American and First City are not aware of any other governmental approvals or actions that are required for consummation of the Merger and the Bank Mergers except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, would not delay consummation of the Merger and the Bank Mergers and would not be conditioned in a manner that would cause First American to abandon the Merger and the Bank Mergers.

BUSINESS PENDING THE MERGER


     The Agreement contains negative and affirmative covenants that are customary in similar transactions. In addition, the Agreement provides that, except as otherwise specifically contemplated or permitted thereby, each of First American and First City shall, and shall cause each of its respective subsidiaries to, operate its business only in the usual, regular and ordinary course and preserve intact its business organizations and assets and maintain its rights and franchises, and take no action which would materially adversely affect the ability of any party to perform its covenants in all material respects and to consummate the Merger or prevent or impede the transactions contemplated in the Agreement from qualifying as a reorganization under Section 368 of the Code; provided, however, that the foregoing generally does not prevent First American or any of its subsidiaries from acquiring or disposing of assets or businesses. Further, without the prior written consent of First American, or as otherwise provided in the Agreement, First City generally may not, and may not permit its subsidiaries to, incur new debt other than in the ordinary course of business; declare or pay dividends other than a quarterly dividend not in excess of $.20 per share; increase compensation or benefits of employees, officers or directors except as specifically permitted in the Agreement; or take certain other actions, other than in the ordinary course of business or as described in the Agreement, that might impact the financial condition or business of First City. The Agreement also contains certain other provisions pursuant to which First City has agreed to take certain actions relating to its lending, environmental and other policies with the purpose of coordinating such policies with those of First American in anticipation of the completion of the Merger and the transactions contemplated thereby.


NO SOLICITATION OF COMPETING TRANSACTIONS

     First City has agreed that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of First City or any subsidiary of First City directly or indirectly to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined below). Further, First City has agreed not to authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of First City or any subsidiary of First City directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction;
(B) to negotiate any Competing Transaction with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. First City has also agreed to promptly give written notice to First American upon becoming aware of any Competing Transaction.

     "Competing Transaction" is defined in the Agreement as one of the following involving First City (other than the transactions contemplated by the Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of First City in a single transaction or series of transactions to the same person, entity or group; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     If this particular covenant is breached by First City, or any of its directors, officers, employees or agents, and the Agreement is terminated as a result, under certain circumstances First City may be required to pay to

First American liquidated damages of $3,000,000. See "-- Effective Time of the Merger; Termination; Damages."

EFFECTIVE TIME OF THE MERGER; TERMINATION; DAMAGES


     After such time as the conditions to the closing of the Merger have been satisfied or waived, the Merger shall become effective upon the filing of Articles of Merger with the Secretary of State of Tennessee or at such time thereafter as is provided in the Articles of Merger, but in any event the parties currently intend that the Effective Time shall be 12:01 a.m. on March 11, 1996.



     The Agreement may be terminated, whether before or after shareholder approval, in writing: (i) by mutual consent of First American and First City;
(ii) by either party if the Merger shall not have been consummated on or before June 30, 1996 (provided that the terminating party shall not have breached in any material respect its obligations under the Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date);
(iii) by either party if any governmental regulatory body, the consent of which is a condition to the obligations of First American and First City to consummate the transactions contemplated by the Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (iv) by either party if any court of competent jurisdiction shall have issued an order or judgment restraining, enjoining or otherwise prohibiting the Merger and such order or judgment shall have become final and unappealable; (v) by First American if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied, (vi) by First American if there has been a breach by First City of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of First City and its subsidiaries taken as a whole, or there has been a material breach by First City of a covenant or agreement set forth in the Agreement which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by First American; (vii) by First American if First City or its Board of Directors shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction which has not been consented to in writing by First American; (viii) by First American if First City's Board of Directors shall have failed to make or shall have withdrawn or materially modified its recommendation to the shareholders of First City with respect to the Merger or the Agreement;
(ix) by First City if any event shall have occurred as a result of which certain conditions are no longer capable of being satisfied; or (x) by First City if there has been a breach by First American of any representation or warranty contained in the Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of First American and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of First American which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by First City.


     The Agreement provides that First City is required to pay liquidated damages in the amount of $3,000,000 (the "Fee") to First American if (1) First American terminates the Agreement by reason of a failure of First City to meet certain conditions due to First City's knowing and intentional misrepresentation or knowing and intentional breach of warranty or of any covenant or agreement, and, between the date of the Agreement and the date of such event or breach, First City or any subsidiary of First City made certain contacts regarding a Competing Transaction; (2) if First American terminates the Agreement after the Board of Directors of First City shall have withdrawn or materially modified its authorization, approval or recommendation to the shareholders of First City with respect to the Merger or the Agreement in a manner adverse to First American or shall have failed to make a favorable recommendation to the shareholders of First City regarding the Merger and the Agreement; (3) if First American terminates the Agreement because, without first obtaining First American's consent, First City or its Board of Directors shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction and within 12 months from the date of such termination a Competing Transaction is consummated or First City shall have entered into an agreement which if consummated would constitute a Competing Transaction; or (4) if First City terminates the Agreement because the Agreement did not receive the requisite vote of the First City shareholders and within 12 months from the date of such termination a Competing Transaction is consummated or First City shall have entered into an agreement which if consummated would constitute a Competing Transaction. If First American is entitled to the Fee, First City is also obligated to pay to First American interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of First City to pay the Fee or such interest.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, First City will merge with and into First American, and First City thereafter will cease to exist as a separate corporate entity. In addition, FCB and Citizens will merge with and into FANB, and FCB and Citizens thereafter will cease to exist as separate entities. Tennessee Credit Corporation and First City Life Insurance Company will become separate subsidiaries of FANB.

     The Board of Directors of First American following the Merger shall consist of those persons serving as directors immediately prior thereto. It is anticipated that the current directors of First City will serve as members of FANB's Advisory Board in Rutherford County, Tennessee, following the Bank Mergers.

EFFECT ON CERTAIN EMPLOYEES AND BENEFIT PLANS

     Employees. The Agreement provides that all First City employees who are terminated within one year following the Merger as a result of the Merger will be eligible for benefits available under First American's reduction in force policy, which may include, among other benefits, certain notices, severance payments, continuing paid health benefits, and outplacement assistance. First American currently anticipates that in connection with the Merger approximately 55 First City positions will be eliminated by combining certain of First City's branches with existing branches of FANB. However, First American has not finalized its plans in this regard and this estimate is subject to change.

     Employee Benefit Plans. The tax-qualified defined contribution and defined benefit plans maintained by First City or its subsidiaries will be terminated by First City on or before the Effective Time or as soon as may be practicable thereafter (and First American and First City agree that participants in said plans who become participants in the First American Corporation First Incentive Reward Savings Thrift Plan (the "First Plan") shall be given the right to roll over their accounts to the First Plan) and the benefits thereunder distributed to participants to the extent permitted under the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the extent that such benefits may not be distributed to participants such plans will be merged into corresponding First American plans or will be maintained as separate plans. No such distribution of benefits will be made before the receipt of an appropriate favorable determination letter from the Internal Revenue Service ("IRS") as to the effect of the termination of the plan on the qualification of the plan involved. At or immediately prior to the Effective Time, First City or its subsidiaries will, to the extent permitted by applicable funding rules under the Code and ERISA, contribute to each First City benefit plan that is subject to Title I, subtitle B, part 3 of ERISA any amount required to cause the fair market value of the plan assets of such plan to equal the plan termination liabilities of such plan determined as of a date within thirty (30) days of the Effective Time.

     All welfare and other benefit plans maintained by First City or its subsidiaries will be terminated by First City in a manner reasonably acceptable to First City and First American on or before the Effective Time or as soon as may be practicable thereafter. Employees of First City and its subsidiaries shall be eligible to participate in the pension and welfare plans maintained by First American after the Effective Time, subject to the eligibility requirements of these plans. For purposes of determining eligibility to participate in the qualified plans maintained by First American, employees of First City or its subsidiaries shall be credited with service with First City and its subsidiaries to the extent credited under the respective predecessor plans. Vesting service under the First Plan will be in accordance with the rules of the First Plan governing vesting service for employees of acquired employers and consistent with the current policies of First American in that regard. Employees of First City and its subsidiaries will participate in the First American Corporation Master Retirement Plan (the "Retirement Plan") in accordance with its terms. Such participants will be credited with prior service with First City and its subsidiaries for eligibility and vesting purposes, but with no prior benefit service, under the Retirement Plan. Subject to the usual rules applicable to the vacation and short-term disability programs of First American, service with First City and its subsidiaries will be recognized in determining the vacation and short-term disability benefits of employees of First City and its subsidiaries after the Effective Time.

     The tax qualified defined contribution and defined benefit plans of First City or its subsidiaries shall be maintained separately from First American's benefit plans through the date on which participants in said plans receive final distributions of their benefits. First American and First City may agree on or before the Effective Time to cause any benefit plan sponsored by First City or its subsidiaries that is in effect at the Effective Time to remain in effect in lieu of a benefit plan maintained by First American for an interim period in order to coordinate the transition from such First City benefit plans to First American plans in a fair, equitable and administratively reasonable manner.

     Employee Stock Ownership Plan. The Agreement provides that First City and First American will cooperate to cause the First City Bank Employee Stock Ownership Plan and Trust (the "ESOP") to be amended (if necessary) and other action taken in a manner reasonably acceptable to First City and First American to provide that (i) at the Effective Time the current trustees of the ESOP shall resign and First American shall appoint a successor trustee; (ii) immediately after the Effective Time, the successor trustee will sell the shares of First American Common Stock acquired by the ESOP in the Merger to First American at the then current market price; (iii) the ESOP will be terminated as soon as possible after the Effective Time, consistent with the requirements of Section 415 of the Code and other applicable tax provisions; and (iv) as soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter from the IRS with respect to the qualification of the ESOP upon its termination, First City and First American agree that the assets of the ESOP will be distributed to the beneficiaries thereof and participants in the ESOP who become participants in the First Plan shall be given the right to roll over their accounts into the First Plan.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain executive officers and directors of First City have interests in the Merger in addition to their interests as shareholders of FCBI Common Stock generally. The First City Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

     Employment Agreements. In order to maintain continuity of First City's business operations after the Effective Time, First American may cause FANB to enter into employment agreements, commencing as of the Effective Time, with each of First City's two executive officers, providing that each such person would serve as an employee of FANB on an exclusive and full-time basis. It is currently anticipated that unless extended by mutual agreement of the parties or earlier terminated, each of these agreements would be for a term extending to March 1, 1998. Under the agreements, such officers would, among other things, render such administrative, sales, marketing and other executive services to FANB, its affiliates and its subsidiaries as FANB's Board of Directors or its president or his designee may from time to time direct. For their services under their respective agreements, it is anticipated that Messrs. Rowland and Murfree would receive initial annual salaries of approximately $131,600.

     Subordinated Debentures. First City has issued certain Convertible Floating Rate Subordinated Debentures (the "Debentures") due April 1, 1999. As of the Record Date, $1,350,584 in principal amount of Debentures were outstanding. As a condition to the Merger, all outstanding Debentures must be converted into shares of FCBI Common Stock prior to the Effective Time. Assuming approval of the Merger at the Meeting, and assuming the consummation of the Merger the Debentures will be converted into the number of shares of FCBI Common Stock equal to the result (calculated to the nearest 1/100th of a share) obtained by dividing the principal amount of the Debenture or portion thereof by $8.18 per share. At the Effective time, each share of FCBI Common Stock issued upon the conversion of the Debentures will be converted into shares of FAC Common Stock in accordance with the terms of the Agreement. Assuming an Exchange Ratio of 0.6000, each of the directors and executive officers of First City would receive the number of shares of FAC Common Stock indicated below as a result of the conversion of the Debentures in the Merger:



        Melvin Adams........................................................   1,134
        W. Kent Coleman.....................................................   2,042
        Stan Hooper.........................................................     411
        Robert B. Murfree...................................................  10,574
        William E. Rowland..................................................  12,342
        Joseph M. Swanson...................................................   8,433
        Olin O. Williams, M.D...............................................   2,269
        J. Michael Woods....................................................     293


     Series A Preferred Stock. Under the Agreement, each outstanding share of First City's Series A Preferred Stock which has not been converted into FCBI Common Stock prior to the Merger, will be converted into the right to receive $6.00 cash per share, plus any accumulated by unpaid dividends accrued prior to the Merger. As a result of the redemption of the Series A Preferred Stock in the Merger, the directors and executive officers of First City would receive the amounts indicated below:

        Melvin Adams......................................................  $ 23,202
        W. Kent Coleman...................................................    41,766
        Stan Hooper.......................................................     8,400
        Robert B. Murfree.................................................   153,000
        William E. Rowland................................................   220,236
        Joseph M. Swanson.................................................   164,250
        Olin O. Williams, M.D. ...........................................    46,404
        J. Michael Woods..................................................     6,000

     None of the directors or executive officers of First City will receive any proceeds from the redemption of First City's Series C or Series D Preferred Stock in the Merger.

     Indemnification; Insurance. First American has agreed to indemnify, defend and hold harmless each person who was, at the date of the Agreement or at any time prior thereto, or who becomes prior to the Effective Time, an officer, director or employee of First City or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of First American (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of First City, or any subsidiary of First City, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent First City would have been permitted under Tennessee or Federal law in effect as of the date of the Agreement or as amended applicable to a time prior to the Effective Time, and its charter and bylaws or the charter and bylaws of First City Bank or its subsidiary, as applicable, to indemnify such person. Such indemnification shall be limited to cover claims only to the extent that those claims are not otherwise covered under First City's directors' and officers' liability insurance coverage or such coverage obtained by First American for the benefit of such directors and officers.

     From and after the Effective Time and for a period of six years thereafter, First American has also agreed in the Agreement to use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by First City immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time. However, First American is not obligated under the Agreement to make annual premium payments for such insurance to the extent such premiums exceed $21,750, which is 1.5 times the premiums paid by First City for such insurance as of the date of the Agreement. See also "-- Certain Differences in Rights of
Shareholders -- Liability of Directors; Indemnification."

     Board Membership. First American has agreed to cause the persons who serve as directors of First City immediately prior to the Effective Time to be appointed as advisory directors of FANB's Advisory board in Rutherford County, Tennessee after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     Set forth below is a discussion of the material federal income tax consequences of the Merger to First City and to First City's shareholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OR APPROVAL OF THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR FIRST CITY SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (I.E., THE CODE), TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

     HOLDERS OF FCBI COMMON STOCK AND SERIES A PREFERRED STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     Under current federal income tax law, and based upon assumptions and representations to be made by First City and First American, and assuming that the Merger is consummated in the manner set forth in the Agreement, it is anticipated that the following federal income tax consequences will result: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) a shareholder of First City will recognize no gain or loss for federal income tax purposes to the extent FAC Common Stock is received in the Merger in exchange for FCBI Common Stock; (iii) the tax basis in the FAC Common Stock received by a First City shareholder in the Merger will be the same as the tax basis in the FCBI Common Stock surrendered in exchange therefor; (iv) the holding period for FAC Common Stock received in exchange for FCBI Common Stock will include the period during which the shareholder held the FCBI Common Stock surrendered in the exchange, provided that the FCBI Common Stock was held as a capital asset at the Effective Time; and (v) cash received by a First City shareholder in lieu of a fractional share interest of FAC Common Stock or in exchange for Series A Preferred shares will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FAC Common Stock (or Series A Preferred share) that such First City shareholder would otherwise be entitled to receive.

     A condition to the consummation of the Merger is the receipt by First American of an opinion of KPMG Peat Marwick LLP as to the qualification of the Merger as a tax-free reorganization and the receipt by First City of an opinion of Bass, Berry & Sims, as to the qualification of the Merger as a tax-free reorganization with the consequences set forth above. Each opinion will be subject to various assumptions and qualifications, including that the Merger is consummated in the manner and in accordance with the terms of the Agreement. Both opinions would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Assuming that certain representations to be made by First City and First American are true as of the Effective Time, KPMG Peat Marwick LLP will render its respective tax opinion to First American and Bass, Berry & Sims will render its tax opinion to First City.

     No ruling has been or will be requested from the IRS, including any ruling as to federal income tax consequences of the Merger to First American, First City or First City's shareholders. Unlike a ruling from the IRS, an opinion is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in the tax opinions noted above or that such opinions will be upheld by the courts if challenged.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

     The present holders of FCBI Common Stock own voting common stock in a Tennessee corporation subject to regulatory oversight by the Federal Reserve Board. First American also is a Tennessee corporation, and shareholders of First City who receive FAC Common Stock will continue to be subject to the privileges and restrictions provided by the Tennessee Business Corporation Act ("TBCA"). In addition, First American, like First City, is a bank holding company subject to the supervision of the Federal Reserve Board under the BHCA and is subject to certain of the state banking laws of each state in which its subsidiary banks are located. First American is also subject to regulatory oversight of the OTS under HOLA. Shareholders of First City who receive FAC Common Stock will also be subject to the provisions of the charter and bylaws of First American, which differ in certain respects from those contained in the charter and bylaws of First City. Certain of the differences are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the First American charter and bylaws and First City's charter and bylaws as well as the applicable statutes.

     Authorized Common Stock. First American is authorized to issue 50,000,000 shares of FAC Common Stock, of which as of September 30, 1995, 25,346,884 shares were outstanding, and 4,357,086 shares were reserved for issuance pursuant to First American's Dividend Reinvestment and Stock Purchase Plan and various employee benefit plans. First City is authorized to issue 5,000,000 shares of FCBI Common Stock, 1,370,266 shares of which were issued and outstanding as of the Record Date.

     Authorized Preferred Stock. As of the Record Date, First American was authorized to issue up to 2,500,000 shares of preferred stock, no par value ("FAC Preferred Stock"), none of which were issued or are outstanding. The rights and preferences evidenced by shares of FAC Common Stock are limited or qualified by the rights and preferences evidenced by shares of FAC Preferred Stock. Information with respect to the relative rights and preferences of FAC Common Stock and FAC Preferred Stock is included in the description of FAC Common Stock incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." As provided in First American's charter, the Board of Directors of First American is expressly vested with the authority to amend such charter to establish and designate additional series of FAC Preferred Stock and to fix and determine the terms thereof, without the necessity of obtaining the approval of First American's shareholders.

     As of the Record Date, First City was authorized to issue up to 1,000,000 shares of Preferred Stock, no par value. As of that date, First City's charter provided for four different series of Preferred Stock as discussed below.

          Series A Preferred Stock. As of the Record Date, First City was authorized to issue up to 339,234 shares of its Series A Preferred Stock, 333,704 shares of which were issued and outstanding. Holders of Series A Preferred Stock are not entitled to voting rights except as provided for by Tennessee law and except that the vote or consent by the holders of a majority of the shares of Series A Preferred Stock is required to (i) increase the aggregate number of authorized shares of Series A Preferred Stock; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock; (iii) effect an exchange, or create a right of exchange of all or part of the shares of another class or series into the shares of Series A Preferred Stock; (iv) create a class or series of shares having rights, preferences or privileges prior to or on a parity with the shares of Preferred Stock; or (v) change, alter, cancel or amend the preferences or rights of the Series A Preferred Stock. Holders of Series A Preferred Stock are entitled to, when, as and if declared by the First City Board, out of funds legally available for distribution, dividends payable quarterly in arrears equal to the weighted average prime rate from time to time announced by Manufacturers Hanover Trust Company multiplied by one dollar per preferred share. Dividends on the Series A Preferred Stock are cumulative from the date of original issue. In the event of any liquidation, dissolution, distribution of assets or winding up of the affairs of First City, the holders of shares of Series A Preferred Stock are entitled to receive a preference amount of $6.00 per share plus any accumulated but unpaid dividends accrued to the date fixed for final distribution to such holders, whether or not such amount has been earned or declared, prior to any payment or distribution to the holders of stock ranking junior to the Series A Preferred Stock.

          The holders of Series A Preferred Stock shall have the right, at their option to convert each share of Series A Preferred Stock into shares of FCBI Common Stock. The shares of Series A Preferred Stock are convertible into FCBI Common Stock at a conversion price of $8.18 per share. The conversion price is subject to adjustment if FCBI Common Stock is split or combined. The number of shares of FCBI Common stock issuable upon such conversion is equal to the result (calculated to the nearest 1/100th of a share) obtained by diving the preference amount by the current conversion price. Therefore, shares of Series A Preferred Stock would be entitled to receive, upon conversion, 0.733333 shares of FCBI Common Stock for each share of Series A Preferred Stock surrendered for conversion. Under the Agreement, each outstanding share of Series A Preferred Stock that has not been converted into FCBI Common Stock prior to the merger, will be converted into the right to receive $6.00 cash per share, plus any accumulated but unpaid dividends accrued prior to the merger. Holders of Series A Preferred Stock will have the right to vote on the Merger, and the affirmative vote of a majority of the holders of Series A Preferred Stock is required for its approval. See "PROPOSAL I -- THE MERGER -- Terms of the Merger."

          Series B Preferred Stock. In connection with the adoption of its Shareholder Rights Plan in August of 1990, First City amended its Charter to provide for a Series B Junior Preferred Stock ("Series B Preferred Stock"). As of the Record Date, First City was authorized to issue up to 150,000 shares of Series B Preferred Stock pursuant to the terms of a Rights Agreement as discussed herein. See "-- Anti-Takeover Provisions; Shareholder Rights Plan."

          Series C Preferred Stock. As of the record date, First City was authorized to issue up to 31,483 shares of its Series C Preferred Stock, of which 31,483 shares were issued and outstanding. The Series C Preferred Stock is entitled to receive non-cumulative dividends at an annual rate equal to the interest rate designated as the weighted average, "New York Prime Rate," as published in the Money Rates section of the Wall Street Journal for the preceding quarter, provided that at no time shall the dividend declared be at an annual rate less than six percent nor greater that twelve percent. Shares of Series C Preferred Stock are junior in right of liquidation and quarterly dividends to the prior payment in full on the Series A Preferred Stock, but have a preference with respect to payment on liquidation and dividends superior to all other equity securities of First City, including the Series D Preferred Stock. Shares of Series C Preferred Stock are redeemable at the option of First City at $100 per share plus an amount equal to all dividends not paid as a result of First City's failure to declare quarterly dividends on the Series C Preferred Stock. Each outstanding share of Series C Preferred Stock will be redeemed by First City for $100 per share, plus all undeclared dividends, prior to the Merger.

          Series D Preferred Stock. As of the record date, First City was authorized to issue up to 50,000 shares of Series D Preferred Stock, of which 8,867 shares were issued and outstanding. The Series D Preferred Stock is entitled to receive non-cumulative dividends at an annual rate equal to that paid on the Series C Preferred Stock, provided, however, that with respect to the Series D Preferred Stock such rate may not be greater than 10 percent nor less than 5 percent. The Series D Preferred Stock is junior to the Series A and Series C Preferred Stock with respect to payment on liquidation and dividends, but is otherwise superior to all other equity securities of First City. Except for the differences in dividend rate and liquidation preferences described, the Series D Preferred Stock generally has the same rights, terms and preferences as the Series C Preferred Stock. Each share of Series D Preferred Stock will be redeemed by the Company for the amount of $100 per share prior to the Merger. See "PROPOSAL I -- THE MERGER -- Terms of the Merger."

     Issuance of Authorized Shares. The Board of Directors of First American generally may authorize the issuance of authorized and unissued shares of common stock and preferred stock upon a majority vote of the Board of Directors present at a meeting at which a quorum is present. First American is subject to certain rules of the National Association of Securities Dealers, Inc. applicable to companies with stock traded on The Nasdaq Stock Market which require a vote of shareholders for the approval of certain transactions, including without limitation, mergers involving subsidiaries (which otherwise are not subject to required approval by the respective shareholders of First American) including certain acquisitions of stock or assets of another company where the issuance of shares of common stock could result in an increase in the number of outstanding shares of 20% or more.

     The Board of Directors of First City generally may authorize the issuance of authorized and unissued shares of Common Stock and Preferred Stock upon a majority vote of the Board of Directors present at a meeting at which a quorum is present. First City is subject to certain rules of the American Stock Exchange, Inc. applicable to companies with stock traded on that exchange, which are generally similar to those to which First American is subject under the rules of The Nasdaq Stock Market.

     Number of Directors. First American's charter and bylaws provide that the Board of Directors of First American shall consist of not less than nine nor more than twenty-seven members, and shall be divided into three classes as nearly equal in number as practicable. Currently the number of Directors of First American is 21. The members of each class are elected for a term of three years and each director remains on the Board for the term for which the director was elected and until his successor has been elected and qualified.

     First City's Bylaws provide that the Board of Directors of First City shall consist of not less than one nor more than twenty-five (25) members with the exact number of directors, within the minimum and maximum, or the range for the size of the Board, or whether the size of the Board shall be fixed or a variable range, may be fixed or changed from time to time by the First City Board of Directors. Currently, the number of directors of First City is nine. First City does not have a classified Board of Directors and each Director is elected at the First City annual meeting of Shareholders and serves for a term of one year, or the next annual meeting of shareholders, thereafter.

     Director Nominations. First American's bylaws establish procedures for shareholder nominations of persons for election to the Board of Directors. A shareholder nomination may be made if written notice of such shareholder's intent to make such nomination has been given not later than 210 days in advance of an annual meeting of shareholders, or with respect to an election to be held at a special meeting of the shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. The shareholder nomination notice must set forth certain information about the nominee and any information that is required to be disclosed in solicitations of proxies with respect to director nominees as required pursuant to the Commission's Regulation 14A under the Exchange Act. Such notice also must set forth certain information about the person submitting the notice, including the name and address of the shareholder and the class and number of shares of First American capital stock which are beneficially owned by such shareholder. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the bylaws.

     First City's Bylaws do not establish specific procedures for shareholder nominations of persons for election to its Board of Directors. Like First American, however, First City is subject to the provisions of Regulation 14(a) under the Exchange Act.

     Director Vacancies. First American's bylaws provide that, subject to the rights of the holders of any series of FAC Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors shall be filled only by a majority vote of the directors then in office, though less than a quorum, and a director so chosen shall hold office for the unexpired term of his or her predecessor, or if there is no such predecessor, until the next annual meeting of the shareholders. In addition, no decrease in the number of authorized directors constituting the entire Board of Directors of First American shall shorten the term of any incumbent director.

     First City's Bylaws provide that, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors or a vacancy resulting from the removal of a Director, either the shareholders or the Board of Directors may fill the vacancy. If the Directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all of the Directors so remaining.

     Removal of Directors. First American's bylaws provide that, at a meeting of shareholders called expressly for the purpose of removing a director or directors, a director may be removed only for cause (as defined by the laws of Tennessee) by a vote of seventy-five percent (75%) of the shares entitled to vote at such meeting. If any voting group (other than shares of FAC Common Stock) is entitled to elect one or more directors, the provisions of the foregoing sentence do not apply in respect of the removal of the director or directors so elected, and the vote of the holders of that voting group and the rights of the holders of such shares shall be as set forth in the charter.

     First City's Bylaws provide that the shareholders may remove one or more directors with or without cause. If a Director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director without cause. A director may be removed by the shareholders only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. A director may be removed only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of one or more directors.

     Shareholder Proposals. First American's bylaws provide that, in order for a proposal to be submitted to a vote of the shareholders of First American at an annual meeting of shareholders, such proposal must be made by a shareholder delivering written notice to the Secretary of First American not less than 120 calendar days in advance of the date of First American's proxy statement released to security-holders in connection with the previous year's annual meeting. The shareholder proposal notice must comply with the Commission's Rule 14a-8 under the Exchange Act and must set forth: (i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the shareholder, as they appear on First American's books; (iii) the classes and number of shares of First American stock owned by the shareholder; and (iv) any financial interest of the shareholder in such proposal. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the bylaws and the defective proposal will not be submitted to the meeting for a vote of the shareholders.

     First City's Bylaws contain no similar provisions with respect to shareholder proposals.

     Special and Annual Shareholders Meetings. Pursuant to the bylaws of First American, written notices of the annual meeting of the shareholders of First American are required to be mailed not less than ten (10) days nor more than sixty (60) days before the meeting.

     The bylaws of First American provide that a special meeting of shareholders may be called at any time by the Board of Directors, the Chairman of the Board, the President, the Vice Chairman of the Board or after the receipt of a written demand for such a meeting from shareholders owning of record 10% or more of the entire capital stock of First American issued and outstanding and entitled to vote at such a meeting, together with a certified check for fifty thousand dollars ($50,000) payable to First American to cover First American's expenses in connection with such meeting. In any case in which shareholders shall have properly called a special meeting of First American, the special meeting shall be held no sooner than 75 and no later than 90 days after the receipt of the written demand by the shareholders. Written notice of special meetings of the shareholders called pursuant to the request of shareholders owning 10% or more of the capital stock of First American shall be given by First American to each shareholder of record entitled to vote at such meeting not less than 45 days nor more than 60 days before the meeting. Written notice of other special meetings of the shareholders shall be given not less than 10 days nor more than 60 days before the meeting. First American's bylaws provide that, if a quorum exists, approval of action on a matter (other than election of directors) by a voting group entitled to vote thereon is received if the votes cast within the voting group favoring the action exceeds the votes cast disapproving the action.

     First City's Bylaws provide that annual meetings of shareholders shall be held on a date as determined by the Board of Directors and that the business to be transacted at such meetings shall be the election of Directors and such other businesses may properly be brought before the meeting.

     A special meeting of First City shareholders may be called at any time by the Board of Directors, or, if the holders of at least ten percent of all the votes entitled to be cast upon any issue to be considered at the proposed special meeting, sign, date and deliver to First City's secretary one or more written demands for the meeting describing a purpose or purposes for which such special meeting is to be held. Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting of shareholders.

     For both special and annual meetings of shareholders, the Board may designate any place, either in or outside the State of Tennessee as the place of the meeting. If no place is determined by the Board of Directors, the meeting is held at the principal office of First City. A notice outlining the date, time and place of each annual and special meeting, and, in the case of a special meeting the purpose or purposes for which the meeting is called, is required to be given no fewer than ten day and no more than two months before the date of the meeting, provided that shareholders may waive any notice requirement in the First City Bylaws or charter either before or after the date and time stated in the notice.

     Amendment of Charter. An amendment to First American's charter generally requires the recommendation of the Board of Directors of First American and the approval of a majority of all shares entitled to vote thereon. In accordance with the TBCA, the Board of Directors of First American may condition its submission of the proposed amendment on any basis. Notwithstanding the foregoing, the repeal or amendment of certain articles of First American's charter, including Article X which requires certain supermajority votes for certain business combinations and Article XI which contains certain provisions relating to the number of directors, filling of director vacancies and removal of directors, requires the affirmative vote of 75% of the votes entitled to be cast by all holders of voting stock of First American.

     Similarly, an amendment to First City's Charter generally requires the recommendation of the Board of Directors of First City, and the approval of a majority of all shareholders entitled to vote on the amendment. The amendment of First City's Charter is also subject to the TBCA and is subject to the same statutory provisions as is First American's Charter. First City's Charter does not contain, however, any super majority voting provisions.

     Amendment of Bylaws. An amendment to the bylaws of First American generally requires the approval by either a majority vote of the Board of Directors of First American or by the shareholders upon the affirmative vote of a majority of the votes entitled to be cast by all holders of voting stock of First American.

     First City's Bylaws provide that they may be altered, amended or appeals, and new bylaws may altered amended or appealed, and new bylaws may be adopted at any meeting of shareholders by a majority of the voting stock represented at the meeting, or by the majority vote of the Board of Directors present at any regular or special meeting. Any amendment to the bylaws changing the number of directors, however, if adopted by the Board of Directors, requires the affirmative vote of a majority of the members of the entire First City Board.

     Acquisition of Capital Stock. Both First American and First City are subject to the Tennessee Control Share Acquisitions Act, which restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met.

     Antitakeover Provisions; Shareholder Rights Plan. The charter and bylaws of First American, and certain provisions of the TBCA applicable to First American, contain provisions that may have the effect of discouraging a change in control that is not supported by First American's Board of Directors or of making such a transaction more difficult to accomplish, even if such a transaction is desired by a simple majority of First American's shareholders. First City's charter and bylaws contain certain similar provisions.

     First American has in place a Rights Agreement, dated December 14, 1988, (the "Rights Agreement") under which holders of FAC Common Stock are issued certain rights ("Rights") the effect of which may be to discourage coercive or abusive takeover tactics. Pursuant to the Rights Agreement, the Board of Directors of First American authorized and declared a distribution of one Right for each outstanding share of FAC Common Stock to shareholders of record at the close of business on December 27, 1988 (the "Record Date") and for each share of FAC Common Stock issued (including shares distributed from treasury) by First American after the Record Date but prior to the Distribution Date (described below). Accordingly, a Right will attach to each share of FAC Common Stock issued in the Merger. Each Right entitles the registered holder, subject to the terms of the Rights Agreement, to purchase from First American one one-hundredth of a share (a "Unit") of Series A Junior Preferred Stock (the "Preferred Stock"), at a purchase price of $80.00 per Unit, subject to adjustment. The Rights attach to all certificates representing shares of outstanding FAC Common Stock, and no separate Rights Certificates have been issued. The Rights will separate from the FAC Common Stock, and the Distribution Date will occur, upon the earlier of: (i) 10 days following public announcement (the date of the announcement being the "Stock Acquisition Date") that a person or group of affiliated or associated persons (other than First American , any subsidiary of First American or any employee benefit plan of First American or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained the beneficial ownership of 20% or more of the then outstanding shares of the FAC Common Stock, or (ii) 10 days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the then outstanding shares of the FAC Common Stock. As soon as practicable after the Distribution Date, Rights Certificates would be mailed to holders of record of the FAC Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone would represent the Rights.

     Until a Right is exercised, the holder thereof has no rights as a shareholder of First American, including, among other things, the right to vote or to receive dividends. Once the Right is exercised, however, each Unit of Preferred Stock will have one vote, voting together with the FAC Common Stock.

     Rights are not exercisable until the Distribution Date and will expire at the close of business on December 27, 1998 (the "Final Expiration Date") unless earlier redeemed by First American. They may be redeemed by First American at its option, by action of a majority of the First American independent directors, at any time prior to the earlier of (i) the close of business on the Final Expiration Date or (ii) the close of business on the tenth day following the Stock Acquisition Date. The Rights may only be redeemed in whole, not in part, at a price of $.01 per Right (the "Redemption Price"), payable, at the election of such majority of independent directors, in cash or shares of FAC Common Stock.

     The Rights Agreement also provides shareholders certain Rights in the following situations. In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of FAC Common Stock or (ii) during the pendency of any tender or exchange offer for FAC Common Stock or prior to the expiration of 20 business days (or such later date as a majority of the independent directors may determine) after the date such tender or exchange offer is terminated or expires, a person becomes the beneficial owner of 10% or more of the then outstanding shares of FAC Common Stock (unless the 10% beneficial ownership results from certain circumstances specified in the Rights Agreement), then in each case, each holder of a Right will thereafter have the right to receive, upon exercise, FAC Common Stock having a value equal to two times the exercise price of the Right.

     In addition, in the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transition (other than a merger described in the preceding paragraph) and First American is not the surviving corporation, (ii) any person effects a share exchange or merger First American and all or part of the FAC Common Stock is converted or exchanged for securities, cash or property of any other person, or
(iii) 50% or more of First American's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the "Beneficial Ownership" provision of the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the Right.

     Similarly, First City has in place a Rights Agreement, dated August 24, 1990, (the FCBI Rights Agreement") under which holders of FCBI Common Stock are issued certain rights ("FCBI Rights") the effect of which may be to discourage coercive or abusive takeover tactics. Pursuant to the FCBI Rights Agreement the Board of Directors of First City authorized and declared a distribution of one FCBI Right for each outstanding share of FCBI Common Stock to shareholders of record at the close of business on September 4, 1990, (the "FCBI Record Date") and for each share of FCBI Common Stock issued by First City after the FCBI Record Date but prior to the FCBI Distribution Date (described below). Each FCBI Right entitles the registered holder, subject to the terms of the FCBI Rights Agreement, to purchase from First City 1/100th of a share (a "FCBI Unit") of First City's Series B Preferred Stock, at a purchase price of $20.00 per FCBI Unit, subject to adjustment. The FCBI Rights attached to all certificates representing a share of outstanding FCBI Common Stock, and no separate FCBI Rights certificates have been issued. The FCBI Rights are designed to separate from the shares of FCBI Common Stock and the Distribution Date will occur, upon the earlier of: (i) ten days following the public announcement (the date of the announcement being the "FCBI Stock Acquisition Date") that a person or group of affiliated or associated persons (other than First City, any subsidiary of First City or any employee benefit plan of First City or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained the beneficial ownership of twenty percent or more of the then outstanding shares of FCBI Common Stock, or (ii) ten days following the commencement of a tender or exchange offer that would result in a person or group beneficially owning twenty percent or more of the then outstanding shares of FCBI Common Stock. As soon as practical after the FCBI Distribution Date, FCBI Rights certificates would be mailed to holders of record of FCBI Common Stock as of the close of business on the Distribution Date and, thereafter, the separate FCBI Rights Certificates alone would represent the FCBI Rights.

     Until an FCBI Right is exercised, the holder thereof has no rights as a shareholder of First City, including, among other things, the right to vote or to receive dividends. Once the FCBI Right is exercised, however, each Unit of Series B Preferred Stock will have one vote, voted together with the First City Common Stock.

     Rights are not exercisable until the Distribution Date and will expire at the close of business on September 4, 2000 (the "FCBI Final Expiration Date") unless earlier redeemed by First City. They may be redeemed by First City at its option, by action of a majority of the First City independent directors, at any time prior to the earlier of (i) the close of business on the FCBI Final Expiration Date, or (ii) the close of business on the tenth day following the FCBI Stock Acquisition Date. The FCBI Rights may only be redeemed in whole, not in part, at a price of $.01 per FCBI Right, subject to adjustment (the "FCBI Redemption Price"), payable, at the election of such majority of independent directors, in cash or shares of FCBI Common Stock.

     The FCBI Rights Agreement also provides shareholders certain rights in the following situations. In the event that (i) a person becomes the beneficial owner of twenty percent or more of the then outstanding shares of FCBI Common Stock, or (ii) during the pendency of any tender or exchange offer for FCBI Common Stock or prior the expiration of twenty business days (or such later date as a majority of the independent directors may determine) after the date such tender or exchange offer is terminated or expires, a person becomes the beneficial owner of ten percent or more of the then outstanding shares of FCBI Common Stock, (unless the ten percent beneficial ownership result from certain circumstances specified in the FCBI Rights Agreement) then in each case, each holder of a FCBI Right will thereafter have the right to receive, upon exercise FCBI Common stock having a value equal two times the exercise price of the FCBI Right.

     The Board of Directors of First City, including all of the independent directors, have adopted resolutions calling for the redemption of the FCBI Rights, and termination of the Rights Agreement subject to (i) the affirmative vote of the FCBI Shareholders at the Special Meeting approving the Merger and
(ii) the consummation of the Merger. The FCBI Rights will be redeemed for $.01 per share payable on or before the closing date of the Merger.

     Certain Business Combinations. The First American charter provides that the affirmative vote of not less than 75% of the outstanding shares of all voting stock and the affirmative vote of a majority of the outstanding shares of voting stock held by shareholders other than an Interested Shareholder, as defined below, is required for approval of any merger consolidation, the sale, lease, exchange or other disposition of assets of First American with a value of more than $1,000,000, the issuance of any securities of First American or any subsidiary having an aggregate fair market value of $1,000,000, or the adoption of a plan of liquidation or dissolution proposed by or on behalf of an Interested Shareholder (as defined below), and any similar transaction, if any such transaction involves any person or group of persons owning or controlling, either directly or indirectly, 10% or more of the outstanding voting stock of First American ("Interested Shareholder"). These voting requirements are not applicable in such transactions (a) if approved by a majority of disinterested directors or (b) if certain conditions set forth in First American's charter relating to the fairness and form of the consideration have been met.

     Liability of Directors; Indemnification. The Agreement provides that, from and after the Effective Time, First American will indemnify each person who is, was, or prior to the Effective Time, becomes, an employee, officer or director of First City or any of its subsidiaries against liabilities based or arising in whole or in part out of the fact that such person is or was an employee, officer or director of First City or any of this subsidiaries. In addition, for a period of six years after the Effective Time, First American will use its best efforts to, or to cause First City to, maintain in effect directors' and officers' liability insurance which is at least as advantageous as to coverage and amounts as was maintained by First City immediately prior to the Effective Time with respect to claims arising from facts or events occurring prior to the Effective Time; provided, however, that First American shall not be obligated to pay annual premiums on such insurance to the extent such premiums exceed 1.5 times the premiums paid as of the date hereof by First City for such insurance.

     The charter of First American provides for the discretionary indemnification of directors and officers in accordance with and to the full extent permitted by law as in effect at the time of such indemnification. The bylaws of First American provide that no indemnification of an officer or director shall be made by First American (i) if a judgment or other final adjudication adverse to such person establishes his liability for intentional misconduct or knowing violation of the law or for unlawful distributions, (ii) if a judgment or other final adjudication adverse to such person for breach of a duty of loyalty to First American is based upon such person's gaining in fact personal profit or advantage to which he was not entitled; (iii) in a proceeding by or in the right of the corporation, for any amounts if such person is adjudged liable to the corporation, or for any amounts paid to First American in settlement of such a proceeding by such person and (iv) in a proceeding by First American directly for expenses, unless such proceeding is brought after a change in control of First American. First American has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of First American in connection with the performance of their duties.

     The First City Bylaws provide for the mandatory indemnification of and advancement of expenses to each director and officer of First City, or any person who may have served at First City's request as a director or officer of another company to the full extent allowed by Tennessee laws in effect at the time of indemnification. In addition, the First City bylaws provide that First City may indemnify and advance expenses to any employee or agent of First City who is not an officer or director to the same extent as to an Officer or Director, if the Board of Directors of First City determines that it is in the best interest of First City.

     Both First City and First American are subject to the provisions of the TBCA which provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with the preceding if (i) the director or office acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest, (iii) in all other cases the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged liable to the corporation. In cases where the officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received.

Notwithstanding the foregoing the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the Court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

RESALE OF FAC COMMON STOCK

     The shares of FAC Common Stock issuable to shareholders of First City upon consummation of the Merger have been registered under the Securities Act. It is a condition to consummation of the Merger that such shares will be approved for trading on The Nasdaq Stock Market. Such shares may be traded freely by those shareholders not deemed to be affiliates of First City as that term is defined under the Securities Act. The term "affiliate" generally means each person who, or is a member of a group that, controls, is controlled by or is under common control with, First City, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of First City.

     FAC Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of First City may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of First American, may publicly resell FAC Common Stock received by them in the Merger subject to certain limitations, principally as to the number of shares and the manner of sale, during the two years following the Effective Time. After the two-year period, such affiliates may resell their shares without restriction.

     The Agreement provides that First City shall use its reasonable efforts to cause each person identified by First City as an affiliate of First City to deliver to First American, prior to the Meeting, a written agreement providing that such person will not dispose of FCBI Common Stock, or any FAC Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     First American has a Dividend Reinvestment and Stock Purchase Plan, which provides, for those FAC shareholders of record who elect to participate, that dividends on FAC Common Stock may be invested in additional shares of FAC Common Stock at a five percent (5%) discount from the then-current market price without payment of brokerage commissions, fees or service charges. The plan also permits participants to invest voluntary cash payments, within certain dollar limitations, in additional shares of FAC Common Stock at the then-current market price. It is anticipated that, after the Effective Time, First American will continue to offer such a Dividend Reinvestment and Stock Purchase Plan and shareholders of First City who receive FAC Common Stock in the Merger will have the right to participate therein if they are shareholders of record.

EXPENSES

     All expenses incurred in connection with the Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that First American and First City shall bear equally all expenses associated with the printing and mailing of the Registration Statement and this Prospectus/Proxy Statement.

ACCOUNTING TREATMENT

     First American anticipates that it will account for the Merger using the purchase method of accounting. Accordingly, at the Effective Time, all assets and liabilities of First City will be marked to market and recorded on First American's books at fair market value.

DISSENTERS' RIGHTS

     No Common Stock Dissenters' Rights. The TBCA provides that the holders of shares of FCBI Common Stock will not have dissenters' rights in connection with the Merger and the transactions contemplated by the Agreement. Therefore, if the Agreement is approved by the affirmative vote of a majority of the outstanding shares of FCBI Common Stock and a majority of the outstanding shares of Series A Preferred Stock, and all other conditions to consummation of the Merger are satisfied, all shareholders of FCBI will receive the consideration provided for in the Agreement in exchange for their FCBI Common Stock.

     Series A Preferred Stock Dissenters' Rights. The TBCA provides that with respect to any class of securities not listed on a national stock exchange and that is not a "National Market System Security", the shareholders of such security are entitled to dissent from and obtain payment of the fair value of their shares in the event of certain corporate actions including the consummation of a Plan of Merger to which the Corporation is a party. If the proposed corporate action creating dissenters' rights is submitted to a vote at a shareholders meeting, the shareholder who wishes to assert dissenters' rights must (i) prior to the time the vote is taken, provide the corporation with written notice of his or her intent to demand payment for the shares if the proposed action is effectuated, and (ii) not vote his or her shares in favor of the proposed action. After receipt of the shareholders notice of intent to demand payment, the corporation must deliver a written dissenter's notice to the shareholder stating where the payment demand must be sent and where certificates for certificated shares must be deposited. As soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation must pay each dissenter who complied with the procedural requirements the amount the corporation estimates to the fair value of the shares, plus accrued interest. The shares of FCBI Series A Preferred are entitled to vote as a class on the Merger. Such shares are not "National Market System Securities" and are not listed on a National Stock Exchange. Shareholders of such stock will therefore have the right to dissent from, and obtain payment for the fair value of their shares of Series A Preferred Stock. A copy of Tennessee's Dissenters' Rights Statute is attached hereto as Appendix C.

NASDAQ AUTHORIZATION

     Under the Agreement, it is a condition to consummation of the Merger that all shares of FAC Common Stock to be issued in the Merger shall have been authorized for trading on The Nasdaq Stock Market prior to the Effective Time.

                       CERTAIN REGULATORY CONSIDERATIONS

     First American and its subsidiaries are subject to extensive regulation under state and federal statutes and regulations. The discussion in this section, which summarizes certain of such statutes and regulations, does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations, and in certain circumstances, proposed regulations.

GENERAL

     First American is a bank holding company subject to the supervision of the Federal Reserve Board under the BHCA and, as a result of the Charter acquisition (which resulted in First American's ownership of FAFSB), a savings and loan holding company subject to the supervision of the Office of Thrift Supervision under HOLA. FANB and FANBKY are national banks and, as such, are subject to the supervision of, and are regularly examined by, the OCC. FAFSB is a federal savings bank and, as such, is subject to the supervision of, and is regularly examined by, the OTS. Each of First American's depository institution subsidiaries is also insured by, and subject to the regulations of, the Federal Deposit Insurance Corporation (the "FDIC"), and is also affected significantly by the actions of the Federal Reserve Board by virtue of its role in regulating money supply and credit availability, as well as by the U.S. economy in general. Areas subject to regulation by federal authorities include loan loss reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment and closing of branches, product offering and other aspects of operations.

     First American's non-banking subsidiaries are subject to the supervision of the Federal Reserve Board, and other non-banking subsidiaries may be subject to the supervision of other regulatory agencies including the Commission, the National Association of Securities Dealers, Inc. and state securities regulators.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under Federal Reserve Board policy, First American is expected to serve as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each of them. This support may be required at times when First American would not otherwise be inclined to provide it.

     Under the "cross guarantee" provisions of the Federal Deposit Insurance Act ("FDIA"), any FDIC-insured subsidiary of First American can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF"), or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of any of the bank subsidiaries of First American.

CAPITAL

     The Federal Reserve Board and the OCC have adopted substantially similar risk-based capital and leverage guidelines applicable to U.S. banking organizations. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8.00%. At least half of the Total Capital must be composed of common shareholders' equity, and to the extent applicable, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less disallowed intangibles ("Tier 1 Capital"). The remainder, which is "Tier 2 Capital", may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves. In addition, each of the federal bank regulatory agencies has established minimum leverage capital ratio guidelines. These guidelines provide for a minimum Tier 1 leverage capital ratio (Tier 1 Capital to total assets, less disallowed intangibles) of 3% for banks and bank holding companies that meet certain specified criteria, including that such financial institutions have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. At September 30, 1995 (restated to give retroactive effect to the acquisition of Heritage), First American's Tier 1 risk-based capital and total risk-based capital ratios were 10.03% and 12.02%, respectively, and its Tier 1 leverage capital ratio at September 30, 1995 was 7.81%, each of which exceeded the minimum ratios established by the Federal Reserve Board. On a pro forma basis assuming consummation of the Merger, as of September 30, 1995, First American's Tier 1 risk-based capital and total risk-based capital ratios would be 9.26% and 11.96%, and its Tier 1 leverage capital ratio would be 7.15%, also in excess of Federal Reserve Board minimums.

     At September 30, 1995, FANB's Tier 1 risk-based, total risk-based and Tier 1 leverage capital ratios were 9.46%, 10.72% and 7.65%, respectively and FANBKY's were 17.21%, 18.10% and 9.96%, respectively, all of which exceeded the minimum ratios established by the OCC.

     FAFSB is subject to capital requirements adopted by the OTS, which are similar but not identical to those issued by the Federal Reserve Board and the OCC. Under the OTS' capital guidelines, a savings bank is required to maintain tangible capital of at least 1.5% of tangible assets, core (leverage) capital of at least 3% of the association's adjusted total assets and risk-based capital of at least 8% of risk-weighted assets. At September 30, 1995, FAFSB's tangible ratio was 6.30%, its core (leverage) capital ratio was 6.30%, Tier 1 capital ratio was 13.00% of risk-weighted assets and its total risk-based capital ratio was 14.23%.

     FCB and Citizens are also subject to the capital requirements of the FDIC. At September 30, 1995, FCB's Tier 1 risk-based, total risk-based and Tier 1 leverage capital ratios were 12.23%, 13.28% and 6.91%, respectively, and Citizens' ratios were 14.40%, 15.65% and 7.29%, respectively.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's capital adequacy. This rule does not codify a measurement framework for assessing the level of a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Neither First American nor First City believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

     The OTS regulatory capital requirements which are applicable to FAFSB already incorporate an interest rate risk component. Under the OTS regulation, a savings institution's interest rate risk is measured by the decline in the net portfolio value of its assets that would result form a hypothetical 200 basis point increase or decrease in interest rates, divided by the estimated economic value of the institution's assets. A savings institution whose interest rate risk exposure exceeds 2% would be required to deduct an amount equal to one half of the difference between the institution's interest rate risk and 2% multiplied by the estimated economic value of the institution's assets. The OTS, however, has postponed requiring any such deductions form capital until an appeals process is developed for the measurement of an institution's interest rate risk.

ACQUISITION AND EXPANSION

     The BHCA requires any bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if, after acquiring such shares, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank.

     The BHCA currently permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide and state imposed concentration limits. Under these concentration limits, a bank holding company which controls more than 10% of the total amount of deposits of insured depository institutions in the United States is prohibited from further acquisitions; federal statewide concentration limits prohibit an acquisition if, upon consummation of the transaction, a bank holding company would control 30% or more of the total amount of deposits of insured depository institutions in the state which is the home state of the bank or bank holding company being acquired. First American estimates that as of December 31, 1995, it held less than 11% of all such deposits in Tennessee, less than 1.0% of all such deposits in Kentucky and less than 1.0% of all such deposits in Virginia. Although individual state deposit caps are not superseded by the legislation, the Tennessee General Assembly, in its 1995 Session, adopted conforming legislation which adopts the deposit caps enacted by Congress. The legislation also repeals, as of September 29, 1995, the Tennessee laws previously applicable to acquisitions by bank holding companies, and reenacts in modified form one of these laws, the Tennessee Bank Structure Act (the "TBSA"). Under the TBSA, as reenacted, no bank holding company, whether a Tennessee or out-of-state company, may acquire any bank in Tennessee that has been in operation less than five years or organize a new bank in Tennessee except in the case of certain interim bank mergers and acquisitions of banks in financial difficulty. Under the Tennessee laws pertaining to bank mergers, which (with the exception of a merger between a Tennessee bank and an out-of-state bank) were not directly affected by the new legislation, banks in separate counties in Tennessee which have been in operation at least five years may merge. Banks with principal offices in the same county may merge, even if one or both have been in operation less than five years. The effect of these provisions is that First American in the future may acquire banks in Tennessee which have been in operation for over five years but may not form or acquire a new bank in any Tennessee county other than Davidson County, in which the main office of FANB is located.

     Under federal law, banks will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such de novo interstate branching at an earlier date), provided certain conditions are met, including that applicable state law must expressly permit such de novo interstate branching. Tennessee has enacted a interstate branching law in response to the federal law which is effective June 1, 1997.

BANK REGULATION

     Payment of Dividends. First American is a legal entity separate and distinct from its subsidiary banks and its nonbank subsidiaries. First American's revenues (on a parent company only basis) result, in part, from dividends paid to First American by its subsidiaries. The right of First American, and consequently the right of creditors and shareholders of First American, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of First American in its capacity as a creditor may be recognized.

     There are statutory and regulatory restrictions applicable to the payment of dividends by subsidiary banks to First American. National banks are required to obtain the prior approval of the OCC for the payment of dividends if the total of all dividends declared in any year exceeds the total of (i) such bank's net profits (as defined by the OCC) for that year plus (ii) the retained net profits (as defined by the OCC) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed statutory bad debts. In accordance with these regulations, at September 30, 1995, FANB had approximately $198.6 million and FANBKY had approximately $2.0 million available for distribution as dividends to First American without the prior approval of the OCC.

     OTS regulations also impose limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by savings institutions, such as FAFSB. Under these regulations, a savings bank, such as FAFSB, that exceeds its fully phased-in capital requirements, both immediately prior to and on a pro forma basis after giving effect to, a proposed capital distribution ("Tier 1 Association") is generally permitted without prior approval of (but with prior notice to) the OTS to make a capital distribution during a calendar year equal to the greater of (i) 100% of its net earnings to date during the calendar year, plus the amount that would reduce by one-half its 'surplus capital ratio' (i.e., the excess capital over its fully phased in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net income for the previous four quarters. Restrictions on the ability to make capital distributions would be imposed if the institution's capital fell below its regulatory requirement or the OTS notified the institution that it was in need of more than normal supervision, or that the distribution would constitute an unsafe or unsound practice. Pursuant to this regulation, as of September 30, 1995, FASB had approximately $14.3 million available to distribution as dividends to shareholders.

     First American is further restricted in paying dividends to shareholders by the terms of its $70,000,000 revolving credit facility, for which Chemical Bank serves as agent. Under the most restrictive debt covenant in effect during 1995 (contained in the revolving credit agreement), approximately $82.1 million of First American's retained earnings were available to pay dividends on September 30, 1995.

     In addition to the foregoing, under the FDIA, insured depository institutions, such as FANB, FANBKY, FAFSB and FCB and Citizens, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institutions would become "undercapitalized" (as such term is used in the statute). Based on the current financial condition of these institutions, First American does not expect that this provision will have any impact on its ability to obtain dividends from its bank subsidiaries.

     FDIC Insurance. First American's subsidiary depository institutions and FCB and Citizens are subject to FDIC deposit insurance assessments. The FDIC has promulgated risk-based deposit insurance assessment regulations which became effective in 1993. Under these regulations, insured institutions (whether members of BIF or SAIF) are assigned assessment risk classifications based upon capital levels and supervisory evaluations. Based on this system, the assessment rate for insured institutions for the first semi-annual period in 1995 ranged from 0.23% to 0.31%, depending on the institution's assessment risk classification. Under these regulations, FANB's, FANBKY's and FAFSB's assigned assessment rate for the first semi-annual period of 1995 was 0.23%. FCB's and Citizens' assigned assessment rate for the same period was also 0.23%.

     With the exception of deposits attributable to the acquisition of Heritage, First Fidelity Bank, FSB (a SAIF-insured institution acquired by FANB in 1994 for approximately $6.5 million), and certain branches of Charter acquired on December 1, 1995, FANB pays its premiums at the BIF rate. As a savings association an a former savings and loan association, FANBKY pays its premiums at the SAIF rate. As a federal savings bank, FAFSB pays its premiums at the SAIF rate. Thus, First American's overall deposit insurance premium expenses are affected by changes in both the BIF and the SAIF assessment rate. On August 8, 1995, the SFDIC reduced the assessment rates paid by the best-rated BIF-insured institutions for the second half of 1995 to 0.044% of insured deposits, but retained the prior assessment rates applicable for SAIF members. In November 1995, the FDIC further reduced the BIF assessment for the 1996 fiscal year to the legal minimum of $2,000 a year for the best rated institutions and 0.27% of insured deposits for the worst-rated institutions, because the BIF reserve ratio exceeds the 1.25% of insured deposits required by federal law.

     In contrast, current federal law requires that the SAIF assessment rate may not be less than 0.18% of insured deposits through December 31, 1997 (the rate currently ranges from 0.23% to 0.31% of insured deposits). After December 31, 1997, the SAIF assessment rate may not be less than 0.15%, or such rate as is appropriate to increase the SAIF reserve ratio to 1.25% of insured deposits. Congress has proposed legislation that would, among other things, recapitalize the SAIF to 1.25% of insured deposits by imposing a special one-time assessment on SAIF-insured insured deposits. It cannot be predicted whether or when this or any other legislation addressing recapitalization of the SAIF will be enacted.

     Community Reinvestment Act. First American's subsidiary depository institutions, as well as FCB and Citizens, also are subject to the requirements of the Community Reinvestment Act of 1976 ("CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process, as well as when an institution applies to undertake a merger, acquisition or to open a branch facility. Under recently enacted revisions to the CRA regulations, the current CRA assessment system is being replaced with a new evaluation system that would rate institutions based on their actual performance (rather than efforts) in meeting community credit needs. Under these new regulations, each institution would be evaluated based on the degree to which it is providing loans (the lending test), branches and other services (the service test) and investments (the investment test) to low- and moderate income areas in the communities it serves, based on the communities' demographics, characteristics and needs, the institution's capacity, product offerings and business strategy. Each depository institution would have to report to its federal supervisory agency and make available to the public data on the geographic distribution of its loan applications, denial, originations and purchases. Institutions would continue to receive one of four composite ratings: Outstanding, Satisfactory, Needs to Improve or Substantial Noncompliance. The new rules are going into effect in stages from July 1995 to January 1997. First American does not believe that the new CRA regulations will substantially change its programs and policies designed to meet the needs of its communities.

     Certain Transactions with Affiliates. Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank (including FAC and its nonbank subsidiaries) and the insured bank (or savings institution) itself. Under these restrictions, an insured bank (or savings institution) and its subsidiaries are, among other things, limited in engaging in "covered transactions" with any one affiliate to no more than 10% of the capital stock and surplus of the insured bank (or savings institution); and with all affiliates in the aggregate, to no more than 20% of the capital stock and surplus of the bank (or savings institution). "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. In addition, any transaction with an affiliate, including loans, contractual arrangements and purchases, must be on terms and conditions that are substantially the same or at least as favorable to the bank (or savings institution) as those prevailing at the time for comparable transactions with non-affiliated companies. The purpose of these restrictions is to prevent the misuse of the resources of the bank by its uninsured affiliates. An exception to the quantitative restrictions is provided for transactions between two insured banks or savings institutions that are within the same holding company structure where the holding company owns 80% or more of each institution.

     Transactions with Insiders. Any loans made by First American's depository institution subsidiaries or by First City's bank subsidiaries to their respective executive officers, directors or 10% shareholders, as well as entities such persons control, are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment, and are subject to individual and aggregate limits depending on the person involved. Further, provisions of the BHCA prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Other Safety and Soundness Regulations. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are categorized as "well capitalized", "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

     In addition, FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness. Under these rules, independent auditors must attest to and report separately on assertions in management's reports concerning the effectiveness of the internal control structure over financial reporting and compliance with such laws and regulations, using FDIC-approved audit procedures.

     The FDIA also requires each of the federal banking agencies to develop regulations addressing certain safety and soundness standards for insured depository institutions, including operational and managerial standards, asset quality, earnings and stock valuation standards, as well as compensation standards (but not dollar levels of compensation). Each of the federal banking agencies has issued regulations and interagency guidelines implementing these standards. The regulations and guidelines set forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Recently proposed rules would add asset quality and earnings standards to the guidelines. The current rules contemplate that each federal agency would determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan.

               PROPOSAL II -- ADJOURNMENT OF THE SPECIAL MEETING

     Approval of the Agreement requires the affirmative vote of at least a majority of the votes entitled to be cast by the holders of FCBI Common Stock and a majority of the votes entitled to be cast by holders of Series A Preferred Stock. In the event there is an insufficient number of shares present in person or by proxy at the Meeting to approve the Agreement, the Board of Directors intends to adjourn the Meeting to a later date. The place and date to which the Meeting would be adjourned would be announced at the Meeting. Under First City's Bylaws, it shall not be necessary to give any notice of the time and place of the adjourned meeting other than by an announcement at the Meeting.

     The effect of any such adjournment would be to permit First City to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by shareholders voting against the Agreement, it would give First City the opportunity to solicit additional proxies in favor of the Agreement. Approval of the adjournment requires the affirmative vote of the holders of a majority of the shares of FCBI Common Stock present in person or by proxy at the Meeting or the vote of a majority of the shares of any voting group (including the Series A Preferred Stock) entitled to vote at the Meeting for which a quorum is not present.

     THE BOARD OF DIRECTORS OF FIRST CITY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN.

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

                   INFORMATION ABOUT FIRST CITY BANCORP, INC.

BUSINESS OF FIRST CITY

     General. First City was organized in 1988, and that year became a bank holding company as a result of its acquisition of FCB, a Tennessee banking corporation and wholly-owned subsidiary of First City. On October 4, 1993, First City completed the purchase of all the outstanding shares of Citizens headquartered in Smithville, Tennessee. First City had total assets of approximately $336.0 million on December 31, 1994.

     FCB opened for business in January 1986 in Murfreesboro, the county seat of Rutherford County, Tennessee. It is the only independent bank headquartered in Rutherford County. FCB offers a wide range of commercial banking services, including checking, savings, money market deposit accounts, certificates of deposit, and loans for consumer, commercial and real estate purposes. FCB considers its primary markets for loans and deposits to be individuals, professionals and small- and medium-size businesses. FCB's main office is in Murfreesboro, and it has six other banking offices. In Rutherford County, FCB's primary market, two full-service branches and one limited service branch are located in Murfreesboro, and one full-service branch is located in Smyrna. Other full-service branches are located in the Metropolitan Nashville-Davidson County suburb of Bellevue, and in Columbia in Maury County. Each full-service branch, except for the Smyrna Branch, is equipped with an automated teller machine ("ATM") for 24-hour banking. FCB also has four free-standing ATM's in Murfreesboro and one near the Hickory Hallow Mall in Nashville. FCB is a member of the CIRRUS and MOST ATM networks. FCB expanded its services through the establishment of a consumer finance company in December 1991, Tennessee Credit Corporation ("TCC"). TCC presently has nine offices located in Murfreesboro, Dickson, Lebanon, Cookeville, Franklin, Lewisburg, Nashville, McMinnville and Tullahoma. As of December 31, 1994, the total assets of the FCB were approximately $231.4 million, and total deposits were approximately $200.3 million.

     Citizens is a Tennessee state bank headquartered in Smithville, Tennessee in DeKalb County and also operated under the name "Bank of Ardmore" in offices located in Ardmore and Elkton, Tennessee in Giles County. As of December 31, 1994 the total assets of Citizens were approximately $103.8 million, and total deposits were approximately $95.3 million.

     Competition. First City and its subsidiaries have locations in eleven Middle Tennessee Counties. In five of these counties, FCB and Citizens maintain branches and compete for deposits and loans. In the other six counties, TCC competes for consumer loans.

     First City's largest market is Rutherford County with a population of approximately 120,000 according to the 1990 U.S. Census. This includes Murfreesboro, headquarters for FCB, and Smyrna where a branch of FCB is located. There are twelve financial institutions in Murfreesboro including FCB. These include seven other commercial banks which are members of bank holding companies larger than First City. Three of these holding companies are based in Tennessee and two are based in North Carolina. The other two are located in Georgia and Alabama. In addition, there are two thrifts in Murfreesboro - one is mutual based in Murfreesboro and the other is a member of a Kentucky holding company. There are also two credit unions in Murfreesboro. Smyrna has four commercial banks and one mutual thrift in addition to FCB. Each of these institutions in Smyrna also has locations in Murfreesboro. In Maury County, there are six financial institutions, including the FCB. Two of these are larger Columbia-based institutions that have been in the market over sixty years. The other three are newer institutions owned by large holding companies. The FCB has one location in southwest Davidson County in the fast-growing suburb of Bellevue. Currently there are seventeen other financial institutions in Davidson County.

     TCC has locations in nine Middle Tennessee counties, two of which have branches of FCB. Since TCC does not compete directly with commercial banks for loans, there is not a market overlap. TCC seeks consumer finance loans and competes with other consumer finance companies in the areas. Citizens competes with two other banks in Smithville in DeKalb County. One of these banks is part of a large statewide Tennessee holding company and the other is owned by a holding company in an adjacent county. In Giles County, Citizens has locations in Ardmore and Elkton. There are two other banks are located in Ardmore and no other financial institutions in Elkton. One of the banks in Ardmore is owned by a holding company based in

Pulaski in Giles County while the other was a thrift recently acquired by an Alabama-based holding company and converted to a bank.

     Loans. First City offers various types of secured and unsecured commercial, consumer and real estate loans. The subsidiary banks' current policies are to make loans only to borrowers who maintain depository relationships with First City or reside or work in First City's market areas. Real estate loans usually are made only when such loans are secured by real property located in Rutherford, Maury, Davidson, DeKalb, Giles and Lincoln Counties of Middle Tennessee or in Limestone and Madison Counties of North Alabama.

     First City also is an originator of conventional, FHA and VA mortgage loans. In addition, First City purchases some sales finance contracts for motor vehicles.

     First City provides each leading officer with written loan guidelines. Lending authority is delegates by the Board of Directors to loan officers, each of whom has limited authority to extend secured and unsecured credit. All credits are reviewed bi-weekly by the Loan Committees of the Boards of Directors (the "Loan Committees") of FCB and Citizens, which consist of both management and non-management directors of the FCB, and any credit in excess of $125,000 must have the approval of the Loan Committees. All unsecured loans in excess $5,000 must receive, prior to the insurance of any loan commitment, the approval of a senior lending officer.

     FCB expanded in the consumer lending area through the opening of TCC in 1991. TCC is incorporated under the Tennessee Industrial Loan and Thrift Companies Act and specializes in consumer finance loans.

     Loan Review. First City continually reviews its loan portfolios to determine deficiencies and the corrective action to be taken. Several full-time loan review employees, who do not have loan origination responsibilities, conduct periodic reviews of all borrowers with aggregate indebtedness in excess of $125,000. All new loans are reviewed within one month of origin. The loan review employees also review all maturing loans and advise as to the quality and structure of such loans and the renewability of the loan. Past due loans are reviewed at least weekly by the loan review employees, and a summary report of such loans is reviewed monthly by the Loan Committees.

     Asset/Liability Management. A committee composed of senior FCB officers is charged with managing First City's assets and liabilities (the "Asset/Liability Committee"). The Asset/Liability Committee's task is to provide reasonable growth of assets, earnings, net interest margin and return on equity capital, as well as adequate liquidity and capital. To meet these objectives while maintaining prudent management of risks, the Asset/Liability Committee directs First City's overall acquisition and allocation of funds. At its monthly meetings, the Asset/Liability Committee reviews and discusses the monthly asset and liability funds budget in relation to the actual flow of funds, as well as peer group comparisons; the ratio of the amount of rate sensitive assets to the amount of rate sensitive liabilities; and such variables as expected loan demand, investment opportunities, core deposit growth within specified categories, regulatory changes, monetary policy adjustments and current economic conditions. First City intends to monitor the gap between rate sensitive assets and rate sensitive liabilities based on the rate environment on effect from time to time.

SUPERVISION AND REGULATION

     General. First City, FCB and Citizens are subject to extensive regulation under state and federal statutes and regulations. The discussion in this section, which briefly summarizes certain of such statutes, does not purport to be complete, and is qualified in its entirety by reference to such statutes. Other state and federal legislation and regulations directly and indirectly affecting banks and other financial institutions may be enacted or implemented in the future; however, such legislation and regulations and their effect on the business of First City, the FCB and Citizens cannot be predicted.

     First City Bancorp, Inc. First City is a bank holding company subject to the supervision of Federal Reserve Board under the BHCA. As a bank holding company, First City is required to file annual reports with, and is subject to examination by, the Federal Reserve Board.

     FCB and Citizens Bank. FCB and Citizens are incorporated under the banking laws of the State of Tennessee, and as such, are subject to the provisions of the Tennessee Banking Act and the supervision of and regular examination by the Tennessee Department of Financial Institutions (the "Department"). FCB and Citizens are members of the FDIC and, therefore, also are subject to the provisions of the FDIA and to supervision and examination by the FDIC.

     Tennessee Credit Corporation. Tennessee Credit Corporation ("TCC"), a wholly-owned subsidiary of FCB, is registered under Tennessee's Industrial Loan and Thrift Companies Act. TCC is subject to the supervision of, and regular examination by the Department.

     Payment of Dividends. First City is a legal entity separate and distinct from FCB and Citizens. The principal source of First City's revenues, however, is from dividends declared by FCB and Citizens. Under Tennessee law, FCB and Citizens can only pay dividends out of their undivided profits, which at December 31, 1994 were approximately $3,082,000 and $4,994,000, respectively. This amount will he increased by the FCB's and Citizens' net earnings and decreased by any loses. Any transfer from FCB's and Citizens' surplus accounts to undivided profits requires the prior approval of the Commissioner of the Department. FCB's and Citizens' ability to pay dividends also may depend on their ability to meet recommended capital levels established from time to time by FDIC.

     Under Tennessee law, First City may pay common stock dividends if, after giving effect to the dividends, First City can pay its debts as they become due in the ordinary course of business and First City's total assets exceed its total liabilities plus the amount needed to satisfy the preferences of outstanding shares of preferred stock. The payment of dividends by First City also may be affected or limited by certain factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank holding company or a bank under its jurisdiction is engaged or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may take various supervisory actions to prevent such action, including a cease and desist order prohibiting such practice.

     Capital.  As discussed above under "CERTAIN REGULATORY
CONSIDERATIONS -- Capital," the Federal Reserve Board has adopted final risk-based and leverage capital guidelines for United States banking organizations. At September 30, 1995, First City's risk-based Tier 1 Capital and total risk-based capital ratios were 9.98% and 11.85%, respectively, and its leverage ratio was 5.45%.

     The leverage ratio, risk-based Tier 1 Capital and total risk-based ratios for FCB at September 30, 1995 were 6.91%, 12.23% and 13.28%, respectively. The leverage ratio, risk-based Tier 1 capital and risk-based capital ratios for Citizens at September 30, 1995 were 7.29%, 14.40% and 15.65%, respectively.

     Capital adequacy regulations and guidelines of the FDIC established a minimum level of leverage ratio of 4% For banks such as FCB and Citizens, and a minimum risk-based capital ratio of 8.0% of which 4.0% must be Tier 1 capital.

     First City's Support of the FCB and Citizens. Under Federal Reserve Board policy, First City is expected to act as a source of financial strength and to commit resources to the FCB and Citizens. Such support may be required at times when, absent such Federal Reserve Board policy, First City may not be inclined to provide it. First City and its subsidiaries are also subject to the cross-guarantee liability provisions of the FDIA, described above under "CERTAIN REGULATORY CONSIDERATIONS -- General."

     Acquisition and Expansion. First City and its subsidiaries are subject to rules and regulations regarding acquisitions and expansion described above under "CERTAIN REGULATORY CONSIDERATIONS -- Acquisition and Expansion."

     Certain Transactions by First City with its Affiliates. First City and its nonbank subsidiaries are subject to the various legal restrictions on the extent to which they can borrow or otherwise obtain credit from First City's bank subsidiaries as described above under "CERTAIN REGULATORY CONSIDERATIONS -- Bank Regulation -- Certain Transaction with Affiliate."

     FDIC Insurance Assessments. FCB and Citizens are subject to FDIC deposit insurance assessments as discussed above under "CERTAIN REGULATORY CONSIDERATIONS -- Bank Regulation -- FDIC Insurance." Under the revised rate structure that became effective on a retroactive basis as of June 1, 1995, FCB and Citizens were assessed at a rate of 0.04%. As a result of the revised structure, First City received a refund of $189,025 in the third quarter of 1995. On November 14, 1995, the FDIC further reduced the rate structure for the BIF starting in January 1996. Under the new rate structure, the best-rated banks will pay only the statutory annual minimum assessment of $2,000, while the weakest banks will pay a rate of 0.27%. Under the new rate structure, FCB and Citizens will each pay the statutory minimum annual assessment of $2,000.

     Interest Rate Limitations. The maximum permissible rates of interest on most commercial and consumer loans made by the FCB and TCC are governed by Tennessee's general usury law and the Tennessee Industrial Loan and Thrift Companies Act ("Industrial Loan Act"). Certain other usury laws affect limited classes of loans, but the laws referenced above are by far the most significant. Tennessee's general usury law authorizes a floating rate of 4% per annum over the average prime or bases commercial loan rate, as published by the Federal Reserve Board from time to time, subject to an absolute 24% per annum limit. The Industrial Loan Act authorizes an interest rate of 24% per annum and also allows certain loan charges, generally on a more liberal basis than does the general usury law.

     Effect of Government Policies. The earnings and business of First City are and will be affected by the policies of various regulatory authorities of the United States, especially by the Federal Reserve Board. The Federal Reserve Board, among other functions, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve Board for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

     In 1994, the Congress enacted legislation that will generally ease the ability of adequately or well-capitalized banks holding companies to acquire existing banks across state lines, subject to state restrictions on entry by acquisition and concentration limits. The legislation will also permit bank holding companies having subsidiary banks located in more than one state to combine any or all of the interstate banks into a single branch network across the state lines (except in states that have elected to "opt out" of interstate banking). Finally, after a phase-in period, banks that are adequately or well-capitalized and have sufficient management resources may branch across state lines through the acquisition of existing banks or branches, subject to concentration limits, unless a state takes action to "opt out" of interstate branching.

          SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER ENTITIES

     The following table sets forth, as of the Record Date, certain information as to the FCBI Common Stock beneficially owned by (i) any FCBI person or group of persons who is known to First City to be the beneficial owner of more than 5% of the FCBI Common Stock, and (ii) each of First City's directors, each of First City's executive officers who are not directors and by all of First City's directors and executive officers as a group.

                                                                      SHARES
                                                                   BENEFICIALLY            PERCENT
                              NAME                                    OWNED                OF CLASS
-----------------------------------------------------------------  ------------            --------
Directors and Executive Officers:
  William E. Rowland.............................................     387,610(1)(2)(3)       27.34
  Robert B. Murfree..............................................     369,505(1)(2)(4)       26.31
  Melvin R. Adams................................................       8,391(1)                 *
  Thomas E. Batey................................................         701(5)                 *
  W. Kent Coleman................................................     235,154(1)(2)(3)       17.06
  Stan Hooper....................................................      10,900(1)                 *
  Joseph M. Swanson..............................................      78,074(1)(6)           5.56
  Preston Sweeney................................................       1,332                    *
  Olin O. Williams, M.D..........................................      16,784(1)              1.22
  J. Michael Woods...............................................       2,687(1)                 *
All directors and officers as a group (10 persons)...............     676,822                44.68
Other Significant Shareholders:
  First City Bank Employee Stock Ownership Trust.................     217,191(7)             15.85
  Richard F. LaRoche, Jr.........................................      94,989(1)              6.60
  W. Andrew Adams................................................      92,373(1)(8)           6.46

---------------

  * Less than one percent.
(1) Includes the following shares which are not currently outstanding but which the named individuals are entitled to acquire upon the conversion of the Series A Preferred Stock and/or First City's Floating Rate Convertible Subordinated Capital Debentures ("Capital Debentures"). Mr.
     Rowland -- 47,485 shares; Mr. Murfree -- 36,247 shares; Mr.
     Coleman -- 8,507 shares; Mr. Melvin R. Adams -- 4,725 shares; Mr.
     Hooper -- 1,710 shares; Mr. Swanson -- 35,138 shares; Dr. Williams -- 9,452 shares; Mr. Woods -- 1,221 shares; and all directors and officers -- 144,485 shares; Mr. LaRoche -- 69,989 shares; Mr. W. Andrew Adams -- 59,863 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding FCBI Common Stock owned by such persons individually but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 217,191 shares held by the Trust for which Messrs. Rowland, Murfree and Coleman are co-trustees. Mr. Coleman expressly disclaims beneficial ownership of these shares. Messrs. Rowland and Murfree expressly disclaim beneficial ownership of shares not allocated to their individual ESOP accounts.
(3) Includes 1,455 shares held by Mr. Rowland's children and 125,657 shares as trustee in two trusts for the benefit of his children.
(4) Includes 137,561 shares held individually, 891 shares held by his wife, 600 shares held by a family trust, 7,468 shares held as custodian or trustee for Mr. Murfree's minor children, 500 shares held jointly with his wife and 5,822 shares held by his children.
(5) Includes 330 shares hold by Mr. Thomas E. Batey's wife.
(6) Includes 1,790 shares held by Mr. Swanson's son.
(7) All assets of the First City Bank Employee Stock Ownership Plan (the "Plan") are held in the First City Bank Employee Stock Ownership Trust (the "Trust"). The Trust currently owns 217,191 shares of FCBI Common Stock. At January 12, 1996, 19,250.162 of these shares were allocated to participants pursuant to First City's previous 401(k) plan and the remaining 197,940.838 shares were allocated to participants under the employee stock ownership feature of the Plan. Individual participants are entitled to instruct the co-trustees of the Trust, W. Kent Coleman, Robert B. Murfree and William E. Rowland, as to how shares allocated to their accounts are to be voted. The co-trustees must abstain from voting any such shares as to which no written voting instructions are received from participants. Shares not yet allocated to the ESOP Accounts are required to be voted in the same proportion as the allocated shares.
(8) Includes 47,441 shares held by the Adams Christian Trust for which Mr. Adams and his wife serve as co-trustees.

                                    EXPERTS

     The consolidated financial statements of First American at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in the Annual Report on Form 10-K of First American for the fiscal year ended December 31, 1994, and the supplemental consolidated financial statements of First American at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in First American's Current Report on Form 8-K dated December 6, 1995, each incorporated by reference into this Prospectus/Proxy Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The supplemental consolidated financial statements give retroactive effect to First American's November 1, 1995 merger with Heritage. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and the December 31, 1994 supplemental consolidated financial statements contain an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112, Employers' Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities. The aforementioned consolidated financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of First American for the periods ended March 31, 1995 and 1994, June 30, 1995 and 1994, and September 30, 1995 and 1994, incorporated by reference, KPMG Peat Marwick LLP, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the First American's quarterly reports on Form 10-Q for the quarters ended March 31, 1995 and September 30, 1995, and on Form 10-Q/A for the quarter ended June 30, 1995, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports or such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated balance sheets of First City as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, have been included in this Prospectus/Proxy Statement in reliance on the report which includes an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes, and No. 115, Accounting for Certain Investments in Debt and Equity Securities, of Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL OPINION


     A legal opinion to the effect that the issuance of the shares of FAC Common Stock offered hereby, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable, has been rendered by Martin E. Simmons, Esquire, Executive Vice President -- Administration, Secretary, General Counsel and Principal Financial Officer of First American. As of February 5, 1996, Mr. Simmons held options granted under stock option plans covering 35,400 shares of FAC Common Stock, 12,200 of which are currently exercisable. Mr. Simmons also holds 7,500 shares of FAC Common Stock subject to restrictions under a First American stock incentive plan.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                   FIRST CITY BANCORP, INC. AND SUBSIDIARIES

                                                                                        PAGE
                                                                                        -----
Report of Independent Accountants....................................................     F-2
Consolidated Balance Sheets as of September 30, 1995, December 31, 1994 and December
  31, 1993...........................................................................     F-3
Consolidated Income Statements for the nine months ended September 30, 1995 and
  September 30, 1994 and for the years ended December 31, 1994, 1993 and 1992........     F-4
Consolidated Statement of Changes in Shareholders' Equity for the nine months ended
  September 30, 1995 and for the years ended December 31, 1994, 1993 and 1992........     F-5
Consolidated Statements of Cash Flows for the nine months ended September 30, 1995
  and September 30, 1994 and for the years ended December 31, 1994, 1993 and 1992....     F-7
Notes to Consolidated Financial Statements as of and for the years ended December 31,
  1994, 1993 and 1992................................................................     F-9
Notes to Consolidated Financial Statements as of and for the nine months ended
  September 30, 1995 and 1994........................................................    F-35
Managements' Discussion and Analysis of Financial Condition and Results of Operations
  for the years ended December 31, 1994, 1993 and 1992...............................    F-37
Managements' Discussion and Analysis of Financial Condition and Results of Operations
  for the nine months ended September 30, 1995 and 1994..............................    F-56

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
First City Bancorp, Inc.
Murfreesboro, Tennessee

     We have audited the accompanying consolidated balance sheets of First City Bancorp, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of First City Bancorp, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for income taxes and securities available for sale in 1993.

                                          COOPERS AND LYBRAND L.L.P.

Lexington, Kentucky
January 24, 1995

                            FIRST CITY BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                              SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                                                  1995             1994            1993
                                                                              -------------    ------------    ------------
                                                                               (UNAUDITED)
                                    ASSETS
Cash and demand balances due from banks....................................   $  12,887,801    $ 11,855,493    $  7,914,991
Interest-bearing deposits with other financial institutions................         501,180         758,395         700,054
Securities available for sale..............................................      46,393,606      39,296,075      80,025,558
Investment securities held to maturity.....................................     102,755,260     102,464,075      42,973,768
Federal funds sold.........................................................         150,000      15,309,000      10,300,000
Loans, net of unearned interest and fees...................................     172,652,851     152,824,172     156,755,069
Less: Allowance for loans losses...........................................      (2,107,106)     (2,201,101)     (2,016,042)
                                                                               ------------    ------------    ------------
        Net loans..........................................................     170,545,745     150,623,071     154,739,027
                                                                               ------------    ------------    ------------
Interest receivable........................................................       2,452,255       2,228,136       2,564,050
Premises and equipment.....................................................      11,036,498      11,248,755      11,452,500
Other real estate..........................................................          75,279          91,785         378,837
Goodwill...................................................................               0               0       1,075,261
Other assets...............................................................         808,631       2,172,684       1,113,514
                                                                               ------------    ------------    ------------
        TOTAL ASSETS.......................................................   $ 347,606,255    $336,047,469    $313,237,560
                                                                               ============    ============    ============
                                  LIABILITIES
Noninterest-bearing demand deposits........................................   $  30,413,380    $ 32,890,043    $ 35,011,705
Interest-bearing transaction accounts......................................      43,872,913      44,257,233      43,573,458
Savings and other time deposits............................................      46,345,101      55,363,948      51,401,522
Certificates of deposit less than $100,000.................................     128,046,439     116,266,917      93,663,131
Certificates of deposit of $100,000 or more................................      52,242,259      46,500,836      50,837,124
                                                                               ------------    ------------    ------------
        Total Deposits.....................................................     300,920,092     295,278,977     274,486,940
                                                                               ------------    ------------    ------------
Securities sold under agreement to repurchase..............................      17,931,493      13,968,420      10,109,398
Accrued interest...........................................................       1,240,326       1,003,125         824,075
Other accrued taxes, expenses and liabilities..............................         983,304       1,212,835       3,189,907
Short-term borrowings......................................................               0         750,000               0
Long-term debt.............................................................       6,227,367       7,107,121       7,303,650
                                                                               ------------    ------------    ------------
        TOTAL LIABILITIES..................................................     327,302,582     319,320,478     295,913,970
                                                                               ------------    ------------    ------------
                             SHAREHOLDERS' EQUITY
Series A Cumulative Convertible Preferred Stock, no par value, 333,704,
  338,132 and 339,134 shares, authorized, issued and outstanding at
  September 30, 1995, and December 31, 1994 and 1993.......................       2,002,686       2,029,254       2,034,804
Series C Non-Cumulative Preferred Stock, no par value, 30,863, 31,483 and
  31,483 shares authorized, issued and outstanding at September 30, 1995,
  and December 31, 1994 and 1993...........................................       3,086,300       3,148,300       3,148,300
Series D Non-Cumulative Preferred Stock Subscribed, no par value, 0, 1,385 and 6,067 shares subscribed at September 30, 1995, December 31, 1994 and
  1993.....................................................................               0         138,500         606,700
Series D Non-Cumulative Preferred Stock, no par value, 8,867, 7,978 and 0 shares issued and outstanding at September 30, 1995, and December 31,
  1994 and 1993............................................................         886,700         797,800               0
Common Stock, no par value, 5,000,000 shares authorized; 1,340,233,
  1,236,443 and 1,225,407 shares issued and outstanding at September 30,
  1995, and December 31, 1994 and 1993.....................................      11,867,423      10,316,008      10,274,561
Less: Unearned shares related to ESOP......................................        (445,398)       (823,113)       (925,000)
Less: Notes receivable from officers related to exercise of stock
  options..................................................................        (654,854)       (669,941)       (645,961)
Unrealized gain (loss) on securities available for sale, net of deferred tax asset (liability) of $462,700, $1,301,806 and $(241,140) at September
  30, 1995 and December 31, 1994 and 1993..................................        (754,928)     (2,148,344)        393,437
Retained earnings..........................................................       4,315,744       3,938,527       2,436,749
                                                                               ------------    ------------    ------------
        TOTAL SHAREHOLDERS' EQUITY.........................................      20,303,673      16,726,991      17,323,590
                                                                               ------------    ------------    ------------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........................   $ 347,606,255    $336,047,469    $313,237,560
                                                                               ============    ============    ============

          See accompanying notes to consolidated financial statements.

                            FIRST CITY BANCORP, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                             NINE MONTHS ENDED                  YEAR ENDED DECEMBER 31,
                                                         --------------------------    -----------------------------------------
                                                            1995           1994           1994           1993           1992
                                                         -----------    -----------    -----------    -----------    -----------
                                                         (UNAUDITED)    (UNAUDITED)
INTEREST INCOME:
Interest and fees on loans............................   $12,224,749    $10,346,744    $14,161,407    $ 9,820,861    $ 8,200,410
Interest on investment securities:
  Taxable.............................................     6,608,441      5,222,190      7,433,848      5,745,396      5,961,854
  Exempt from federal income taxes....................        91,684        114,718        135,145         66,093         10,351
Other Interest Income.................................       305,068        299,557        329,150        150,314        148,563
                                                         -----------    -----------    -----------    -----------    -----------
        Total Interest Income:........................    19,229,942     15,983,209     22,059,550     15,782,664     14,321,178
                                                         -----------    -----------    -----------    -----------    -----------
INTEREST EXPENSE:
Interest-bearing transaction accounts, savings and
  other time deposits.................................     1,970,933      1,925,474      2,562,813      1,268,354      1,172,992
Certificates of Deposit...............................     7,532,745      4,745,540      6,896,647      5,298,449      5,736,618
                                                         -----------    -----------    -----------    -----------    -----------
        Total Interest Expense on Deposits............     9,503,678      6,671,014      9,459,460      6,566,803      6,909,610
                                                         -----------    -----------    -----------    -----------    -----------
Interest on federal funds purchased and securities
  sold under agreement to repurchase..................       416,966        386,680        525,543        210,506        255,359
Other interest expense................................             0              0        265,740          3,259         10,953
Interest on long-term debt............................       516,599        426,763        323,788        357,069        364,166
                                                         -----------    -----------    -----------    -----------    -----------
        Total Interest Expense........................    10,437,243      7,484,457     10,574,531      7,137,637      7,540,088
                                                         -----------    -----------    -----------    -----------    -----------
Net Interest Income...................................     8,792,699      8,498,752     11,485,019      8,645,027      6,781,090
Provision for loan losses.............................       241,474        424,475        561,899        176,346        444,611
                                                         -----------    -----------    -----------    -----------    -----------
Net interest income after provision for loan losses...     8,551,225      8,074,277     10,923,120      8,468,681      6,336,479
                                                         -----------    -----------    -----------    -----------    -----------
NON-INTEREST INCOME:
  Service charges on deposit accounts.................     1,177,769      1,195,791      1,613,983      1,213,388        891,388
  Other service charges and fees......................        95,238        113,446        636,423        260,908        177,215
  Net investment securities gains (losses)............        38,618        196,732        199,532         (1,428)       376,558
  Gain on sale of loans...............................             0              0        433,428              0              0
  Other non-interest income...........................     1,063,462        825,545        212,814         65,123         57,694
                                                         -----------    -----------    -----------    -----------    -----------
        Total Non-Interest Income.....................     2,375,087      2,331,514      3,096,180      1,537,991      1,502,855
                                                         -----------    -----------    -----------    -----------    -----------
NON-INTEREST EXPENSE:
  Salaries and employee benefits......................     4,596,164      3,755,958      4,998,556      3,791,932      2,670,783
  Occupancy expenses..................................       978,577        957,750      1,243,784      1,016,110        814,950
  Furniture and equipment expenses....................       919,060        924,208      1,225,476        892,243        594,484
  Other non-interest expenses.........................     2,861,698      2,518,712      3,261,926      2,149,048      1,757,825
                                                         -----------    -----------    -----------    -----------    -----------
        Total Non-Interest Expense....................     9,355,499      8,156,628     10,729,742      7,849,333      5,838,042
                                                         -----------    -----------    -----------    -----------    -----------
Net income before income taxes and cumulative effect
  of change in accounting principle...................     1,570,813      2,249,163      3,289,558      2,157,339      2,001,292
Income tax expense....................................       658,916        742,121      1,150,631        721,280        726,252
                                                         -----------    -----------    -----------    -----------    -----------
Net income before cumulative effect of change in
  accounting principle................................       911,897      1,507,042      2,138,927      1,436,059      1,275,040
Cumulative effect of change in accounting principle...             0              0              0        100,000              0
                                                         -----------    -----------    -----------    -----------    -----------
        NET INCOME....................................   $   911,897    $ 1,507,042    $ 2,138,927    $ 1,536,059    $ 1,275,040
                                                         ===========    ===========    ===========    ===========    ===========
Weighted-average primary common share equivalents
  outstanding.........................................     1,483,731      1,420,666      1,418,090      1,464,503      1,357,784
Primary earnings per common share equivalent before
  cumulative effect of change in accounting
  principle...........................................   $      0.44    $      0.89    $      1.28    $       .80    $       .86
Cumulative effect of change in accounting principle...          0.00           0.00           0.00           0.07           0.00
                                                         -----------    -----------    -----------    -----------    -----------
Primary earnings per common share equivalent..........   $      0.44    $      0.89    $      1.28    $      0.87    $      0.86
                                                         ===========    ===========    ===========    ===========    ===========
Weighted-average fully diluted common share
  equivalents outstanding.............................     1,648,901      1,586,465      1,583,821      1,630,930      1,525,382
Fully diluted earnings per common share equivalent
  before cumulative effect of change in accounting
  principle...........................................   $      0.44    $      0.84    $      1.20    $      0.76    $      0.82
Cumulative effect of change in accounting principle...          0.00           0.00           0.00           0.06           0.00
                                                         -----------    -----------    -----------    -----------    -----------
Fully diluted earnings per common share equivalent....   $      0.44    $      0.84    $      1.20    $      0.82    $      0.82
                                                         ===========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                            FIRST CITY BANCORP, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                        SERIES A      SERIES C      SERIES D
                                                       CUMULATIVE       NON-          NON-                       UNEARNED
                                                       CONVERTIBLE   CUMULATIVE    CUMULATIVE                     SHARES
                                                       PREFERRED     PREFERRED     PREFERRED       COMMON       RELATED TO
                                                         STOCK         STOCK         STOCK          STOCK          ESOP
                                                       ----------    ----------    ----------    -----------    ----------
BALANCE, DECEMBER 31, 1991..........................   $2,035,404    $        0     $      0     $ 9,008,717    $ (450,000)
                                                       ----------    ----------     --------     -----------     ---------
Dividends on common stock ($.20 per share)..........
Dividends on Series A Preferred Stock ($.19 per
  share)............................................
Dividends on Series C Preferred Stock ($2.14 per
  share)............................................
10% common stock dividend (10,458 shares)...........                                                 728,321
Repurchase of common stock (79,443 shares)..........                                                (604,423)
Reduction of debt related to ESOP...................                                                                50,000
Issuance of Series C Preferred stock (28,438
  shares)...........................................                  2,843,800
Series C Preferred Stock Subscribed (3,045
  shares)...........................................                    304,500
Issuance costs of preferred stock...................                                                (111,000)
Exercise of stock options by officers through loan
  from Company (99,000 shares)......................                                                 539,550
Tax benefit from stock options exercise.............
Net income..........................................
                                                       ----------    ----------     --------     -----------     ---------
BALANCE, DECEMBER 31, 1992..........................    2,035,404     3,148,300            0       9,561,165      (400,000)
                                                       ----------    ----------     --------     -----------     ---------
Dividends on common stock ($0.20 per share).........
Dividends on Series A preferred stock ($0.24 per
  share)............................................
Dividends on Series C preferred stock ($8.52 per
  share)............................................
Incurrence of additional debt related to ESOP.......                                                              (600,000)
Issuance of common stock to ESOP (70,588 shares)....                                                 600,000
Reduction of debt related to ESOP...................                                                                75,000
Conversion of Series A Preferred Stock (100 shares)
  into common stock (73 shares).....................         (600)                                       597
Conversion of Subordinated Convertible Capital
  Debentures ($400) into common stock (48 shares)...                                                     393
Series D Preferred Stock Subscribed (6,067
  shares)...........................................                                 606,700
Exercise of stock options by officers through loan
  from Company (19,525 shares)......................                                                 106,411
Unrealized gain on securities available for sale,
  net of deferred tax liability of $241,140.........
Exercise of stock options (1,100 shares)............                                                   5,995
Tax benefit from stock options exercise.............
Net income..........................................
                                                       ----------    ----------     --------     -----------     ---------
BALANCE, DECEMBER 31, 1993..........................    2,034,804     3,148,300      606,700      10,274,561      (925,000)
                                                       ----------    ----------     --------     -----------     ---------

                                                                     UNREALIZED
                                                       REDUCTION     GAIN (LOSS)
                                                       FOR NOTES         ON
                                                       RECEIVABLE    SECURITIES                       TOTAL
                                                          FROM        AVAILABLE      RETAINED     SHAREHOLDERS'
                                                        OFFICERS      FOR SALE       EARNINGS        EQUITY
                                                       ----------    -----------    ----------    -------------
BALANCE, DECEMBER 31, 1991..........................   $       0      $        0    $1,226,478     $11,820,599
                                                       ---------       ---------    ----------     -----------
Dividends on common stock ($.20 per share)..........                                  (204,913)       (204,913)
Dividends on Series A Preferred Stock ($.19 per
  share)............................................                                   (84,819)        (84,819)
Dividends on Series C Preferred Stock ($2.14 per
  share)............................................                                  (106,126)       (106,126)
10% common stock dividend (10,458 shares)...........                                  (731,183)         (2,862)
Repurchase of common stock (79,443 shares)..........                                                  (604,423)
Reduction of debt related to ESOP...................                                                    50,000
Issuance of Series C Preferred stock (28,438
  shares)...........................................                                                 2,843,800
Series C Preferred Stock Subscribed (3,045
  shares)...........................................                                                   304,500
Issuance costs of preferred stock...................                                                  (111,000)
Exercise of stock options by officers through loan
  from Company (99,000 shares)......................    (539,550)                                            0
Tax benefit from stock options exercise.............                                    56,843          56,843
Net income..........................................                                 1,275,040       1,275,040
                                                       ---------       ---------    ----------     -----------
BALANCE, DECEMBER 31, 1992..........................    (539,550)              0     1,431,320      15,236,639
                                                       ---------       ---------    ----------     -----------
Dividends on common stock ($0.20 per share).........                                  (240,938)       (240,938)
Dividends on Series A preferred stock ($0.24 per
  share)............................................                                   (81,405)        (81,405)
Dividends on Series C preferred stock ($8.52 per
  share)............................................                                  (268,304)       (268,304)
Incurrence of additional debt related to ESOP.......                                                  (600,000)
Issuance of common stock to ESOP (70,588 shares)....                                                   600,000
Reduction of debt related to ESOP...................                                                    75,000
Conversion of Series A Preferred Stock (100 shares)
  into common stock (73 shares).....................                                                        (3)
Conversion of Subordinated Convertible Capital
  Debentures ($400) into common stock (48 shares)...                                                       393
Series D Preferred Stock Subscribed (6,067
  shares)...........................................                                                   606,700
Exercise of stock options by officers through loan
  from Company (19,525 shares)......................    (106,411)                                            0
Unrealized gain on securities available for sale,
  net of deferred tax liability of $241,140.........                     393,437                       393,437
Exercise of stock options (1,100 shares)............                                                     5,995
Tax benefit from stock options exercise.............                                    60,017          60,017
Net income..........................................                                 1,536,059       1,536,059
                                                       ---------       ---------    ----------     -----------
BALANCE, DECEMBER 31, 1993..........................    (645,961)        393,437     2,436,749      17,323,590
                                                       ---------       ---------    ----------     -----------

                            FIRST CITY BANCORP, INC.

                                                        SERIES A      SERIES C      SERIES D
                                                       CUMULATIVE       NON-          NON-                       UNEARNED
                                                       CONVERTIBLE   CUMULATIVE    CUMULATIVE                     SHARES
                                                       PREFERRED     PREFERRED     PREFERRED       COMMON       RELATED TO
                                                         STOCK         STOCK         STOCK          STOCK          ESOP
                                                       ----------    ----------    ----------    -----------    ----------
Dividends on common stock ($.20 per share)..........
Dividends on Series A preferred stock ($0.29 per
  share)............................................
Dividends on Series C preferred stock ($8.50 per
  share)............................................
Dividends on Series D preferred stock ($7.22 per
  share)............................................
Series D Preferred Stock Subscribed (3,296
  shares)...........................................                                 329,600
Unrealized loss on securities available for sale net
  of deferred tax asset of $1,542,946...............
Exercise of stock options (10,266 shares)...........                                                  55,949
Release of common stock to the ESOP.................                                                  16,644        51,887
Reduction of debt related to ESOP...................                                                                50,000
Conversion of Series A Preferred Stock (1,002
  shares) into Common Stock (734 shares)............       (5,550)                                     5,546
Conversion of Subordinated Convertible Capital
  Debentures (1,200 shares) into Common Stock (147
  shares)...........................................                                                   1,193
Issuance cost of preferred stock....................                                                 (37,885)
Officer stock option loan for purchase of Common
  Stock.............................................
Tax benefit from stock options exercise.............
Net income..........................................
                                                       ----------    ----------     --------     -----------     ---------
BALANCE, DECEMBER 31, 1994..........................    2,029,254     3,148,300      936,300      10,316,008      (823,113)
                                                       ----------    ----------     --------     -----------     ---------

Dividends on Common Stock ($0.15 per share).........
Dividends on Series A Preferred Stock ($0.27 per
  share)............................................
Dividends on Series C Preferred Stock ($6.68 per
  share)............................................
Dividends on Series D Preferred Stock ($6.08 per
  share)............................................
Unrealized gain on securities available for sale,
  net of deferred tax asset of $462,700.............
Exercise of stock options (100,000 shares)..........                                               1,202,500
Release of common stock to the ESOP.................                                                 318,217
Reduction of debt related to ESOP...................                                                               377,715
Conversion of Series A Preferred Stock (4,428
  shares) into Common Stock (3,161 shares)..........      (26,568)                                    26,544
Conversion of Subordinated Convertible Capital
  Debentures (1,200 shares) into Common Stock (147
  shares)...........................................                                                   4,154
Redemption of Series C Preferred Stock (620
  shares)...........................................                    (62,000)
Redemption of Series D Preferred Stock (496
  shares)...........................................                                 (49,600)
Officer stock option loan payments..................
Net income..........................................
                                                       ----------    ----------     --------     -----------     ---------
BALANCE, SEPTEMBER 30, 1995 (UNAUDITED).............   $2,002,686    $3,086,300     $886,700     $11,867,423    $ (445,398)
                                                       ==========    ==========     ========     ===========     =========

                                                                    UNREALIZED
                                                      REDUCTION     GAIN (LOSS)
                                                      FOR NOTES         ON
                                                      RECEIVABLE    SECURITIES                       TOTAL
                                                         FROM        AVAILABLE      RETAINED     SHAREHOLDERS'
                                                       OFFICERS      FOR SALE       EARNINGS        EQUITY
                                                      ----------    -----------    ----------    -------------
Dividends on common stock ($.20 per share)..........                                 (251,453)       (251,453)
Dividends on Series A preferred stock ($0.29 per
  share)............................................                                  (96,700)        (96,700)
Dividends on Series C preferred stock ($8.50 per
  share)............................................                                 (267,554)       (267,554)
Dividends on Series D preferred stock ($7.22 per
  share)............................................                                  (57,634)        (57,634)
Series D Preferred Stock Subscribed (3,296
  shares)...........................................                                                  329,600
Unrealized loss on securities available for sale net
  of deferred tax asset of $1,542,946...............                 (2,541,781)                   (2,541,781)
Exercise of stock options (10,266 shares)...........                                                   55,949
Release of common stock to the ESOP.................                                                   68,531
Reduction of debt related to ESOP...................                                                   50,000
Conversion of Series A Preferred Stock (1,002
  shares) into Common Stock (734 shares)............                                                       (4)
Conversion of Subordinated Convertible Capital
  Debentures (1,200 shares) into Common Stock (147
  shares)...........................................                                                    1,193
Issuance cost of preferred stock....................                                                  (37,885)
Officer stock option loan for purchase of Common
  Stock.............................................    (23,980)                                      (23,980)
Tax benefit from stock options exercise.............                                   36,192          36,192
Net income..........................................                                2,138,927       2,138,927
                                                      ---------       ---------    ----------     -----------
BALANCE, DECEMBER 31, 1994..........................   (669,941)     (2,148,344)    3,938,527      16,726,991
                                                      ---------       ---------    ----------     -----------
                                                                                                  (UNAUDITED)
Dividends on Common Stock ($0.15 per share).........                                 (185,769)       (185,769)
Dividends on Series A Preferred Stock ($0.27 per
  share)............................................                                  (88,793)        (88,793)
Dividends on Series C Preferred Stock ($6.68 per
  share)............................................                                 (206,167)       (206,167)
Dividends on Series D Preferred Stock ($6.08 per
  share)............................................                                  (53,951)        (53,951)
Unrealized gain on securities available for sale,
  net of deferred tax asset of $462,700.............                  1,393,416                     1,393,416
Exercise of stock options (100,000 shares)..........                                                1,202,500
Release of common stock to the ESOP.................                                                  318,217
Reduction of debt related to ESOP...................                                                  377,715
Conversion of Series A Preferred Stock (4,428
  shares) into Common Stock (3,161 shares)..........                                                      (24)
Conversion of Subordinated Convertible Capital
  Debentures (1,200 shares) into Common Stock (147
  shares)...........................................                                                    4,154
Redemption of Series C Preferred Stock (620
  shares)...........................................                                                  (62,000)
Redemption of Series D Preferred Stock (496
  shares)...........................................                                                  (49,600)
Officer stock option loan payments..................     15,087                                        15,087
Net income..........................................                                  911,897         911,897
                                                      ---------       ---------    ----------     -----------
BALANCE, SEPTEMBER 30, 1995 (UNAUDITED).............  $(654,854)     $ (754,928)   $4,315,744     $20,303,673
                                                      =========       =========    ==========     ===========

          See accompanying notes to consolidated financial statements.

                            FIRST CITY BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   NINE MONTHS ENDED SEPTEMBER
                                                               30,                        YEAR ENDED DECEMBER 31,
                                                   ---------------------------   ------------------------------------------
                                                       1995           1994           1994           1993           1992
                                                   ------------   ------------   ------------   ------------   ------------
                                                   (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income.....................................  $    911,897   $  1,507,042   $  2,138,927   $  1,536,059   $  1,275,040
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Provision for loan losses....................       241,474        424,475        561,899        176,346        444,611
    Provision for losses on other real estate....             0              0              0              0         34,500
    Compensation costs related to ESOP...........       383,108         26,748         37,531              0              0
    Depreciation and amortization................       854,909        712,681        936,249        829,294        612,695
    Provision for (recovery of) loss on
      securities held for sale...................             0              0              0        (99,860)        99,860
    Accretion of investment security discounts...       (98,881)       (96,164)      (148,579)      (221,314)       (37,270)
    Amortization of investment security
      premiums...................................       347,520        558,790        202,742        472,453        265,299
    Gains on investment securities held to
      maturity...................................             0              0              0        (44,487)      (417,252)
    (Gains) losses on sales of securities
      available for sale.........................       (38,618)      (196,732)      (199,532)       145,775        (59,166)
    (Gains) losses on sales of other real
      estate.....................................       (22,023)        (3,410)        (3,410)        (5,961)        16,856
    Deferred income taxes........................             0              0        167,733          8,500          5,100
    Losses on sales of assets....................         1,050              0              0              0              0
    Gains from sales of loans....................      (218,335)             0       (433,428)             0              0
    Net (increase) decrease in interest
      receivable.................................      (224,119)       381,141        335,914       (263,683)       320,733
    Net increase (decrease) in interest
      payable....................................       237,201        (17,866)       179,050        (16,289)      (229,225)
    Net increase in other assets.................             0              0       (170,273)             0              0
    Net decrease in other liabilities............      (229,531)    (2,310,326)        21,560        616,483       (309,344)
                                                   ------------   ------------   ------------   ------------   ------------
        NET CASH PROVIDED BY OPERATING
          ACTIVITIES.............................     2,145,652        986,379      3,626,383      3,133,316      2,022,437
                                                   ------------   ------------   ------------   ------------   ------------
INVESTING ACTIVITIES:
  Proceeds from sales of securities available for
    sale.........................................    31,351,040      3,782,525     12,575,053     31,968,106      9,030,938
  Proceeds from calls and maturities of
    securities held to maturity..................     6,906,632      5,859,160     15,097,567      5,048,433     40,889,133
  Proceeds from maturities of securities
    available for sale...........................     1,695,755     10,477,185      9,588,251      2,891,006              0
  Purchases of investment securities.............   (48,907,302)   (42,187,327)             0    (31,328,027)   (88,598,579)
  Purchases of investment securities held to
    maturity.....................................             0              0    (46,164,864)             0              0
  Purchases of securities available for sale.....             0              0    (13,401,019)             0              0
  Proceeds from sales of investment securities
    held to maturity.............................             0              0              0      8,980,444     26,171,219
  Net (increase) decrease in short-term
    investments..................................    15,159,000      9,729,000     (5,009,000)    (4,025,000)    (4,800,000)
  Proceeds from sales of other real estate.......       191,562        312,757        290,462        328,651        494,357
  Proceeds from sales of loans...................             0              0     28,571,522              0              0
  Net increase in loans..........................   (19,922,674)    (2,818,762)   (25,017,465)   (11,153,999)   (11,381,066)
  Net decrease in stock option loans.............        15,087              0              0              0              0
  Net decrease (increase) in other assets........       513,546     (1,197,862)       (96,271)      (892,282)      (153,609)
  Purchases of financial institutions, net of
    cash and cash equivalents acquired...........             0              0              0     (3,720,384)             0
  Purchases of premises and equipment............      (462,782)      (347,452)      (732,504)      (691,158)    (1,344,064)
                                                   ------------   ------------   ------------   ------------   ------------
        NET CASH USED BY INVESTING ACTIVITIES....   (13,460,136)   (16,390,776)   (24,298,268)    (2,594,210)   (29,691,671)

                            FIRST CITY BANCORP, INC.

                                                   NINE MONTHS ENDED SEPTEMBER
                                                               30,                        YEAR ENDED DECEMBER 31,
                                                   ---------------------------   ------------------------------------------
                                                       1995           1994           1994           1993           1992
                                                   ------------   ------------   ------------   ------------   ------------
                                                   (UNAUDITED)    (UNAUDITED)
FINANCING ACTIVITIES:
  Net decrease in demand deposits, NOW accounts
    and savings accounts.........................  $ (8,487,160)  $ (5,811,796)  $  2,524,539   $ 16,875,698   $ 11,677,904
  Net increase in certificates of deposit........    17,520,945     17,588,354     18,267,498    (22,860,120)    16,043,522
  Payments on long-term debt.....................      (713,471)      (196,307)      (114,329)      (714,329)       (96,652)
  Payments on short-term borrowings..............      (850,000)             0              0              0              0
  Proceeds from short-term borrowings............       100,000        750,000              0              0              0
  Net increase in federal funds purchased and
    securities sold under agreement to
    repurchase...................................     3,963,073      7,328,784      3,859,022      1,583,918       (361,615)
  Net proceeds from sale of preferred stock......             0        191,100        291,715        606,700      3,037,300
  Sale of common stock from stock options
    exercised....................................     1,202,500         40,962         31,969          5,995              0
  Repurchase of common stock.....................             0              0              0              0       (604,423)
  Proceeds from long-term debt...................             0              0        750,000      3,250,000        600,000
  Net decrease in short-term borrowings..........             0              0              0              0       (531,250)
  Net decrease in other liabilities..............             0              0       (325,779)             0              0
  Sale of common stock to employee benefit
    plan.........................................             0              0              0        600,000              0
  Payments on redemption of preferred stock......      (111,600)             0              0              0              0
  Payment for fractional shares..................           (30)             0            (11)             0         (2,862)
  Cash dividends on common stock.................      (185,769)      (161,527)      (251,453)      (240,938)      (204,913)
  Cash dividends on preferred stock..............      (348,911)      (310,680)      (398,635)      (349,709)      (109,479)
  Tax benefit from exercise of stock options.....             0              0         36,192         60,017         56,843
                                                   ------------   ------------   ------------   ------------   ------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES.............................    12,089,577     19,418,890     24,670,728     (1,182,768)    29,504,375
                                                   ------------   ------------   ------------   ------------   ------------
INCREASE IN CASH AND CASH EQUIVALENTS............       775,093      4,014,493      3,998,843       (643,662)     1,835,141
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD.........................................    12,613,888      8,615,045      8,615,045      9,258,707      7,423,566
                                                   ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.......  $ 13,388,981   $ 12,629,538   $ 12,613,888   $  8,615,045   $  9,258,707
                                                    ===========    ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow information:
  Interest paid..................................  $ 10,200,042   $  7,466,591   $ 10,395,481   $  7,153,926   $  7,769,313
  Income taxes paid..............................  $    521,000   $    390,000   $    790,000   $    833,000   $  1,007,499

---------------

     Supplemental schedule of non-cash investing and financing activities:

     Additional debt and repayment of debt of ESOP of $600,000 and $75,000 in 1993.

     Transfers of loans to other real estate were $190,610 in the nine months ended September 30, 1995, $20,000 in the nine months ended September 30, 1994, $65,000 in 1994, $0 in 1993 and $538,410 in 1992.

          See accompanying notes to consolidated financial statements.

                            FIRST CITY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

(A) ACCOUNTING POLICIES

     The accounting principles followed by First City Bancorp, Inc. (the "Company") and the methods of applying those principles conform to generally accepted accounting principles and to general practices in the banking industry. The significant policies are summarized as follows:

BASIS OF CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First City Bank (the "Bank") and Citizens Bank ("Citizens"). All material intercompany balances and transactions have been eliminated in consolidation. On December 16, 1991, the Bank opened a finance company, Tennessee Credit Corporation ("TCC") which is a wholly-owned subsidiary of the Bank. The Company acquired Citizens on October 4, 1993. This transaction was accounted for as a purchase. Results of operations of Citizens have been included in the consolidated financial statements from the date of acquisition (see Note T).

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company has defined cash and cash equivalents as cash and demand balances due from banks and interest-bearing deposits with other financial institutions.

INVESTMENT SECURITIES

     Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that all investments in debt securities and all investments in equity securities that have readily determinable fair values be classified into three categories. Debt securities that management has the positive intent and ability to hold until maturity will be classified as held to maturity. Securities that are bought and held specifically for the purpose of selling them in the near term will be classified as trading securities. All other securities will be classified as available for sale. Securities are designated as available for sale if management intends to use such securities in its asset/liability management strategy and therefore such securities may be sold in response to changes in interest rates and prepayment risk. Securities classified as trading and available for sale will be carried at market value. Unrealized holding gains and losses for trading securities will be included in current income. Unrealized holding gains and losses for available for sale securities will be reported as a net amount in a separate component of shareholders' equity until realized. Investments classified as held to maturity will be carried at amortized cost. Realized gains and losses on any sales of securities are computed on the basis of specific identification of the adjusted cost of each security and included in noninterest income. Investments categorized as available for sale had an estimated fair value in excess of carrying value of $634,577 at December 31, 1993. The Company reported the cumulative effect of that change in accounting principle in the 1993 consolidated statement of stockholders' equity by increasing shareholders equity by $393,437 which is net of tax effect of $241,140.

LOANS

     The Bank computes interest income on commercial and most installment loans based on the daily principal loan amounts outstanding.

     Loan fees and costs are accounted for under the provisions of Statement of Financial Accounting Standards No. 91 ("SFAS 91"), "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." The provisions of SFAS 91 state that loan origination

                            FIRST CITY BANCORP, INC.

fees, commitment fees, if the commitment is exercised, and certain direct loan origination costs are to be deferred and the net fee amortized as an adjustment of the related loan's yield.

     The designation "non-accrual loans" identifies those loans which management recognizes as collection problems, but as yet have not been identified as losses. Commercial and real estate loans are placed on a non-accrual basis when payments of interest and/or principal have remained delinquent for a period of over 90 days, unless the loan is both well-secured and in the process of collection, or management's evaluation indicates probable default prior to the 90-day delinquency period.

     The decision to charge off a loan is based upon the borrower's continued failure to pay principal or interest when due, or circumstances indicating the payments will not or cannot be made, along with evaluation of any collateral securing the loan. Consumer loans generally are charged off when contractually delinquent 120 days or more, or when five payments have been missed and there is no recent record of regular payment.

ALLOWANCE FOR LOAN LOSSES ("ALLOWANCE")

     The allowance for loan losses is based upon management's evaluation of the loan portfolio under current economic conditions and other factors that deserve current recognition in estimation of possible loan losses.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed substantially on the straight-line method over the estimated useful lives of the assets, which are as follows: buildings and leasehold improvements -- 10 to 40 years; furniture and equipment -- 3 to 15 years; automobiles -- 3 years. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses from dispositions of property are charged to operations and the asset accounts and related allowances for depreciation are reduced.

OTHER REAL ESTATE

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell.

INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") and has reported the cumulative effect of that change in accounting principle in the 1993 Consolidated Statements of Income.

     Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

RECLASSIFICATIONS

     Certain accounts for 1993 and 1992 have been reclassified to conform with classifications adopted in 1994 with no effect on previously reported results of operations, shareholders' equity or cash flows.

                            FIRST CITY BANCORP, INC.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     In December 1991, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. This statement became effective for financial statements issued for years ending after December 15, 1992.

     There are inherent limitations in determining fair value estimates as they relate only to specific data based on relevant information at that time. As a significant percentage of the Company's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses and other related factors. Such estimates are accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

     The Statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximate those assets' fair values.

          Securities Available for Sale and Investment Securities Held to Maturity (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value; if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

          Loans: For variable-rate loans that reprice frequently, fair values are based on carrying values less estimated credit risks. Other loans are segregated into loan groups with similar financial characteristics, and fair values are estimated using discounted cash flow analyses using interest rates currently being offered for such loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

          Off-Balance Sheet Instruments: Fair values for the Company's off-balance sheet instruments (letters of credit and lending commitments) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

          Deposit Liabilities: The fair values disclosed for deposits without stated maturity dates (e.g., interest and noninterest bearing checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits that reprice frequently approxi mate their fair values at the reporting date. Fair values for other deposit accounts are estimated using a discounted cash flow calculation that applies interest rates

                            FIRST CITY BANCORP, INC.

     currently being offered on such deposits to a schedule of aggregated expected monthly maturities on such deposits.

          Short-term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

          Long-term Borrowings: The fair values of the Company's long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

EFFECT OF IMPLEMENTING NEW ACCOUNTING STANDARDS

     In May 1993, the FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." This statement addresses accounting by creditors for impairment of certain loans. The statement requires that impaired loans be measured based on the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. If the present value is less than the recorded investment in the loan, an impairment will be recognized. The statement is effective for financial statements for fiscal years beginning after December 15, 1994. The statement is not expected to have a material impact on the consolidated financial statements.

     In October 1994, the FASB issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments". SFAS No. 119 addresses the disclosure of derivative financial instruments including the face amount, nature and terms. The statement is effective for fiscal years ending after December 15, 1994. The Company has no derivative financial instruments, therefore, the statement had no impact on the consolidated financial statements other than to require fair value disclosures of all financial instruments to be presented together in a single footnote.

(B) SECURITIES AVAILABLE FOR SALE

     The following sets forth the composition of securities available for sale which are carried at estimated fair value:

                                                              DECEMBER 31, 1994
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies............  $ 3,723,921       $0       $  161,905   $ 3,562,016
    Mortgage-backed securities.............   36,780,429        0        2,590,770    34,189,659
                                             -----------       --       ----------   -----------

              Total debt securities
                available for sale.........   40,504,350        0        2,752,675    37,751,675
                                             -----------       --       ----------   -----------

    Federal Home Loan Bank stock (15,444
      shares)..............................    1,544,400        0                0     1,544,400
                                             -----------       --       ----------   -----------

              Total securities available
                for sale...................  $42,048,750       $0       $2,752,675   $39,296,075
                                              ==========   ========      =========    ==========

                            FIRST CITY BANCORP, INC.

                                                                DECEMBER 31, 1993
                                               ---------------------------------------------------
                                                               GROSS        GROSS       ESTIMATED
                                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                  COST         GAINS        LOSSES        VALUE
                                               -----------   ----------   ----------   -----------
    U.S. Treasury securities and obligations
      of U.S. government corporations and
      agencies...............................  $12,844,709    $  83,531    $  47,351   $12,880,889
    Obligations of State and political
      subdivisions...........................      238,584        4,239            0       242,823
    Mortgage-backed securities...............   64,991,788      664,500       70,342    65,585,946
                                               -----------   ----------   ----------   -----------
              Total debt securities available
                for sale.....................   78,075,081      752,270      117,693    78,709,658
                                               -----------   ----------   ----------   -----------
    Federal Home Loan Bank stock (13,159
      shares)................................    1,315,900            0            0     1,315,900
                                               -----------   ----------   ----------   -----------
              Total securities available for
                sale.........................  $79,390,981    $ 752,270    $ 117,693   $80,025,558
                                                ==========     ========     ========    ==========

     Prior to December 31, 1993, the Company reflected securities available for sale at the lower of cost or market with unrealized gains and losses reflected as a component of income from operations. Net unrealized losses at December 31, 1992 were $99,860.

     The Bank joined the Federal Home Loan Bank ("FHLB") in 1991. Citizens joined the FHLB in 1994. As members of this system, the Bank and Citizens are required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of the total of residential mortgage loans and mortgage-backed securities, or 0.3% of total assets of the Bank. The Bank's balance of FHLB capital stock at December 31, 1994 and 1993 was $1,392,700 and $1,315,900, respectively; no additional stock is required to be purchased in 1995. Citizen's balance of FHLB capital stock at December 31, 1994 was $151,700. Citizen's FHLB stock requirements have not yet been met and will require additional purchases of approximately $170,000 during 1995. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value from the FHLB if the Bank withdraws its membership.

     The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AMORTIZED       ESTIMATED
                                                                       COST         FAIR VALUE
                                                                    -----------     -----------
Due in one year or less.........................................    $         0     $         0
Due after one year through five years...........................      3,723,921       3,562,016
Due after five years through ten years..........................              0               0
Due after ten years.............................................              0               0
Mortgage-backed securities......................................     36,780,429      34,189,659
                                                                    -----------     -----------
          Total investment debt securities......................    $40,504,350     $37,751,675
                                                                     ==========      ==========

     Securities sold during 1994 that had been in the available for sale portfolio resulted in net proceeds of $12,575,053. Securities sold during 1994 that had been in the available for sale portfolio resulted in gross gains of $238,179 and gross losses of $38,647. Securities sold during 1993 that had been in the available for sale portfolio resulted in net proceeds of $31,968,046, gross gains of $24,321, and gross losses of $170,096. Securities sold during 1992 that had been in the available for sale portfolio resulted in net proceeds of $9,030,938 and a net gain of $59,166.

                            FIRST CITY BANCORP, INC.

(C) INVESTMENT SECURITIES HELD TO MATURITY

     The amortized cost and estimated fair values of investment securities held to maturity are as follows:

                                                            DECEMBER 31, 1994
                                         -------------------------------------------------------
                                                           GROSS         GROSS        ESTIMATED
                                          AMORTIZED      UNREALIZED    UNREALIZED       FAIR
                                             COST          GAINS         LOSSES         VALUE
                                         ------------    ----------    ----------    -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies.......   $ 35,105,784     $     241    $1,744,007    $33,362,018
    Obligations of state and political
      subdivisions....................      3,618,834           874       143,337      3,476,371
    Mortgage-backed securities........     63,739,457         1,512     3,339,385     60,401,584
                                         ------------      --------    ----------    -----------
              Total investment
                securities............   $102,464,075     $   2,627    $5,226,729    $97,239,973
                                         ============      ========    ==========    ===========

                                                            DECEMBER 31, 1993
                                         -------------------------------------------------------
                                                           GROSS         GROSS        ESTIMATED
                                          AMORTIZED      UNREALIZED    UNREALIZED       FAIR
                                             COST          GAINS         LOSSES         VALUE
                                         ------------    ----------    ----------    -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies.......   $ 25,304,896     $ 137,478    $  102,949    $25,339,425
    Obligations of state and political
      subdivisions....................      4,821,675        34,871        33,556      4,822,990
    Mortgage-backed securities........     12,847,197        71,237        87,996     12,830,438
                                         ------------      --------    ----------    -----------
              Total investment
                securities............   $ 42,973,768     $ 243,586    $  224,501    $42,992,853
                                         ============      ========    ==========    ===========

     As of October 1, 1994, management transferred securities that were available for sale, having book values totaling approximately $40,884,000, to the held to maturity category. These securities were required to be transferred at their fair market values, which at October 1, 1994, totaled approximately $40,355,000. These securities' book values exceeded their market values at that time by approximately $529,000, and as a result of this transfer, the unrealized loss, net of deferred taxes, remains as a reduction of shareholders' equity. At December 31, 1994 this net unrealized loss was $441,687. This net unrealized loss is amortized over the lives of the transferred securities.

     The amortized cost and estimated fair value of debt securities held to maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      AMORTIZED      ESTIMATED
                                                                         COST       FAIR VALUE
                                                                     ------------   -----------
Due in one year or less............................................  $  4,302,496   $ 4,273,412
Due after one year through five years..............................    27,722,735    26,305,797
Due after five years through ten years.............................     6,465,998     6,047,730
Due after ten years................................................       233,389       211,450
Mortgage-backed securities.........................................    63,739,457    60,401,584
                                                                     ------------   -----------
          Total investment debt securities.........................  $102,464,075   $97,239,973
                                                                      ===========    ==========

     Proceeds from calls and maturities of investment securities during 1994 were $15,092,567. Proceeds from sales and calls and maturities of investment securities during 1993 and 1992 were $5,048,433 and $40,889,133,

                            FIRST CITY BANCORP, INC.

respectively. Gross losses on sales of securities during 1993 and 1992 were $7,056 and $32,353, respectively. Gross gains on sales of securities for 1993 and 1992 were $51,543 and $449,605, respectively.

     Securities carried at $51,448,595 and $60,521,006 at December 31, 1994 and 1993, respectively, were required to be pledged to secure deposits with account balances of $46,771,450 and $55,019,097 at December 31, 1994 and 1993,
respectively, and for other purposes as required or permitted by law.

(D) LOANS

     The following table summarizes loans at carrying value at December 31, 1994 and 1993:

                                                                DECEMBER 31,   DECEMBER 31,
                                                                    1994           1993
                                                                ------------   ------------
    Commercial and industrial.................................  $ 15,197,723   $ 14,404,745
    Consumer..................................................    44,377,299     52,473,456
    Real estate -- mortgage...................................    81,975,241     79,175,646
    Real estate -- construction...............................     6,507,278      7,053,347
    Other.....................................................     6,776,184      4,784,747
                                                                ------------   ------------
              Total Loans.....................................   154,833,725    157,891,941
    Less: Unearned interest and loan fees.....................    (2,009,553)    (1,136,872)
          Allowance for loan losses...........................    (2,201,101)    (2,016,042)
                                                                ------------   ------------
              Net loans.......................................  $150,623,071   $154,739,027
                                                                 ===========    ===========

     In the normal course of business, the Company's banking subsidiaries have made loans to related parties ("Related Parties") which include directors and executive officers (and their affiliates) of the Company and directors and executive officers and their associates of the Bank and Citizens during 1994 and 1993. Loans to directors, executive officers and their associates at December 31, 1994 and 1993 totaled $3,679,546 and $3,115,160, respectively. There were outstanding lines of credit and loans to one individual director and his associates (included above) which exceeded 5% ($835,600)of the shareholders' equity at December 31, 1994 totaling $1,145,646. Those lines of credit which exceeded 5% ($866,179) of shareholders' equity at December 31, 1993 totaled $1,240,971.

     The Board of Directors approves the lines of credit for each director in compliance with Regulation O of the Federal Reserve Bank which requires all director loans to be approved by the full Board of Directors. These lines of credit represent maximum amounts in which the Loan Committee and management are not to exceed. Any director requesting a specific loan or a line in which to draw upon, must request prior approval by the Loan Committee. The maximum approved total lines of credit that may be extended to all directors of the Bank was $9,830,000 and $6,505,000 at December 31, 1994 and 1993, respectively. The maximum approved total lines of credit that may be extended to all directors of Citizens was $1,375,000 at December 31, 1994.

     A summary of transactions with all directors, executive officers and their associates for the year ended December 31, 1994 follows:

    Balance at December 31, 1993............................................  $ 3,115,160
    New loans and advances during 1994......................................    2,625,913
    Repayments during 1994..................................................   (2,061,527)
                                                                              -----------
    Balance at December 31, 1994............................................  $ 3,679,546
                                                                               ==========

                            FIRST CITY BANCORP, INC.

(E) ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING LOANS

                                                                         DECEMBER 31,
                                                             ------------------------------------
                                                                1994         1993         1992
                                                             ----------   ----------   ----------
Balance at the beginning of year...........................  $2,016,042   $1,275,000   $1,040,000
Allowance from purchase of Citizens Bank...................           0      786,269            0
Provision charged to operations............................     561,899      176,345      444,611
Loan losses:
  Loans charged-off........................................    (638,688)    (432,564)    (481,733)
  Recoveries on loans previously charged-off...............     261,848      210,992      272,122
                                                             ----------   ----------   ----------
          Net loan losses..................................    (376,840)    (221,572)    (209,611)
                                                             ----------   ----------   ----------
Balance at end of year.....................................  $2,201,101   $2,016,042   $1,275,000
                                                             ==========   ==========   ==========

                                                           PRINCIPAL BALANCE    INTEREST PER    INTEREST
                  NON-PERFORMING LOANS:                     AT DECEMBER 31,    ORIGINAL TERMS   REALIZED
---------------------------------------------------------  -----------------   --------------   --------
1994
Loans renegotiated at a reduced interest rate............      $       0          $      0      $      0
Loans not accruing interest..............................      $ 471,056          $ 39,266      $ 25,780
1993
Loans renegotiated at reduced interest rate..............      $       0          $      0      $      0
Loans not accruing interest..............................      $ 276,329          $ 42,973      $ 25,974
1992
Loans renegotiated at a reduced interest rate............      $       0          $      0      $      0
Loans not accruing interest..............................      $ 147,745          $ 17,023      $ 13,065

     Loans past due 90 or more days on which interest was still accruing were $7,661, $224,824 and $0 for the years ended December 31, 1994, 1993 and 1992, respectively.

     Non-performing loans (which include loans not accruing interest, loans renegotiated at a reduced interest rate and loans past due ninety or more days on which loans were still accruing interest) as a percent of total loans (net of unearned interest and loan fees) were 0.31%, 0.31% and 0.16%.

(F) PREMISES AND EQUIPMENT

     Premises and equipment components are as follows:

                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1994          1993
                                                                  -----------   -----------
    Land........................................................  $ 1,477,575   $ 1,477,575
    Buildings...................................................    6,987,095     6,846,143
    Furniture and equipment.....................................    5,440,151     5,221,221
    Leasehold improvements......................................      501,058       407,155
    Construction in progress....................................      382,019       103,300
                                                                  -----------   -----------
                                                                   14,787,898    14,055,394
    Less accumulated depreciation...............................   (3,539,143)   (2,602,894)
                                                                  -----------   -----------
              Total premises and equipment......................  $11,248,755   $11,452,500
                                                                  ===========   ===========

                            FIRST CITY BANCORP, INC.

     Included in buildings and accumulated depreciation above is the following related to capital leases:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1994         1993
                                                                    ----------   ----------
    Buildings.....................................................  $2,158,300   $2,158,300
    Accumulated depreciation......................................    (301,264)    (247,306)
                                                                    -----------  -----------
                                                                    $1,857,036   $1,910,994
                                                                    ===========  ===========

(G) SHORT-TERM BORROWINGS

     The Company has lines of credit with two correspondent commercial banks totaling $1,750,000. The interest rate charged is a variable index relating to the lender's prime rate. As of December 31, 1994, $750,000 was drawn on the lines of credit.

     In addition, the Bank has unsecured lines at four commercial banks of $8,900,000 for the overnight purchase of federal funds (with the largest amount at any one bank being $3,500,000). The lines are for short-term use (usually up to two weeks) and carry an interest rate below prime rate. No balance was drawn on any of these lines at December 31, 1994 nor 1993. Normally, these lines are renewed annually.

     The Bank can also borrow short-term from the Federal Reserve Bank of Atlanta's Discount Window at the Federal Reserve's discount rate. The borrowings are normally for a maximum of two weeks and the amount borrowed has never exceeded $2,000,000. There were no such borrowings at December 31, 1994 nor 1993.

     As a member of the Federal Home Loan Bank of Cincinnati, the Bank can borrow short-term or can initiate long-term borrowings by collateralizing the borrowings with residential mortgage loans held in the Bank's loan portfolio. By pledging the residential mortgage loans as collateral, the Bank may borrow funds up to 20 years at either fixed or variable rates. The rate charged is normally lower than prime rate and the maximum that may be borrowed based upon the December 31, 1994 financial data is $27,414,000. There were no such borrowings at December 31, 1994 or 1993.

(H) INCOME TAXES

     As discussed in Note A, the Company adopted the provisions of SFAS No. 109 in 1993. The cumulative effect of adopting SFAS No. 109 was an increase in net income of $100,000 or $0.06 per share, and is separately disclosed in the Consolidated Statements of Income for the year ended December 31, 1993. The financial statements for prior years have not been restated to apply the provisions of SFAS No. 109.

     Federal and state income tax expense consists of the following:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                               1994        1993       1992
                                                            ----------   --------   --------
    Current:
    Federal...............................................  $  837,055   $578,422   $598,894
    State.................................................     145,843    134,358    122,258
                                                            ----------   --------   --------
                                                               982,898    712,780    721,152
    Deferred:
    Federal...............................................     141,191      7,600      4,300
    State.................................................      26,542        900        800
                                                            ----------   --------   --------
                                                               167,733      8,500      5,100
                                                            ----------   --------   --------
              Total.......................................  $1,150,631   $721,280   $726,252
                                                             =========   ========   ========

                            FIRST CITY BANCORP, INC.

     Deferred income taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The sources (reductions) of those timing differences and their tax effect were as follows:

                                                             FOR THE YEARS ENDED DECEMBER
                                                                          31,
                                                            -------------------------------
                                                              1994       1993        1992
                                                            --------   ---------   --------
    Provision for loan losses.............................  $ 22,450   $ (17,113)  $(34,267)
    Accelerated depreciation..............................    38,672      52,820     60,000
    Loan cost.............................................    40,463      64,228      8,047
    FHLB stock dividends..................................    30,110      22,065     21,268
    Other, net............................................   (30,992)      8,919    (10,004)
    Purchase accounting adjustments.......................    67,030    (162,363)         0
    Provision for loss on securities held for sale........         0      39,944    (39,944)
                                                            --------   ---------   --------
                                                            $167,733   $   8,500   $  5,100
                                                            ========   =========   ========

     The following is a reconciliation of the provision for income taxes as shown in the consolidated income statements with that which would be computed by applying the statutory federal income tax rate to net income before income taxes:

                                                    FOR THE YEARS ENDED DECEMBER 31,
                                  --------------------------------------------------------------------
                                           1994                    1993                   1992
                                  ----------------------   --------------------   --------------------
                                                  % OF                   % OF                   % OF
                                                PRE-TAX                PRE-TAX                PRE-TAX
                                    AMOUNT      EARNINGS    AMOUNT     EARNINGS    AMOUNT     EARNINGS
                                  ----------    --------   --------    --------   --------    --------
    Computed "expected" tax.....  $1,118,450      34.0%    $733,495      34.0%    $680,439      34.0%
    Increases (reductions) in
      taxes resulting from:
      State taxes, net of
         federal income tax
         benefit................     113,774       3.6       89,270       4.1       80,690       4.0
      Tax exempt interest
         income.................     (73,297)     (2.3)    (121,132)     (5.6)     (35,016)     (1.7)
      Other, net................      (8,296)     (0.3)      19,647       0.9          139       0.0
                                  ----------      ----     --------      ----     --------      ----
    Actual tax..................  $1,150,631      35.0%    $721,280      33.4%    $726,252      36.3%
                                  ==========      ====     ========      ====     ========      ====

                            FIRST CITY BANCORP, INC.

     At December 31, 1994 and 1993, the net deferred income tax (asset) liability in the accompanying consolidated balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                      1994         1993
                                                                   ----------   -----------
    Deferred tax assets charged to operations:
      Allowance for loan losses..................................  $  451,997   $   474,447
      Noncompete amortization....................................      38,592         7,600
      Purchase accounting adjustments............................      66,430       133,460
                                                                   ----------   -----------
                                                                      557,019       615,507
                                                                   ----------   -----------
    Deferred tax liabilities charged to operations:
      Depreciation on premises and equipment.....................     705,972       667,300
      FHLB stock dividends.......................................      85,117        55,007
      Deferred loan fees and costs...............................     111,967        71,504
                                                                   ----------   -----------
                                                                      903,056       793,811
                                                                   ----------   -----------
    Net deferred tax liabilities charged to operations...........    (346,037)     (178,304)
    Deferred tax asset (liability) on unrealized gain/loss on
      securities available for sale..............................   1,301,806      (241,140)
    Deferred tax liabilities on purchase accounting adjustment
      subsequently eliminated (Note T)...........................           0    (1,115,142)
                                                                   ----------   -----------
    Net deferred tax asset (liability)...........................  $  955,769   $(1,534,586)
                                                                   ==========   ===========

(I) LONG-TERM DEBT

     The long-term debt of the Company and its subsidiaries is as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1994         1993
                                                                    ----------   ----------
    Long-term capital lease.......................................  $1,657,785   $1,772,114
    Convertible capital debentures................................   1,355,336    1,356,536
    Other long-term debt..........................................   3,250,000    3,250,000
    Debt related to ESOP..........................................     844,000      925,000
                                                                    ----------   ----------
      Total long-term debt........................................  $7,107,121   $7,303,650
                                                                    ==========   ==========

     The Company has a long-term lease agreement relating to its main office location. For accounting purposes, the lease is treated as a capital lease. Beginning January 20, 1993, the interest rate charged was 6.75% for five years.

     On April 1, 1987, $1,356,936 of convertible capital debentures were issued which are due on April 1, 1999. The interest rate is 150% of the weighted average prime rate of Manufacturers Hanover Trust Company, a division of Chemical Bank, New York, New York ("Manufacturers Hanover") for the quarter, and interest payments are made quarterly on January 1, April 1, July 1, and October
1. The capital debentures are convertible at $8.18 principal amount per share of the common stock, after adjustment for the 1992 stock dividend. A holder of convertible capital debentures will not be paid in cash at maturity, but instead, the convertible capital debentures will automatically convert into common stock of the Company with a fair value equal to the principal amount of the convertible capital debentures. The convertible capital debentures are subordinated to all senior indebtedness of the Company as defined in the indenture.

     During 1993, $400 of the capital debentures were converted into 48 shares of common stock and $7.00 in cash was paid for the fractional shares. During 1994, $1,200 of debentures were converted into 147 shares of common stock and $7.00 in cash was paid for the fractional shares.

                            FIRST CITY BANCORP, INC.

     At December 31, 1994, the other long term debt consisted of $3,250,000 incurred by the Company in its purchase of Citizens Bank. The common stock of Citizens Bank is pledged as collateral and interest is at 8.5% payable quarterly. Annual principal payments are due beginning in January 1995.

     The Company entered into specific covenants during the loan term in connection with the $3,250,000 long-term debt. Return on average assets for the Company must equal or exceed 0.5% and also average 0.65% for any two consecutive years. Return on average assets for Citizens must equal or exceed 0.7%. Both the Company and Citizens must maintain a Tier I risk-weighted ratio of 6.0%, total capital risk-weighted ratio of 10.0% and a leverage ratio of 5.0%. In addition, the allowance for possible loan losses as a percent of total loans must equal or exceed 0.9% for Citizens, and the nonperforming loans and other real estate as a percent of total loans plus other real estate for Citizens must not exceed 2.5%. No additional covenants were entered into concerning the new debt incurred during 1994.

     See Note J for disclosure of the debt related to the ESOP.

     Maturities under these long-term debt obligations for 1995-99, and thereafter, excluding the amounts deemed to be interest payments, are as follows:

                                      PARENT       PARENT       PARENT       DEBT
                                    LONG-TERM    CONVERTIBLE    OTHER      RELATED
                                     CAPITAL      CAPITAL     LONG-TERM       TO
                 YEAR                 LEASE      DEBENTURES      DEBT        ESOP       TOTAL
    ------------------------------  ----------   ----------   ----------   --------   ----------
    1995..........................  $  111,527   $        0   $  250,000   $ 87,000   $  448,527
    1996..........................     119,292            0      266,000     93,000      478,292
    1997..........................     127,598            0      282,000    100,000      509,598
    1998..........................     136,482            0      300,000    107,000      543,482
    1999..........................     145,985    1,355,336      317,000    114,000    1,932,321
    Thereafter....................   1,016,901            0    1,835,000    343,000    3,194,901
                                    ----------   ----------   ----------   --------   ----------
              Total...............  $1,657,785   $1,355,336   $3,250,000   $844,000   $7,107,121
                                    ==========   ==========   ==========   ========   ==========

(J) EMPLOYEE BENEFIT PLANS

     The Bank has a leveraged Employee Stock Ownership Plan and Trust ("ESOP") for full-time employees and officers, who have served continuously for one year and who have attained the age of 21. Participants may contribute up to 8% of their annual salaries, under the 401(k) feature of the ESOP. All dividends received by the ESOP are added to participant accounts. As debt is repaid, shares are released from collateral and allocated to active employees based on the proportion of debt service paid in the year.

     In November 1993, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6 "Employers' Accounting for Employee Stock Ownership Plans." This statement is effective for fiscal years beginning after December 15, 1993, and prospective application of the guidance in the SOP is required for shares acquired by ESOP's after December 31, 1992 but not yet committed to be released as of the beginning of the year in which the SOP is adopted. This statement changes the way employers report transactions with a leveraged employee stock ownership plan ("ESOP"). It requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value of the shares committed to be released, (2) dividends on unallocated shares credited to participant accounts are recorded as compensation expense for financial statement purposes, (3) for earnings-per-share computations, ESOP shares that have been committed to be released should be considered outstanding; ESOP shares that have not been committed to be released should not be considered outstanding. The Company's ESOP shares acquired in 1993 are subject to the provisions of the SOP. The statement allowed companies who had acquired ESOP shares prior to December 31, 1992 to use the accounting principles in effect prior to the issuance of SOP 93-6. As a result,

                            FIRST CITY BANCORP, INC.

the Company elected to apply the prior accounting standards to unallocated shares acquired prior to December 31, 1992. Under prior accounting standards (1) ESOP shares released in a period are expensed at their historical cost to the ESOP, (2) dividends on both allocated and unallocated shares are reported as dividends for financial statement purposes and (3) both committed and uncommitted (unallocated) ESOP shares are considered outstanding for earnings per share computations.

     The ESOP purchased 107,830 common shares of First City Bancorp, Inc. in 1990, and the purchase was funded by a loan of $500,000 with principal payments of $50,000 due annually, which began on October 17, 1991 and will continue for ten years. The balance of the loan was $300,000 and $350,000 at December 31, 1994 and 1993, respectively. Interest expense in relation to this loan was $23,132, $23,708, and $27,875 in 1994, 1993 and 1992, respectively. Interest is at prime and is payable quarterly. The loan is guaranteed by the Company and is recorded as a liability and as a reduction of shareholders' equity. The ESOP is to be funded by contributions made by the Bank. The Bank presently expects to contribute an amount annually to fund the principal and interest on the loan. The cost basis of shares released and charged to expense was approximately $50,000, $75,000 and $50,000 for 1994, 1993 and 1992, respectively.

     On January 12, 1993, the ESOP purchased an additional 70,588 shares of common stock at a purchase price of $600,000. This purchase was also funded by a loan and is guaranteed by the Company. Interest is payable quarterly with the first payment being due on March 31, 1993. The interest rate charged is one-half percent over the lender's prime rate. Principal payments are due annually beginning October 17, 1993, and the final payment is due October 17, 2002. The balance of the loan was $544,000 and $575,000 at December 31, 1994 and 1993, respectively. Interest expense in relation to this loan was $38,938 and $37,779 in 1994 and 1993, respectively. As discussed above, shares acquired in 1993 are subject to the provisions of SOP 93-6. The related loan is recorded as a liability and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. The Company reports compensation expense for shares committed to be released equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as compensation expense. The fair market value of shares committed to be released and charged to operations for 1994 totaled approximately $68,531. Dividends on unallocated shares charged to operations for 1994 totaled $11,700.

     The following table shows ESOP shares as of December 31, 1994:

                                                                                   SHARES
                                                                         SHARES    ACQUIRED
                                                                        ACQUIRED   BEFORE
                                                                        IN 1993     1993
                                                                        --------   -------
    Allocated shares..................................................     5,218    60,355
    Shares released for allocation....................................     7,000    12,000
    Unreleased shares.................................................    58,370    72,173
                                                                        --------   -------
              Total ESOP shares.......................................    70,588   144,528
                                                                        ========   =======
    Fair value of unreleased shares...................................  $612,885
                                                                        ========   =======

     For a schedule of the contractual loan principal repayments, see Note I.

     Citizens has a 401(k) plan and a defined contribution profit sharing plan. Employees become eligible for participation under these plans after reaching the age of 19 and having been employed for one year. The employees participating in the 401(k) plan may elect to have up to 15% of their current salary deferred. In addition, Citizens makes matching contributions to the employees' contributions at a rate of 50% of the employees' contribution up to a maximum of 3% of the employees' annual salary. The expense for the 401(k)

                            FIRST CITY BANCORP, INC.

plan (including administration) for 1994 and for the period from acquisition through December 31, 1993 was $11,450 and $5,683, respectively.

     The contributions to the profit sharing plan are fixed annually by the Board of Directors of Citizens. Expenses relating to this plan for 1994 and for the period from acquisition through December 31, 1993 were $41,100 and $23,175.

     Participation in the above plans was frozen as of June 30, 1994 when the First City Bancorp Stock Bonus and Savings Plan (a defined contribution plan) became effective. Participation in the Stock Bonus and Savings Plan is for full-time employees and officers of any subsidiary who have served continuously for one year and who have attained the age of 21 and who do not participate in the above plans previously described. Under the 401(k) provisions of this plan, participants can contribute up to 8% of their compensation. Discretionary contributions are made by the subsidiaries. The expense for the Stock Bonus and Savings Plan for 1994 was $45,826.

(K) COMMITMENTS, CONTINGENCIES AND RESERVE REQUIREMENTS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank of Atlanta. The average amount of those reserve balances for the years ended December 31, 1994 and 1993 was approximately $490,000 and $488,000, respectively.

     Citizens does not maintain balances at the Federal Reserve Bank of Atlanta; however, Citizens is required to maintain average reserve balances at a correspondent bank. During 1994, the average amount of that reserve balance was approximately $656,000.

     From time to time the Company and/or its subsidiaries are named as defendant in suits arising from the ordinary conduct of its affairs. In the opinion of management, the ultimate outcome of any litigation to which the Company and/or its subsidiaries may be a party at December 31, 1994 will not adversely affect its financial condition.

(L) DIVIDENDS AND CAPITAL RESTRICTIONS

     The Company's principal sources of funds are dividends received from the Bank and Citizens. Under applicable banking laws, the Bank and Citizens may not declare dividends except out of retained earnings; however, management of the Company has committed to regulatory authorities, in conjunction with the Citizens acquisition, to have a leverage capital ratio for the Bank and Citizens of 6.50% by June 30, 1994. Under this commitment, the subsidiaries of the Company (the Bank and Citizens) could pay out an additional $2,679,000 at December 31, 1994 in the form of dividends. This amount will be increased in 1995 by net income less any payments out of retained earnings.

     Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, non-cumulative preferred stock and a limited amount of cumulative preferred stock) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital to risk-weighted assets ratio of 4% and a total capital (Tier 1 plus Tier 2) to risk-weighted assets ratio of 8%. The Federal Reserve Board ("Board") has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. The most highly rated bank holding companies will be required to maintain a minimum Tier 1 leverage ratio of 3%. The required ratio will be based on the Board's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. Bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

                            FIRST CITY BANCORP, INC.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The Board's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 Capital Ratio of 6%, Total Risk-Based Ratios of 10%, and a Tier 1 Leverage Ratio of 5%. At December 31, 1994, the Company's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios were 10.74%, 12.77% and 5.59%, respectively. At December 31, 1993, these ratios for the Company were 9.37%, 11.23% and 5.40%.

     The Bank's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at December 31, 1994 were 13.80%, 14.94% and 7.17%, respectively, compared to December 31, 1993 ratios of 11.21%, 12.25% and 6.46%, respectively. For Citizens, the Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at December 31, 1994 were 14.72%, 16.23% and 7.64%, respectively.

(M) PREFERRED STOCK

     On April 1, 1987, 339,234 shares of Series A cumulative convertible preferred stock (the "Series A Preferred Stock") were issued along with a related issuance of convertible subordinated capital debentures (the "Capital Debentures") as discussed in Note I above. The units (one share of Series A Preferred Stock and $4.00 in principal amount of Capital Debentures) were offered in a rights offering to the shareholders of record as of January 31, 1987, at a subscription price of $10.00 per unit. The Series A Preferred Stock has no par value and is convertible at a rate of one share of the Company's Common Stock for each one and one-half shares of Series A Preferred Stock, subject to adjustment. The Series A Preferred Stock will automatically convert on April 1, 1999 into that number of shares of the Company's common stock which, at the then-market value of the Common Stock, equals the liquidation preference of the Series A Preferred Stock. The liquidation preference of the Series A Preferred Stock equals $6.00 per share. Dividends are payable quarterly on January 1, April 1, July 1 and October 1. The dividend rate equals 66 2/3% of the weighted average prime rate of Manufacturers Hanover Trust Company during such quarter, multiplied by one-fourth of the liquidation preference ($1.50). During 1994, 1002 shares of the Series A Preferred Stock were converted into 734 shares of Common Stock. During 1993, 100 shares of the Series A Preferred Stock were converted into 73 shares of Common Stock with $3.00 paid for the fractional shares. At December 31, 1994, there were 338,132 shares of the Series A Preferred Stock outstanding with a liquidation preference of $2,029,254.

     The Company commenced an offering of Series C non-cumulative preferred stock (the "Series C Preferred Stock") on May 26, 1992. The Series C Preferred Stock has no par value and pays a rate of 8.5% through December 31, 1994. After that time, the rate paid will be equal to the quarterly weighted average of the New York Prime Rate (with a minimum rate of 6% and a maximum rate of 12%). The payments are made quarterly on January 1, April 1, July 1 and October 1 of each year. The stock is redeemable at the option of the Company for the stated value paid for the stock ($100 per share) plus all accrued and unpaid dividends. At December 31, 1994, 31,483 shares of Series C Preferred Stock with a liquidation preference of $3,148,300 was issued and outstanding.

     The Company commenced an offering of Series D non-cumulative preferred stock (the "Series D Preferred Stock") on October 18, 1993. The Series D Preferred Stock has no par value and pays a rate of 8.0% through December 31, 1995. After that time, the rate paid will be equal to the quarterly weighted average of the New York Prime Rate (with a minimum rate of 5% and a maximum rate of 10%). The payments are made quarterly on January 1, April 1, July 1 and October 1 of each year. The stock is redeemable at the option of the Company for the stated value paid for the stock ($100 per share) plus all accrued and unpaid dividends. Series D Preferred Stock subscriptions totaling 6,067 shares for gross proceeds of $606,700 had been received at December 31, 1993 to be issued in 1994. As of December 31, 1994, 7,978 shares of Series D non-cumulative preferred stock with a liquidation preference of $797,800 were issued and outstanding and additional subscriptions totaling 1,385 shares for gross proceeds of $138,500 had been received.

                            FIRST CITY BANCORP, INC.

(N) STOCK OPTIONS

     Unissued common shares of the Company are reserved for issuance to certain employees as authorized by the Board of Directors. Options are forfeited three months after an employee leaves the Company. The options are generally currently exercisable and expire as detailed below.

     For the Stock Option Plan expiring December 31, 1994: On October 8, 1991, the Board of Directors adjusted the exercise price of all outstanding options to the fair market value of common shares on that date and changed the expiration date to December 31, 1994. The options were also adjusted for the May 30, 1992 11-for-10 stock split in the form of a 10% stock dividend. Accordingly, all options had an exercise price of $5.45 per share. A total of 129,891 options had been exercised as of December 31, 1994. The exercise of the 129,891 options was financed with loans from the Company to officers in the amount of $539,550, $106,411 and $23,980 during 1992, 1993 and 1994, respectively. Therefore, capital at December 31, 1992, 1993 and 1994 has not been increased by those options exercised through loans.

     On April 21, 1994 shareholders of the Company approved the 1994 Employee Stock Incentive Plan. Under this new plan, 150,000 shares are authorized to be issued. During 1994, 125,000 shares were granted to officers and employees at exercise prices ranging for $11.25 to $12.25 per share. No options were exercised during 1994. The options expire in April 2004.

     A summary of option activity follows:

                                                               PLAN EXPIRING      PLAN EXPIRING
                                                               APRIL 21, 2004   DECEMBER 31, 1994
                                                               --------------   -----------------
    Outstanding, December 31, 1991...........................            0           132,366
      Forfeited during 1992..................................            0            (1,375)
      Exercised during 1992..................................            0           (99,000)
                                                                   -------           -------
    Outstanding, December 31, 1992...........................            0            31,991
      Exercised during 1993..................................            0           (20,625)
                                                                   -------           -------
    Outstanding, December 31, 1993...........................            0            11,366
      Granted during 1994....................................      125,000                 0
      Forfeited during 1994..................................       (5,000)                0
      Exercised during 1994..................................            0           (10,266)
      Expired, December 31, 1994.............................            0            (1,100)
                                                                   -------           -------
    Outstanding, December 31, 1994...........................      120,000                 0
                                                                   =======           =======

(O) CAPITAL STOCK

     During 1992, the Company repurchased 79,443 common shares of stock at a cost of $604,423. In addition, the Company declared an 11-for-10 stock split in the form of a 10% stock dividend on May 29, 1992 payable to shareholders of record of May 30, 1992. Fractional shares were paid in cash based upon the price of $7.25 per share. The Company paid $2,862 to shareholders for fractional shares and transferred $728,321 from retained earnings to common stock. On January 14, 1993, the ESOP purchased 70,588 shares of unissued stock at a total cost of $600,000. During 1993, 100 shares of cumulative convertible Preferred Stock were converted into 73 shares of common stock and cash in the amount of $3.00 was paid for the fractional shares. Also, $400 of the subordinated convertible capital debentures were converted into 48 shares of common stock with cash in the amount of $7.00 being paid for the fractional shares.

     In 1990 the Board of Directors declared a distribution of one Junior Preferred Stock Purchase Right ("Right") for each outstanding share of First City Bancorp, Inc. ("Common Stock"). The distribution of the Rights is designed to deter coercive takeover tactics and help prevent partial tender offers and other abusive tactics to gain control of the Company without dealing with all shareholders on a fair and equal basis. Each

                            FIRST CITY BANCORP, INC.

Right entitles shareholders, under alternative circumstances, to buy either securities of the Company or securities of the acquiring company (depending on the form of the transaction) at an exercise price that will be half the market value of such securities at that time. The Rights can be exercised only if certain persons or groups acquire 20 percent or more of the Company's outstanding Common Stock or launch a tender or exchange offer that would result in ownership of 20 percent or more of the Company's outstanding Common Stock. At any time prior to a person's acquiring 20 percent or more of its Common Stock and for a period of ten days following the public announcement of such acquisition, the Company will be entitled to redeem the Rights at one cent per Right. The Rights will expire on September 4, 2000.

(P) EARNINGS PER SHARE

     The Series A Cumulative Convertible Preferred Stock is a common stock equivalent and is included in both the primary and fully diluted earnings per common stock equivalent. The convertible capital debentures were antidilutive and, therefore, were not included for 1991; however, they became dilutive for fully diluted earnings per share purposes in 1992 and are included as common stock equivalents for 1993 and 1994. For 1993 and 1994, both the primary and fully diluted earnings per common share have been computed after reduction for dividends on the Series C and Series D Preferred Stock.

     Primary earnings per share is computed based on the weighted average shares of common stock equivalents (common stock and Preferred Stock) outstanding, assuming that the Series A preferred shares issued on April 1, 1987 were converted for each period. Stock options are dilutive common stock equivalents. There were no other dilutive common stock equivalents as of December 31, 1994, 1993 or 1992. Earnings and dividends per share calculations for all periods presented have been adjusted to reflect the 11-for-10 stock split as disclosed in Note O.

     ESOP shares that were acquired after December 31, 1992 that have not been committed to be released at December 31, 1994 are not considered outstanding for earnings per share purposes.

(Q) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 FOR THE QUARTERS ENDED
                                                 ------------------------------------------------------
                     1994                        DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
-----------------------------------------------  ------------   -------------   ----------   ----------
Interest income................................   $5,901,566     $ 5,638,393    $5,539,722   $4,979,869
Interest expense...............................    3,090,074       2,720,293     2,510,785    2,253,379
                                                  ----------      ----------    ----------   ----------
          Net interest income..................    2,811,492       2,918,100     3,028,937    2,726,490
Provision for possible loan losses.............      137,424         127,651       123,411      173,413
Non-interest income............................      939,441         679,654       778,015      699,070
Non-interest expenses..........................    2,573,114       2,704,708     2,838,647    2,613,273
                                                  ----------      ----------    ----------   ----------
Net income before income taxes.................    1,040,395         765,395       844,894      638,874
Income tax expense.............................      408,510         262,611       288,329      191,181
                                                  ----------      ----------    ----------   ----------
Net income.....................................   $  631,885     $   502,784    $  556,565   $  447,693
                                                  ==========      ==========    ==========   ==========
Weighted average primary common share
  equivalents outstanding......................    1,419,462       1,423,088     1,420,503    1,418,491
Primary earnings per common share equivalent...   $     0.39     $      0.30    $     0.33   $     0.26
                                                  ==========      ==========    ==========   ==========
Weighted average fully-diluted common share
  equivalents outstanding......................    1,585,104       1,588,923     1,586,302    1,584,138
Fully-diluted earnings per common share
  equivalent...................................   $     0.36     $      0.28    $     0.31   $     0.25
                                                  ==========      ==========    ==========   ==========

                            FIRST CITY BANCORP, INC.

                                                                 FOR THE QUARTERS ENDED
                                                 ------------------------------------------------------
                     1993                        DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
-----------------------------------------------  ------------   -------------   ----------   ----------
Interest income................................   $4,990,004     $ 3,472,117    $3,591,395   $3,729,148
Interest expense...............................    2,218,912       1,577,742     1,644,555    1,696,428
                                                  ----------      ----------    ----------   ----------
          Net interest income..................    2,771,092       1,894,375     1,946,840    2,032,720
Provision for possible loan losses.............            0          52,500        25,684       98,162
Non-interest income............................      458,136         366,195       368,971      344,689
Non-interest expenses..........................    2,805,538       1,716,664     1,667,250    1,659,881
                                                  ----------      ----------    ----------   ----------
Net income before income taxes and cumulative
  effect of change in accounting principle.....      423,690         491,406       622,877      619,366
Income tax expense.............................       96,088         166,520       221,948      236,724
                                                  ----------      ----------    ----------   ----------
Net income before cumulative effect of change
  in accounting principle......................      327,602         324,886       400,929      382,642
Cumulative effect of change in accounting
  principle....................................            0               0             0      100,000
                                                  ----------      ----------    ----------   ----------
Net income.....................................   $  327,602     $   324,886    $  400,929   $  482,642
                                                  ==========      ==========    ==========   ==========
Weighted average primary common share
  equivalents outstanding......................    1,474,634       1,463,448     1,462,972    1,452,525
Primary earnings per common share equivalent
  before cumulative effect of change in
  accounting principle.........................   $     0.18     $      0.18    $     0.23   $     0.22
Cumulative effect of change in accounting
  principle....................................         0.00            0.00          0.00         0.07
                                                  ----------      ----------    ----------   ----------
Primary earnings per common share equivalent...   $     0.18     $      0.18    $     0.23   $     0.29
                                                  ==========      ==========    ==========   ==========
Weighted average fully-diluted common share
  equivalents outstanding......................    1,640,537       1,630,106     1,629,287    1,618,864
Fully-diluted earnings per common share
  equivalent before cumulative effect of change
  in accounting principle......................   $     0.17     $      0.17    $     0.22   $     0.21
Cumulative effect of change in accounting
  principle....................................         0.00            0.00          0.00         0.06
                                                  ----------      ----------    ----------   ----------
Fully-diluted earnings per common share
  equivalent...................................   $     0.17     $      0.17    $     0.22   $     0.27
                                                  ==========      ==========    ==========   ==========

                            FIRST CITY BANCORP, INC.

                                                                 FOR THE QUARTERS ENDED
                                                 ------------------------------------------------------
                     1992                        DECEMBER 31,   SEPTEMBER 30,    JUNE 30,    MARCH 31,
-----------------------------------------------  ------------   -------------   ----------   ----------
Interest income................................   $3,695,071      $3,341,528    $3,561,851   $3,722,728
Interest expense...............................    1,636,260      1,806,057      1,962,774    2,134,997
                                                  ----------     ----------     ----------   ----------
  Net interest income..........................    2,058,811      1,535,471      1,599,077    1,587,731
Provision for possible loan losses.............       89,430        104,583         96,070      154,528
Non-interest income............................      397,009        376,256        348,249      381,341
Non-interest expenses..........................    1,743,977      1,264,208      1,444,379    1,385,478
                                                  ----------     ----------     ----------   ----------
  Income before taxes..........................      622,413        542,936        406,877      429,066
Income tax expense.............................      203,870        204,985        153,616      163,781
                                                  ----------     ----------     ----------   ----------
  Net income...................................   $  418,543      $ 337,951     $  253,261   $  265,285
                                                  ==========     ==========     ==========   ==========
Weighted average primary common share
  equivalents outstanding......................    1,335,288      1,321,355      1,389,995    1,469,716
Primary earnings per common share equivalent...   $     0.27      $    0.22     $     0.18   $     0.18
                                                  ==========     ==========     ==========   ==========
Weighted average fully diluted common share
  equivalent outstanding.......................    1,501,955      1,487,193      1,555,843    1,635,564
Fully-diluted earnings per common share
  equivalent...................................   $     0.25      $    0.20     $     0.17   $     0.18
                                                  ==========     ==========     ==========   ==========

     The 1992 quarterly financial data has been restated to reflect $55,000 of investment income reported in the second quarter that should have been reported in the third quarter.

                            FIRST CITY BANCORP, INC.

(R) CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

BALANCE SHEETS

                                                                       DECEMBER      DECEMBER
                                                                          31,           31,
                                                                         1994          1993
                                                                      -----------   -----------
ASSETS:
  Cash..............................................................  $   174,684   $   659,956
  Investments in subsidiaries.......................................   22,590,129    21,953,152
  Due from subsidiaries.............................................            0       239,004
  Organizational costs (unamortized)................................       37,261        39,997
  Income tax benefit................................................      327,211       136,899
  Other assets......................................................      182,556       305,606
  Premises and equipment -- net.....................................          672           770
                                                                      -----------   -----------
          Total assets..............................................  $23,312,513   $23,335,384
                                                                      ===========   ===========
LIABILITIES:
  Accrued interest..................................................  $    99,978   $    79,002
  Dividends payable on preferred stock..............................      111,208        87,955
  Other liabilities.................................................      175,000       313,301
  Note payable......................................................    3,250,000     3,250,000
  Short-term borrowings.............................................      750,000             0
  Convertible capital debentures....................................    1,355,336     1,356,536
  Debt related to ESOP..............................................      844,000       925,000
                                                                      -----------   -----------
          Total liabilities.........................................    6,585,522     6,011,794
                                                                      -----------   -----------
SHAREHOLDERS' EQUITY:
  Preferred stock -- Series A.......................................    2,029,254     2,034,804
  Preferred stock -- Series C.......................................    3,148,300     3,148,300
  Preferred stock -- Series D.......................................      797,800             0
  Preferred stock subscribed -- Series D............................      138,500       606,700
  Common stock......................................................   10,316,008    10,274,561
  Reduction for debt related to ESOP................................     (823,113)     (925,000)
  Less: Notes receivable from officers related to exercise of stock
        options.....................................................     (669,941)     (645,961)
  Retained earnings.................................................    3,938,527     2,436,749
  Unrealized gain (loss) on securities available for sale...........   (2,148,344)      393,437
                                                                      -----------   -----------
          Total shareholders' equity................................   16,726,991    17,323,590
                                                                      -----------   -----------
          Total liabilities and shareholders' equity................  $23,312,513   $23,335,384
                                                                      ===========   ===========

                            FIRST CITY BANCORP, INC.

INCOME STATEMENTS

                                                                   YEARS ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1994         1993         1992
                                                             ----------   ----------   ----------
INCOME
  Dividends received from subsidiaries.....................  $  328,995   $6,683,556   $  523,739
  Interest income from subsidiaries........................           0            0            0
  Rent income..............................................           0       48,074       89,994
  Interest income..........................................      38,431       32,383        2,698
  Miscellaneous income.....................................      45,000            0            0
                                                             ----------   ----------   ----------
                                                                412,426    6,764,013      616,431
EXPENSES
  Interest expense on debentures...........................     145,384      121,010      127,881
  Other interest expense...................................     265,252       66,122       42,709
  Organizational expenses..................................       2,736        2,052        2,736
  Shareholder communications...............................      44,519       37,117       92,617
  Legal and accounting fees................................      14,729        9,747       17,503
  Occupancy expenses.......................................      10,805       37,747       49,862
  Transfer agent fees......................................         508        4,131       16,902
  Compensation cost for ESOP...............................      68,531            0            0
  Other miscellaneous expenses.............................     106,071       44,602       16,482
                                                             ----------   ----------   ----------
                                                                658,535      322,528      366,692
                                                             ----------   ----------   ----------
Income (loss) before income tax benefit and equity in
  undistributed earnings of subsidiaries...................    (246,109)   6,441,485      249,739
Income tax benefit.........................................     169,148       94,773      106,244
                                                             ----------   ----------   ----------
Income (loss) before equity in undistributed earnings of
  subsidiaries.............................................     (76,961)   6,536,258      355,983
Equity in undistributed (distributed) earnings of
  subsidiaries.............................................   2,215,888   (5,000,199)     919,057
                                                             ----------   ----------   ----------
Net income.................................................  $2,138,927   $1,536,059   $1,275,040
                                                             ==========   ==========   ==========

                            FIRST CITY BANCORP, INC.

STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1994          1993          1992
                                                          -----------   -----------   -----------
OPERATING ACTIVITIES:
  Net income............................................  $ 2,138,927   $ 1,536,059   $ 1,275,040
  Adjustments to reconcile net income to cash provided
     by operating activities:
     Earnings from subsidiaries -- (undistributed)
       distributed......................................   (2,215,888)    5,000,199      (919,057)
     Compensation cost related to ESOP..................       37,531             0             0
     Depreciation expense...............................           98        13,441        27,792
     Amortization of organizational costs...............        2,736         2,052         2,736
     (Increase) decrease in interest receivable.........            0       (12,051)       (1,126)
     (Increase) decrease in income tax benefit..........     (190,312)      (23,226)     (107,133)
     Net increase (decrease) in interest payable........       20,976        41,184        55,481
     Net increase (decrease) in other liabilities.......     (138,301)      311,951       (80,616)
                                                          -----------   -----------   -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.....     (344,233)    6,869,609       253,117
                                                          -----------   -----------   -----------
INVESTING ACTIVITIES:
  Capital contributed to subsidiaries...................     (962,870)     (900,000)   (2,122,300)
  Purchase (sale) of premises and equipment.............            0     1,202,138        (1,375)
  Purchase of subsidiary financial institution net of
     cash and cash equivalents received.................            0    (9,741,630)            0
  (Increase) decrease in due from subsidiaries..........      239,004      (130,635)      (42,440)
  (Increase) decrease in other assets...................      123,050      (299,852)       (2,683)
                                                          -----------   -----------   -----------
          NET CASH USED IN INVESTING ACTIVITIES.........     (600,816)   (9,869,979)   (2,168,798)
                                                          -----------   -----------   -----------
FINANCING ACTIVITIES:
  Net decrease in short-term borrowings.................            0             0      (531,250)
  Proceeds from incurrence of long-term and short-term
     debt...............................................      750,000     3,250,000       600,000
  Payments on long-term debt............................            0      (600,000)            0
  Net proceeds from sale of preferred stock.............      291,715       606,700     3,037,300
  Repurchase of common stock............................            0             0      (604,423)
  Sale of common stock from stock options...............       31,969         5,995             0
  Sale of common stock to employee benefit plans........            0       600,000             0
  Payment for fractional shares.........................          (11)            0        (2,862)
  Cash dividends on common stock........................     (251,453)     (240,938)     (204,913)
  Cash dividends on preferred stock.....................     (398,635)     (349,709)     (109,479)
  Tax benefit from exercise of stock options............       36,192        60,017        56,843
                                                          -----------   -----------   -----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.....      459,777     3,332,065     2,241,216
                                                          -----------   -----------   -----------
          INCREASE (DECREASE) IN CASH AND CASH
            EQUIVALENTS.................................     (485,272)      331,695       325,535
          CASH AND CASH EQUIVALENTS AT BEGINNING OF
            YEAR........................................      659,956       328,261         2,726
                                                          -----------   -----------   -----------
          CASH AND CASH EQUIVALENTS AT END OF YEAR......  $   174,684   $   659,956   $   328,261
                                                           ==========    ==========    ==========

                            FIRST CITY BANCORP, INC.

     Supplemental disclosure of cash flow information:

    Interest paid...................................  $   389,660   $    79,826   $   171,716
    Income taxes paid (received)....................            0      (160,115)            0

(S) OFF-BALANCE SHEET RISK

     During the normal course of business, the Company, the Bank and Citizens are party to financial instruments with off-balance sheet risk. This is done to meet the financing needs of customers and to reduce the Company's, the Bank's and Citizens' exposure to fluctuations in interest rate risk. These financial instruments include commitments to extend credit, letters of credit, unadvanced loan principal, home equity lines of credit and commitments to purchase financial instruments at pre-determined prices. Those instruments contain, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the consolidated balance sheets. The credit risk relates to the possibility that a loss may occur from the failure of another party to perform according to the terms of a contract. The market risk relates to the possibility that future changes in market prices may make a financial instrument less valuable or more onerous.

     Commitments to extend credit are legally binding agreements to lend to a customer. Commitments generally have variable rates, fixed expiration dates and may require payment of a fee. The variable rates are tied to the Bank's index rate limiting the Company's market risk. Commitments and unadvanced loan principal by the Bank totaled $6,458,000 and $5,339,000 at December 31, 1994 and 1993, respectively. Commitments and unadvanced loan principal by Citizens at December 31, 1994 totaled approximately $2,387,000. These balances do not necessarily represent actual future cash requirements since many of the commitments are expected to expire without being drawn upon. The Company, for a majority of the commitments, evaluates each customer's credit worthiness on a case-by-case basis, and collateral is obtained if deemed necessary. Collateral includes accounts and notes receivable, inventory, fixed assets, marketable securities, and mortgages.

     Home equity lines represent collateralized equity in single family residences. The undrawn home equity lines of credit for the Bank totaled $595,000 and $2,319,000 at December 31, 1994 and 1993, respectively. Undrawn home equity lines of credit for Citizens totaled approximately $688,000 and $345,000 at December 31, 1994 and 1993, respectively.

     Letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, the purchase of domestic and international goods, required developer improvements to construction sites, and utility deposits. Since most letters of credit are not expected to be drawn upon, the total contract amounts do not necessarily represent actual future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. When deemed necessary, the Bank obtains marketable securities as collateral supporting these letters of credit. Letters of credit for the Bank totaled $235,400 and $216,000 at December 31, 1994 and 1993, respectively. Letters of credit for Citizens totaled approximately $779,000 and $665,000 at December 31, 1994 and 1993, respectively.

     The Company's exposure to credit loss from non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contract amount of those instruments. The Company uses the same credit policies in making commitments and letters of credit as it does for on-balance sheet instruments. The Company has controls in place to monitor the credit risk of any commitments to purchase financial instruments at predetermined prices. Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with off-balance sheet credit risk.

                            FIRST CITY BANCORP, INC.

     Neither the Bank nor Citizens have any significant concentrations of credit risk with any individual counterparty to originate loans. The Bank's and Citizens' lending is concentrated primarily in real estate in the local Middle Tennessee market. The mortgage-backed securities held by the Bank consist of GNMA pass-through securities which are backed by the full faith and credit of the United States Government and both FNMA and FHLMC pass-through securities.

     The fair values for the Company's off-balance sheet financial instruments at December 31, 1994 are estimated to approximate the contract values, as the related loan will have an interest rate that reprices frequently, the credit worthiness of the counter parties is presently considered in the commitments, and the original fees charged do not vary significantly from the fee structure at December 31, 1994.

(T) ACQUISITIONS

     On October 4, 1993, the Company acquired 100% of the outstanding capital stock of Citizens Bank of Smithville, Tennessee. Citizens Bank has branch locations in Ardmore and Elkton, Tennessee. The acquisition was accounted for under the purchase accounting method. Accordingly, the purchase price of approximately $9,800,000 was allocated to assets and liabilities based on their estimated fair values as of the date of the acquisition. The cost in excess of net assets acquired was approximately $1,085,000 and was being amortized on a straight-line basis over fifteen years. Citizens Bank's results of operations have been included in the Company's consolidated financial statements beginning October 1, 1993. Total assets of Citizens Bank at the acquisition date were approximately $97,400,000. During the second quarter of 1994 it was determined by both parties to the acquisition that it would be beneficial to jointly file an election with the Internal Revenue Service to treat the acquisition of the stock of Citizens Bank as though it were an asset acquisition for tax purposes. The election was filed in July, 1994; therefore, financial statements of the Company as of December 31, 1994 reflect certain adjustments for the accounting of the tax election. The primary effect of the adjustments was to eliminate the remaining balance of the cost in excess of net assets acquired originally recorded at the acquisition date of $1,085,000 and to reduce income tax liabilities (primarily deferred income tax liabilities) by a corresponding amount. The impact of the adjustments on the consolidated statement of income for 1994 was not material.

     On December 30, 1993, the Bank purchased all of the outstanding shares of Harrison Life Insurance Company, an Arizona credit life and credit accident and health insurance company, for approximately $150,000. The purchase price was approximately equal to the net asset value of Harrison Life. The purchase was effective as of October 1, 1993, and the results of operations are included in the Company's consolidated financial statements beginning October 1, 1993. Total assets at the acquisition date were approximately $225,000. Subsequent to the acquisition, the insurance company's name was changed to First City Life Insurance Company.

     The following unaudited pro forma information summarizes the effect of the acquisition assuming consummation of the transactions on January 1, 1992. The unaudited pro forma results are not necessarily

                            FIRST CITY BANCORP, INC.

representative of the actual results that would have occurred or may occur in the future if the transactions had been effected on the dates indicated.

                                                                           UNAUDITED PRO FORMA
                                                                               YEARS ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1993        1992
                                                                           -------     -------
                                                                                (IN THOUSANDS)
Net interest income....................................................    $12,672     $10,447
                                                                           -------     -------
Non-interest income....................................................    $ 2,218     $ 2,207
                                                                           -------     -------
Net income.............................................................    $ 1,984     $ 1,898
                                                                           -------     -------
Earnings per share (in dollars):
  Income before cumulative effect of change in accounting principle....    $  1.10     $  1.31
                                                                           -------     -------
          Net income per common share..................................    $  1.17     $  1.31
                                                                           -------     -------

(U) CARRYING AMOUNTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     Information about the fair value of financial instruments at December 31, 1994 and 1993, which should be read in conjunction with Note S and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth below.

                                                    1994                        1993
                                          -------------------------   -------------------------
                                           CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                            AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                          -----------   -----------   -----------   -----------
Financial Assets:
  Cash and demand balances due from
     banks..............................  $11,840,493   $11,840,493   $ 7,914,991   $ 7,914,991
  Interest-bearing deposits with other
     financial institutions.............      758,395       758,395       700,054       700,054
  Securities available for sale.........   39,296,075    39,296,075    80,025,558    80,025,558
  Securities held to maturity...........  102,464,075    98,784,373    42,973,768    44,308,753
     Federal funds sold.................   15,309,000    15,309,000    10,300,000    10,300,000
  Loans, net of unearned income.........  152,824,172   149,771,596   156,755,069   157,177,028
     Allowance for loan losses..........   (2,201,101)            0    (2,016,042)            0
                                          ------------  ------------  ------------  ------------
       Loans, net.......................  150,623,071   149,771,596   154,739,027   157,177,028
Financial Liabilities:
  Deposits:
     Noninterest-bearing deposits.......  $32,890,043   $32,890,043   $35,011,705   $35,011,705
     Interest-bearing deposits:
       Interest-bearing transaction
          accounts......................   44,257,233    44,257,233    43,573,458    43,573,458
       Savings and other time
          deposits......................   55,363,948    55,363,948    51,401,522    51,401,522
       Certificates of deposit less than
          $100,000......................  116,266,917   116,141,040    93,663,131    94,041,553
       Certificates of deposit of
          $100,000 or more..............   46,500,836    46,686,489    50,837,124    51,284,036
                                          ------------  ------------  ------------  ------------
          Total deposits................  295,278,977   295,338,753   274,486,940   275,312,274
  Securities sold under agreement to
     repurchase.........................   13,968,420    13,968,420    10,109,398    10,109,398
  Other liabilities.....................      233,370       233,370     3,189,907     3,189,907
  Long-term debt........................  $ 7,857,121   $ 8,065,124   $ 7,303,650   $ 7,488,498
                                          ============  ============  ============  ============

                            FIRST CITY BANCORP, INC.

                                                    1994                        1993
                                           CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                            AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                          ------------  ------------  ------------  ------------
Off-balance sheet instruments:
  Commitments to extend credit..........  $         0   $         0   $         0   $         0
  Home equity lines.....................  $         0   $         0   $         0   $         0
  Letters of credit.....................  $         0   $         0   $         0   $         0
                                          ============  ============  ============  ============

     The fair value of noninterest-bearing deposits, savings and NOW accounts, and money market accounts is the amount payable on demand at December 31, 1994 and 1993. The fair value of fixed-maturity certificates of deposit is estimated based on the discounted value of contractual cash flows using the rates currently offered for deposits of similar remaining maturities. The fair value estimates above do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

(1) PRESENTATION

     The accounting principles followed by First City Bancorp, Inc. (the "Company") and the methods of applying those principles conform to generally accepted accounting principles and to general practices in the banking industry. The significant policies are summarized as follows:

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, First City Bank (the "Bank") and Citizens Bank ("Citizens"). All material intercompany balances and transactions have been eliminated in consolidation. On December 16, 1991, the Bank opened a finance company, Tennessee Credit Corporation ("TCC") which is a wholly owned subsidiary of the Bank. All intercompany transactions between the Bank and TCC have been eliminated and the financial statements presented contain consolidated financial data of TCC. The Company purchased Citizens on October 4, 1993. This transaction was accounted for as a purchase. Results of operations of Citizens have been included in the consolidated financial statements from the date of acquisition.

     The accompanying consolidated financial statements as of September 30, 1995 and 1994, are unaudited and reflect all adjustments which, in the opinion of management, are necessary for the fair presentation of the financial position and operating results of the periods presented.

     As discussed in the 1994 Annual Report to Shareholders, the Company acquired 100% of the outstanding capital stock of Citizens Bank of Smithville, Tennessee on October 4, 1993. During the second quarter of 1994 it was determined by both parties to the acquisition that it would be beneficial to jointly file an election with the Internal Revenue Service to treat the acquisition of the stock of Citizens Bank as though it were an asset acquisition for tax purposes. The election was filed in July 1994, therefore the financial statements of the Company in 1994 reflect certain adjustments for the accounting of the tax election. The primary effect of the adjustments was to eliminate the remaining balance of the cost in excess of net assets acquired originally recorded at the acquisition date of $1,085,000 and to reduce income tax liabilities (primarily deferred income tax credits) by a corresponding amount. The impact of the adjustments on the consolidated statement of income for 1994 was not material.

(2) CHANGE IN ACCOUNTING PRINCIPLE AND NEW ACCOUNTING PRONOUNCEMENTS

     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses accounting by creditors for impairment of certain loans. The statement requires that an impaired loan be measured based on the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. The statements became effective for financial statements for fiscal years beginning after December 15, 1994. The statement did not have a material impact on the financial statements for the first nine months of 1995.

     In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 addresses the disclosure of derivative financial instruments including the face amount, nature and terms. The statement is effective for fiscal years ending after December 15, 1994. The Company has no derivative financial instruments, therefore, the statement had no impact on the consolidated financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to recognize compensation expense in the income statement based on the fair value of the underlying common stock at the date the awards are granted. However, it will permit continued accounting under APB Opinion 25, "Accounting for Stock Issued to Employees," accompanied by a disclosure of the pro forma effects on net income and earnings per share had the new accounting rules been applied. The statement is effective for fiscal years ending after December 15, 1995. The Company has not yet determined the impact the statement will have on its financial statements.

(3) EMPLOYEE BENEFIT PLANS

     During 1994, new accounting requirements became effective for leveraged Employee Stock Ownership Plans ("ESOP's") which had acquired shares of the sponsor's common stock after December 31, 1992. First City Bancorp's ESOP shares acquired in 1993 are subject to these new accounting provisions. These provisions require that, as the Company makes contributions to the ESOP to repay the ESOP's debt, the Company must recognize compensation expense based on the fair market value of the common shares that are committed to be release by the contribution, ratably over the period of time ESOP participants perform services. After reviewing the long-term potential impact of these new accounting requirements, the Board of Directors decided to repay a $544,000 loan during 1995 related to the shares acquired in 1993. The loan balance was paid in full during the third quarter of 1995.

     The additional compensation expense that is being recognized as a result of the prepayment of this loan is being prorated over each quarter of 1995. The increase in net after-tax expense for first nine months of 1995, as a result of the acceleration of the ESOP debt payment, was $403,999. There will be a similar increase in compensation expense for the remaining quarter of 1995, the amount of which will be dictated by the average market price of First City Bancorp's common stock during the quarter.

(4) PROPOSED BUSINESS COMBINATION

     On July 5, 1995, First City Bancorp, Inc. entered into a definitive Merger Agreement by which First American Corporation will acquire all of the outstanding shares of First City Bancorp common stock. The merger will be effected through a tax-free exchange of $26.50 in First American common stock (subject to certain limitations set forth in the Agreement) for each share of First City Bancorp common stock. The merger is subject to certain regulatory approvals and to the approval of First City Bancorp's shareholders. Assuming such approvals are obtained, the merger is expected to be completed during the first quarter of 1996.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     The Company derives substantially all of its revenues from the Bank and Citizens. The following discussion provides certain information concerning the Company's consolidated financial condition and results of operations and should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and accompanying notes presented elsewhere herein.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

  Net Interest Income

     Net interest income represents the amount by which interest income exceeds interest expense, principally interest paid to the Company's depositors on interest-bearing accounts. The following table includes interest income on earning assets and related average yields for the years ended December 31, 1994, 1993 and 1992. It also includes interest expense on interest-bearing liabilities and related average rates paid. In addition, the table includes the net interest spread and net interest margin.

                                          YEAR ENDED 12/31/94            YEAR ENDED 12/31/93            YEAR ENDED 12/31/92
                                      ----------------------------   ----------------------------   ----------------------------
                                      AVERAGE               YIELD/   AVERAGE               YIELD/   AVERAGE               YIELD/
                                      BALANCE    INTEREST    COST    BALANCE    INTEREST    COST    BALANCE    INTEREST    COST
                                      --------   --------   ------   --------   --------   ------   --------   --------   ------
                                                                      (IN THOUSANDS OF DOLLARS)
Interest-earning assets:
  Loans, net of unearned interest
    (1).............................  $159,615   $ 14,161    8.87 %  $111,394   $  9,881    8.87%   $ 83,176   $  8,257    9.93%
  Securities:
    Taxable.........................   130,971      7,434    5.67 %   107,148      5,735    5.35%     94,669      5,962    6.30%
    Tax exempt (2)..................     3,689        205    5.64 %     1,432        127    8.87%        177         14    7.91%
  Fed funds sold and securities
    purchased under agreement to
    resell..........................     6,706        287    4.27 %     3,588        150    4.18%      3,692        148    4.01%
  Time deposits in other banks......       786         42    5.36 %       175         11    6.29%          0          0     N/A
                                      --------    -------   -----    --------    -------   -----    --------    -------   ------
        Total interest-earning
          assets (2)................   301,767     22,129    7.33 %   223,737     15,904    7.11%    181,714     14,381    7.91%
Cash and due from banks.............    11,946                          6,962                          5,463
Premises and equipment, net.........    11,297                          9,855                          7,694
Other assets........................     5,091                          2,759                          3,167
Allowance for loan losses...........    (2,174)                        (1,523)                        (1,029)
                                      --------                       --------                       --------
        Total assets................  $327,927                       $241,790                       $197,009
                                      ========                       ========                       ========
Interest-bearing liabilities:
  Savings & interest-bearing
    deposits........................  $101,191   $  2,563    2.53 %  $ 57,071   $  1,268    2.22%   $ 39,711   $  1,173    2.95%
  Time deposits.....................   157,178      6,897    4.39 %   136,167      5,298    3.89%    119,203      5,737    4.81%
  Fed funds purchased and securities
    sold under agreement to
    repurchase......................    14,017        526    3.75 %     8,759        214    2.44%      6,350        255    4.02%
  Other short-term borrowings.......         0          0     N/A           0          0     N/A         200         11    5.50%
Long-term debt:
  Convertible debentures............     1,356        145   10.69 %     1,357        121    8.92%      1,357        128    9.43%
  Long-term capital lease...........     1,719        116    6.77 %     1,835        108    5.89%      1,943        176    9.06%
  Debt related to ESOP..............       915         62    6.78 %       980         62    6.33%        440         28    6.36%
  Other long-term debt..............     3,630        265    7.31 %     1,087         66    6.07%        400         32    8.00%
                                      --------    -------   -----    --------    -------   -----    --------    -------   ---- -
        Total interest-bearing
          liabilities...............   280,006     10,574    3.78 %   207,256      7,137    3.44%    169,604      7,540    4.45%
Demand deposits.....................    29,699                         17,040                         12,539
Other liabilities...................     1,117                          1,881                          1,512
                                      --------                       --------                       --------
Total liabilities...................   310,822                        226,177                        183,655
Total shareholders' equity..........    17,105                         15,613                         13,354
                                      --------                       --------                       --------
Total liabilities and shareholders'
  equity............................  $327,927                       $241,790                       $197,009
                                      ========                       ========                       ========
Net interest income (2).............             $ 11,555                       $  8,767                       $  6,841
                                                  =======                        =======                        =======
Net interest margin (3).............                         3.83 %                         3.92%                          3.76%
Net interest spread (4).............                         3.55 %                         3.66%                          3.46%
                                                            =====                          =====                          =====

---------------

(1) For the purpose of these computations, non-accruing loans are included in the average loan amounts outstanding.
(2) Yields on tax-exempt securities are stated on tax-equivalent basis, assuming a tax rate of 34%. The adjustments made to convert to a tax-equivalent basis were $70,000, $121,000, and $60,000 for 1994, 1993 and 1992, respectively. The interest income on tax-exempt securities and net interest income have been adjusted to a tax-equivalent basis, and these amounts are higher than those reported on the consolidated statements of income.
(3) The net interest margin is net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.
(4) The net interest spread is the difference in the tax-equivalent rate earned on total interest-earning assets and the rate paid on total interest-bearing liabilities.

     Of the tax equivalent net interest income increase of $2,788,000, approximately $3,572,000 was the result of an increased volume of net interest-earning assets, and approximately $784,000 was the result of an increase in rates paid on net interest-bearing liabilities, primarily rates on interest-bearing deposits. An increase in volume on earning assets resulted in an increase of approximately $5,881,000 which was offset by an increase in volume in interest-bearing liabilities of approximately $2,309,000. An increase in rates earned on interest-earning assets increased interest income by approximately $344,000 while an increase in the rates of interest-bearing liabilities decreased interest income by approximately $1,128,000. The net interest spread (difference in rates earned on loans and investments versus rates paid on deposits, borrowings and long-term debt) decreased 11 basis points in 1994 to 3.55% from 3.66% earned in 1993. Tax equivalent net interest income increased in 1993 by approximately $1,926,000 from 1992. Approximately $3,375,000 of this increase was attributed to an increased volume of interest earning assets while approximately $465,000 was the result of a decline in rates paid on interest-bearing deposits. The net interest spread in 1993 showed an increase of 20 basis points to 3.66% from a 1992 rate of 3.46%. The net interest margin for 1994 decreased 11 basis points to 3.83% from 3.92% in 1993. The 1993 net interest spread represented a 16 basis point increase from 3.76% in 1992.

     The net interest margin (defined as net interest income as a percentage of average interest-earning assets) is a key measure in determining the Company's income performance. The Company's net interest margin was 3.83% for 1994 compared to 3.92% for 1993 and 3.76% in 1992. The 1994 decrease was due to an increase of the prime interest rate, to which most of the Company's long-term debt is indexed. Interest rates also rose for time deposits as competition increased in the markets which the Bank and Citizens compete. The average earning assets in 1994 were approximately $301,767,000 as compared to $223,737,000 and $181,714,000 for 1993 and 1992, respectively. Average total assets for 1994 were approximately $327,927,000 as compared to approximately $241,790,000 for 1993 and $197,009,000 for 1992. The addition of Citizens increased the 1994 balance by approximately $103,318,000. Tax equivalent interest income increased by approximately $6,225,000, or 39.1%, in 1994 from 1993, and interest expense increased approximately $3,437,000, or 48.2%, during the same period.

     The average balances in the preceding table were increased in 1994 by the purchase of Citizens in the fourth quarter of 1993. The following table shows the impact of the purchased bank on the average balance sheet in 1994 as compared to 1993, and in 1993 compared to 1992, for the major categories of average interest-earning assets, average interest-bearing liabilities and noninterest-bearing demand deposits:

                                                 1994 COMPARED TO 1993        1993 COMPARED TO 1992
                                               --------------------------   --------------------------
                                                              INCREASE                     INCREASE
                                                             (DECREASE)                   (DECREASE)
                                                  NET       ATTRIBUTED TO      NET       ATTRIBUTED TO
                                                INCREASE     PURCHASE OF     INCREASE     PURCHASE OF
                                               (DECREASE)   CITIZENS BANK   (DECREASE)   CITIZENS BANK
                                               ----------   -------------   ----------   -------------
                                                              (IN THOUSANDS OF DOLLARS)
    Interest-earning assets:
      Loans, net of unearned interest........   $ 48,221       $37,953       $ 28,218       $13,226
      Investment securities:
         Taxable.............................     23,823        23,899         12,479         7,722
         Tax-exempt..........................      2,257         2,257          1,255         1,182
      Federal funds sold and securities
         purchased under agreement to
         resell..............................      3,118         4,256           (104)          571
      Time deposits:
         Domestic............................        611           536            175           175
                                               ---------    ----------      ---------    ----------
              Total interest-earning
                assets.......................   $ 78,030       $68,901       $ 42,023       $22,876
                                                ========    ==========       ========    ==========
    Interest-bearing liabilities:
      Savings & interest-bearing demand
         deposits............................   $ 44,120       $33,951       $ 17,990       $10,390
      Time deposits..........................     21,011        29,158         16,964         9,435
      Federal funds purchased and securities
         sold under agreement to
         repurchase..........................      5,258             0          2,409             0
      Other short-term debt..................          0             0           (200)            0
      Long-term debt:
         Convertible debentures..............         (1)            0              0             0
         Long-term capital lease.............       (116)            0           (108)            0
         Debt related to ESOP................        (65)            0            540             0
         Other long-term debt................      2,543             0            687             0
                                               ---------    ----------      ---------    ----------
              Total interest-bearing
                liabilities..................   $ 72,750       $63,109       $ 38,282       $19,825
                                                ========    ==========       ========    ==========
    Non-interest-bearing demand deposits.....   $ 12,659       $10,117       $  4,501       $ 3,012
                                                ========    ==========       ========    ==========

     The following table shows changes in interest income and interest expense resulting from changes in volume in various categories of interest-earning assets and interest-bearing liabilities and changes in interest rates for these categories. The change in interest due to both rate and volume has been allocated to changes in average volume and changes in average rates in proportion to the relationship of absolute dollar amounts of change in each.

                                          12/31/94 COMPARED TO 12/31/93              12/31/93 COMPARED TO 12/31/92
                                     ----------------------------------------   ----------------------------------------
                                       INCREASE       INCREASE        NET         INCREASE       INCREASE        NET
                                      (DECREASE)     (DECREASE)     INCREASE     (DECREASE)     (DECREASE)     INCREASE
                                     DUE TO VOLUME   DUE TO RATE   (DECREASE)   DUE TO VOLUME   DUE TO RATE   (DECREASE)
                                     -------------   -----------   ----------   -------------   -----------   ----------
                                                                  (IN THOUSANDS OF DOLLARS)
Interest earned on:
  Loans............................     $ 4,278        $     2       $4,280        $ 2,370        $  (746)      $1,624
  Investment securities:
    Taxable........................       1,336            363        1,699            799         (1,026)        (227)
    Tax-exempt.....................         102            (24)          78            199            (86)         113
  Federal funds sold and securities
    purchased under agreement to
    resell.........................         133              4          137             (4)             6            2
  Time deposits:
    Domestic.......................          32             (1)          31             11              0           11
                                         ------         ------       ------         ------        -------       ------
        Total interest-earning
          assets...................     $ 5,881        $   344       $6,225        $ 3,375        $(1,852)      $1,523
                                         ======         ======       ======         ======        =======       ======
Interest paid on:
  Savings & interest-bearing demand
    deposits.......................     $ 1,096        $   199       $1,295        $   (14)       $   109       $   95
  Time deposits....................         875            724        1,599             20           (459)        (439)
  Federal funds purchased and
    securities sold under agreement
    to repurchase..................         165            147          312             (4)           (37)         (41)
  Other short-term debt............           0              0            0            (11)             0          (11)
  Long-term debt:
    Convertible debentures.........           0             24           24              0             (7)          (7)
    Long-term capital lease........          (6)            14            8             (3)           (65)         (68)
    Debt related to ESOP...........          (4)             4            0             34              0           34
    Other long-term debt...........         183             16          199             40             (6)          34
                                         ------         ------       ------         ------        -------       ------
        Total interest bearing
          liabilities..............     $ 2,309        $ 1,128       $3,437        $    62        $  (465)      $ (403)
                                         ======         ======       ======         ======        =======       ======
        Net interest earned........     $ 3,572        $  (784)      $2,788        $ 3,313        $(1,387)      $1,926
                                         ======         ======       ======         ======        =======       ======

     An important aspect of achieving satisfactory levels of net interest income is the management of the composition and maturities of rate-sensitive assets and liabilities. For liquidity purposes, the Company normally maintains a significant portion of its available for sales securities portfolio in variable rate instruments that reprice at intervals of annually or more frequently. Approximately 55% of the total securities at December 31, 1994, were priced at variable rates. Most of the fixed rate instruments have a maturity of five years or less. Approximately 28% of the total securities at December 31, 1994, were fixed rate securities with a remaining maturity of less than five years. In order to be sensitive to changes in rates, approximately 41% of the loan portfolio bore variable rates while another 30% of the loan portfolio consisted of fixed rate loans that matured within one year. Less than 2% of the loan portfolio matures after five years. Temporary investments are usually invested in federal funds overnight in correspondent banks and reprice on a daily basis.

     As to the liability side of the balance sheet, most all of the demand deposits and savings deposits reprice immediately or in periods less than one year. Most of the time deposits are for periods of up to five years in maturity with 90 day maturities being management's desired maturity. Other borrowed funds are usually in the form of federal funds purchased from a correspondent bank or securities sold under agreement to repurchase. These funds reprice daily. With one exception, the long-term debt is at variable rates. Only one long-term debt instrument is at a fixed rate and will mature in less than five years.

     The following table sets forth the Company's interest rate sensitivity at December 31, 1994, and describes, at various cumulative maturity periods, the interest sensitivity gap (the difference between rate sensitive assets and rate sensitive liabilities) for those assets and liabilities that management considers rate sensitive:

                                           ASSETS AND LIABILITIES MATURING OR REPRICING WITHIN
                                           ----------------------------------------------------
                                                        OVER        OVER
                                                      3 MONTHS     1 YEAR
                                           3 MONTHS    THROUGH    THROUGH     OVER
                                           OR LESS    12 MONTHS   5 YEARS    5 YEARS    TOTAL
                                           --------   ---------   --------   -------   --------
                                                        (IN THOUSANDS OF DOLLARS)
    Loans................................  $ 44,188   $  33,956   $ 72,367   $ 2,313   $152,824
    Investment securities................    64,416      16,130     38,231    22,983    141,760
    Temporary investments................    15,309           0          0         0     15,309
                                           --------    --------   --------   -------   --------
              Total interest-earning
                assets...................   123,913      50,086    110,598    25,296    309,893
    Savings, interest-bearing demand and
      time deposits......................   170,245      49,560     29,627    12,957    262,389
    Other borrowed funds.................    13,968           0          0         0     13,968
    Long-term debt.......................     6,199           0      1,658         0      7,857
                                           --------    --------   --------   -------   --------
              Total interest-bearing
                liabilities..............   190,412      49,560     31,285    12,957    284,214
                                           --------    --------   --------   -------   --------
    Interest sensitivity gap
      (negative).........................  $(66,499)  $     526   $ 79,313   $12,339   $ 25,679
                                           ========    ========   ========   =======   ========
    Cumulative interest sensitivity gap
      (negative).........................  $(66,499)  $ (65,973)  $ 13,340   $25,679   $ 25,679
                                           ========    ========   ========   =======   ========
    Percent of total interest-earning
      assets.............................    (21.46)%    (21.29)%     4.30%     8.29%      8.29%
                                           ========    ========   ========   =======   ========

     At December 31, 1994, the Company's asset/liability mix through one year reflected a liability-sensitive balance sheet -- rate-sensitive liabilities exceeded rate-sensitive assets. If the balance sheet is liability-sensitive during a period of increasing interest rates, the Company's interest expense could increase at a faster rate than its interest income if the mix of rate-sensitive assets and rate-sensitive liabilities does not change during the period. Likewise, in a period of decreasing interest rates, the Company's net income could be positively affected if the balance sheet were liability-sensitive.

     Beyond one year, the Company's asset/liability mix reflected an asset-sensitive balance sheet -- rate-sensitive assets exceeded rate-sensitive liabilities. If the balance sheet is asset-sensitive during a period of increasing interest rates, the Company's interest income could increase at a rate faster than its interest expense if the mix of rate-sensitive assets and rate-sensitive liabilities does not change during the period. Likewise, in a period of decreasing interest rates, the Company's net income could be negatively affected if the balance sheet were asset-sensitive.

  Provision for Loan Losses

     The Company maintains an allowance for loan losses to absorb losses in the loan portfolio. The level is determined by internally generated credit quality ratings of the loan portfolio, general economic conditions of the Company's markets, historical loan losses and anticipated problems that may occur in the future. The Company's commitment to maintaining strong allowances and the early recognition of possible problem loans require a continuing review for possible credit weaknesses.

     The provision for loan losses increased in 1994 by approximately $386,000 from the amount in 1993. Net loan charge-offs (charge-offs minus recoveries) as a percentage of average loans outstanding increased to 0.24% for 1994 as compared to 0.20% in 1993 and 0.25% in 1992. The provisions were necessary after net charge-offs to raise the allowance for loan losses to a level deemed adequate by management to provide for potential losses in the loan portfolio.

     The following table summarizes loan balances at the end of each period and daily averages. It also summarizes changes in allowance for loan losses arising from loans charged off and recoveries of loans previously charged off, by loan category. In addition, it shows the allowance resulting from the purchase of Citizens Bank and additions to the allowance in the form of provisions charged to expense.

                                                                   YEARS ENDED DECEMBER 31,
                                                               --------------------------------
                                                                 1994        1993        1992
                                                               --------    --------    --------
                                                                  (IN THOUSANDS OF DOLLARS)
Amount of loans outstanding at end of period, net of unearned
  interest and fees..........................................  $152,824    $156,755    $ 93,211
Daily average amount on loans................................   159,615     111,394      83,176
Balance of allowance for loan losses at beginning of
  period.....................................................     2,016       1,275       1,040
Loans charged off:
  Commercial, financial and agricultural.....................        60          20          24
  Real estate -- construction................................         0           0           1
  Real estate -- mortgage....................................        30          84         152
  Installment................................................       548         329         305
                                                               --------    --------     -------
          Total loans charged off............................       638         433         482
                                                               --------    --------     -------
Recoveries of loans previously charged off:
  Commercial, financial and agricultural.....................        21          47          24
  Real estate -- construction................................         0           0           2
  Real estate -- mortgage....................................        47          93         101
  Installment................................................       193          71         145
                                                               --------    --------     -------
          Total recoveries...................................       261         211         272
                                                               --------    --------     -------
Net loans charged off........................................       377         222         210
Allowance purchased from Citizens Bank.......................         0         787           0
Additions to allowance charged to expense....................       562         176         445
                                                               --------    --------     -------
Balance at end of period.....................................  $  2,201    $  2,016    $  1,275
                                                               ========    ========     =======
Ratio of net charge-offs during period to average loans
  outstanding................................................      0.24%       0.20%       0.25%
Ratio of allowance for loan losses at end of period to
  outstanding loans at end of period (net of unearned
  interest and fees).........................................      1.44%       1.29%       1.37%

  Non-Interest Income

     The following table sets forth the components of non-interest income.

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                        1994     1993     1992
                                                                       ------   ------   ------
                                                                       (IN THOUSANDS OF DOLLARS)

Service charges on deposit accounts..................................  $1,614   $1,213   $  891
Other service charges and fees.......................................     636      261      177
Net gain (loss) on investment securities.............................     200       (1)     377
Gain on sale of loans................................................     433        0        0
Rental income........................................................     134       65       58
Other non-interest income............................................      79        0        0
                                                                       ------   ------   ------
          Total non-interest income..................................  $3,096   $1,538   $1,503
                                                                       ======   ======   ======

     Non-interest income amounted to approximately 0.92% of average assets for the year ending December 31, 1994, as compared to approximately 0.64% and 0.76% for the years ending December 31, 1993, and 1992, respectively. The main reasons for this increase in 1994 were the significant increase in service charges, the gains from the sales of loans, and the gains on investment securities. If the gains on loans and the gains on securities during 1994, 1993 and 1992 are excluded from non-interest income, then non-interest income as a percentage of average assets would have been 0.73%, 0.64% and 0.57%, respectively. Service charges on deposit accounts increased $401,000, or 33.1% during 1994 as compared to an increase of approximately $322,000, or 36.1% in 1993. Of the increase in 1994, approximately $255,000 was the result of the purchase of Citizens Bank, and approximately $146,000 was the result of the Bank's growth in core deposits. Management expected this increase in 1994 as the income from Citizens during 1993 represented only one quarter. Other service charges and fees increased approximately $375,000 during 1994, or 143.7%. This compares to an increase of approximately $84,000, or 47.5% in 1993. This increase is due primarily to the increase in insurance revenues at the Bank's subsidiary, First City Life Insurance Company. Management expects this increasing trend to continue, but not quite to the extent of 1994's increase. The Company had a net gain on securities transactions in 1994 of approximately $200,000 as compared to a net security loss of approximately $1,000 in 1993 and a net gain of $377,000 in 1992. Although the Company presently has a net unrealized loss on securities available for sale of approximately $1,707,000 at December 31, 1994, management cannot predict the gain or loss that will be recognized in 1995 since the market values may change depending upon when the securities are sold. Also during 1994, approximately $433,000 was recorded for gains from the sales of loans. Approximately $408,000 of these gains were from sales of student loans by the Bank. The remaining gain was from mortgage loan sales at Citizens. Rental income increased during 1994 by approximately $69,000, or 106.2%, as compared to an increase of approximately $7,000, or 12.1% in 1993. The Company decreased available lease space in 1994 with the expansion of one tenant's lease space and the sale of two pieces of other real estate that had previously been leased during 1994. Due to those sales, rental income should decrease during 1995.

  Non-Interest Expenses

     The following table sets forth the components of non-interest expenses:

                                                                  YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                   1994      1993     1992
                                                                  -------   ------   ------
                                                                  (IN THOUSANDS OF DOLLARS)
    Salaries and employee benefits..............................  $ 4,999   $3,792   $2,671
    Occupancy expenses..........................................    1,244    1,016      815
    Furniture and equipment expenses............................    1,225      892      595
    FDIC assessments............................................      609      482      368
    Computer service fees.......................................       76       74      195
    Supplies....................................................      374      300      222
    Other non-interest expenses.................................    2,203    1,293      972
                                                                  -------   ------   ------
              Total non-interest expenses.......................  $10,730   $7,849   $5,838
                                                                  =======   ======   ======

     Non-interest expenses totaled approximately 3.27% of average assets for the year ended December 31, 1994, as compared to 3.25% and 2.96% for the years ended December 31, 1993, and 1992, respectively. Non-interest expenses totaled approximately $10,730,000 for the year ended December 31, 1994, as compared to approximately $7,849,000 and $5,838,000 for the years ended December 31, 1993, and 1992, respectively. Salaries and employee benefits increased approximately $1,207,000, or 31.8%, during 1994 as compared to increases of approximately $1,121,000, or 41.2% in 1993 and approximately $388,000, or 17.0% in 1992. The purchase of Citizens increased salaries and benefits by approximately $968,000, while the Bank experienced an increase of approximately $239,000 from growth and expansion, annual increase in salaries and additional costs of benefits. Occupancy expenses increased approximately $228,000, or 22.4%, in 1994 as compared to an approximate increase of $201,000, or 24.7%, in 1993, and an increase of approximately $61,000, or 8.1%, in 1992. Approximately $49,000 of the 1994 increase can be attributed to the purchase of Citizens while growth of both the Bank and Tennessee Credit Corporation brought an increase of approximately $179,000. Furniture and equipment expenses increased approximately $333,000, or 37.3% in 1994 as compared to an approximate increase of $297,000, or 49.9%, in 1993 and an increase of approximately $145,000, or 32.2%, in 1992. The purchase of Citizens increased furniture and equipment expenses by approximately $165,000, while the Bank and Tennessee Credit Corporation experienced an increase of approximately $168,000 due to growth and expansion of one new Tennessee Credit Corporation office and the relocation of one automated teller machine. In addition, as the number and age of the Bank's automated teller machines grow, the amount of maintenance expenses related to those machines will continue to increase as these types of expenses did during 1994. FDIC assessments increased approximately $127,000, or 26.3%, during 1994 as compared to an approximate increase of $114,000, or 31.0%, during 1993. The purchase of Citizens increased this expense approximately $141,000, while the Bank actually experienced a decrease of approximately $14,000 due to the decrease in deposits. In 1992, FDIC insurance premiums increased approximately $80,000 or 27.8%, due to the growth of the Bank. Supplies expenses increased approximately $74,000, or 24.6%, during 1994 as compared to approximately $78,000, or 35.6%, during 1993. The 1994 increase was due to the purchase of Citizens (approximately $102,000), while the Bank was able to reduce its supply expenses by approximately $29,000. Computer service fees during 1994 increased by approximately $2,000, or 2.7%, as compared with the decrease of approximately $121,000, or 62.1%, during 1993. The 1993 reduction was due to Bank's purchasing an in-house computer system during the second half of 1992. Other non-interest expense increased approximately $910,000, or 70.4%, as compared to an approximate increase of $321,000, or 33.0%, in 1993 and increases of approximately $5,000, or 4.9%, in 1992. Of the 1994 increase, approximately $436,000 was attributed to the purchase of Citizens while the remaining $474,000 was attributed to First City Life Insurance Company (FCLIC), a wholly-owned subsidiary of the Bank that was purchased in the fourth quarter of 1993. During 1994, FCLIC experienced an increase in expenses related to benefits paid on life insurance claims and accident and health claims. Those claims paid also caused an increase in the policy reserve requirements at FCLIC. The expenses attributed to the purchase of Citizens during 1993 represented only one quarter and were expected to increase in 1994. In future years, these expenses should develop more of a trend.

  Income Taxes

     The percentage of income tax expense to net income increased to approximately 35.0% in 1994 as compared to approximately 33.4% in 1993 and 36.3% in 1992. The effective rate paid in 1995 should increase somewhat as Citizens' investment portfolio no longer contains a significant amount of tax-free securities.

FINANCIAL CONDITION

  Loans

     The Company's loan portfolio decreased during 1994 by approximately $3,931,000, or 2.5% compared to a 1993 increase of approximately $63,545,000, or 68.2%. Citizens' net loans decreased by approximately $3,791,000 while the Bank's net loans decreased approximately $140,000. The decrease in Citizens' loans is due to the amortization of purchase accounting write-ups during 1994. The decrease in the Bank's loans can be attributed to an increase in student loans and residential mortgage loans offset by sales of large blocks of student loans during the year. Tennessee Credit Corporation, a subsidiary of the Bank that specializes in consumer loans, increased its net loans during 1994 by approximately $2,257,000, or 64.0%. During 1993, Tennessee Credit increased its net loans by approximately $2,765,000. The Company seeks to minimize its long-term interest rate risk exposure by making primarily adjustable rate or balloon payment mortgage loans. Most of these loans have a maturity of three to five years with an amortization schedule not in excess of twenty years. As these loans mature, the Company has the option of refinancing the remaining balloon balance, calling the loan or requesting additional collateral. This allows the Company to closely monitor these loans and to minimize credit risk (as well as interest rate risk). If the loan is refinanced, it undergoes the same underwriting policies in use for new loans. Management of the Company believes that the loan portfolio is adequately diversified and does not believe that there is any concentration of loans in any specific industry or to related borrowers that present undue risks. Of the loan portfolio outstanding at December 31, 1994, approximately 40.2% of the Company's loans were priced at variable rates, and another 29.3% of the Company's loans consist of fixed rate loans that mature within one year. Therefore, approximately 71% of the portfolio either is variable rate or matures within one year at December 31, 1994, as compared to 68% at December 31, 1993, and 44% at December 31, 1992.

     The amounts of loans outstanding at the indicated dates are shown in the following table according to the type of loan:

                                            DECEMBER 31,                   DECEMBER 31,
                                     --------------------------    -----------------------------
                                      1994      1993      1992       1994       1993      1992
                                     ------    ------    ------    --------   --------   -------
                                                      (IN THOUSANDS OF DOLLARS)
    Commercial, financial,
      agricultural and other.......   14.19%    12.15%    16.38%   $ 21,975   $ 19,190   $15,384
    Real estate -- construction....    4.20%     4.47%     3.47%      6,507      7,053     3,258
    Real estate -- mortgage........   52.95%    50.15%    48.27%     81,975     79,176    45,331
    Installment....................   28.66%    33.23%    31.88%     44,377     52,473    29,946
                                     ------    ------    ------    --------   --------   -------
              Total (1)............  100.00%   100.00%   100.00%   $154,834   $157,892   $93,919
                                     ======    ======    ======    ========   ========   =======

---------------

(1) Includes $2,010, $1,137, and $708 of unearned interest and fees for 1994, 1993 and 1992, respectively.

     Other than as indicated in the above table, the Company does not have any concentration of loans in any category exceeding 10% of total loans.

     There were no foreign loans outstanding during any of the reporting periods.

     The following table shows the amounts of loans (excluding real estate mortgage loans and installment loans) outstanding as of December 31, 1994 which, based on remaining scheduled payments of principal, are due in the periods indicated.

                                                                        MATURING
                                                        ----------------------------------------
                                                                   AFTER 1
                                                        WITHIN    BUT WITHIN   AFTER 5
                                                        1 YEAR     5 YEARS      YEARS     TOTAL
                                                        -------   ----------   -------   -------
                                                               (IN THOUSANDS OF DOLLARS)
    Commercial, financial, agricultural and other.....  $15,467     $6,081      $ 427    $21,975
    Real estate -- construction.......................    6,507          0          0      6,507
                                                        -------     ------       ----    -------
              Total...................................  $21,974     $6,081      $ 427    $28,482
                                                        =======     ======       ====    =======

     The sensitivity to changes in interest rates of loans due after one year are set forth below:

                                                                      INTEREST SENSITIVITY
                                                                   --------------------------
                                                                   FIXED    VARIABLE
                                                                    RATE      RATE     TOTAL
                                                                   ------   --------   ------
                                                                   (IN THOUSANDS OF DOLLARS)
    Due after one year but within five years.....................  $5,767     $314     $6,081
    Due after five years.........................................     427        0        427
                                                                   ------     ----     ------
                                                                   $6,194     $314     $6,508
                                                                   ======     ====     ======

     The allowance for loan losses is discussed above under "Provision for Loan Losses."

     The Company maintains its allowance for loan losses at an amount deemed by management to be adequate to provide for the possibility of losses in the loan portfolio. The appropriate level of the allowance is based on several factors. On a quarterly basis, the levels of risk inherent in the loan portfolio, loan volume, expected growth, economic trends, historical charge-off percentages and the perceived exposure of all classified loans are examined to determine the adequacy of the allowance. At December 31, 1994, the allowance for loan losses was 1.44% of total loans outstanding, as compared to 1.29% at December 31, 1993.

     The Company has allocated the allowance for loan losses according to the amount deemed by management to be reasonably necessary at each period-end to provide for the possibility of losses being incurred within the categories of loans set forth in the table below:

                                                                            1994     1993
                                                                           ------   ------
                                                                            (IN THOUSANDS
                                                                             OF DOLLARS)
    Commercial, financial and agricultural...............................  $  218   $  302
    Real estate -- construction..........................................     101       50
    Real estate -- mortgage..............................................     950      672
    Real estate -- commercial............................................     230      202
    Installment..........................................................     372      488
    Unallocated..........................................................     330      302
                                                                           ------   ------
              Total......................................................  $2,201   $2,016
                                                                           ======   ======

     The following table sets forth the amounts of outstanding balances of non-performing loans, other real estate, total net loans and the percentage of non-performing loans for each of the three years ended December 31, 1994, 1993 and 1992. Non-performing loans consist of loans which are contractually past due 90 days or more as to interest or principal payments ("past due loans"), renegotiated loans and loans accounted for on a non-accrual basis.

                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                  1994        1993       1992
                                                                --------    --------    -------
                                                                (IN THOUSANDS OF DOLLARS)
Non-accrual loans............................................   $    471    $    276    $   147
Past due loans of 90 days or more............................          7         225          0
Renegotiated loans...........................................          0           0          0
                                                                --------    --------    -------
          Total non-performing loans.........................        478         501        147
Other real estate............................................         92         379        255
                                                                ========    ========    =======
          Total non-performing loans and other real estate...   $    570    $    880    $   402
                                                                ========    ========    =======
Loans, net of unearned interest and loan fees................   $152,824    $156,755    $93,211
                                                                ========    ========    =======
Non-performing loans to net loans............................       0.31%       0.32%      0.16%
Non-performing loans and other real estate to total assets...       0.17%       0.28%      0.18%

     The designation "non-accrual loans" means those loans which management has identified as collection problems, but which as yet have not been identified as losses. Commercial and real estate loans are placed on a non-accrual basis when payment of interest and/or principal has remained delinquent for a period of over 90 days, unless the loan is both well secured and in the process of collection, or management's evaluation indicates probable default prior to the 90-day delinquency. The decision to charge off a loan is based upon the borrower's continued failure to pay principal or interest when due, or circumstances indicating the payments will not or cannot be made, along with an evaluation of any collateral securing the loan. Consumer loans generally are charged off when contractually delinquent 120 days or more, or when five payments have been missed and there is no recent record of regular payment. The gross interest income that would have been recorded if the above loans had been current in accordance with their original terms was approximately $39,266 in 1994, $42,973 in 1993, and $17,023 in 1992. The amount of interest income recorded for such loans was approximately $25,780 in 1994, $25,974 in 1993, and $13,065 in 1992.

     As part of its on-going credit management, the Company monitors loans that are currently performing but which require special attention and which management is uncertain as to the ability of the borrowers to comply with the present loan repayment terms and which may become non-performing in the future. At December 31, 1994, the Bank had approximately $5,653,000 of such loans compared to approximately $4,476,000 at December 31, 1993. Such loans are subject to continuing management attention and are considered by management in determining the level of the allowance for loan losses. The components of these loans by type are:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1994     1993
                                                                           ------   ------
                                                                            (IN THOUSANDS
                                                                           OF DOLLARS)
    Commercial, financial and agricultural...............................  $  205   $   57
    Real estate -- construction..........................................     309      323
    Real estate -- mortgage..............................................   3,830    3,333
    Real estate -- commercial............................................     485      230
    Installment..........................................................     824      533
                                                                           ------   ------
              Total......................................................  $5,653   $4,476
                                                                           ======   ======

  Securities Available for Sale

     The following sets forth the composition of securities available for sale which are carried at estimated fair value:

                                                              DECEMBER 31, 1994
                                             ---------------------------------------------------
                                                             GROSS        GROSS
                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                COST         GAINS        LOSSES     FAIR VALUE
                                             -----------   ----------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies............  $ 3,723,921    $       0   $  161,905   $ 3,562,016
    Obligations of State and political
      subdivisions.........................            0            0            0             0
    Mortgage-backed securities.............   36,780,429            0    2,590,770    34,189,659
                                             -----------     --------   ----------   -----------
              Total debt securities
                available for sale.........   40,504,350            0    2,752,675    37,751,675
    Federal Home Loan Bank stock (15,444
      shares)..............................    1,544,400            0            0     1,544,400
                                             -----------     --------   ----------   -----------
              Total securities available
                for sale...................  $42,048,750    $       0   $2,752,675   $39,296,075
                                             ===========     ========   ==========   ===========

                                                              DECEMBER 31, 1993
                                             ---------------------------------------------------
                                                             GROSS        GROSS
                                              AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                                COST         GAINS        LOSSES     FAIR VALUE
                                             -----------   ----------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies............  $12,844,709    $  83,531   $   47,351   $12,880,889
    Obligations of State and political
      subdivisions.........................      238,584        4,239            0       242,823
    Mortgage-backed securities.............   64,991,788      664,500       70,342    65,585,946
                                             -----------     --------   ----------   -----------
              Total securities available
                for sale...................   78,075,081      752,270      117,693    78,709,658
    Federal Home Loan Bank stock (13,159
      shares)..............................    1,315,900            0            0     1,315,900
                                             -----------     --------   ----------   -----------
              Total securities available
                for sale...................  $79,390,981    $ 752,270   $  117,693   $80,025,558
                                             ===========     ========   ==========   ===========

     The Bank joined the Federal Home Loan Bank ("FHLB") in 1991. As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of the total of residential mortgage loans and mortgage-backed securities, or 0.3% of total assets of the Bank. The Bank's balance of FHLB capital stock at December 31, 1994 and 1993 was $1,392,700 and $1,315,900, respectively; no additional stock is required to be purchased in 1994. Citizens' balance of FHLB capital stock at December 31, 1994 was $151,700. Citizens' FHLB stock requirements have not yet been met and will require additional purchases of approximately $170,000 during

1995. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value from the FHLB if the Bank withdraws its membership.

     The amortized cost and estimated market value of securities available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       AMORTIZED     ESTIMATED
                                                                         COST       FAIR VALUE
                                                                      -----------   -----------
Due in one year or less.............................................  $         0   $         0
Due after one year through five years...............................    3,723,921     3,562,016
Due after five years through ten years..............................            0             0
Due after ten years.................................................            0             0
Mortgage-backed securities..........................................   36,780,429    34,189,659
                                                                      -----------   -----------
          Total investment debt securities..........................  $40,504,350   $37,751,675
                                                                      ===========   ===========

     Securities sold during 1994 that had been in the available for sale portfolio resulted in net proceeds of $12,575,053. Securities sold during 1994 that had been in the available for sale portfolio resulted in gains of $238,179 and losses of $38,647. Securities sold during 1993 that had been in the available for sale portfolio resulted in net proceeds of $31,968,046, gross gains of $24,321 and gross losses of $170,096. Securities sold during 1992 that had been in the available for sale portfolio resulted in net proceeds of $9,030,938 and a net gain of $59,166.

     As of December 31, 1994, investments available for sale had a carrying value in excess of estimated fair value of $2,752,675, which reduced shareholders' equity by $1,706,658 after giving effect to deferred taxes of $1,046,017.

     The weighted average yield on the securities available for sale at December 31, 1994 was 5.72%. The following table sets forth the securities available for sale held by the Company at December 31, 1994 and the weighted average yield of such securities by repricing:

                                                AFTER 1 YEAR    AFTER 5 YEARS
                                                BUT WITHIN 5    BUT WITHIN 10
                              WITHIN 1 YEAR        YEARS            YEARS        AFTER 10 YEARS        TOTAL
                             ---------------   --------------   --------------   --------------   ---------------
                             AMOUNT    YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD
                             -------   -----   ------   -----   ------   -----   ------   -----   -------   -----
                                                                (IN THOUSANDS)
U.S. Treasury and Federal
  agencies.................  $34,190    5.69%  $3,562    6.06%    $0       N/A     $0       N/A   $37,752    5.72%
Obligations of states and
  political subdivisions
  (1)......................        0     N/A       0      N/A      0       N/A      0       N/A         0     N/A
Other......................        0     N/A       0      N/A      0       N/A      0       N/A         0     N/A
                                                                  --               --
                             -------   -----   -------  -----              ---              ---   -------   -----
                             $34,190    5.69%  $3,562    6.06%    $0       N/A     $0       N/A   $37,752    5.72%
                             =======   =====   =======  =====     ==       ===     ==       ===   =======   =====

---------------

(1) Rates for tax-exempt states and political subdivisions are tax-equivalent assuming a 34% tax rate.

     As of October 1, 1994 management transferred securities that were available for sale, having book values totaling approximately $40,872,000, to the held to maturity portfolio. These securities were required to be transferred at their fair market values, which at October 1, 1994, totaled approximately $40,148,000. These securities' book values exceeded their market values at that time by approximately $724,000 before consideration for income tax effect, and as a result of this transfer, the net unrealized loss remains as a reduction of shareholders' equity as of December 31, 1994, amounting to approximately $442,000 after recording the income tax effect of the net unrealized loss. This net unrealized loss is amortized over the lives of the transferred securities.

     All securities that were transferred to the held to maturity category were floating rate securities that were U.S. Government Agency securities and Collateralized Mortgage Obligations (CMO's) that were indexed to the 10-year Constant Maturity Treasury (10-year CMT) and had a final maturity date of 15 years or less. The lifetime interest caps (the maximum rate that could be earned) on these securities averaged approximately 10%. This type of floating rate instrument was fairly new to the security market as they had been issued with any volume only in the last two to three years. This type of security had not previously been monitored during a steep increasing interest rate environment until 1994. As a result of observing the characteristics of these securities and how they reacted to the increasing rate environment, management was able to conclude that with a small shift within the Company's balance sheet, the Company would have adequate liquidity to not require the holding of these securities as available for sale for liquidity purposes. Observation of the characteristics of these securities during an increasing interest rate environment reflected that the lifetime interest caps on these securities, coupled with the securities' other characteristics, would allow the Company to hold these securities to maturity. At October 1, 1994, these securities were prepaying at their slowest possible speed, and therefore, in the future it will be impossible for these securities' average lives to lengthen materially. An increase in prepayment speed will cause these securities to prepay in an extremely shorter period of time. The characteristics of these securities that allow the Company to hold them until maturity coupled with the sufficient liquidity in the available for sale security portfolio without this block of 10-year CMT securities, allowed management to transfer all CMO securities tied to the 10-year CMT in the portfolio to the held to maturity portfolio.

  Securities Held to Maturity

     The amortized cost and estimated market values of investments in debt securities are as follows:

                                                            DECEMBER 31, 1994
                                            --------------------------------------------------
                                                            GROSS       GROSS       ESTIMATED
                                             AMORTIZED     UNREALIZED UNREALIZED      FAIR
                                                COST        GAINS       LOSSES        VALUE
                                            ------------   --------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. government
      corporations and agencies...........  $ 35,105,784    $  241    $1,744,007   $33,362,018
    Obligations of states and political
      subdivisions........................     3,618,834       874       143,337     3,476,371
    Mortgage-backed securities............    63,739,457     1,512     3,339,385    60,401,584
                                            ------------   --------   ----------   -----------
              Total investment
                securities................  $102,464,075    $2,627    $5,226,729   $97,239,973
                                            ============   ========   ==========   ===========

                                                              DECEMBER 31, 1993
                                               -----------------------------------------------
                                                              GROSS      GROSS      ESTIMATED
                                                AMORTIZED    UNREALIZED UNREALIZED    FAIR
                                                  COST        GAINS      LOSSES       VALUE
                                               -----------   --------   --------   -----------
    U.S. Treasury securities and obligations
      of U.S. government corporations and
      agencies...............................  $25,304,896   $137,478   $102,949   $25,339,425
    Obligations of states and political
      subdivisions...........................    4,821,675     34,871     33,556     4,822,990
    Mortgage-backed securities...............   12,847,197     71,237     87,996    12,830,438
                                               ------------  --------   ---------- -----------
              Total investment securities....  $42,973,768   $243,586   $224,501   $42,992,853
                                               ============  ========   ========== ===========

     The amortized cost and estimated market value of securities held to maturity at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     The calculation of the weighted average interest yields for each maturity category is based on yield, weighted by the respective costs of securities.

                                                                      AMORTIZED      ESTIMATED
                                                                         COST       FAIR VALUE
                                                                     ------------   -----------
Due in one year or less............................................  $  4,302,496   $ 4,273,412
Due after one year through five years..............................    27,722,735    26,305,797
Due after five years through ten years.............................     6,465,998     6,047,730
Due after ten years................................................       233,389       211,450
                                                                     ------------   -----------
Mortgage-backed securities.........................................    63,739,457    60,401,584
                                                                     ------------   -----------
          Total investment debt securities.........................  $102,464,075   $97,239,973
                                                                     ============   ===========

     Proceeds from maturities and calls of investment securities during 1994, 1993 and 1992 were $15,097,567, $5,048,433 and $40,889,133, respectively.
Proceeds from sales of investment securities during 1994, 1993 and 1992 were $0, $8,980,444 and $26,171,219, respectively. Gross losses from maturities and calls of securities during 1994, 1993 and 1992 were $0, $7,056 and $32,353, respectively. Gross gains on maturities and calls of investment securities for 1994, 1993 and 1992 were $0, $51,543 and $449,605, respectively.

     Securities carried at $51,448,595 and $60,521,006 at December 31, 1994 and 1993, respectively, were required to be pledged to secure deposits with account balances of $46,771,450 and $55,019,097 at December 31, 1994 and 1993,
respectively, and for other purposes as required or permitted by law.

     The weighted average yield on the investment securities held to maturity at December 31, 1994 was 6.35%. The following table sets forth the investment securities held by the Company at December 31, 1994 and the weighted average yield of such securities by repricing:

                                                        AFTER 1 YEAR      AFTER 5 YEARS        AFTER
                                                         BUT WITHIN        BUT WITHIN            10
                                      WITHIN 1 YEAR        5 YEARS          10 YEARS           YEARS             TOTAL
                                     ---------------   ---------------   ---------------   --------------   ----------------
                                     AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT    YIELD   AMOUNT   YIELD    AMOUNT    YIELD
                                     -------   -----   -------   -----   -------   -----   ------   -----   --------   -----
                                                                         (IN THOUSANDS)
U.S. Treasury and Federal
  agencies.........................  $42,501   6.91 %  $33,638   5.55 %  $20,400   6.80 %  $2,307   6.72 %  $ 98,846   6.42 %
Obligations of states and political
  subdivisions (1).................     782    3.30 %   1,402    4.58 %   1,201    4.53 %    233    6.24 %     3,618   4.39 %
Other..............................       0     N/A         0     N/A         0     N/A        0     N/A           0    N/A
                                     -------   ----    -------   ----    -------   ----    ------   ----    --------   ----
                                     $43,283   6.85 %  $35,040   5.52 %  $21,601   6.67 %  $2,540   6.67 %  $102,464   6.35 %
                                     =======   ====    =======   ====    =======   ====    ======   ====    ========   ====

---------------
(1) Rates for tax-exempt states and political subdivisions are tax-equivalent assuming a 34% tax rate.

     The calculation of the weighted average interest yields for each maturity category is based on yield, weighted by the respective costs of securities.

  Deposits

     The Company's primary source of funds is deposits from the local markets of the subsidiary banks. The Company has targeted the local consumers, professionals and small businesses as its clientele. Deposit instruments in the form of demand deposits (both non-interest bearing and interest bearing), savings accounts (including money market savings) and certificates of deposit are offered customers to establish a core deposit base. Management believes Rutherford County is a vibrant economic market and offers an environment for continued growth for the Company. Increasing competition could make it difficult to increase the Company's market share. The Company has competed for several years with several larger bank holding companies (both state and regional) and has managed to maintain its market share. The Davidson County and Maury County markets offer the opportunity to attract more deposits for the Bank. The addition of Citizens Bank brings in two new markets for the Company. Smithville is located in DeKalb County, is more rural and has not experienced the rapid growth of the areas surrounding Nashville; however, the Ardmore branch in Giles County adds an ideal market. Ardmore is located on the Tennessee-Alabama State line and is approximately twenty miles from Huntsville, Alabama. Huntsville has experienced prosperous growth during the past decade through its high-tech industry. Many people who live in the Ardmore area are employed in Huntsville.

     During 1994, the Company's deposits grew by approximately $20,792,000, or 8%. Of this increase, certificates of deposit increased by approximately $18,267,000 while noninterest-bearing demand deposits decreased by approximately $2,122,000. In addition, savings and other time deposits composed approximately $3,962,000 of the increase. The markets served by the Bank and Citizens experienced a considerable amount of increased competition specifically in relation to certificates of deposit. Many banks were trying to lure deposits away by offering special rate and term certificates. Both the Bank and Citizens experienced growth in non-public deposits, increasing those deposits by approximately $29,040,000. Public funds of the Bank and Citizens combined decreased by approximately $8,248,000.

     The average daily amounts of deposits are summarized for the periods indicated in the following table:

                                                            YEARS ENDED DECEMBER 31,
                                         --------------------------------------------------------------
                                                1994                  1993                  1992
                                         ------------------    ------------------    ------------------
                                         AVERAGE   INTEREST    AVERAGE   INTEREST    AVERAGE   INTEREST
                                         BALANCE     RATE      BALANCE     RATE      BALANCE     RATE
                                         --------  --------    --------  --------    --------  --------
                                                           (IN THOUSANDS OF DOLLARS)
    Demand deposits..................... $ 29,699       N/A    $ 17,040     N/A      $ 12,539      N/A
    Interest-bearing demand deposits....   55,031      2.38%     32,358    2.28%       21,001     3.52%
    Savings deposits....................   46,160      3.52      24,713    2.63        18,710     2.31
    Time deposits (excluding
      certificates of deposit of
      $100,000 or more).................   97,537      3.69      61,682    3.79        66,417     5.08
    Time certificates of deposit of
      $100,000 or more..................   59,641      4.85%     74,486    3.81%       52,786     4.48%
                                         --------     -----    --------   -----      --------    -----
              Total deposits............ $288,068      3.21%   $210,279    3.12%     $171,453     4.03%
                                         ========     =====    ========   =====      ========    =====

     Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1994 are summarized as follows (in thousands of dollars):

    3 months or less...........................................................  $30,028
    Over 3 months through 6 months.............................................    5,291
    Over 6 months through 12 months............................................    3,267
    Over 12 months.............................................................    7,915
                                                                                 -------
              Total............................................................  $46,501
                                                                                 =======

LIQUIDITY AND CAPITAL RESOURCES

  Capital Resources

     Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, non-cumulative preferred stock and a limited amount of cumulative preferred stock) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital to risk-weighted assets ratio of 4% and a total capital (Tier 1 plus Tier 2) to risk-weighted assets ratio of 8%. The Federal Reserve Board ("Board") has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. The most highly rated bank holding companies will be required to maintain a minimum Tier 1 leverage ratio of 3%. The required ratio will be based on the Board's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. Bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The Board's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 Capital Ratio of 6%, Total Risk-Based Ratios of 10%, and a Tier 1 Leverage Ratio of 5%. At December 31, 1994, the Company's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios were 10.74%, 12.77% and 5.59%, respectively. At December 31, 1993, these ratios for the Company were 9.37%, 11.23% and 5.40%.

     The Bank's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at December 31, 1994, were 13.80%, 14.94% and 7.17% respectively, compared to December 31, 1993, ratios of 11.21%, 12.25% and 6.46%, respectively. For Citizens, the Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at December 31, 1994, were 14.72%, 16.23% and 7.64% respectively, compared to December 31, 1993, ratios of 12.17%, 13.45% and 6.95%, respectively.

     Since the Company adopted of Statement of Financial Accounting Standard
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective December 31, 1993, the Company's equity was negatively impacted by increasing interest rates during 1994. The Company's equity has decreased by approximately $2,541,000 due to the decrease in market values related to securities in the available for sale portfolio. This trend is not expected to increase at this time as interest rates have seemingly leveled off. Management expects the current rate environment to continue at this leveled plane or expects rates to decline during 1995, thereby increasing market values of securities in the available for sale portfolio and increasing the Company's equity.

     The Company's capital mix is expected to remain fairly constant over the next few years although the Company's Series A Preferred Stock and capital debentures will convert to Common Stock in the future. The Company's Series A Preferred Stock and convertible capital debentures will automatically convert to Common Stock on April 1, 1999. Until that time, owners of these instruments may elect to convert their holdings to Common Stock as some have already chosen to do, but the quantity converted is not expected to materially impact the Company's capital mix until closer to these instruments' conversion dates.

     During 1994, the Company's capital resource costs increased moderately due to increases in the prime lending rate as established by the Federal Reserve Board. During 1994, the prime lending rate increased by 2.50%, thereby increasing the rates the Company paid on its convertible debentures and two series of its preferred stocks. This did not significantly impact the Company's ability to fund its costs related to capital in 1994, nor is it expected to significantly impact the Company's ability to fund such costs of capital in the future as the prime lending rate is expected to either remain stable or decrease during 1995.

  Liquidity

     Liquidity is the ability to meet cash flow requirements for deposit withdrawals and maturities, debt service, demand for new loans and satisfaction of loan commitments and any attractive investment opportunities that may arise. The subsidiary banks' primary source of liquidity is a stable core deposit base. In addition, short-term investments as well as loan payments and maturities and investment security maturities, interest payments and principal repayments provide a secondary source. The Bank's core deposit base has continued to grow during the past eight years. Net cash provided (used) by financing activities of the Company was $24,655,728, ($1,182,768) and $29,504,375 for the years ended
December 31, 1994, 1993 and 1992, respectively. The subsidiary banks currently have unsecured lines to purchase federal funds with unrelated commercial banks totaling $8,900,000.

     The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the subsidiary banks. At December 31, 1994, the subsidiary banks could pay common stock dividends of approximately $2,679,000 without approval by bank regulatory authorities. (See Note L to Consolidated Financial Statements.) The Company uses the payments from these Bank dividends to fund the interest payments on its Capital Debentures, which are the Company's principal expense on a non-consolidated basis and the dividend payments on its Preferred Stocks and Common Stock. Other sources of liquidity for the Company are the sale of equity securities and the borrowing of funds.

     An important component of net cash provided by operating activities is net income. Over the three year period ended December 31, 1994, the Company has had earnings in excess of dividends paid. Net cash provided by operating activities was $3,626,383, $3,133,316 and $2,022,437 for the years ended December 31, 1994,
1993 and 1992, respectively. Dividends paid amounted to $673,341, $590,647 and $314,392 for the years ended December 31, 1994, 1993 and 1992, respectively.

     The Company uses cash in its investing activities. The majority of net cash used in investing activities is the purchases of investment securities and the funding of loans to customers. Net cash used in investing activities was $24,298,268, $2,594,210 and $29,691,671 for the years ended December 31, 1994,
1993 and 1992, respectively.

     Although the following liquidity needs have never arisen, other liquidity needs could include possible litigation settlements, adverse litigation judgments and funds needed in the event of acquisition of other financial institutions. Although management cannot be certain of the exact future liquidity needs, management believes that the Company, the Bank and Citizens have adequate liquidity to meet their funding needs.

  Short-term Borrowings

     The Company has short-term borrowings in five major forms: 1) federal funds purchased from various commercial correspondent banks, 2) borrowings from the Federal Reserve Bank discount window, 3) securities sold under agreement to repurchase, 4) borrowings from the Federal Home Loan Bank, and 5) lines of credit from two unrelated banks.

     In addition, the subsidiary banks have unsecured lines at four commercial banks totaling $8,900,000 for the overnight purchase of federal funds (with the largest line at any one bank being $3,500,000). The lines are for short-term use (usually up to two weeks) and carry an interest rate below prime rate. No amount was drawn on these lines at December 31, 1994. Normally, these lines are renewed annually. The weighted average interest rate paid during 1994 was 4.88%, and the average amount outstanding during 1994 was approximately $2,212,000. The maximum outstanding at any month's end during the year was approximately $3,700,000 at January 31, 1994.

     The Bank also can borrow short-term funds from the Federal Reserve Bank of Atlanta's discount window at the Federal Reserve's discount rate. The borrowings are normally for a maximum of two weeks, and the amount borrowed has never exceeded $2,000,000. There were no such funds borrowed at December 31, 1994. The weighted average interest rate paid on these borrowings during 1994 was 5.49%, and the average amount outstanding during 1994 was approximately $14,000. Any borrowings during 1994 were used overnight only.

     Securities sold under agreement to repurchase are securities pledged against funds placed with the Bank. These funds are not insured by the FDIC; however, the funds entitle the lender to take title to the security pledged in the event the Bank cannot repay the funds. The funds are invested with the Bank on a daily basis, and the rate normally paid is approximately 1% below the federal funds rate. During 1994, the average amount of securities sold under agreement to repurchase approximated $10,781,000, and the weighted average interest paid was 3.61%. The balance at December 31, 1994, was approximately $13,968,000, which is the maximum amount outstanding at any month's end during the year. The weighted average interest rate at December 31, 1994, was 4.29%.

     As a member of the Federal Home Loan Bank of Cincinnati ("FHLB"), the subsidiary banks can borrow short-term funds or can initiate long-term borrowings by securing the borrowings with residential mortgage loans. By pledging the residential mortgage loans as collateral, the Bank may borrow funds up to twenty years at either fixed or variable rates. The rate charged is normally lower than the prime rate. The maximum that may be borrowed based upon the financial data at December 31, 1994, is $27,414,000. The average borrowed funds from the FHLB during 1994 was approximately $2,231,000, and the weighted average interest rate paid was 4.49%. The maximum amount outstanding at any month's end was approximately $6,050,000 at September 30, 1994.

     The Company has two lines of credit totaling $1,750,000 with two unrelated commercial banks. One of the lines is for $1,250,000, and the other line is for $500,000. The interest rate charged is a variable index related to the lender's prime rate. A total of $750,000 was drawn on these lines at December 31, 1994.

RETURN ON EQUITY AND ASSETS

     The ratio of net income to average shareholders' equity and to daily average total assets, dividend payout ratio and equity to total assets are as follows:

                                                                   1994     1993     1992
                                                                  ------   ------   ------
    Return on Assets:
      Percentage of net income to average total assets..........    0.65%    0.64%    0.65%
    Return on Equity:
      Percentage of net income to average total shareholders'
         equity (2).............................................   12.50     9.84     9.55
      Percentage of net income less dividends on preferred stock
         to average common shareholders' equity (3).............   15.52    11.38    10.76
    Dividend Payout Ratio:
      Dividends declared per common share to net income per
         share (1)..............................................   15.63    22.99    20.22
    Equity to Assets:
      Percentage of average total shareholders' equity to
         average total assets (2)...............................    5.22     6.46     6.78
      Percentage of average common shareholders' equity to
         average total assets (3)...............................    3.37     4.31     5.12

---------------

(1) The Company paid dividends of $0.20 per share in 1994, 1993 and 1992.
(2) Average total shareholders' equity includes the Series A Convertible Preferred Stock.
(3) Average common shareholders' equity excludes the Series A Cumulative, Convertible Preferred Stock, Series C Non-cumulative Preferred Stock and Series D Non-cumulative Preferred Stock.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

     In May 1993, the FASB issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." This statement addresses accounting by creditors for impairment of certain loans. The statement requires that impaired loans be measured based on the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. If the present value is less than the recorded investment in the loan, an impairment will be recognized. The statement is effective for financial statements for fiscal years beginning after December 15, 1994. The statement is not expected to have a material adverse impact on the consolidated financial statements.

     In November 1993, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 93-6 "Employers' Accounting for Employee Stock Ownership Plans." This statement is effective for fiscal years beginning after December 15, 1993. Prospective application of the guidance in the SOP is required for shares acquired by ESOP's after December 31, 1992, but not yet committed to be released as of the beginning of the year in which the SOP is adopted. This statement changes the way employers report transactions with a leveraged employee stock ownership plan ("ESOP"). It requires, among other things, that: (1) for ESOP shares committed to be released in a period to compensate employees directly, employers should recognize compensation cost equal to the average fair value of the shares committed to be released, (2) dividends on unallocated shares credited to participant accounts are recorded as compensation expense for financial statement purposes, and (3) for earnings-per-share computations, ESOP shares that have been committed to be released should be considered outstanding. ESOP shares that have not been committed to be released should not be considered outstanding. The Company's ESOP shares acquired in 1993 will be subject to the provisions of the SOP. The Statement allowed companies who had acquired ESOP shares prior to December 31, 1992, to use the accounting principles in effect prior to the issuance of SOP 93-6. As a result, the Company elected to apply the prior accounting standards to unallocated shares acquired prior to

December 31, 1992. Under prior accounting standards: (1) ESOP shares released in a period are expensed at their historical cost to the ESOP, (2) dividends on both allocated and unallocated shares are reported as dividends for financial statement purposes and (3) both committed and uncommitted (unallocated) ESOP shares are considered outstanding for earnings-per-share computations. Compensation expense was increased by $16,644 as a result of using the fair market value of the common stock to measure compensation cost versus the historical cost to the ESOP, as previously used. A total of 58,370 shares that had not been committed to be released at December 31, 1994, were excluded from the earnings-per-share calculation.

     In October 1994, the FASB issued SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 addresses the disclosure of derivative financial instruments including the face amount, nature and terms. The statement is effective for fiscal years ending after December 15, 1994. The Company has no derivative financial instruments, therefore, the statement had no impact on the consolidated financial statements other than to require fair value disclosures of all financial instruments to be presented together in a single footnote.

EFFECTS OF INFLATION

     In recent years the stabilization of the purchasing power of the consumer has given the Company a stable environment in which to operate. During 1994, the Federal Reserve Board, sensing that inflation was on the rise, raised its prime rate from 6.00% to 8.50%. These increases caused the market value of the investment securities of the Bank and Citizens to decline. These market value declines had no recognizable affect on the securities that were classified as held to maturity. These declines did cause a significant equity impact for the securities that were classified as available for sale. As a result, the equity of the Company declined by approximately $2,542,000 from unrealized losses from securities available for sale. This trend is expected to continue into 1995, but management expects interest rate increases to be less significant than the increases of 1994. Other than the aforementioned impacts on the Company's equity due to rising rates, the inflation rate is immaterial when reviewing the Company's reported results of operations.

FOREIGN TRANSACTIONS

     The Company, the Bank nor Citizens had any investment securities, loans or deposits of any foreign governments, corporations or other entities.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED
                          SEPTEMBER 30, 1995 AND 1994

     The Company derives substantially all of its income from the Bank and Citizens. The following discussion provides certain information concerning the Company's consolidated financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

  Net Interest Income

     Net interest income represents the amount by which interest income exceeds interest expense, principally interest paid to the Company's depositors on interest-bearing accounts. The following table includes for the nine months ended September 30, 1995 and 1994, interest income on earning assets and related average yields, as well as interest expense on interest-bearing liabilities and related average rates paid.

                                                         THE NINE MONTHS ENDED SEPTEMBER 30,
                                             -----------------------------------------------------------
                                                         1995                           1994
                                             ----------------------------   ----------------------------
                                             AVERAGE     ACTUAL    YIELD/   AVERAGE     ACTUAL    YIELD/
                                             BALANCE    INTEREST    COST    BALANCE    INTEREST    COST
                                             --------   --------   ------   --------   --------   ------
                                                              (IN THOUSANDS OF DOLLARS)
Interest-earning assets:
  Loans, net of unearned interest(1).......  $163,324   $ 12,225    10.01%  $158,385   $ 10,347     8.73%
  Securities:
     Taxable...............................   141,076      6,608     6.26    128,305      5,222     5.44
     Tax-exempt(2).........................     2,727        139     6.81      3,804        174     6.11
Fed funds sold and repos...................     6,913        279     5.40      6,046        268     5.93
Time deposits w/other institutions.........       600         26     5.79        700         32     6.19
                                             --------    -------   ------   --------    -------   ------
          Total interest-earning
            assets(2)......................   314,640     19,277     8.19%   297,240     16,043     7.22%
Cash and due from banks....................    13,135                         11,929
Premises and equipment, net................    11,228                         11,257
Other assets...............................     4,664                          4,646
Allowance for loan losses..................    (2,186)                        (2,187)
                                             --------    -------   ------   --------    -------   ------
          Total assets.....................  $341,481                       $322,885
                                             ========    =======   ======   ========    =======   ======

                                                         THE NINE MONTHS ENDED SEPTEMBER 30,
                                                         1995                           1994
                                             AVERAGE     ACTUAL    YIELD/   AVERAGE     ACTUAL    YIELD/
                                             BALANCE    INTEREST    COST    BALANCE    INTEREST    COST
                                             --------   -------    ------   --------   -------    ------
                                                              (IN THOUSANDS OF DOLLARS)
Liabilities:
  Savings & interest-bearing deposits......  $ 96,390   $  1,971     2.73%  $101,541   $  1,925     2.54%
  Time deposits............................   172,883      7,533     5.83    152,273      4,745     4.17
  Fed funds and repos......................    12,799        417     4.36     14,653        387     3.53
  Other short-term borrowings..............       667         43     8.62          0          0     0.00
Long-term debt:
  Convertible debentures...................     1,352        134    13.25      1,357        104    10.25
  Long-term capital lease..................     1,615         84     6.95      1,733         89     6.87
  Debt related to ESOP.....................       699         45     8.61        925         52     7.52
  Other long-term debt.....................     3,041        210     9.23      3,505        182     6.94
                                             --------    -------   ------   --------    -------   ------
          Total interest-bearing
            liabilities....................   289,446     10,437     4.82    275,987      7,484     3.63
Demand deposits............................    31,862                         28,355
Other liabilities..........................     1,683                          1,077
                                             --------    -------   ------   --------    -------   ------
          Total liabilities................   322,991                        305,419
Total capital..............................    18,490                         17,466
                                             --------    -------   ------   --------    -------   ------
Total liabilities & capital................  $341,481                       $322,885
                                             ========    =======   ======   ========    =======   ======
Net interest income........................             $  8,840                       $  8,559
                                             ========    =======   ======   ========    =======   ======
Net interest margin(3).....................                          3.76%                          3.85%
                                             ========    =======   ======   ========    =======   ======
Net interest spread(4).....................                          3.37%                          3.59%
                                             ========    =======   ======   ========    =======   ======

---------------

(1) For the purpose of these computations, non-accruing loans are included in the average loan amounts outstanding.
(2) Yields on tax-exempt securities are stated on a tax-equivalent basis, assuming a tax rate of 34%. The adjustments made to convert to a tax-equivalent basis are $47,000 and $59,000 for the first nine months of 1995 and 1994, respectively.
(3) The net interest margin is net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.
(4) The net interest spread is the difference in the tax-equivalent rate earned on total interest-earning assets and the rate paid on total interest-bearing liabilities.

     The net interest margin (defined as net interest income as a percentage of average interest-earning assets) is a key measure in determining the Company's income performance. The Company's net interest margin was 3.76% for the first nine months of 1995 compared to 3.85% for the first nine months of 1994. Net interest income increased by 3.3% during the first nine months of 1995, and the average interest-earning assets increased by 5.9%.

     The following table shows changes in interest income and interest expense resulting from changes in volume in various categories of interest-earning assets and interest-bearing liabilities and changes in interest rates for these categories. The change in interest due to both rate and volume has been allocated to changes in average volume and average rates in proportion to the relationship of absolute dollar amounts of change in each category.

                              RATE VOLUME ANALYSIS

                                                             NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                                COMPARED TO SEPTEMBER 30, 1994
                                                         --------------------------------------------
                                                           INCREASE         INCREASE          NET
                                                          (DECREASE)       (DECREASE)       INCREASE
                                                         DUE TO VOLUME     DUE TO RATE     (DECREASE)
                                                         -------------     -----------     ----------
                                                                  (IN THOUSANDS OF DOLLARS)
Interest earned on:
  Loans..............................................        $ 331           $ 1,547         $1,878
  Investment securities
     Taxable.........................................          551               835          1,386
     Tax-exempt......................................          (59)               24            (35)
  Fed funds sold and securities purchased with
     agreements to resell............................           29               (18)            11
  Time deposits......................................           (4)               (2)            (6)
                                                              ----            ------         ------
          Total interest-earning assets..............          848             2,386          3,234
                                                              ----            ------         ------
Interest paid on:
  Savings and interest-bearing demand deposits.......          (84)              130             46
  Time deposits......................................          708             2,080          2,788
  Federal funds purchased and securities sold under
     agreement to repurchase.........................           49               (19)            30
  Other short-term debt..............................           43                 0             43
  Long-term debt:
     Convertible debentures..........................            0                30             30
     Long-term capital lease.........................           (6)                1             (5)
     Debt related to ESOP............................          (17)               10             (7)
     Other long-term debt............................          (19)               47             28
                                                              ----            ------         ------
          Total interest-bearing liabilities.........          674             2,279          2,953
                                                              ----            ------         ------
          Net interest earnings......................        $ 174           $   107         $  281
                                                              ====            ======         ======

     An important aspect of achieving satisfactory levels of net interest income is the management of the composition and maturities of rate-sensitive assets and liabilities. For liquidity purposes, the Company normally maintains a significant portion of its securities portfolio in investment securities having a maturity of less than three years and/or a repricing in one year or less.

     At September 30, 1995, the Company's asset/liability mix through five years reflected a liability-sensitive balance sheet; rate-sensitive liabilities exceeded rate-sensitive assets. If the balance sheet is liability sensitive during a period of increasing interest rates, the Company's interest expense could increase at a faster rate than its interest income if the mix of rate-sensitive assets and rate-sensitive liabilities does not change during the period. Likewise, in a period of decreasing interest rates, the Company's net income could be positively affected if the balance sheet were liability sensitive.

     Over five years, the Company's asset/liability mix reflected an asset-sensitive balance sheet; rate-sensitive assets exceeded rate-sensitive liabilities. If the balance sheet is asset sensitive during a period of increasing interest rates, the Company's interest income could increase at a rate faster than its interest expense if the mix of rate-sensitive assets and rate-sensitive liabilities does not change during the period. Likewise, in a period of decreasing interest rates, the Company's net income could be negatively affected if the balance sheet were asset sensitive.

     The following table sets forth the Company's interest rate sensitivity at September 30, 1995 and describes, at various cumulative maturity periods, the interest rate sensitivity gap (the difference between rate-sensitive assets and rate-sensitive liabilities) for those assets and liabilities that management considers rate sensitive:

                                     ASSETS AND LIABILITIES MATURING OR REPRICING WITHIN
                           -----------------------------------------------------------------------
                                                                   1 YR.
                             0-90        91-180      181 DAYS       TO 5        OVER
                             DAYS         DAYS       TO 1 YR.       YRS.       5 YRS.      TOTAL
                           --------     --------     --------     --------    --------    --------
                                                  (IN THOUSANDS OF DOLLARS)
    ASSETS
    Loans................. $ 49,350     $ 14,426     $ 22,347     $ 84,453    $  2,077    $172,653
    Securities............   62,093        1,000        2,500       51,493      32,564     149,650
    Temporary
      investments.........      150            0            0            0           0         150
                           --------     --------     --------     --------    --------    --------
              Total
                interest-
                earning
                assets.... $111,593     $ 15,426     $ 24,847     $135,946    $ 34,641    $322,453
                           ========     ========     ========     ========    ========    ========
    LIABILITIES
    Savings,
      interest-bearing
      demand and time
      deposits............ $158,418     $ 40,953     $ 40,478     $ 30,658    $      0    $270,507
    Other borrowed
      funds...............   17,931            0            0            0           0      17,931
    Long-term debt........    4,651            0            0        1,576           0       6,227
                           --------     --------     --------     --------    --------    --------
              Total
                interest-
                bearing
            liabilities... $181,000     $ 40,953     $ 40,478     $ 32,234    $      0    $294,665
                           ========     ========     ========     ========    ========    ========
    Interest sensitivity
      gap (negative)...... $(69,407)    $(25,527)    $(15,631)    $103,712    $ 34,641    $ 27,788
                           ========     ========     ========     ========    ========    ========
    Cumulative interest
      sensitivity gap
      (negative).......... $(69,407)    $(94,934)    $(110,565)   $ (6,853)   $ 27,788    $ 27,788
                           ========     ========     ========     ========    ========    ========
    Percent of total
      interest-earning
      assets..............   (21.52)%     (29.44)%     (34.29)%      (2.13)%      8.62%       8.62%
                           ========     ========     ========     ========    ========    ========

  Provision for Loan Losses

     The Company maintains its allowance for loan losses at an amount deemed by management to be adequate to provide for the possibility of losses in the loan portfolio. Consistent with that statement, the provision for loan losses decreased during the first nine months of 1995 by approximately $183,000, or 43.16%, from the amount expensed in the first nine months of 1994. Net loan charge-offs (charge-offs less recoveries) as a percent of average loans increased to 0.21% during the first nine months of 1995 compared to 0.16% during the first nine months of 1994.

     The following table summarizes loan balances at the end of each nine month period and daily averages; changes in the allowance for loan losses arising from loans charged off and recoveries of loans previously charged off, by loan category; and additions to the allowance which have been charged to the expense:

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                      ---------------------
                                                                        1995         1994
                                                                      --------     --------
                                                                        (IN THOUSANDS OF
                                                                            DOLLARS)
    Amount of loans outstanding at end of period, net of unearned
      interest and fees...........................................    $172,653     $159,794
    Daily average amount of loans.................................     163,324      158,385
    Balance of allowance for loan losses at beginning of period...       2,201        2,016
    Loans charged off:
      Commercial, financial and agricultural......................          58            0
      Real estate -- construction.................................           0            0
      Real estate -- mortgage.....................................          90           29
      Installment.................................................         384          366
                                                                      --------     --------
              Total loans charged off.............................         532          395
                                                                      --------     --------
    Recoveries of loans previously charged off:
      Commercial, financial and agricultural......................          18            9
      Real estate -- construction.................................          21            0
      Real estate -- mortgage.....................................          47           20
      Installment.................................................         111          115
                                                                      --------     --------
              Total recoveries....................................         197          144
                                                                      --------     --------
    Net loans charged off.........................................         335          251
    Additions to allowance charged to expense.....................         241          424
                                                                      --------     --------
    Balance at end of period......................................    $  2,107     $  2,189
                                                                      ========     ========
    Ratio of net charge-offs during period to average loans
      outstanding.................................................        0.21%        0.16%
    Ratio of allowance for loan losses at end of period to
      outstanding loans at end of period (net of unearned interest
      and fees)...................................................        1.22%        1.37%
                                                                      ========     ========

 Non-Interest Income

     The following table sets forth the components of non-interest income:

                                                          NINE MONTHS ENDED   NINE MONTHS ENDED
                                                            SEPTEMBER 30,       SEPTEMBER 30,
                                                                1995                1994
                                                          -----------------   -----------------
                                                                (IN THOUSANDS OF DOLLARS)
    Service charges on deposit accounts.................       $ 1,178             $ 1,196
    Other service charges and fees......................            95                 113
    Rental income.......................................            95                  99
    Net gain on sales or maturities of investment
      securities........................................            39                 197
    Other non-interest income...........................           968                 727
                                                               -------             -------
              Total non-interest income.................       $ 2,375             $ 2,332
                                                          ==============      ==============

     Non-interest income amounted to approximately 0.69% of average assets for the nine months ending September 30, 1995 compared to approximately 0.78% for the nine months ending September 30, 1994. The Company's service charge income decreased by approximately $18,000, or 1.5% in comparison with the same period during 1994. Other service charges and fees decreased approximately $18,000, or 15.9% during the first nine months of 1995 as compared to the first nine months of 1994. This decrease can be attributed to the Bank's other commissions received from miscellaneous activities, e.g., discount brokerage, being lower than the previous year. Rental income decreased by approximately $4,000, or 4.0% due mainly to some rental property sold by Citizens toward the end of 1994. The Company also had a net gain on the sales of investment securities of approximately $39,000 during the first nine months of 1995 compared to a net gain of $197,000 during the first nine months of 1994. During the second quarter of 1995, management decided to divest itself of some of the more undesirable securities in the available for sale portfolio. The result of the divestiture reduced the net gains the Company had previously recognized and impacted the unrealized loss in available for sale securities that was negatively impacting the Company's shareholders' equity. Other non-interest income increased by approximately $241,000, or 33.1%, during the first nine months of 1995. Approximately $113,000 of this increase can be attributed to: (1) $39,000 in ATM interchange income increases; (2) $14,000 in merchant credit card discount interchange increases; (3) $20,000 due to gains from the sales of other real estate; and (4) $40,000 in increased gains from the sales of student loans. The remainder of the increase is attributed to sales of level life insurance and decreasing life insurance premiums written in conjunction with loans made by Citizens and Tennessee Credit Corporation.

  Non-Interest Expenses

     The following table sets forth the components of non-interest expenses:

                                                        NINE MONTHS ENDED     NINE MONTHS ENDED
                                                          SEPTEMBER 30,         SEPTEMBER 30,
                                                              1995                  1994
                                                        -----------------     -----------------
                                                               (IN THOUSANDS OF DOLLARS)
    Salaries and employee benefits..................         $ 4,596               $ 3,756
    Occupancy expenses..............................             979                   958
    Furniture and equipment expenses................             919                   924
    FDIC insurance premiums.........................             317                   451
    Supplies expense................................             326                   267
    Other non-interest expenses.....................           2,218                 1,801
                                                              ------                ------
              Total non-interest expenses...........         $ 9,355               $ 8,157
                                                              ======                ======

     Non-interest expenses totaled approximately 2.74% of average assets for the nine months ending September 30, 1995 compared to approximately 2.53% of average assets for the nine months ending September 30, 1994. The Company's salaries and benefits increased approximately $840,000, or 22.4%, during the first nine months of 1995 as compared to the corresponding period in 1994. Of the increase, $641,000 is attributed to the compensation expenses related to the ESOP debt acceleration, and the remainder is attributed to the normal annual salary increases awarded to employees of the company. Occupancy expenses increased approximately $21,000, or 2.2% during the first nine months of 1995 as compared to the first nine months of 1994 due to the addition of a new TCC office and the expansion of one of the Bank's existing branch buildings during 1995. Furniture and equipment expenses decreased approximately $5,000, or 0.5% during the nine months period ended September 30, 1995 as compared to the corresponding period in 1994. FDIC insurance premiums decreased during this period by approximately $134,000, or 29.7%, and is attributed to refunds received by the Bank and Citizens from the FDIC to reimburse the banks for their portion of the overcapitalization of the Bank Insurance Fund (BIF). The FDIC assessment rate was originally $0.23 per $100 in deposits at the Bank and Citizens. Due to the recapitalization of the BIF, the rate was changed to $0.04 per $100 in deposits for both banks based on the supervisory category to which the banks belong. This rate was retroactively applied to the period June 1, 1995, through September 30, 1995, and will continue from this point forward. Supplies expense increased approximately $59,000, or 22.1%, during the period. The significant increase in the price of paper, more than doubling during the first half of 1995 is the main contributing factor to this increase. Finally, other non-interest expenses increased approximately $417,000, or 23.2%, due to the following: (1) $175,000 due to expenses incurred in connection with the Company's impending merger; (2) $22,000 due to increased advertising efforts; (3) $23,000 due to miscellaneous losses recovered in 1994 related to the Bank's subsidiary, Tennessee Credit Corporation; (4) $39,000 due to increase in postage expense and (5) $12,000 due to increase in insurance claims paid by the Bank's subsidiary, First City Life Insurance Company. The remainder is attributable to the growth of the Bank and Citizens.

  Income Taxes

     The percentage of income tax expense to net income increased to approximately 41.9% during the first nine months of 1995 from approximately 33.0% during the first nine months of 1994. The increase is attributed to the fact that only part of the ESOP-related compensation costs being tax deductible and the fact that none of the merger-related expenses incurred were tax deductible.

RETURN ON EQUITY AND ASSETS

     The ratio of net income to average shareholders' equity and to daily average total assets, dividend payout ratio and equity to total assets are as follows:

                                                 NINE MONTHS ENDED                QUARTERS ENDED
                                           -----------------------------   -----------------------------
                                           SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                               1995            1994            1995            1994
                                           -------------   -------------   -------------   -------------
    Return on Assets:
      Percentage of net income to average
         total assets....................        0.36%           0.62%           0.38%           0.62%
    Return on Equity:
      Percentage of net income to average
         total shareholders' equity
         (1).............................        6.58           11.48            7.07           11.50
      Percentage of net income less
         dividends on preferred stock to
         average common shareholders'
         equity (2)......................        6.45           14.23            5.92           13.63
    Dividend Payout Ratio:
      Dividends declared per common share
         to net income per share (3).....       34.09           16.85           33.33           16.67
    Equity to Assets:
      Percent of average total
         shareholders' equity to average
         total assets (1)................        5.41            5.42            5.33            5.41
      Percent of average common
         shareholders' equity to average
         total assets (2)................        3.48            3.59            3.59            3.57

---------------

(1) Average total shareholders' equity includes the Series A Convertible Preferred Stock, Series C Non-Cumulative Preferred Stock and Series D Non-Cumulative Preferred Stock.
(2) Average common shareholders' equity excludes the Series A Convertible Preferred Stock, Series C Non-Cumulative Preferred Stock and Series D Non-Cumulative Preferred Stock.
(3) The company paid a dividend of $0.05 per share in January, April and July of 1995 and 1994.

FINANCIAL CONDITION

  Loans

     The Company's loan portfolio increased during the first nine months of 1995 by approximately $19,829,000. This increase is attributed to the growth of Tennessee Credit coupled with an increase in real estate mortgage loans during the first nine months of 1995. The increase was offset by the Bank's selling of approximately $16,000,000 in student loans during the first three quarters of 1995. The Company seeks to minimize its long-term exposure by making primarily adjustable rate and/or balloon payment mortgage loans, preferably with a repricing or maturity of three to five years. When these loans mature, the Company has the option of refinancing the remaining balloon balance, calling the loan or requesting additional collateral. If a loan is refinanced, it undergoes the same underwriting policies in use for new loans. Installment loans are usually at a maturity not to exceed three years. These policies allow the Company to closely monitor its loan portfolio and reduce credit risk and interest rate risk. Approximately 56.7% of the portfolio consists of real estate mortgage loans while installment loans comprise approximately 26.4% of the portfolio. Approximately 70.8% of the loan portfolio is either priced at variable rates or matures within one year of September 30, 1995, as compared to approximately 71.0% at December 31, 1994.

     The amounts of loans outstanding at the indicated dates are shown in the following table according to type of loan:

                                            SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                1995            1994           1995            1994
                                            -------------   ------------   -------------   ------------
                                                             (IN THOUSANDS OF DOLLARS)
    Commercial, financial, agricultural
      and other...........................       16.84%          14.19%      $  29,531       $ 21,975
    Real estate -- construction...........        4.19            4.20           7,357          6,507
    Real estate -- mortgage...............       52.54           52.95          92,136         81,975
    Installment...........................       26.43           28.66          46,353         44,377
                                                ------          ------        --------       --------
              Total (1)...................      100.00%         100.00%      $ 175,377       $154,834
                                                ======          ======        ========       ========

---------------

(1) Includes $2,724 and $2,010 of unearned interest and fees for September 30, 1995,and December 31, 1994, respectively.

     Management of the Company believes that the loan portfolio is adequately diversified and does not believe that there are any concentrations of loans in any specific industry or to related borrowers that presents undue risks. There were no foreign loans outstanding during any of the reporting periods. Other than as indicated in the above table, the Company does not have concentrations of loans in any category exceeding 10% of total loans.

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1995            1994
                                                                   -------------   ------------
                                                                    (IN THOUSANDS OF DOLLARS)
    Non-accrual loans............................................    $     434       $    471
    Past due loans of 90 days or more............................            1              7
    Renegotiated loans...........................................            0              0
                                                                      --------       --------
              Total non-performing loans.........................          435            478
    Other real estate............................................           75             92
                                                                      --------       --------
              Total non-performing loans and other real estate...    $     510       $    570
                                                                      ========       ========
    Loans, net of unearned interest and loan fees................    $ 172,653       $152,824
    Non-performing loans to net loans............................         0.25%          0.31%
    Non-performing loans and other real estate to total assets...         0.15%          0.17%

     The designation "non-accrual loans" means those loans which management has identified as collection problems, but which as yet have not been identified as losses. Commercial and real estate loans are placed on a non-accrual basis when payment of interest and/or principal have remained delinquent for a period of over 90 days, unless the loan is both well secured and in the process of collection, or management's evaluation indicates probable default prior to the 90-day delinquency. The decision to charge off a loan is based upon the borrower's continued failure to pay principal or interest when due, or circumstances indicating the payments will not or cannot be made, along with an evaluation of any collateral securing the loan. Consumer loans generally are charged-off when contractually delinquent 120 days or more, or when five payments have been missed and there is no recent record of regular payment.

  Securities Available for Sale

     The following sets forth the composition of securities available for sale which are carried at estimated fair value:

                                                          AS OF SEPTEMBER 30, 1995
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. Government
      corporations and agencies............  $15,700,673    $ 34,678    $    5,800   $15,729,551
    Obligations of state and political
      subdivisions.........................            0           0             0             0
    Mortgage-backed securities.............   30,209,872      57,475       650,992    29,616,355
                                             -----------     -------      --------   -----------
    Total debt securities available for
      sale.................................   45,910,545      92,153       656,792    45,345,906
    Federal Home Loan Bank (10,477
      shares)..............................    1,047,700           0             0     1,047,700
                                             -----------     -------      --------   -----------
              Total securities available
                for sale...................  $46,958,245    $ 92,153    $  656,792   $46,393,606
                                             ===========     =======      ========   ===========

                                                           AS OF DECEMBER 31, 1994
                                             ---------------------------------------------------
                                                             GROSS        GROSS       ESTIMATED
                                              AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                COST         GAINS        LOSSES        VALUE
                                             -----------   ----------   ----------   -----------
    U.S. Treasury securities and
      obligations of U.S. Government
      corporations and agencies............  $ 3,723,921    $      0    $  161,905   $ 3,562,016
    Obligations of state and political
      subdivisions.........................            0           0             0             0
    Mortgage-backed securities.............   36,780,429           0     2,590,770    34,189,659
                                             -----------     -------      --------   -----------
    Total debt securities available for
      sale.................................   40,504,350           0     2,752,675    37,751,675
    Federal Home Loan Bank (15,444
      shares)..............................    1,544,400           0             0     1,544,400
                                             -----------     -------      --------   -----------
              Total securities available
                for sale...................  $42,048,750    $      0    $2,752,675   $39,296,075
                                             ===========     =======      ========   ===========

     The Bank joined the Federal Home Loan Bank ("FHLB") in 1991, and Citizens joined the FHLB during the second quarter of 1994. As members of this system, the Bank and Citizens are required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of the total of residential mortgage loans and mortgage-backed securities, or 0.3% of the total assets of each bank. The Bank's balance of FHLB capital stock at September 30, 1995 and December 31, 1994 was $743,900 and $1,392,700,
respectively. Citizens' balance of FHLB capital stock at September 30, 1995 was $303,800. No ready market exists for the stock, and it has no quoted market value but may be redeemed for face value from the FHLB if the Bank withdraws its membership.

     The amortized cost and estimated market value of securities available for sale at September 30, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                   AMORTIZED     ESTIMATED
                                                                     COST       FAIR VALUE
                                                                  -----------   -----------
    Due in one year or less.....................................  $         0   $         0
    Due after one year through five years.......................   15,700,673    15,729,551
    Due after five years through ten years......................            0             0
    Due after ten years.........................................            0             0
    Mortgage-backed securities..................................   30,209,872    29,616,355
                                                                  -----------   -----------
              Total.............................................  $45,910,545   $45,345,906
                                                                  ===========   ===========

     Securities sold during the first nine months of 1995 that had been in the available for sale portfolio resulted in net proceeds of $31,351,040 with gross gains of $213,908 and gross losses of $175,290. Securities sold during the first nine months of 1994 that had been in the available for sale portfolio resulted in net proceeds of $3,782,525 with gross gains of $232,578 and gross losses of $38,647. The average tax-equivalent yield on the securities available for sale at September 30, 1995 was 6.54% compared to 5.72% at December 31, 1994.

  Investment Securities Held to Maturity

     The amortized cost and estimated fair value of investment securities held to maturity are as follows:

                                                         AS OF SEPTEMBER 30, 1995
                                           -----------------------------------------------------
                                                            GROSS        GROSS       ESTIMATED
                                            AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                               COST         GAINS        LOSSES        VALUE
                                           ------------   ----------   ----------   ------------
    U.S. Treasury securities and
      obligations of U.S. Government
      corporations and agencies..........  $ 30,041,665    $ 112,777   $  475,390   $ 29,679,052
    Obligations of states and political
      subdivisions.......................     2,660,046        8,957       26,583      2,642,420
    Mortgage-backed securities...........    70,053,549      336,203    2,316,993     68,072,759
                                           ------------   ----------   ----------   ------------
              Total investment
                securities...............  $102,755,260    $ 457,937   $2,818,966   $100,394,231
                                            ===========     ========    =========    ===========

                                                          AS OF DECEMBER 31, 1994
                                           -----------------------------------------------------
                                                            GROSS        GROSS       ESTIMATED
                                            AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                               COST         GAINS        LOSSES        VALUE
                                           ------------   ----------   ----------   ------------
    U.S. Treasury securities and
      obligations of U.S. Government
      corporations and agencies..........  $ 35,105,784    $     241   $1,744,007   $ 33,362,018
    Obligations of states and political
      subdivisions.......................     3,618,834          874      143,337      3,476,371
    Mortgage-backed securities...........    63,739,457        1,512    3,339,385     60,401,584
                                           ------------   ----------   ----------   ------------
              Total investment securities
                held to maturity.........  $102,464,075    $   2,627   $5,226,729   $ 97,239,973
                                            ===========     ========    =========    ===========

     The amortized cost and estimated market value of debt securities at September 30, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 AMORTIZED      ESTIMATED
                                                                    COST        FAIR VALUE
                                                                ------------   ------------
    Due in one year or less...................................  $  3,947,665   $  4,118,582
    Due after one year through five years.....................    25,740,695     25,213,982
    Due after five years through ten years....................     2,889,688      2,879,308
    Due after ten years.......................................       123,663        109,600
    Mortgage-backed securities................................    70,053,549     68,072,759
                                                                ------------   ------------
              Total investment debt securities................  $102,755,260   $100,394,231
                                                                 ===========    ===========

     Securities carried at $45,875,319 and $60,521,006 at September 30, 1995 and December 31, 1994, respectively, were required to be pledged to secure deposits with account balances of $41,704,836 and $55,019,097 at September 30, 1995 and December 31, 1994, respectively. The weighted average tax-equivalent yield on the investment securities held to maturity at September 30, 1995 was 6.05% compared to 6.40% at December 31, 1994.

  Deposits

     The Company's primary source of funds is deposits in the local markets of the subsidiary banks. The Company has targeted the local consumers, professionals and small businesses as its clientele. Deposit instruments in the form of demand deposits (both non-interest bearing and interest bearing), savings accounts (including money market savings) and certificates of deposit are offered customers to establish a core deposit base. Management believes Rutherford County is a vibrant economic market and offers an environment for continued growth for the Company. Increasing competition could make it difficult to increase the Company's market share; however, the Company has for several years competed with several larger bank holding companies (both state and regional) and has managed to maintain its market share. The Davidson County and Maury County markets offer the opportunity to attract more deposits for the Bank. The addition of Citizens Bank brings in two new markets for the Company. Smithville, located in DeKalb County, is more rural and has not experienced the rapid growth of the areas surrounding Nashville; however, the Ardmore branch in Giles County adds an ideal market. Ardmore is located on the Tennessee-Alabama State line and is approximately twenty miles from Huntsville, Alabama. Huntsville has experienced prosperous growth during the past decade through its high-tech industry. Many people who live in the Ardmore area are employed in Huntsville.

     During the first nine months of 1995, deposits of the Company increased by approximately $5,641,000, or 1.91%. The average daily amount of deposits is summarized in the following table:

                                                         NINE MONTHS ENDED        YEAR ENDED
                                                        SEPTEMBER 30, 1995     DECEMBER 31, 1994
                                                        -------------------   -------------------
                                                        AVERAGE    INTEREST   AVERAGE    INTEREST
                                                        BALANCE      RATE     BALANCE      RATE
                                                        --------   --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
    Demand deposits...................................  $ 31,862      N/A     $ 29,699      N/A
    Interest-bearing demand deposits..................    48,847     2.67%      55,031     3.52%
    Savings and other time deposits...................    47,543     3.80       46,160     2.38
    Time deposits (excluding certificates of deposit
      $100,000 or more)...............................   122,609     5.72       97,537     3.69
    Time certificates of deposit of $100,000 or
      more............................................    50,274     5.82       59,641     4.85
                                                        --------   --------   --------   --------
              Total Deposits..........................  $301,135     4.33%    $288,068     3.31%
                                                        ========    =====     ========    =====

     Maturities of time certificates of deposit of $100,000 or more outstanding at September 30, 1995 are summarized as follows (in thousands of dollars):

    3 months or less.........................................................    $23,278
    Over 3 months through 6 months...........................................     10,355
    Over 6 months through 12 months..........................................     10,856
    Over 12 months...........................................................      7,753
                                                                                 -------
              Total..........................................................    $52,242
                                                                                 =======

LIQUIDITY AND CAPITAL RESOURCES

  Capital Resources

     Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, non-cumulative preferred stock and a limited amount of cumulative preferred stock) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital to risk-weighted assets of 4% and a total capital (Tier 1 plus Tier 2) to risk-weighted assets ratio of 8%. The Federal Reserve Board (the "Board") has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. The most highly rated bank holding companies will be required to maintain a minimum Tier 1 leverage ratio of 3%. The required ratio will be based on the Board's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. Bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets.

     The Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) requires the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The Board's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 capital ratio of 6%, Total risk-based ratio of 10%, and a Tier 1 leverage ratio of 5%. At September 30, 1995, the Company's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios were 9.98%, 11.85% and 5.45%, respectively. At December 31, 1994, the Company's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios were 10.74%, 12.77% and 5.59%, respectively.

     The Bank's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at September 30, 1995 were 12.23%, 13.28%, and 6.91%, respectively, compared to ratios of 13.80%, 14.94% and 7.17%, respectively, at December 31, 1994. For Citizens, the Tier 1 capital, total risk-based capital and Tier 1 leverage ratios at September 30, 1995 were 14.40%, 15.65% and 7.29%, respectively, compared to ratios of 14.72%, 16.23% and 7.64%, respectively, at December 31, 1994.

  Liquidity

     Liquidity is the ability to meet cash flow requirements for deposit withdrawals and maturities, debt service, demand for new loans and satisfaction of loan commitments and any attractive investment opportunities that may arise. The Bank's primary source of liquidity is a stable core deposit base. In addition, short-term investments as well as loan payments and maturities and investment security maturities, interest payments and principal repayments provide a secondary source. The Bank's core deposit base has continued to grow during the past seven years. Net cash provided by financing activities was $12,407,794 and $19,418,890 for the nine months ending September 30, 1995 and 1994, respectively. The Bank currently has unsecured lines to purchase federal funds with unrelated commercial banks totaling $7,900,000.

     The liquidity of the Company depends primarily on the dividends paid to it as the sole shareholder of the subsidiary banks. The Company uses the payments from these Bank dividends to fund the interest payments on its Capital Debentures, which are the Company's principal expense on a non-consolidated basis and the dividend payments on its Preferred Stock, Series D Preferred Stock and Common Stock. Other sources of liquidity for the Company are the sale of equity securities and the borrowing of funds.

     An important component of net cash provided by operating activities is net income. Over the nine months ending September 30, 1995 and 1994, the Company has had earnings in excess of dividends paid. Net cash provided by operating activities was $2,463,869 and $986,379 for the nine months ended September 30, 1995 and 1994, respectively. Dividends paid amounted to $534,680 and $472,207 for the nine months ended September 30, 1995 and 1994, respectively.

     The Company uses cash in its investing activities. The majority of net cash used in investing activities is the purchases of investment securities and the funding of loans to customers. Net cash used by investing activities was $14,096,570 and $16,390,776 for the nine months ended September 30, 1995 and 1994, respectively.

     Although the following liquidity needs have never arisen, other liquidity needs could include possible litigation settlements, adverse litigation judgments and funds needed in the event of acquisition of other financial institutions. Although management cannot be certain of the exact future liquidity needs, management believes that the Company and Bank have adequate liquidity to meet their funding needs.

  Short Term Borrowings

     The Company has short-term borrowings in five major forms: 1) federal funds purchased from various commercial correspondent banks; 2) borrowings from the Federal Reserve Bank Discount Window;

3) securities sold under agreement to repurchase; 4) borrowings from the Federal Home Loan Bank; and 5) lines of credit from two unrelated banks.

     In addition, the Bank has unsecured lines at three commercial banks of $7,900,000 for the overnight purchase of federal funds (with the largest line at any one bank being $3,000,000). The lines are for short-term use (usually up to two weeks) and carry an interest rate below prime rate. The balance outstanding at September 30, 1995, was $4,250,000, and the rate paid on that date was 6.20%. Normally, these lines are renewed annually.

     The Bank also can borrow short-term from the Federal Reserve Bank of Atlanta's discount window at the Federal Reserve's discount rate. The borrowings are normally for a maximum of two weeks and the amount borrowed has never exceeded $2,000,000. There were no such funds borrowed at September 30, 1995.

     Securities sold under agreement to repurchase are securities pledged against funds placed with the Bank. These funds are not insured by the FDIC; however, the funds entitle the owner to the security pledged in the event the Bank cannot repay the funds. The funds are invested with the Bank on a daily basis, and the rate normally paid is approximately 1% below the federal funds rate. The balance outstanding at September 30, 1995 was approximately $12,881,000, and the rate paid on that date was 4.55%.

     As a member of the Federal Home Loan Bank of Cincinnati ("FHLB"), the Bank can borrow short-term or can initiate long-term borrowings by securing the borrowings with residential mortgage loans. By pledging residential mortgage loans as collateral, the Bank may borrow funds up to twenty years at either fixed or variable rates. The rate charged is normally lower than prime rate, and the maximum that may be borrowed based on the most recent financial data was $26,000,000. There were no such funds borrowed at September 30, 1995.

     The Company has two lines of credit totaling $1,750,000 with two unrelated commercial banks. One of these lines is for $1,250,000 and the other line is for $500,000. The interest rate charged is a variable index related to the lender's prime rate, which was 8.75% at September 30, 1995. There were no such funds borrowed at September 30, 1995.

  Effects of New Accounting Pronouncements

     In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses accounting by creditors for impairment of certain loans. The statement requires that an impaired loan be measured based on the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. The statements in effective for financial statements for fiscal years beginning after December 15, 1994. The statement did not have a material impact on the financial statements for the first nine months of 1995.

     In October 1994, the FASB issued SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 addresses the disclosure of derivative financial instruments including the face amount, nature and terms. The statement is effective for fiscal years ending after December 15, 1994. The Company has no derivative financial instruments, therefore, the statement had no impact on the consolidated financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to recognize compensation expense in the income statement based on the fair value of the underlying common stock at the date the awards are granted. However, it will permit continued accounting under APB Opinion 25, "Accounting for Stock Issued to Employees," accompanied by a disclosure of the pro forma effects on net income and earnings per share had the new accounting rules been applied. The statement is effective for fiscal years ending after December 15, 1995. The Company has not yet determined the impact the statement will have on its financial statements.

  Effects of Inflation

     In recent years the stabilization of the purchasing power of the consumer has given the Company a stable environment in which to operate. During 1994, the Federal Reserve Board, sensing that inflation was on the rise, raised its prime rate from 6.00% to 8.50%. Since the beginning of 1995, the prime rate has increased to 9.00%, but has declined since the end of the second quarter to 8.75%. The prime rate may decline even further during 1995. In response to the expected stabilization and possible decline, the unrealized losses in securities available for sale that caused the equity of the Company to decline during 1994 have begun to rebound. During the first nine months of 1995, the equity of the Company increased by approximately $1,393,000 as a result of increasing market values of securities in the available for sale portfolios of the Bank and Citizens. Other than these impacts on the Company's equity due to interest rates, the inflation rate is immaterial when reviewing the Company's reported results of operation.

  Foreign Transactions

     The Company, the Bank, nor Citizens had any investment securities, loans or deposits of any foreign governments, corporations or other entities.

PROPOSED BUSINESS COMBINATION

     On July 5, 1995, First City Bancorp, Inc. entered into a definitive Merger Agreement by which First American Corporation will acquire all of the outstanding shares of First City Bancorp common stock. The merger will be effected through a tax-free exchange of $26.50 in First American common stock (subject to certain limitations set forth in the Agreement) for each share of First City Bancorp common stock. The merger is subject to certain regulatory approvals and to the approval of First City Bancorp's shareholders. Assuming such approvals are obtained, the merger is expected to be completed during the first quarter of 1996.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 5, 1995

                                    BETWEEN

                           FIRST AMERICAN CORPORATION

                                      AND

                            FIRST CITY BANCORP, INC.

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
ARTICLE I
The Merger...............................................................................   A-1
    1.1    Effective Time of the Merger..................................................   A-1
    1.2    Closing.......................................................................   A-1
    1.3    Effects of the Merger.........................................................   A-1
ARTICLE II
Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
  Certificates...........................................................................   A-2
    2.1    Effect on Capital Stock.......................................................   A-2
    2.2    Exchange of Certificates......................................................   A-3
ARTICLE III
Representations and Warranties...........................................................   A-5
    3.1    Representations and Warranties of FCBI........................................   A-5
    3.2    Representations and Warranties of FAC.........................................  A-12
ARTICLE IV
Covenants Relating to Conduct of Business................................................  A-16
    4.1    Covenants of Both Parties.....................................................  A-16
    4.2    Covenants of FCBI.............................................................  A-16
    4.3    Covenants of FAC..............................................................  A-18
    4.4    Adverse Changes in Condition..................................................  A-18
    4.5    Reports.......................................................................  A-18
    4.6    Affirmative Covenants of FCBI.................................................  A-18
    4.7    No Solicitation...............................................................  A-19
ARTICLE V
Additional Agreements....................................................................  A-19
    5.1    Preparation of S-4 and the Proxy Statement....................................  A-19
    5.2    Letter of FCBI's Accountants..................................................  A-20
    5.3    Letter of FAC's Accountants...................................................  A-20
    5.4    Access to Information.........................................................  A-20
    5.5    FCBI Stockholders' Meeting....................................................  A-20
    5.6    Legal Conditions to Merger....................................................  A-20
    5.7    Affiliates....................................................................  A-21
    5.8    NASDAQ Listing................................................................  A-21
    5.9    Transition of Certain Employee Benefit Plans; Employment Matters..............  A-21
    5.10   Shareholder Rights............................................................  A-22
    5.11   Expenses......................................................................  S-22
    5.12   Brokers or Finders............................................................  A-22
    5.13   Indemnification: Directors' and Officers' Insurance...........................  A-23
    5.14   Coordination of Dividends.....................................................  A-23
    5.15   FCBI Accruals and Reserves....................................................  A-23
    5.16   Bank Merger...................................................................  A-24
    5.17   Additional Agreements.........................................................  A-24
    5.18   Enforcement of Agreements.....................................................  A-24
    5.19   Cooperation Generally.........................................................  A-24
ARTICLE VI
Conditions Precedent.....................................................................  A-24
    6.1    Conditions to Each Party's Obligation to Effect the Merger....................  A-24

                                                                                           PAGE
                                                                                           ----
    6.2    Conditions to Obligations of FAC..............................................  A-25
    6.3    Conditions to Obligations of FCBI.............................................  A-28
ARTICLE VII
Termination and Amendment................................................................  A-30
    7.1    Termination...................................................................  A-30
    7.2    Rights and Obligations upon Termination.......................................  A-32
    7.3    Fees and Expenses.............................................................  A-32
    7.4    Effect of Termination.........................................................  A-32
ARTICLE VIII
General Provisions.......................................................................  A-33
    8.1    Nonsurvival of Representations, Warranties, and Agreements....................  A-33
    8.2    Notices.......................................................................  A-33
    8.3    Interpretation................................................................  A-33
    8.4    Counterparts..................................................................  A-33
    8.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership...........  A-33
    8.6    Governing Law.................................................................  A-34
    8.7    Injunctive Relief; Limitations on Remedies....................................  A-34
    8.8    Publicity.....................................................................  A-34
    8.9    Assignment....................................................................  A-34
    8.10   Consents......................................................................  A-34
    8.11   Disclosures...................................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER dated as of July 5, 1995 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and First City Bancorp, Inc., a Tennessee corporation ("FCBI").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of FAC and FCBI have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein in which FCBI would merge with and into FAC (the "Merger"); and

     WHEREAS, FAC and FCBI desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, as soon as practicable after the execution and delivery of this Agreement, it is contemplated that First American National Bank, a national bank and a wholly owned subsidiary of FAC ("FANB") and First City Bank of Murfreesboro ("FCB") and Citizens Bank of Smithville ("Citizens"), both Tennessee state chartered banks and wholly owned subsidiaries of FCBI (the "Subsidiary Banks") will enter into a bank plan of merger of the Subsidiary Banks with and into FANB (the "Bank Plan of Merger"), and it is intended that the Bank Plan of Merger will be consummated immediately after consummation of the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger and the Bank Plan of Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") including a plan of merger consistent with this Agreement shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Tennessee, for filing, as provided in the Tennessee Business Corporation Act (the "TBCA"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or at such time thereafter as is provided in the Articles of Merger (the "Effective Time"), but in either event the parties intend that the Effective Time shall be 12:01 a.m. of the first calendar day of the month immediately following the month in which the Closing occurs.

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on the first day which is (a) the last business day of February 1996, or succeeding calendar months thereafter and (b) at least two business days after satisfaction (or waiver) of each of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than the delivery of the officers' certificate referred to in Sections 6.2(b) and 6.3(b) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing (the "Closing Date"), at the offices of FAC, First American Center, Nashville, Tennessee 37237, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3 Effects of the Merger. (a) At the Effective Time, (i) the separate existence of FCBI shall cease and FCBI shall be merged with and into FAC, (ii) the Subsidiary Banks would be merged directly with and into FANB, (iii) Tennessee Credit Corporation ("TCC") and First City Life Insurance Company ("First City") would remain separate subsidiaries, either of FAC or FANB, (iv) the charter of FAC as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation and (iii) the By-laws of FAC as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

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

     (b) As used in this Agreement, "Constituent Corporation" shall mean FAC and FCBI and "Surviving Corporation" shall mean FAC.

     (c) At and after the Effective Time, the Merger will have the effects set forth in Section 48-21-108 of the TBCA.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of FCBI Common Stock or Series A Preferred:

          (a) Cancellation of Stock. All shares of the no par value common stock of FCBI (the "FCBI Common Stock") that are owned by FAC or any Subsidiary of FAC (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "trust account shares")) shall be canceled and retired and shall cease to exist and no stock of FAC or other consideration shall be delivered in exchange therefor. All shares of $5.00 par value common stock of FAC (the "FAC Common Stock") that are owned by FCBI or any Subsidiary (other than trust account shares) shall become authorized but unissued stock of FAC. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

          (b) Conversion of FCBI Common Stock. Subject to Section 2.2(a), each issued and outstanding share of FCBI Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, if the Average Closing Price is between $31.40 and $41.70, the number of fully paid and nonassessable shares of FAC Common Stock rounded to the nearest thousandth of a share, determined by dividing $26.50 by the Average Closing Price, as defined below (the "Exchange Ratio") including the corresponding number of rights associated with the FAC Common Stock pursuant to the FAC Rights Agreement (as defined in Section 3.2(b)) provided, that except as set forth below, the Exchange Ratio shall not exceed .8440 shares of FAC Common per share of FCBI Common and shall not be less than .6355 shares of FAC Common per share of FCBI Common. The Average Closing Price shall mean the average closing sale price per share of FAC Common Stock on the NASDAQ national market system (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on and including the fifth day immediately preceding closing (the "Measurement Period").

          If the Average Closing Price is greater than $41.70, then FAC shall have the right to notify FCBI on the first day following the end of the Measurement Period of its election to terminate the Agreement effective three days thereafter unless the Exchange Ratio is reduced to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FCBI shall have agreed to such reduction in the Exchange Ratio. If the Average Closing Price is less than $31.40, then FCBI shall have the right to notify FAC on the first day following the end of the Measurement Period of its election to terminate this Agreement effective three days thereafter unless the Exchange Ratio is increased to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FAC shall have agreed to such increase in the Exchange Ratio. In the event that prior to the Effective Time the outstanding shares of FAC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock

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

     dividend, stock split, reverse stock split or other similar change applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares to be exchanged.

          All such shares of FCBI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the shares of FAC Common Stock into which FCBI Common Stock has been converted and the right to cash payment for fractional shares, if any. Certificates previously representing shares of FCBI Common Stock shall be exchanged for certificates representing whole shares of FAC Common Stock issued in consideration therefor and cash for fractional shares, if any, upon the surrender of such certificates in accordance with
     Section 2.2.

          (b) Conversion of FCBI Series A Preferred Stock. Each issued and outstanding share of Series A Preferred shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive $6.00 cash per share of Series A Preferred, plus any accumulated but unpaid dividends accrued to the Effective Time, and from and after the Effective Time, all shares of FCBI Series A Preferred shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to such cash payment. Certificates previously representing shares of Series A Preferred shall be exchanged for the foregoing cash payment upon the surrender of such certificates in accordance with Section 2.2.

          (c) Conversion of FCBI Stock Options. Each option to purchase shares of FCBI Common Stock ("Options") issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for the right to receive cash equal to (A) the market value of a share of FAC Common Stock (computed in accordance with Section 2.2(e)), multiplied by the number of shares of FAC Common Stock which would be received by the Option holder if the Option were exercised immediately prior to the Effective Time, minus (B) the exercise price of the Option, and from and after the Effective Time, all such Options shall be canceled and shall no longer be outstanding.

          (d) No Dissenters Rights. Pursuant to Section 48-23-102 of the TBCA, holders of FCBI Common Stock will not have dissenters' rights of appraisal as a result of the Merger or any other event or transaction contemplated by this Agreement.

          (e) Shares of FAC Common Stock. Each share of FAC Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, FAC shall deposit, or shall cause to be deposited, with an exchange agent selected by FAC and reasonably acceptable to FCBI, (the "Exchange Agent"), for the benefit of the holders of shares of FCBI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of FAC Common Stock (such certificates for shares of FAC Common Stock together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1 in exchange for outstanding shares of FCBI Common Stock and cash for fractional shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FCBI Common Stock (the "Certificates") whose shares were converted into shares of FAC Common Stock pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as FAC and FCBI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of FAC Common Stock and cash for fractional shares, if any. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of FAC Common Stock which such holder has the right to receive in respect of the Certificate

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

surrendered pursuant to the provisions of this Article II (after taking into account all shares of FCBI Common Stock then held by such holder), and cash for fractional shares, if any, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of FCBI Common Stock which is not registered in the transfer records of FCBI, a certificate representing the proper number of shares of FAC Common Stock may be issued to a transferee if the Certificate representing such FCBI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of FAC Common Stock and cash in lieu of any fractional shares of FAC Common Stock as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to FAC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of FAC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of FAC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of FAC Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FAC Common Stock.

     (d) No Further Ownership Rights in FCBI Common Stock. All shares of FAC Common Stock issued upon conversion of shares of FCBI Common Stock and all cash tendered upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FCBI Common Stock or Series A Preferred Stock as the case may be, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by FCBI on such shares of FCBI Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FCBI Common Stock or Series A Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of FAC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FAC including without limitation the right to receive dividends. Each holder of FCBI Common Stock who would otherwise have been entitled to receive a fraction of a share of FAC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FAC Common Stock multiplied by the market value of one share of FAC Common Stock on the day immediately prior to the Effective Time. The market value of one share of FAC Common Stock on the day immediately prior to the Effective Time shall be the closing price of such stock on the NASDAQ national market system (as reported in The Wall Street Journal, or if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of FCBI Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of FCBI Common Stock subject to and in accordance with the terms of Section 2.2(b).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of FCBI for one year after the Effective Time shall be delivered to FAC, upon demand, and

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

any stockholders of FCBI who have not theretofore complied with this Article II shall thereafter look only to FAC for payment of their claim for FAC Common Stock, any cash in lieu of fractional shares of FAC Common Stock and any dividends or distributions with respect to FAC Common Stock.

     (g) No Liability. Neither FAC nor FCBI shall be liable to any holder of shares of FCBI Common Stock, Series A Preferred Stock or FAC Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of FCBI. FCBI represents and warrants to FAC as follows:

          (a) Organization, Standing and Power. FCBI is a Tennessee corporation and a bank holding company registered under the Bank Holding Company Act. FCB and Citizens are Tennessee chartered state banks and are wholly owned subsidiaries of FCBI, and TCC, a Tennessee industrial loan and thrift company, and First City, an Arizona credit life and credit accident and health insurance company, are wholly owned subsidiaries of FCB (the "Subsidiaries"). Each of FCBI and its Subsidiaries is a state bank or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on FCBI.

          As used in this Agreement, (i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses, or results of operations of such entity and its Subsidiaries taken as a whole, or upon the continued operation or prospects of any entity or any Subsidiary thereof, and (ii) the term "material adverse effect" means, with respect to FCBI or FAC, a material adverse effect on the business, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole or on the ability of such party to perform its obligations hereunder, or upon the continued operation or prospects of any entity or any Subsidiary thereof.

          (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of FCBI consists of 5,000,000 shares of FCBI Common Stock, no par value ("FCBI Common Stock"), 1,000,000 shares of preferred stock, no par value, consisting of Series A preferred stock ("Series A Preferred") which, at the option of the holder thereof is convertible into 244,772 shares of FCBI Common Stock, 1,335,140 shares of Series B Junior Preferred Stock ("Series B Junior Preferred") which are issuable pursuant to the terms of the Series B preferred stock purchase rights ("Series B Rights"), Series C preferred stock ("Series C Preferred") and Series D preferred stock ("Series D Preferred"), which are redeemable by FCBI for $100.00 per share plus an amount equal to all Undeclared Dividends, . At the close of business on June 30, 1995, 1,335,140 shares of FCBI Common Stock, together with a like number of Series B Rights, were outstanding, 333,781 shares of Series A Preferred were outstanding (which were convertible at the option of the holder thereof into 244,772 shares of FCBI Common Stock and automatically convertible into shares of FCBI Common Stock on April 1,
     1999), no shares of Series B Junior Preferred were issued or outstanding, 31,053 shares of Series C Preferred were outstanding, 8,930 shares of Series D were outstanding, options for 40,000 shares of FCBI Common Stock were outstanding, 40,000 shares of FCBI Common Stock were reserved for issuance upon the exercise of outstanding stock options and for restricted stock awards and no shares of FCBI Common Stock were held by FCBI in treasury or by its Subsidiaries. All outstanding shares of FCBI capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

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

          (ii) Except for the floating rate convertible subordinated capital debentures issued April 1, 1987 and due April 1, 1999, (the "Convertible Debentures") which are currently convertible at the option of the holders thereof into 165,143 shares of FCBI Common Stock (and which are also payable at maturity for shares of FCBI Common Stock with a market value equal to the principal amount thereof) and of which $1,351,172 were outstanding as of June 30, 1995, as of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt") of FCBI were issued or outstanding. The maturity date of the Convertible Debentures may be accelerated with the requisite vote or consent of the holders thereof.

          (iii) As of the date of this Agreement, except for this Agreement, the 1994 First City Bancorp Stock Bonus and Savings Plan and except as described in subparagraphs (i) and (ii) above, there are no options, warrants, calls, rights, commitments or agreements of any character to which FCBI or any Subsidiary of FCBI is a party or by which it is bound obligating FCBI or any Subsidiary of FCBI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of FCBI or of any Subsidiary of FCBI or obligating FCBI or any Subsidiary of FCBI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. After the Closing Date, there will be no other option, warrant, call, right or agreement obligating FCBI or any Subsidiary of FCBI to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of FCBI or any Subsidiary of FCBI, or obligating FCBI or any Subsidiary of FCBI to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, except as set forth in this section, there are no outstanding contractual obligations of FCBI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of FCBI or any of its Subsidiaries.

          (iv) Since June 30, 1995, except as permitted by this Agreement, FCBI has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of FCBI or any of its Subsidiaries, other than pursuant to and as required by the terms of any FCBI Stock Options or FCBI Stock Plans; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more of its subsidiaries, any shares of capital stock of FCBI or any of its Subsidiaries (other than the acquisition of trust account shares); or (C) declared, set aside, made or paid to the stockholders of FCBI dividends or other distributions on the outstanding shares of capital stock of FCBI, other than dividends required under the terms of outstanding preferred stock and regular quarterly cash dividends on FCBI Common Stock at a rate not in excess of the regular quarterly cash dividends most recently declared by FCBI prior to the date hereof and as set forth in
     Section 4.2(c) below.

          (c) Authority. (i) FCBI has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of FCBI, to consummate the transactions contemplated hereby. The Subsidiary Banks have all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FCBI, subject in the case of this Agreement to such approval of this Agreement by the stockholders of FCBI. This Agreement has been duly executed and delivered by FCBI and constitutes the valid and binding obligation of FCBI, enforceable in accordance with its terms.

          (ii) Except as disclosed in the FCBI Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the charter or By-laws of FCBI or any Subsidiary of FCBI or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.1(j)) or other

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

     agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FCBI or any Subsidiary of FCBI or their respective properties or assets which Violation would have a material adverse effect on FCBI and its Subsidiaries taken as a whole.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), is required by or with respect to FCBI or any Subsidiary of FCBI in connection with the execution and delivery of this Agreement and the transactions contemplated hereby the failure to obtain which would have a material adverse effect on FCBI or any Subsidiary thereof, except for (A) the filing of applications with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHC Act and the Federal Deposit Insurance Act ("FDIA") and with the U. S. Comptroller of the Currency (the "OCC") and approval of same, (B) the filing with the SEC of (1) a proxy statement in definitive form relating to the meeting of FCBI's stockholders to be held in connection with the Merger (the "Proxy Statement") and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) the filing of Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which FCBI is qualified to do business, (D) the filing of such applications, filings, authorizations, orders and approvals as may be required under Tennessee banking laws, and with and of state banking authorities and approval of same ("State Banking Approval") and pursuant to state takeover or change in control laws ("State Takeover Approval"), (E) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of future commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of NASDAQ, or which are required under consumer finance, mortgage banking an other similar laws, (F) notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (G) such filings, notifications and approvals as are required in order to terminate the ESOP and other FCBI Benefit Plans as hereinafter defined and described, and (I) filings, notifications and approvals under state insurance laws and regulations.

          (d) SEC Documents. FCBI has made available to FAC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FCBI with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 including the Form 10-QSB for the quarter ended March 31, 1995 (the "FCBI First Quarter 10-QSB") (as such documents have since the time of their filing been amended, the "FCBI SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that FCBI was required to file with the SEC since such date. FCBI has made available to FAC true and complete copies of the most recent annual and quarterly Consolidated Report of Condition and Income ("Call Reports") of FCB and Citizens filed with the FDIC and the Tennessee Department of Financial Institutions (the "Department"). As of their respective dates, the FCBI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FCBI SEC Documents, and none of the FCBI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FCBI included in the FCBI SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC or normal recurring year-end

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     adjustments) and fairly present the consolidated financial position of FCBI and its consolidated Subsidiaries at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FCBI SEC Documents have been so filed. Except as set forth in the FCBI Disclosure Schedule, FCBI has no off-balance sheet financial instruments including but not limited to letters of credit, unfunded commitments and derivative financial instruments. To FCBI's knowledge, there are no unasserted claims that are not disclosed in the FCBI SEC Documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FCBI and its Subsidiaries, taken as a whole.

          (e) Information Supplied. None of the information supplied pursuant to this Agreement or to be supplied by FCBI for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (or other applicable form) to be filed with the SEC by FAC in connection with the issuance of shares of FAC Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date of mailing to stockholders and at the times of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to FAC) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Compliance with Applicable Laws. FCBI and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FCBI and its Subsidiaries, taken as a whole (the "FCBI Permits"). FCBI and its Subsidiaries are in compliance with the terms of the FCBI Permits, except where the failure as to comply would not have a material adverse effect on FCBI and its Subsidiaries, taken as a whole. Except as disclosed in the FCBI SEC Documents filed prior to the date of this Agreement, the businesses of FCBI and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on FCBI and its Subsidiaries, taken as a whole. Except for routine examinations by Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), as of the date of this Agreement, to the knowledge of FCBI, no investigation by any Governmental Entity with respect to FCBI or any of its Subsidiaries is pending or threatened.

          (g) Litigation. As of the date of this Agreement, except as disclosed in the FCBI SEC Documents filed prior to the date of this Agreement there is no suit, action or proceeding pending or, to the knowledge of FCBI, threatened, against or affecting FCBI or any Subsidiary of FCBI that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FCBI and its Subsidiaries, taken as a whole, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FCBI or any Subsidiary of FCBI having, or which would reasonably be expected to have any such effect.

          (h) Taxes. FCBI and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or FCBI has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent consolidated financial statements contained in the FCBI SEC Documents reflect an adequate provision for current and deferred taxes payable by FCBI and its Subsidiaries accrued through the date of consolidated such financial statements, except in each case where a failure to do so would not have a material adverse effect on FCBI. No deficiencies for any taxes have been proposed, asserted or assessed against FCBI or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that would not have a material adverse effect on FCBI. Except with respect to claims for refund, the Federal income tax returns of FCBI and each of its Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1990. No Federal income tax returns of FCBI and each of its Subsidiaries consolidated are currently under examination by the IRS. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

          (i) Certain Agreements. Except as set forth in the FCBI Disclosure Schedule, and except for this Agreement, as of the date hereof, neither FCBI nor any of its Subsidiaries is a party to any oral or written agreement not terminable on 30 days' or less notice or involving the payment of more than $25,000 per annum.

          (j) Benefit Plans. Neither FCBI nor any of its Subsidiaries maintains for the benefit of its employees any "employee benefit plans" (each a "FCBI Benefit Plan"), as defined in sec.3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other profit-sharing, deferred compensation, bonus stock option, stock purchase, employee benefit plans or arrangements, except as set forth in the FCBI Disclosure Schedule. FCBI has made available to FAC a true and complete copy of each FCBI Benefit Plan and any related funding agreements, including all amendments, supplements, and modifications thereto, all of which are legally valid and binding and in full force and effect, and not in default in any respect. FCBI will also make available to FAC a true and complete copy of the most recent annual report (Form 5500) and actuarial report, if any, for each FCBI Benefit Plan, and the most recent IRS determination letter, if any, for each FCBI Benefit Plan. All contributions required to be made to each FCBI Benefit Plan under the terms of that FCBI Benefit Plan, ERISA, or other applicable law have been timely made. Except as set forth in the FCBI Disclosure Schedule, in the case of each FCBI Benefit Plan that is subject to Title I, subtitle B, part 3 of ERISA, the net fair market value of the assets held to fund that FCBI Benefit Plan exceed the actuarial present value (based on the actuarial assumptions used by FCBI and its Subsidiaries for funding) of all accrued benefits, both vested and nonvested under that FCBI Benefit Plan. To the knowledge of FCBI, each FCBI Benefit Plan complies currently, and has complied in the past, in form and operation, with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law in all material respects. Each FCBI Benefit Plan intended to be a qualified plan and exempt trust under the provisions of Sections 401 and 501 of the Code has been the subject of an IRS determination letter to that effect and except as set forth on the FCBI Disclosure Schedule FCBI knows of no facts or circumstances that are likely to adversely affect the qualified status of any FCBI Benefit Plan. FCBI will make any amendments required to be made to each FCBI Benefit Plan to comply with applicable legislation or regulations prior to the Effective Time. To the knowledge of FCBI, there have been no "prohibited transactions" (as defined in Section 4975(c)(1) of the Code or Section 406 of ERISA) that would subject any of the FCBI Benefit Plans, any fiduciary thereof or any party dealing with the FCBI Benefit Plans to the tax on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA. No amount is due or owing from FCBI and or any of its Subsidiaries to the Pension Benefit Guaranty Corporation under Title IV of ERISA for any reason. To the knowledge of FCBI, no event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any FCBI Benefit Plan that is covered by ERISA. Since September 2, 1974, FCBI has not terminated any employee benefit plan subject to Title IV of ERISA for which a Notice of Sufficiency has not been issued by the Pension Benefit Guaranty Corporation. To the knowledge of FCBI, there are no issues or disputes with respect to any FCBI Benefit Plan, or the administration thereof, currently existing between any trustee or other fiduciary thereunder, FCBI or any of its Subsidiaries and any governmental agency, employee, former employee or beneficiary of any employee or former employee of FCBI or any of its Subsidiaries. Except as set forth in the FCBI

     Disclosure Schedule, neither FCBI nor any of its Subsidiaries has previously, currently or will prior to the Effective Time (i) participate in or contribute to any multiemployer plan as such term is defined in
     Section 4001(a) of ERISA or (ii) agree to provide any post-retirement welfare benefits to its former employees. All group health plans of FCBI and its Subsidiaries have been operated in good faith compliance with the applicable requirements for group health plan continuation coverage of
     Section 4980B of the Code.

          (k) Subsidiaries. Exhibit 21 to FCBI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, includes all the Subsidiaries of FCBI as of the date of this Agreement and indicates for each such Subsidiary, except for First City Life Insurance Company, which is chartered under the laws of the State of Arizona, as of such date the jurisdiction of incorporation. Except as set forth on such Exhibit, neither FCBI nor any Subsidiary of FCBI owns any equity interest in any other corporation, association, partnership or other entity. FCB and Citizens are the only Subsidiaries of FCBI that are depository institutions and both FCB and Citizens are an "insured depository institution" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by FCBI or by another Subsidiary of FCBI are fully paid and nonassessable and are owned by FCBI or a Subsidiary of FCBI free and clear of any claim, lien or encumbrance.

          (l) Agreement with Bank Regulators. As of the date of this Agreement, neither FCBI nor any Subsidiary of it is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FCBI been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          (m) Absence of Certain Changes or Events. Except as disclosed in the FCBI SEC Documents filed prior to the date of this Agreement, since [December 31 1994], FCBI and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, nor has there occurred any event involving a prospective change, in the business, assets, financial condition or results of operations of FCBI or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on FCBI (other than as a result of changes in banking or thrift laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or regulatory accounting practices or interpretations thereof, changes in general economic conditions including but not limited to changes in interest rates, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by FCBI to FAC prior to execution of this Agreement, changes effected on FAC's request pursuant to Section 5.16 hereof or the settlement or disposition of any litigation pending as of the date hereof and set forth on the FCBI Disclosure Schedule by FCBI or any Subsidiary).

          (n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of FCBI Common Stock entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred are the only votes of the holders of any class or series of FCBI capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (o) Properties. Except as disclosed in the FCBI SEC Documents filed prior to the date of this Agreement, FCBI or one of its Subsidiaries (i) has good, clear and marketable title to all the properties and assets which are material to FCBI's business on a consolidated basis and are reflected in the latest audited consolidated balance sheet included in the FCBI SEC Documents as being owned by FCBI or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever except (A) statutory liens securing payments not yet due, (B) liens on assets of Subsidiaries of FCBI incurred in the ordinary course of their business and
     (C) such imperfections or
     irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a material adverse effect on FCBI and its Subsidiaries, taken as a whole and
     (ii) is the lessee of all leasehold estates which are material to FCBI's business on a consolidated basis and are reflected in the latest audited consolidated financial statements included in the FCBI SEC Documents or acquired after the date thereof (except for leases that have expired by their terms or as to which FCBI has agreed to terminate since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FCBI's knowledge, the lessor, other than defaults that do not or would not have a material adverse effect on FCBI.

          (p) Ownership of FAC Common Stock. As of the date hereof, neither FCBI nor, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or
     (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of FAC, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of FAC entitled to vote generally in the election of directors (other than trust account shares).

          (q) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the statement of financial condition of FCBI as of March 31, 1995 was in the opinion of management of FCBI, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of March 31, 1995, and as of June 30, 1995, and as of the Effective Time will be in the opinion of management of FCBI, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the Effective Time.

          (r) Certain Transactions with Affiliated Persons. Except as disclosed in the FCBI Disclosure Schedule, there are no transactions to which FCBI or any Subsidiary was a party in which any officer or director of FCBI or any Subsidiary or any other entity controlled by, under common control with or in control of FCBI had a direct or indirect interest.

          (s) Permissible Activities. Except as set forth in the FCBI Disclosure Schedule, all of the business activities conducted by FCBI and its Subsidiaries as of the date hereof are business activities in which a bank holding company is permitted to engage under the federal Bank Holding Company Act of 1956, as amended, and Regulation Y promulgated thereunder and all business activities conducted by FCBI as of the date hereof are business activities in which national banks are permitted to engage under the rules and regulations of the OCC.

          (t) Environmental Matters.  Except as set forth in the FCBI Disclosure
     Schedule:

             (i) The operations of FCBI and its Subsidiaries have been in the past and are now to its knowledge in compliance in all material respects with all federal, state and local laws, rules and regulations and other governmental restrictions relating to pollution or protection of the environment or public or employee health and safety (collectively, the "Environmental Laws") including, without limitation, those relating to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq. ("CERCLA"); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. sec. 6901 et seq. ("RCRA"), the Hazardous Materials Transportation Act, as amended by the Solid Waste Disposal Act and as further amended, 49 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq., the Safe Water Drinking Act, 42 U.S.C.
        sec. 300f-300j; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; and the Occupational Safety and Health Act.

             (ii) Neither FCBI nor any Subsidiary have been notified of an Environmental Laws violation; and are not otherwise aware that it is considered potentially liable under the Environmental Laws; and neither FCBI nor any Subsidiary have received any requests for information or other correspondence (including, without limitation consent orders, consent decrees, judgments, orders or injunctions) by or from any governmental authority or private party concerning any site, facility or operation relating to (x) the Environmental Laws, (y) environmental protection and health or safety matters, or (z) any statutory or common law theory of liability involving environmental or health and safety matters.

             (iii) To the knowledge of FCBI, no use, disposal, releases, burial or placement of any material regulated under or defined by any Environmental Law, including without limitation, asbestos (collectively, "Hazardous Materials") has occurred on, in, at, under or about any of the property owned, leased or operated at any time by FCBI or any Subsidiary.

             (iv) To the knowledge of FCBI, there has been no disposal, release, burial or placement of Hazardous Materials on any real property not owned, leased or operated by FCBI or any Subsidiary which may result or has resulted in contamination of or beneath the property owned, leased or operated at any time by FCBI or any Subsidiary.

             (v) All of the above-ground and underground storage tanks presently on any real property owned, leased or operated by FCBI or any Subsidiary have been properly registered.

             (vi) No audit or investigation has been conducted as to environmental matters relating to any property owned, leased or operated by FCBI or any Subsidiary by any governmental agency.

             (vii) There are no civil or criminal actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of any properties owned or operated by FCBI or any Subsidiary under any Environmental Law.

          (u) Charter Provisions and State Anti-Takeover Laws. FCBI and each of its Subsidiaries has taken or will take all actions necessary so that the entering into this Agreement and the consummation of the transactions contemplated hereby (i) are exempt from any applicable state takeover law and (ii) do not and will not result in the grant of any rights to any person under the charter, bylaws or other governing instrument of FCBI or any Subsidiary thereof or restrict or impair the right of FAC to vote or otherwise to exercise the rights of a shareholder with respect to shares of FCBI or any Subsidiary thereof that may be acquired or controlled by FAC pursuant to this Agreement or the consummation of the transactions contemplated hereby.

     For purposes of this Agreement, the term "knowledge" as used with respect to any person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief credit officer, or general counsel. The term "person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     3.2. Representations and Warranties of FAC. FAC represents and warrants to FCBI as follows:

          (a) Organization, Standing and Power. FAC is a Tennessee corporation and a bank holding company registered under the Bank Holding Company Act. First American National Bank ("FANB") is a national banking association and a wholly owned Subsidiary of FAC. Each of FAC and its Subsidiaries is a national bank, corporation or partnership duly organized, validly existing and, in the case of banks or corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on FAC and its Subsidiaries, taken as a whole.

          (b) Capital Structure. (i) As of the date hereof, the authorized capital stock of FAC consists of 50,000,000 shares of FAC Common Stock $5.00 par value ("FAC Common Stock") and 2,500,000 shares of preferred stock without par value (the "FAC Preferred"). As of the close of business on June 30, 1995, (A) 25,755,355 shares of FAC Common Stock were outstanding, no shares of FAC Preferred Stock were outstanding, and (B) 780,660 shares of FAC Common Stock were reserved for issuance pursuant to FAC's Dividend Reinvestment and Stock Purchase Plan, 2,999,192 shares of FAC Common Stock were reserved for issuance upon the exercise of stock options pursuant to the First American Corporation 1991 Employee Stock Incentive Plan, the First American Corporation STAR Award Plan and the First American Corporation 1993 Non-Employee Director Stock Option Plan, (the "FAC Stock Plans"), 908,859 shares of FAC Common Stock were reserved for transfer to the First American Corporation First Incentive Reward Savings Thrift Plan (sec. 401(k) Plan (the "FIRST Plan")) and 2,500,000 shares of FAC Preferred were reserved for issuance under the First American Shareholder Rights Plan dated December 14, 1988 (the "FAC Rights Agreement").

          (ii) As of the date hereof, no Voting Debt of FAC was issued or outstanding. All outstanding shares of FAC capital stock are, and the shares of FAC Common Stock (A) to be issued pursuant to or as specifically contemplated by this Agreement and (B) when issued in accordance with this Agreement upon exercise of the FCBI Stock Options, as the case may be, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (iii) As of the date of this Agreement, except for this Agreement, FAC Stock Plans, the FAC Rights Agreement, the Agreement and Plan of Merger between FAC and Heritage Federal Bancshares, Inc., and the Agreement and Plan of Reorganization by and between Charter Federal Savings Bank and FAC, there are no options, warrants, calls, rights, commitments or agreements of any character to which FAC or any Subsidiary of FAC is a party or by which it is bound obligating FAC or any Subsidiary of FAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of FAC or of any Subsidiary of FAC or obligating FAC or any Subsidiary of FAC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

          (c) Authority. (i) FAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. FANB has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FAC. This Agreement has been duly executed and delivered by FAC and constitutes a valid and binding obligation of FAC, enforceable in accordance with its terms.

          (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any Violation pursuant to any provision of the charter or By-laws of FAC, FANB or any other Subsidiary of FAC or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to FAC, FANB or any other Subsidiary of FAC or their respective properties or assets which Violation would have a material adverse effect on FAC and its Subsidiaries, taken as a whole.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to FAC, FANB or any other Subsidiary of FAC in connection with the execution and delivery of this Agreement or the consummation by FAC of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on FAC, except for (A) the filing of applications with the Federal Reserve under the BHC Act and the FDIA and with the OCC and approval of same, (B) the filing with the SEC of the S-4 in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (C) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (D) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and appropriate documents with the relevant authorities of other states in which FAC is qualified to do business, (E) the State Banking Approvals and State Takeover Approvals, (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules of NASDAQ, or which are required under consumer finance, mortgage banking and other similar laws, and (G) filings, notifications and approvals under state insurance laws and regulations.

          (d) SEC Documents. FAC has made available to FCBI a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by FAC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1993 (the "FAC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that FAC was required to file with the SEC since such date. FAC has made available to FCBI true and complete copies of the most recent annual and quarterly Consolidated Reports of Condition and Income ("Call Reports") of FAC filed with the OCC. As of their respective dates, the Call Reports complied in all material respects with the applicable regulatory requirements (including regulatory accounting practices). As of their respective dates, the FAC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FAC SEC Documents, and none of the FAC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of FAC included in the FAC SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC or normal recurring year-end adjustments) and fairly present the consolidated financial position of FAC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the FAC SEC Documents have been so filed. To FAC's knowledge, there are no unasserted claims that are not disclosed in the FAC SEC Documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FAC.

          (e) Information Supplied. None of the information supplied pursuant to this Agreement or to be supplied by FAC for inclusion or incorporation by reference in the S-4 (or other applicable form) will, at the time the S-4 is filed with the SEC, at the time it becomes effective under the Securities Act, at the time it is mailed to the shareholders of FCBI in connection with the meeting of shareholders to vote on the Merger and at all times subsequent to such mailing up to and including the time of such meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The S-4 will comply as to form with all applicable requirements.

          (f) Compliance with Applicable Laws. FAC and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of FAC and its Subsidiaries, taken as a whole (the "FAC Permits"). FAC and its Subsidiaries are in compliance with the terms of the FAC Permits and all applicable laws and regulations, except where the failure so to comply would not have a material adverse effect on FAC.

     Except as disclosed in the FAC SEC Documents filed prior to the date hereof, the businesses of FAC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on FAC. Except for routine examinations by Bank Regulators, as of the date of this Agreement, to the knowledge of FAC, no investigation by any Governmental Entity with respect to FAC or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on FAC.

          (g) Litigation. As of the date of this Agreement, except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of FAC, threatened, against or affecting FAC or any Subsidiary of FAC that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FAC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against FAC or any Subsidiary of FAC having, or which would reasonably be expected to have, any such effect.

          (h) Absence of Certain Changes or Events. Except as disclosed in the FAC SEC Documents filed prior to the date of this Agreement, since December 31, 1994 there has not been any change or any event involving a prospective change, in the business, assets, financial condition, prospects or results of operations of FAC or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on FAC (other than as a result of changes in banking laws or regulations of general applicability or interpretations thereof, changes in generally accepted accounting principles or regulatory accounting practices or interpretations thereof, changes in general economic conditions including but not limited to, changes in interest rates, and changes that could, under the circumstances, reasonably have been anticipated in light of disclosures made in writing by FAC to FCBI prior to execution of this Agreement).

          (i) No Vote Required. Under Section 48-21-103 of the TBCA, no vote of the stockholders of FAC is required in order to enter into this Agreement or to consummate the Merger.

          (j) Consideration. FAC has reserved or will reserve for issuance sufficient shares of FAC Common Stock for issuance in the Merger; FAC reserves the right to repurchase up to 100% of such number of shares prior to or substantially concurrent with the consummation of the Merger pursuant to Rule 10b-18 of the SEC and in a manner which does not prohibit FAC from entering into pooling transactions within two years from such repurchases.

          (k) Governmental Approvals and Other Conditions. FAC is unaware of any reason why (i) the Requisite Regulatory Approvals (as defined in Section 6.1(c) that are required to be obtained by FAC in connection with the transactions contemplated herein should not be granted, or (ii) such Requisite Regulatory Approvals should be subject to a condition which would have a material adverse effect on FAC as contemplated in Section 6.2 (e) or
     (iii) any of the conditions precedent as specified in Article VI to the obligations of either FAC or FCBI to consummate the transactions contemplated herein are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

          (l) Taxes. FAC and each of its Subsidiaries have filed all tax returns required to be filed by any of them and have paid (or FAC has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the FAC SEC Documents reflect an adequate provision for current and deferred taxes payable by FAC and its Subsidiaries accrued through the date of such financial statements, except in each case where a failure to do so would not have a material adverse effect on FAC. No deficiencies for any taxes have been proposed, asserted or assessed against FAC or any of its Subsidiaries that are not adequately reserved for, except for deficiencies that would not have a material adverse effect on FAC. Except with respect to claims for refund, the Federal income tax returns of FAC and each of its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted), for all years through 1990. The Federal income tax returns of FAC and each of its Subsidiaries consolidated in such returns for the years 1991 through 1993 are subject to audit by the IRS.

          (m) Agreements with Bank Regulators. As of the date of this Agreement, neither FAC nor any Subsidiary of it is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any condition imposed in writing, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FAC been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, condition, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

          (n) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the statement of financial condition of FANB as of March 31, 1995, is in the opinion of management of FAC consistent with applicable regulations and adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding, accrued interest receivable on nonperforming loans as of March 31, 1995, and as of June 30, 1995, and as of the Effective Time will be in the opinion of management of FCBI, consistent with applicable regulations and adequate in all material respects to provide for all known and reasonably anticipated possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding and accrued interest receivable on non-performing loans as of the Effective Time.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Both Parties. Unless prior written consent of the other party shall have been obtained, and except as otherwise expressly contemplated herein, prior to the Effective Time each of FAC and FCBI shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organizations and assets and maintain its rights and franchises, and (c) take no action which would materially (i) adversely affect the ability of any party to obtain any consents required for the transactions contemplated hereby, or (ii) adversely affect the ability of any party to perform its covenants and agreements under this Agreement in all material respects and to consummate the Merger; or (iii) prevent or impede the transactions contemplated herein from qualifying as a reorganization under Section 368 of the Code; provided, that the foregoing shall not prevent FAC or any of its Subsidiaries from acquiring additional assets or businesses or discontinuing or disposing of any of its assets or businesses if such action is, in the judgment of FAC, desirable in the conduct of the business of FAC and its Subsidiaries so long as any of such actions does not materially delay receipt of the Requisite Regulatory Approvals (as defined herein) or adversely affect FAC's ability to consummate the Merger or have a material adverse effect on FAC. Neither FAC nor FCBI shall intentionally take or cause to be taken any action, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     4.2 Covenants of FCBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of FAC or the president of FANB (which consent shall not be unreasonably withheld):

          (a) amend the Charter, Bylaws, or other governing instruments of FCBI or any Subsidiary; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FCBI or any Subsidiary thereof to another Subsidiary) except in the ordinary course of the business of FCBI and its Subsidiaries consistent with past practices, or impose or suffer the imposition, on any share of capital stock held by FCBI or any

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

     Subsidiary of any lien or encumbrance or except to the extent such liens or encumbrances exist on the date hereof, permit any such lien or encumbrance to exist; or

          (c) except for the redemption of the Series C Preferred and the Series D Preferred, the conversion of the Series A Preferred to FCBI Common, the modification of the maturity date of the convertible capital debentures and the payment thereof, repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FCBI or any Subsidiary, or declare or pay any dividend or make any other distribution in respect of FCBI's capital stock other than regular quarterly cash dividends not in excess of $0.20 per share of FCBI Common Stock; provided that in the event that the Closing does not occur on or before February 29, 1996 if as the result of action or inaction on the part of FAC, FCBI may (to the extent allowable under applicable law) accrue, declare and pay as a special dividend on shares of FCBI Common Stock, an amount equal to the difference between the FCBI dividend paid in the first and succeeding calendar quarters of 1996 and the dividend which would have been declared during the first and succeeding calendar quarters of 1996 by FAC on the shares of FAC Common Stock which would have been issuable in exchange for shares FCBI Common Stock had Closing occurred on February 29, 1996; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof, or pursuant to the conversion of convertible securities outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof in amounts not to exceed 205,143 shares of FCBI Common Stock between the date hereof and the Effective Time, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FCBI Common Stock or any other capital stock of any FCBI or any Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of FCBI or any Subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FCBI capital stock (other than as permitted under Section 4.2(d) or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any FCBI Subsidiary or any assets other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any person, other than in connection with foreclosures in the ordinary course of business; or

          (g) except as contemplated by this Agreement grant any increase in compensation or benefits to the employees or officers of FCBI or any Subsidiary except as required by law or except as is consistent with FAC's current matrix for salary increases a copy of which has been provided to FCBI, pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement, enter into or amend any severance agreements with officers of FCBI or any Subsidiary, grant any increase in fees or other increases in compensation or other benefits to directors of any FCBI or any Subsidiary; or

          (h) enter into or amend any employment contract between FCBI or any Subsidiary and any person that FCBI or any Subsidiary does not have the unconditional right to terminate without liability at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan or program or make any material change in or to any existing employee benefit plans or programs of any FCBI or any Subsidiary except as required by law, or except in accordance with prior practice, make any discretionary matching contributions or discretionary contributions to any employee benefit plan of FCBI or any Subsidiary thereof; provided, however, that this clause (i) shall not prevent FCBI from making a contribution to the ESOP (as hereinafter defined) with respect to 1994, 1995 and (to the extent not in excess of the remaining ESOP loan balance) 1996 in the maximum amount allowed under the Code as long as such contribution is applied to the prepayment of the ESOP's outstanding loans from FANB; or

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

          (j) commence any litigation other than in accordance with past practice, settle any litigation involving any liability of FCBI or any Subsidiary for money damages in excess of $5,000 or restrictions upon the operations of FCBI or any Subsidiary, or, except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims; or

          (k) enter into or terminate any material contract or make any change in any material lease or contract, other than renewals of leases and contracts without material adverse changes of terms or pursuant to Sections 4.2(g), (h), or (i) of this Agreement; or

          (l) except as contemplated by Section 5.15, change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles concurred in by FCBI's independent auditors or change its fiscal year; or

          (m) issue any letters of credit or incur any unfunded commitments other than in the ordinary course of business or acquire any off-balance sheet or derivative financial instruments.

     4.3 Covenants of FAC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FAC covenants and agrees that it will not, without the prior written consent of the chief executive officer of FCBI, amend the Charter or Bylaws of FAC or the FAC Rights Agreement or other applicable governing documents, in each case, in any manner which is adverse to, and discriminates against, the holders of FCBI Common Stock.

     4.4 Adverse Changes in Condition. Each of FCBI and FAC agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a material adverse effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     4.5 Reports. Each of FAC and FCBI and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or any other Regulatory Authority, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with Regulatory Authorities will comply in all material respects with the securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with laws, rules and regulations applicable to such reports.

     4.6 Affirmative Covenants of FCBI. FCBI agrees to take or cause to be taken commencing as soon as practicable following the execution of this Agreement, and continuing thereafter as appropriate, the following affirmative actions prior to the Effective Time:

          (a) FCBI agrees to cooperate and coordinate with FAC in good faith to adopt and implement policies and procedures pursuant to action plans acceptable to FAC with respect to CRA and compliance consistent with those of FAC and FAC's affiliates and in accordance with guidelines previously provided by FAC to FCBI and First City's recent report of examination by the FDIC as included in the FCBI Disclosure Schedule.

          (b) FCBI at its cost and expense agrees to obtain and provide to FAC a Phase I environmental assessment of all branches owned by FCBI or the Subsidiary Banks and all branches leased by any of them which FAC would operate following the Closing. Such assessments will include a recommendation as to whether a Phase II assessment should be prepared. If any of the Phase I assessments recommends the undertaking of a Phase II assessment, FCBI agrees to obtain and provide to FAC such Phase II assessments as promptly as practicable at FCBI's cost and expense. Should the cost of taking all remedial and corrective actions and measures required by applicable law, health or safety concerns exceed an amount which would have a material adverse effect on FCBI, or if the cost of such actions and measures cannot be reasonably estimated with any reasonable degree of certainty that they would not exceed an amount which would have such an effect on FCBI, FAC shall have the right to terminate this Agreement upon written notice to FCBI.

          (c) FCBI agrees to maintain in effect all existing insurance coverage including without limitation such coverage with respect to existing or threatened litigation.

     Within ten (10) days after the end of each month commencing July 1, 1995 and continuing to the Effective Time, FCBI will provide a brief written description of the actions taken during the preceding month, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable to accomplish the above items and the status of all existing or threatened litigation.

     4.7 No Solicitation. FCBI will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of FCBI or any FCBI Subsidiary, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Competing Transaction (as defined in Section
7.3 herein). FCBI will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of FCBI or any FCBI Subsidiary, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Competing Transaction; (B) to negotiate any Competing Transaction with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Competing Transaction. FCBI will promptly give written notice to FAC upon becoming aware of any Competing Transaction.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of S-4 and the Proxy Statement. (a) For purposes of (i) holding the FCBI shareholders' meeting to on vote on the Merger and other matters contemplated herein, and (ii) registering the FAC Common Stock in connection with the Merger with the SEC and with applicable state authorities, the parties hereto shall cooperate in the preparation of the S-4, including the prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act and the Exchange Act and the rules and regulations thereunder.

     (b) FAC shall furnish such information concerning FAC as is necessary in order to cause the proxy statement, insofar as it relates to FAC to comply with
Section 5.1(a) hereof. FAC agrees promptly to advise FCBI if at any time prior to the Effective Time any information provided by FAC in the proxy statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. FAC shall furnish FCBI with such supplemental information as may be necessary in order to cause such proxy statement, insofar as it relates to FAC, to comply with Section 5.1(a).

     (c) FCBI shall furnish FAC with such information concerning FCBI as is necessary in order to cause the S-4, insofar as it relates to the FCBI, to comply with Section 5.1(a) hereof. FCBI agrees promptly to advise FAC if at any time prior to the Effective Time any information provided by FCBI in the S-4 becomes incorrect or incomplete in any material respect and to provide FAC with the information needed to correct such inaccuracy or omission. FCBI shall furnish FAC with such supplemental information as may be necessary in order to cause the S-4, insofar as it relates to FCBI, to comply with Section 5.1(a). FCBI may include the opinion referred to in Section 6.3(e), updated to a date within three days of the date of the proxy statement, in the proxy statement.

     (d) FCBI shall file with the SEC the Proxy Statement and FAC shall file with the SEC the S-4, in which the Proxy Statement will be included. FAC shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. FAC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of FAC Common Stock in the Merger, and FCBI shall furnish all information concerning FCBI and the holders of FCBI Common Stock as may be reasonably requested in connection with any such action. FAC shall advise FCBI promptly when the S-4 has become effective and of any supplements or amendments thereto, and FAC shall furnish FCBI with copies of all such documents.

     5.2 Letter of FCBI's Accountants. FCBI shall use all reasonable efforts to cause to be delivered to FAC a consent letter of Coopers & Lybrand LLP, FCBI's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to FAC, in form and substance reasonably satisfactory to FAC, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.3 Letter of FAC's Accountants. FAC shall use all reasonable efforts to cause to be delivered to FCBI a consent letter of KPMG Peat Marwick LLP, FAC's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to FCBI, in form and substance reasonably satisfactory to FCBI, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.4 Access to Information. Upon reasonable notice, FCBI and FAC shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of FCBI and FAC shall (and shall cause each of their respective Subsidiaries to) make available to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any or other such information which is nonpublic in confidence to the extent required by, and in accordance with the Confidentiality Agreement dated April 26, 1995, and accepted May 3, 1995, between FCBI through its agent Attkisson, Carter & Akers, Incorporated and FAC (the "Confidentiality Agreement"). FCBI agrees to hold, and to cause its agents and representatives to hold, all such information obtained with respect to FAC and/or its Subsidiaries in confidence to the same degree as required of FAC under the Confidentiality Agreement. No investigation by either FAC or FCBI shall affect the representations and warranties of the other, except to the extent such representations and warranties are by their terms qualified by disclosures made in writing made to such first party. FCBI agrees to work with FAC from the execution of this Agreement until Closing to develop plans, financial and otherwise, to afford maximum effectiveness in the transition contemplated by this Agreement with respect to their FCBI's customers, employees, communities and shareholders.

     5.5 FCBI Stockholders' Meeting. FCBI shall call a meeting of its stockholders to be held as promptly as practicable on a mutually agreeable date for the purpose of voting upon the approval of this Agreement. FCBI will, through its Board of Directors, recommend to its stockholders (subject to the receipt of a fairness opinion as provided herein), and each of the Directors has individually agreed to vote his shares for, approval of this Agreement and all related matters necessary to the consummation of the transactions contemplated hereby. FCBI and FAC shall coordinate and cooperate with respect to the timing of such meeting and FCBI shall use its best efforts to hold such meeting as soon as practicable after the date on which the S-4 becomes effective.

     5.6 Legal Conditions to Merger. Each of FCBI and FAC shall, and shall cause its Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal

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

requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of FCBI, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger, and the transactions contemplated by this Agreement. Each of FCBI and FAC will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing. FAC shall, as soon as practicable following execution of this Agreement, prepare and file with the appropriate authorities such documents as may be necessary in order to consummate the transactions contemplated hereby. FAC agrees to use its best efforts to file such documents within 45 days of the execution of this Agreement. FCBI shall cooperate with FAC in the preparation, execution and filing of such documents and in responding to any comments made by any governmental authorities with respect to any such document. In this connection, FCBI agrees to provide comments to FAC (through counsel) regarding such documents or in response to such comments within three business days following receipt of such documents or comments.

     5.7 Affiliates. Prior to the FCBI shareholders meeting regarding the Merger, FCBI shall deliver to FAC a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of FCBI, "affiliates" of FCBI for purposes of Rule 145 under the Securities Act. FCBI shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party prior to the shareholders meeting a written "affiliates" agreement, in the form attached hereto as Exhibit C, restricting the disposition by such person of the FAC Common Stock to be received by such person in the Merger.

     5.8 NASDAQ Listing. FAC shall use all reasonable efforts to cause the shares of FAC Common Stock to be issued in the Merger to be approved for listing on the NASDAQ national market system prior to the Closing Date.

     5.9 Transition of Certain Employee Benefit Plans; Employment Matters. (a) As soon as practicable after the execution of this Agreement and Plan of Merger, FCBI and FAC will cooperate to cause the First City Bank Employee Stock Ownership Plan and Trust (the "ESOP") to be amended (if necessary) and other action taken in a manner reasonably acceptable to FCBI and FAC to provide that
(i) at the Effective Time the current trustees of the ESOP shall resign and FAC shall appoint a successor trustee; (ii) immediately after the Effective Time, the successor trustee will sell the shares of FAC Common Stock acquired by the ESOP in the Merger to FAC at the then current market price; (iii) the ESOP will be terminated as soon as possible after the Effective Time, consistent with the requirements of Section 415 of the Code and other applicable tax provisions; and
(iv) as soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter from the IRS with respect to the qualification of the ESOP upon its termination, FCBI and FAC agree that the assets of the ESOP will be distributed to the beneficiaries thereof and participants in the ESOP who become participants in the FIRST Plan shall be given the right to roll over their accounts into the FIRST Plan.

     (b) The other tax-qualified defined contribution and defined benefit plans maintained by FCBI or its Subsidiaries will be terminated by FCBI on or before the Effective Time or as soon as may be practicable thereafter (and FAC and FCBI agree that participants in said plans who become participants in the FIRST Plan shall be given the right to roll over their accounts to the FIRST Plan) and the benefits thereunder distributed to participants to the extent permitted under the Code and ERISA. To the extent that such benefits may not be distributed to participants such plans will be merged into corresponding FAC plans or will be maintained as separate plans. No such distribution of benefits will be made before the receipt of an appropriate favorable determination letter from the IRS as to the effect of the termination of the plan on the qualification of the plan involved. At or immediately prior to the Effective Time, FCBI or its Subsidiaries will, to the extent permitted by applicable funding rules under the Code and ERISA, contribute to each FCBI Benefit Plan that is subject to Title I, subtitle B, part 3 of ERISA any amount required to cause the fair market value of the plan assets of such plan to equal the plan termination liabilities of such plan determined as of a date within thirty (30) days of the Closing Date.

     All welfare and other benefit plans maintained by FCBI or its Subsidiaries will be terminated by FCBI in a manner reasonably acceptable to FCBI and FAC on or before the Effective Time or as soon as may be practicable thereafter. Employees of FCBI and its Subsidiaries shall be eligible to participate in the pension and welfare plans maintained by FAC after the Effective Time, subject to the eligibility requirements of these plans. For purposes of determining eligibility to participate in the qualified plans maintained by FAC, employees of FCBI or its Subsidiaries shall be credited with service with FCBI and its Subsidiaries to the extent credited under the respective predecessor plans. Vesting service under the FIRST Plan will be in accordance with the rules of the FIRST Plan governing vesting service for employees of acquired employers and consistent with the current policies of FAC in that regard copies of which have been provided to FCBI prior to the date hereof. Employees of FCBI and its Subsidiaries will participate in the First American Corporation Master Retirement Plan (the "Retirement Plan") in accordance with its terms. Such participants will be credited with prior service with FCBI and its Subsidiaries for eligibility and vesting purposes, but with no prior benefit service, under the Retirement Plan. Subject to the usual rules applicable to the vacation and short-term disability programs of FAC, service with FCBI and its Subsidiaries will be recognized in determining the vacation and short-term disability benefits of employees of FCBI and its Subsidiaries after the Effective Time.

     The tax qualified defined contribution and defined benefit plans of FCBI or its Subsidiaries shall be maintained separately from FAC's Benefit Plans through the date on which participants in said plans receive final distributions of their benefits. FAC and FCBI may agree on or before the Effective Time to cause any FCBI Benefit Plan in effect at the Effective Time to remain in effect in lieu of a benefit plan maintained by FAC for an interim period in order to coordinate the transition from such FCBI Benefit Plans to FAC plans in a fair, equitable and administratively reasonable manner.

     FAC, FCBI and FCBI's Subsidiaries and the executive officers of FAC, FCBI or FCBI's Subsidiaries will communicate with employees of FCBI or its Subsidiaries concerning the matters set forth in this Section 5.9 only through mutually agreed upon communications. The actions prescribed by this Section 5.9 are all contingent upon obtaining appropriate determinations and rulings from the IRS and, if necessary, other governmental agencies as to the effect of such actions on the qualification of the plans involved and the compliance of such actions with other applicable law. If appropriate determinations or rulings satisfactory to the parties cannot be obtained, FCBI and FAC will adopt an alternative course of action which, as nearly as practicable, achieves the same economic results as the actions outlined herein and for which appropriate approval may be obtained.

     (c) From and after the Effective Time, all FCBI employees who are terminated as the result of the Merger within one year of the consummation thereof will be eligible for benefits available under FAC's reduction in force policy which currently include: (i) 30 days' notice, (ii) severance based on years of service (less than 1 year -- one week's pay; 1-10 years -- one week's pay plus one week's pay for every year of service; more than 10 years -- 12 weeks' pay), (iii) continued paid health benefits (less than 1 year -- none, 1-10 years -- three months, more than 10 years -- six months), and (iv) outplacement assistance.

     5.10 Shareholder Rights. FCBI agrees to take such action as may be necessary to cause the Series B Rights not to be triggered or issued as the result of the Merger.

     5.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by FAC and FCBI.

     5.12 Brokers or Finders. Except as disclosed to the other party prior to the date hereof, each of FAC and FCBI represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Attkisson, Carter & Akers, Incorporated, whose fees and expenses will be paid and expensed by FCBI prior to the Effective Time in accordance with FCBI's agreement with such firm (a copy of which has been delivered by FCBI to FAC prior to the execution of this Agreement), and each party agrees to indemnify the other

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

party and hold the other party harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such first party or its affiliate.

     5.13 Indemnification: Directors' and Officers' Insurance. (a) From and after the Effective Time, FAC shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of FCBI or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments, or amounts that are paid in settlement with the approval of FAC (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation in which an Indemnified Party is, or is threatened to be made a party or witness, based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FCBI or any Subsidiary of FCBI, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent FCBI would have been permitted under Tennessee or federal law in effect as of the date hereof or as amended applicable to a time prior to the Effective Time, and its charter and By-laws or the charter and by-laws of the FCBI Subsidiary, as applicable, to indemnify such person. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to FAC; (ii) after the Effective Time, FAC shall pay all reasonable fees and expenses of such counsel and such other fees and expenses as are reasonable for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, FAC will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that FAC shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 5.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify FAC (but the failure so to notify FAC shall not relieve it from any liability which it may have under this Section 5.13 except to the extent such failure materially prejudices FAC). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) From and after the Effective Time and for a period of six years thereafter, FAC shall use its best efforts to maintain in effect directors' and officers' liability insurance coverage which is at least as advantageous as to coverage and amounts as maintained by FCBI immediately prior to the Effective Time with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that FAC shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed
1.5 times premiums paid as of the date hereof by FCBI for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, FAC's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under FCBI's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.13(b)).

     (c) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

     5.14 Coordination of Dividends. FCBI shall coordinate with FAC the declaration of any dividends in respect of FCBI Common Stock and the record dates and payment dates relating thereto, it being the intention of FCBI and FAC that holders of FCBI Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of FCBI Common Stock and any shares of FAC Common Stock any such holder received in exchange therefor in the Merger.

     5.15 FCBI Accruals and Reserves. Prior to the Closing Date, FCBI shall review and, to the extent determined necessary or advisable, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, modify and change its loan, accrual and reserve policies and practices (including loan classifications and levels of reserves and accruals and reserves to (i) reflect the Surviving

Corporation's plans with respect to the conduct of FCBI's business following the Merger and (ii) make adequate provision and accrue for the costs and expenses relating thereto including without limitation expenses relating to taxes, stock option plans, employment agreements, severance benefits and split dollar insurance premiums) so as to be applied consistently on a basis with those of FAC. Prior to the Closing, FCBI also will adjust loan loss and OREO reserves as may be appropriate, consistent with GAAP and the accounting rules, regulations and interpretations of the SEC and its staff, in light of the then anticipated post-Closing disposition of certain FCBI assets. The parties agree to cooperate in preparing for the implementation of the adjustments contemplated by this
Section 5.15. Notwithstanding the foregoing, FCBI shall not be obligated to take in any respect any such action pursuant to this Section 5.15 (other than pursuant to the preceding sentence) unless and until FAC acknowledges in writing that all conditions to its obligation to consummate the Merger have been satisfied. But, upon such acknowledgement and on the Closing Date, FCBI will take such actions as are necessary to complete the payments, expenses and adjustments contemplated by this Section.

     5.16 Bank Merger. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the merger (the "Bank Merger") of FCB and Citizens with and into FANB, with FANB being the surviving depository institution, will occur as soon as possible after the Effective Time. As soon as practicable after the execution and delivery of this Agreement, FCBI shall cause Citizens and FCB and FAC shall cause FANB to enter into a Bank Plan of Merger, mutually agreeable to the parties.

     5.17 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     5.18 Enforcement of Agreements. Prior to the Effective Time, FCBI agrees to take any action that may be necessary, including seeking injunctive or equitable relief, to enforce the provisions of certain agreements between FCBI (and/or Attkisson, Carter & Akers, Incorporated as agent for FCBI) and third parties which agreements are substantially similar to the Confidentiality Agreement. FAC is hereby recognized as a third party beneficiary under such agreements.

     5.19 Cooperation Generally. Between the date of this Agreement and the Effective Time, FAC, FCBI and their Subsidiaries shall use their best efforts, and to take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) FCBI Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of FCBI Common Stock entitled to vote thereon and (if applicable) by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred.

          (b) FCBI Debenture Holders Consents. At least 66 2/3% of the holders of FCBI's convertible capital debentures shall have consented to an amendment accelerating the maturity date of the debentures to immediately prior to the Effective Time.

          (c) NASDAQ Listing. The shares of FAC Common Stock issuable to FCBI stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ national market system.

          (d) Other Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. FAC shall have received all state securities or blue sky permits and other authorizations necessary to issue the FAC Common Stock in exchange for FCBI Common Stock and to consummate the Merger.

          (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) No Injunctions or Restraints: Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     6.2 Conditions to Obligations of FAC. The obligation of FAC to effect the Merger is subject to the satisfaction of the following conditions unless waived by FAC:

          (a) Representations and Warranties: The representations and warranties of FCBI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and FAC shall have received a certificate signed on behalf of FCBI by the President and Chief Executive Officer and by the Chief Financial Officer of FCBI to such effect.

          (b) Performance of Obligations of FCBI. FCBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (including without limitation those of Section 5.17), and FAC shall have received a certificate signed on behalf of FCBI by the President and Chief Executive Officer and by the Chief Financial Officer of FCBI to such effect.

          (c) Consents Under Agreements. FCBI shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of FCBI or any Subsidiary of FCBI under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its Subsidiaries taken as a whole or upon the consummation of the transactions contemplated hereby.

          (d) Opinions. FAC shall have received the opinion of KPMG Peat Marwick LLP, FAC's independent auditors, dated as of the Effective Time, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that FAC and FCBI will each be a party to that reorganization within the meaning of Section 368(b) of the Code. FAC also shall have received the opinions of Bass, Berry & Sims, counsel to FCBI, dated as of the Effective Time, in form reasonably satisfactory to FAC, which shall cover the following matters:

             (i) FCBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

             (ii) FCB and Citizens are Tennessee chartered state banks duly incorporated, organized, validly existing, and in good standing under the banking laws of the state of Tennessee;

             (iii) TCC is duly registered, validly existing, and in good standing under Tennessee's Industrial Loan and Thrift Company Act and under the laws of the State of Tennessee;

             (iv) First City is a company duly organized, validly existing and in good standing under the laws of the State of Arizona;

             (v) The Agreement and Plan of Merger has been duly and validly authorized, executed and delivered by FCBI (assuming that this Agreement is a binding obligation of FAC) constitutes a valid and binding obligation of FCBI enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

             (vi) The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly authorized by the Boards of Directors of FCBI, FCB and Citizens and no other corporate action is necessary to authorize the Agreement or to consummate the Merger and the Bank Merger by FCBI or any Subsidiary thereof. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by FCBI of the Agreement or any of the documents to be executed and delivered by FCBI in connection therewith and the consummation of the Merger and the Bank Merger;

             (vii) Immediately prior to the Effective Time (1) the authorized capital stock of FCBI consists of 5,000,000 shares of FCBI Common Stock
        (2) to the actual knowledge of such counsel, there are no agreements or understandings by FCBI with respect to the voting, sale or transfer of any shares of capital stock of FCBI or any Subsidiary other than as contemplated by this Agreement; (3) FCBI and each other Subsidiary of FCBI is wholly owned by FCBI, directly or indirectly; (4) except for the shares of FCBI Common Stock and options therefore and FCBI Series A Preferred Stock convertible into FAC Common Stock or cash by virtue of the Merger, there are no shares of capital stock or securities convertible into or evidencing the right to purchase shares of FCBI capital stock outstanding; and (5) all shares of FCBI Common Stock outstanding were duly authorized, and nonassessable and were free of the preemptive right of any shareholder;

             (viii) Neither the execution, delivery and performance of this Agreement by FCBI nor the consummation of the Merger and the Bank Merger nor the redemption of the Series C and Series D Preferred nor the conversion of the Series A Preferred or the Convertible Debentures will
        (a) conflict with or result in a breach of any provision of the respective charters, articles of incorporation or bylaws of FCBI or any Subsidiary (b) constitute or result in the breach of any term, condition, provision of or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of FCBI or any Subsidiary thereof pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation included in the FCBI Disclosure Schedule to which FCBI or any Subsidiary thereof is a party or by which FCBI or any Subsidiary thereof is bound or to which any of their properties or assets may be subject, or (c) violate any order, judgment or decree to which FCBI or any Subsidiary thereof is a party or by which any of them or any of their properties or assets is bound;

             (ix) Except as set forth in the FCBI Disclosure Schedule, to the actual knowledge of such counsel, there is no litigation, proceeding or governmental investigation pending or threatened against FCBI or any Subsidiary thereof, their properties, businesses or assets that would reasonably be expected to have, individually or in the aggregate, a material adverse effect of FCBI or its Subsidiaries and neither FCBI nor any Subsidiary thereof has received any notification by any regulatory agency asserting that it is not in compliance with any applicable laws, statutes or regulations (where such non-compliance would reasonably be expected to have, individually or in the aggregate, a material adverse effect on FCBI or its Subsidiaries or that seeks to revoke any license, franchise, permit or other governmental authorization which is necessary to conduct their businesses as presently conducted.

          Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FCBI, FCB or Citizens or appropriate government officials and (ii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

          (e) Conversion to FCBI Common Stock. Prior to the Closing Date, all convertible debt of FCBI shall have been converted into not more than 165,143 shares of FCBI Common Stock either upon conversion into or upon payment in shares of FCBI Common Stock at the amended maturity date of such convertible debt.

          (f) Redemption of Preferred Stock. At or prior to the Closing Date, all currently outstanding shares of Series C Preferred and Series D Preferred shall be redeemed for cash at their stated values of $3,148,300 and $936,300 respectively plus all accrued and unpaid dividends thereon.

          (g) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of FCBI from that reflected in the FCBI SEC Documents or the FCBI Disclosure Schedule and FCBI or any of its Subsidiaries shall not have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially adversely affect or impair the ability of FCBI or its Subsidiaries to conduct their business and operations except for such changes that result from (i) changes in banking laws or regulations of general applicability or interpretations thereof, (ii) changes in generally accepted accounting principles or regulatory accounting principles or interpretations thereof (iii) changes in general economic conditions including changes in the general level of interest rates, or (iv) changes contemplated by this Agreement.

          (h) Affiliate Agreements. FAC shall have received written "affiliates" agreements as provided in Section 5.7 hereof.

          (i) Accountants' Letter. FAC shall have received a letter from Coopers & Lybrand LLP, dated the Closing Date, in form and substance satisfactory to FAC, stating in effect in respect of FCBI and its Subsidiaries that: (1) they have examined the consolidated financial statements of FCBI as of December 31, 1994, and December 31, 1993 and for each of the years then ended and have made a limited review in accordance with the standards established by the American Institute of Certified Public Accountants of the latest available unaudited consolidated interim financial statements of FCBI available after December 31, 1995; (2) on the basis of reading the latest available unaudited consolidated interim financial statements of FCBI; reading the minutes of the meetings of the stockholders and the Board of Directors and committees thereof of FCBI for the period from December 31, 1994 to the Closing Date, and inquiries of officers of FCBI having responsibility for financial and accounting matters as to whether the unaudited consolidated financial statements referred to in (1) above are stated on a basis substantially consistent with that of the audited consolidated financial statements as of December 31, 1994 and December 31, 1993 and for the years then ended, nothing came to their attention which caused them to believe that during the period from December 31, 1994 to a date specified not more than three days prior to the date of the letter there were any changes in the capital stock or the long term debt of FCBI or any decreases in revenues, net earnings or net assets of FCBI have occurred or are expected to occur (except for changes or decreases resulting from securities portfolio gains or losses, the effect of transaction costs and other costs incurred upon consummation of the Merger (such as severance payments and costs incurred pursuant to Section 5.15), the effect of the prepayment of the ESOP indebtedness pursuant to
     Section 4.2(i), and changes resulting from the issuance of shares or payment of cash pursuant to options, the conversion of convertible securities or the redemption of redeemable securities contemplated by this Agreement); and (3) on the basis of (i) reading the latest available interim consolidated financial statements which are referred to above and
     (ii) inquiries of certain officials of FCBI having responsibility for financial and accounting matters concerning whether the unaudited consolidated interim financial statements referred to in (1) above are presented fairly, nothing came to their attention which caused them to believe that the latest available consolidated interim financial statements are not fairly presented in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with that followed in the audited consolidated financial statements dated December 31, 1994 and December 31, 1993 and for the years then ended.

          (j) FAC shall have received a certificate of the chief executive officer of FCBI certifying to FAC immediately prior to the Effective Time
     (1) the number of shares of FCBI Common Stock and FCBI Preferred Stock issued and outstanding; (2) the number of options for FCBI Common Stock outstanding and (3) that no other shares of capital stock or securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of FCBI are outstanding and that except for the Series B Rights (which shall terminate at the Effective Time) there are no other outstanding warrants, calls, subscriptions, rights, commitments, stock appreciation rights, phantom stock or similar rights or any other agreements of any character obligating FCBI or any Subsidiary thereof to issue any shares of capital stock or securities convertible into or evidencing the right to purchase such stock; and (4) no shares of FCBI Common Stock are held by FCBI in treasury or by its Subsidiaries.

          (k) The employment contracts with (a) William E. Rowland, President and Chief Executive Officer of FCBI, and/or (b) Robert B. Murfree, Executive Vice President of FCBI, substantially in the forms attached hereto as Exhibits A and B respectively shall have been executed and delivered respectively by Messrs. Rowland and Murfree.

     6.3 Conditions to Obligations of FCBI. The obligation of FCBI to effect the Merger is subject to the satisfaction of the following conditions unless waived by FCBI:

          (a) Representations and Warranties. The representations and warranties of FAC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and FCBI shall have received a certificate signed on behalf of FAC by the Chairman or the President or a Vice Chairman and by the Chief Accounting Officer of FAC to such effect.

          (b) Performance of Obligations of FAC. FAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FCBI shall have received a certificate signed on behalf of FAC by the Chairman, President and Chief Executive Officer or a Vice Chairman and by the Chief Accounting Officer of FAC to such effect.

          (c) Consents Under Agreements. FAC shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby.

          (d) Opinions. FCBI shall have received the opinion of and Bass, Berry & Sims, counsel to FCBI, dated the Closing Date, to the effect that (i) the Merger (including the Bank Merger) will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that FAC and FCBI will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (ii) the shareholders of FCBI will not recognize any gain or loss to the extent that such shareholders exchange shares of FCBI Common Stock solely for shares of FAC Common Stock in the Merger, (iii) the basis of the FAC Common Stock received by an FCBI shareholder who exchanges FCBI Common Stock solely for FAC Common Stock will be the same as the basis of the FCBI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FAC Common Stock ), (iv) the holding period of the FAC

     Common Stock received by a FCBI shareholder receiving FAC Common Stock will include the period during which the FCBI Common Stock surrendered in exchange therefor was held (provided that the FCBI Common Stock of such FCBI shareholder was held as a capital asset at the Effective Time), and
     (v) cash received by a FCBI shareholder in lieu of a fractional share interest of FAC Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FAC Common Stock which such shareholder would otherwise be entitled to receive. FCBI also shall have received the opinions of Martin E. Simmons, Esq., General Counsel to FAC and of outside counsel to FAC, dated as of the Effective Time, in form reasonably satisfactory to FCBI, which shall cover the following matters:

             (i) FAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee;

             (ii) FANB is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America;

             (iii) The Agreement and Plan of Merger has been duly and validly authorized, executed and delivered by FAC (assuming that this Agreement is a binding obligation of FCBI) constitutes a valid and binding obligation of FAC enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

             (iv) The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly authorized by the joint Board of Directors of FAC and FANB and no other corporate action is necessary to authorize the Agreement or to consummate the Merger and the Bank Merger by FAC or any Subsidiary thereof. To the actual knowledge of such counsel, no consent or approval, which has not already been obtained, from any governmental authority is required for execution and delivery by FAC of the Agreement or any of the documents to be executed and delivered by FAC in connection therewith and the consummation of the Merger and the Bank Merger;

             (v) Immediately prior to the Effective Time (1) the authorized capital stock of FAC consists of 50,000,000 shares of FAC Common Stock and 2,500,000 shares of FAC Preferred Stock; and there were sufficient shares of FAC Common Stock reserved for issuance to FCBI shareholders upon consummation of the Merger and the Bank Merger; and the shares of FAC Common Stock to be issued to the holders of FCBI Common Stock pursuant hereto have been duly authorized and when issued will be non-assessable; and

             (vi) Neither the execution, delivery and performance of this Agreement by FAC nor the consummation of the Merger and the Bank Merger will (a) conflict with or result in a breach of any provision of the respective charters, articles of incorporation or bylaws of FAC or any Subsidiary (b) constitute or result in the breach of any term, condition, provision of or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of FAC or any Subsidiary thereof pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which FAC or any Subsidiary thereof is a party or by which FAC or any Subsidiary thereof is bound or to which any of their properties or assets may be subject, or (c) violate any order, judgment or decree to which FAC or any Subsidiary thereof is a party or by which any of them or any of their properties or assets is bound.

          Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of FAC or FANB or appropriate government officials and (ii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991).

          (e) Fairness Opinion. FCBI shall have received an opinion of Attkisson, Carter & Akers, Incorporated dated as of the date of the approval of this Agreement by the FCBI Board of Directors to the effect that the consideration to be received by the holders of FCBI Common Stock pursuant to this Agreement upon the consummation of the Merger is fair to such shareholders from a financial point of view.

          (f) Receipt of Consideration. The Exchange Agent shall acknowledge in writing to FCBI that it is in receipt of (i) certificates representing the aggregate number of shares of FAC Common Stock to be issued to the shareholders of FCBI hereunder and (ii) sufficient cash to pay for fractional shares and restricted FCBI stock as provided herein.

          (g) No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, prospects or results of operations or prospects of FAC from that reflected in the FAC SEC Documents and FAC or any of its Subsidiaries shall not have suffered any substantial loss or damage to their respective properties, or assets whether or not insured that would materially adversely affect or impair the ability of FAC or its Subsidiaries to conduct their business and operations except for such changes that result from (i) changes in banking or thrift laws or regulations of general applicability or interpretations thereof,
     (ii) changes in generally accepted accounting principles or regulatory accounting principles or interpretations thereof or (iii) changes in general economic conditions including changes in the general level of interest rates.

          (h) Accountants' Letter. FCBI shall have received a letter from Peat Marwick LLP, dated the Closing Date, in form and substance satisfactory to FCBI, stating in effect in respect of FAC and its Subsidiaries that: (1) they have examined the consolidated financial statements of FAC as of December 31, 1994, and December 31, 1993 and for each of the years then ended and have made a limited review in accordance with the standards established by the American Institute of Certified Public Accountants of the latest available unaudited consolidated interim financial statements of FAC available after December 31, 1995; (2) on the basis of reading the latest available unaudited consolidated interim financial statements of FAC; reading the minutes of the meetings of the stockholders and the Board of Directors and committees thereof of FAC for the period from December 31, 1994 to the Closing Date, and inquiries of officers of FAC having responsibility for financial and accounting matters as to whether the unaudited consolidated financial statements referred to in (1) above are stated on a basis substantially consistent with that of the audited consolidated financial statements as of December 31, 1994 and December 31, 1993 and for the years then ended, nothing came to their attention which caused them to believe that during the period from December 31, 1994 to a date specified not more than three days prior to the date of the letter there were any changes in the capital stock or the long term debt of FAC or any material decreases in revenues, net earnings or net assets of FAC have occurred or are expected to occur (except for changes resulting from the transactions contemplated by this Agreement, or changes resulting from the anticipated acquisitions by FAC of Heritage Federal Bancshares, Inc. and Charter Federal Savings Bank) ; and (3) on the basis of (i) reading the latest available consolidated interim financial statements which are referred to above and (ii) inquiries of certain officials of FAC having responsibility for financial and accounting matters concerning whether the unaudited consolidated interim financial statements referred to in (1) above are presented fairly, nothing came to their attention which caused them to believe that the latest available consolidated interim financial statements are not fairly presented in conformity with GAAP applied on a basis consistent with that followed in the audited consolidated financial statements dated December 31, 1994 and December 31, 1993 and for the years then ended.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of FCBI:

          (1) by mutual consent of FAC and FCBI; or

          (2) by either FAC or FCBI if (i) the Merger shall not have been consummated on or before June 30, 1996 (the "Termination Date") provided the terminating party shall not have breached in any material respect its obligations under this Agreement in a manner that proximately contributed to the failure to consummate the Merger by such date, (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of FAC and FCBI to consummate the transactions contemplated hereby or by the Merger Plan, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

          (3) By FAC:

             (a) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.2 is no longer capable of being satisfied; or

             (b) if there has been a breach by FCBI of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of FCBI and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of FCBI, which breach is not curable, or, if curable, is not cured within 20 days after written notice of such breach is given by FAC to FCBI; or

             (c) If FCBI (or its Board of Directors) shall have authorized, recommended, proposed or publicly announced its intention to enter into a Competing Transaction (as herein defined) which has not been consented to in writing by FAC; or

             (d) if the Board of Directors of FCBI shall have withdrawn or materially modified its authorization, approval or recommendation to the stockholders of FCBI with respect to the Merger or this Agreement in a manner adverse to FAC or shall have failed to make the favorable recommendation required by Section 5.5; or

             (e) if the Average Closing Price exceeds $41.70 upon the giving of notice as provided in Section 2.1(b) hereof provided that FCBI shall not have agreed to the reduction in the Exchange Ratio as therein provided; or

             (f) as provided in Section 4.6(b).

          (4) By FCBI:

             (a) if any event shall have occurred as a result of which any condition set forth in Sections 6.1 or 6.3 is no longer capable of being satisfied (provided that nothing herein shall require FCBI to hold more than one meeting at which a quorum is present pursuant to Section 5.5 herein); or

             (b) if there has been a breach by FAC of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, results of operations, business or prospects of FAC and its Subsidiaries taken as a whole, or there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of FAC which breach is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by FCBI to FAC; or

             (c) if the Average Closing Price is less than $31.40 upon the giving of notice as provided in Section 2.1(b) and if FAC shall not have agreed to the increase in the Exchange Ratio as therein provided.

     For purposes of this Agreement, the term "Competing Transaction" means any of the following involving FCBI (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of FCBI in a single transaction or series of transactions to the same person, entity or group; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     7.2 Rights and Obligations upon Termination. If this Agreement is terminated as provided herein, each party will redeliver all documents, work papers, and other materials of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same including using its best efforts to obtain and redeliver all such documents, work papers and materials, except to the extent previously delivered to third parties in connection with the transactions contemplated hereby, and all information received by any party hereto with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 7.2 shall not apply to any documents, work papers, material, or information which is a matter of public knowledge or which heretofore has been or hereafter is published in any publication for public distribution or filed as public information with any governmental agency.

     7.3 Fees and Expenses. FCBI acknowledges that FAC has spent, and will be required to spend, substantial time and effort in examining the business, properties, affairs, financial condition and prospects of FCBI and its Subsidiaries, has incurred, and will continue to incur, substantial fees and expenses in connection with such examination, the preparation of this Agreement and the accomplishment of the transactions contemplated hereunder, and will be unable to evaluate and, possibly, make investments in or acquire other entities due to the limited number of personnel available for such purpose and the constraints of time. Therefore, to induce FAC to enter this Agreement,

          (a) If FAC terminates this Agreement pursuant to:

             (i) Section 7.1(3)(a) or (3)(b) by reason of the failure to meet any condition contained in Section 6.2(a) or (b) due to FCBI's knowing and intentional misrepresentation or knowing and intentional breach of warranty or breach of any covenant or agreement and within 12 months from the date of termination a Competing Transaction is consummated or FCBI shall have directly or indirectly solicited bids for a Competing Transaction or shall have entered into an agreement or an agreement in principle which if consummated would constitute a Competing Transaction;

             (ii) Section 7.1(3)(d);

             (iii) Section 7.1(3)(c) and within 12 months from the date of termination a Competing Transaction is consummated or FCBI shall have entered into an agreement which if consummated would constitute a Competing Transaction; or

          (b) if FCBI terminates this Agreement pursuant to Section 7.1(4) because this Agreement did not receive the requisite vote of the FCBI stockholders and within 12 months from the date of termination a Competing Transaction is consummated or FCBI shall have entered into an agreement which if consummated would constitute a Competing Transaction; then FCBI shall pay to FAC a fee in the amount of $3 million (the "Fee"), which amount is inclusive of the FAC Expenses, not as a penalty but as full and complete liquidated damages. Upon payment of the Fee, FCBI shall have no further liability to FAC at law or equity. The Fee shall be payable to FAC notwithstanding that any action taken by the Board of Directors of FCBI which may give rise to the obligation to pay the Fee may have been taken in accordance with the fiduciary duties of the Board of Directors. Any payment required pursuant to this Section 7.3 shall be made as promptly as practicable, but in no event later than two business days after the date due and shall be made by wire transfer of immediately available funds to an account designated by FAC. In the event that FAC is entitled to the Fee, FCBI shall also pay to FAC interest at the rate of 6% per year on any amounts that are not paid when due, plus all costs and expenses in connection with or arising out of the enforcement of the obligation of FCBI to pay the Fee or such interest.

     7.4 Effect of Termination. Except for such provisions of this Agreement which by their terms expressly survive the termination hereof and the provisions of Sections 5.13, 8.8, 7.2, 7.3 and this Section 7.4, which shall survive any termination of this Agreement. In the event of a termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no further effect.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those agreements and covenants which by their terms apply or are intended to be performed in whole or in part after the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to FAC, to

              First American Corporation
              615 First American Center
              Nashville, Tennessee 37237-0615
              Attention: Dennis C. Bottorff, Chairman and Chief Executive
              Officer

     with a copy to
              Martin E. Simmons, Esq.
              Executive Vice President -- Administration,
              General Counsel and Secretary
              606 First American Center
              Nashville, Tennessee 37237-0606

     and

          (b) if to FCBI, to
              First City Bancorp, Inc.
              201 South Church Street
              Murfreesboro, Tennessee 37130
              Attention: William E. Rowland, President and Chief Executive
              Officer

     with a copy to
              Bass, Berry & Sims
              2700 First American Center
              Nashville, Tennessee 37238-2700
              Attention: Bob F. Thompson, Esq.

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement, "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 5, 1995.

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement which shall remain in full force and effect, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed upon in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law.

     8.7 Injunctive Relief; Limitations on Remedies. The parties hereto acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions hereof shall be inadequate, the parties shall be entitled to specific performance and injunctive or other equitable relief in case of any such breach or attempted breach, in addition to whatever other remedies may exist at law. The parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. Each party further agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or parts hereof as a result of such holding or order. This provision is not intended to render null or unenforceable any obligation hereunder that would be valid and enforceable if this provision were not in this Agreement.

     8.8 Publicity. Except as otherwise required by law or the rules of NASDAQ, so long as this Agreement is in effect, neither FCBI nor FAC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Consents. For purposes of any provision of this Agreement requiring, permitting or providing for the consent of FAC or FCBI, the written consent of the Chief Executive Officer of FAC or FCBI, as the case may be, shall be sufficient to constitute such consent.

     8.11 Disclosures. No fact or event shall be deemed to have been disclosed by one party to the other party for purposes of this Agreement unless such fact or event is disclosed in a writing delivered to such party.

     IN WITNESS WHEREOF, FAC and FCBI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of July 5, 1995.


                                          FIRST AMERICAN CORPORATION

                                          By       /s/  DALE W. POLLEY
                                            ------------------------------------
                                                       Dale W. Polley
                                                       Vice Chairman

ATTEST:


       /s/  MARY NEIL PRICE
      ----------------------------------



Title:       Assistant Secretary


                                          FIRST CITY BANCORP, INC.

                                          By     /s/  WILLIAM E. ROWLAND
                                            ------------------------------------
                                                     William E. Rowland
                                               President and Chief Executive
                                                           Officer

ATTEST:


       /s/  ROBERT B. MURFREE
      ----------------------------------



Title:    Executive Vice President

                                  AMENDMENT TO


                          AGREEMENT AND PLAN OF MERGER



     This AMENDMENT (the "Amendment") to the AGREEMENT AND PLAN OF MERGER dated as of July 5, 1995 (the "Agreement"), between First American Corporation, a Tennessee corporation ("FAC") and First City Bancorp, Inc., a Tennessee corporation ("FCBI") is made and entered as of February 2, 1996.



                                  WITNESSETH:



     WHEREAS, the parties hereto have heretofore entered into the Agreement and desire to amend the Agreement as hereinafter set forth.



     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:



     1. Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended by substituting "third trading" for "fifth" in the sixteenth line thereof.



     Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended to delete the following:



        "If the Average Closing Price is greater than $41.70, then FAC shall have the right to notify FCBI on the first day following the end of the Measurement Period of its election to terminate the Agreement effective three days thereafter unless the Exchange Ratio is reduced to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FCBI shall have agreed to such reduction in the Exchange Ratio. If the Average Closing Price is less than $31.40, then FCBI shall have the right to notify FAC on the first day following the end of the Measurement Period of its election to terminate this Agreement effective three days thereafter unless the Exchange Ratio is increased to $26.50 divided by the Average Closing Price, and in that event this Agreement will terminate at the close of business on such third day unless prior thereto FAC shall have agreed to such increase in the Exchange Ratio."



     Section 2.1(b) entitled "Conversion of FCBI Common Stock" is hereby amended to add the following:



        "Notwithstanding the foregoing, if the Average Closing Price is greater than $44.06, then the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price; provided that in such event the Exchange Ratio shall not be less than .6200 shares of FAC Common Stock per share of FCBI Common."



     so that Section 2.1(b) shall read in its entirety as follows:



        (b) Conversion of FCBI Common Stock. Subject to Section 2.2(a), each issued and outstanding share of FCBI Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, if the Average Closing Price is between $31.40 and $41.70, the number of fully paid and nonassessable shares of FAC Common Stock rounded to the nearest thousandth of a share, determined by dividing $26.50 by the Average Closing Price, as defined below (the "Exchange Ratio") including the corresponding number of rights associated with the FAC Common Stock pursuant to the FAC Rights Agreement (as defined in Section 3.2(b)) provided, that except as set forth below, the Exchange Ratio shall not exceed .8440 shares of FAC Common per share of FCBI Common and shall not be less than .6355 shares of FAC Common per share of FCBI Common. The Average Closing Price shall mean the average closing sale price per share of FAC Common Stock on the NASDAQ national market system (as reported in The Wall Street Journal, of it not reported thereby, any other authoritative source) for the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding closing (the "Measurement Period").



        Notwithstanding the foregoing, if the Average Closing Price is greater than $44.06, then the Exchange Ratio shall be determined by dividing $28.00 by the Average Closing Price; provided that in such event the Exchange Ratio shall not be less than .6000 shares of FAC Common Stock per share of FCBI Common.



        In the event that prior to the Effective Time the outstanding shares of FAC Common Stock have been increased, decreased, changed into or exchanged for a different number or kind of shares through a reorganization, reclassification, stock dividend, stock split, reverse stock split or other similar change applicable adjustments shall be made to the Average Closing Price and the maximum and minimum number of shares to be exchanged.



     2. Sections 2.1(b), (c), (d) and (e), respectively entitled Conversion of FCBI Series A Preferred Stock, Conversion of FCBI Stock Options, No Dissenters Rights and Shares of FAC Common Stock are hereby renumbered Sections 2.1(c),
(d), (e) and (f), respectively.



     3. The following language is hereby deleted from Section 4.2(c):



        "provided that in the event that the Closing does not occur on or before February 29, 1996 if as the result of action or inaction on the part of FAC, FCBI may (to the extent allowable under applicable law) accrue, declare and pay as a special dividend on shares of FCBI Common Stock, an amount equal to the difference between the FCBI dividend paid in the first and succeeding calendar quarters of 1996 and the dividend which would have been declared during the first and succeeding calendar quarter of 1996 by FAC on the shares of FAC Common Stock which would have been issuable in exchange for shares of FCBI Common Stock had Closing occurred on February 29, 1996;"



     4. Section 7.1(3)(e) is hereby deleted in its entirety.



     5. Section 7.1(4)(c) is hereby deleted in its entirety.



     6. Capitalized terms, not specifically defined herein shall have the meanings ascribed to them in the Agreement.



     7. This Amendment shall become effective retroactively to the execution of the Agreement. Except as expressly provided above, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.



     IN WITNESS WHEREOF, FAC and FCBI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of February 2, 1996.



FIRST AMERICAN CORPORATION



By:      /s/  DENNIS C. BOTTORFF


    ----------------------------------

    Dennis C. Bottorff


    Chairman and Chief Executive
   Officer



Attest:



         /s/  MARY NEIL PRICE

--------------------------------------


Title:       Assistant Secretary



FIRST CITY BANCORP, INC.



By:      /s/  WILLIAM E. ROWLAND


    ----------------------------------

    William E. Rowland


    President and Chief Executive
   Officer



Attest:



          /s/  DEBBIE FERRELL

--------------------------------------


Title:     Assistant Vice President

                                                                      APPENDIX B


                                                                February 1, 1996



Board of Directors


First City Bancorp, Inc.


One City Center


201 South Church Street


Murfreesboro, Tennessee 37130



Dear Members of the Board:



     You have asked us to advise you with respect to the fairness to the shareholders of First City Bancorp, Inc. (the "Company"), from a financial point of view of the consideration to be received by such shareholders (the "Consideration") as provided for in the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 5, 1995, and as amended on February 2, 1996, between the Company and First American Corporation ("First American"). The Merger Agreement provides for a merger (the "Merger") of the Company and First American pursuant to which each share of common stock of the Company will be converted into the right to receive shares of common stock of First American. The exchange ratio ("Exchange Ratio") of the number of First American common shares to be provided for each share of Company common stock will adjust, as described in the Agreement, based upon the average closing price of First American for a defined 20 day period prior to the effective date of the Merger (the "Average Closing Price"), from a maximum of 0.8440 shares to a minimum of
0.6000 shares. If the Average Closing Price is between $31.40 and $41.70, the Exchange Ratio will be equal to $26.50 divided by the Average Closing Price. If the Average Closing Price is between $41.70 and $44.06, the Exchange Ratio will be 0.6355. If the Average Closing Price is between $44.06 and $46.67, the Exchange Ratio will be equal to $28.00 divided by the Average Closing Price. In the event the Average Closing Price is greater than $46.67, the Exchange Ratio will be 0.6000.



     On January 31, 1996 the closing price of First American common stock was 47.75.



     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to First American and the Company. We have also reviewed certain other information, including financial forecasts, provided to us by First American and the Company, and have met with First American's and the Company's managements to discuss the business and prospects of First American and the Company.



     We have also considered certain financial and stock market data of First American and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.



     In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of First American's and the Company's managements as to the future financial performance of First American and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of First American or the Company. We were requested to and did solicit third party indications of interest in acquiring the Company. The results of this solicitation were taken into consideration in arriving at our opinion.



     It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof, and this opinion does not represent our opinion as to what the value of the First American common stock necessarily will be when the First American common stock is issued to the stockholders of the Company upon consummation of the Merger.



     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     It is understood that this opinion may be included in its entirety in any communication by the Company or the Board of Directors to the shareholders of the Company. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.



     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Consideration to be received by the common shareholders of the Company provided for by the Merger is fair from a financial point of view.



                                          Very truly yours,



                                          ATTKISSON, CARTER & AKERS, INC.

                                                                      APPENDIX C

                            TENNESSEE CODE ANNOTATED

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS

                                    PART 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101.  DEFINITIONS

     As used in this chapter, unless the context otherwise requires:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

          (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

          (5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

48-23-102.  RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If shareholder approval is required for the merger by sec. 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under sec. 48-21-105;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares of other securities with similar voting rights; or

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under sec. 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under sec. 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one
(1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

          (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201.  NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (b) If corporate action creating dissenter' rights under sec. 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 8-23-203.

     (c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202.  NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights must:

          (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provided the notice required by sec. 48-23-101.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

48-23-203.  DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under sec. 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of sec. 48-23-202.

     (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders of effectuated, whichever is the first to occur, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more that two (2) months after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201.

48-203-204.  DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in sec. 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to sec. 48-23-203(B)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     (d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205.  SHARE RESTRICTIONS

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under sec. 48-23-207.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the proposed corporate action.

48-23-206.  PAYMENT

     (a) Except as provided in sec. 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with sec. 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more that sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under sec. 48-23-209; and

          (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to sec. 48-23-201 or sec. 48-23-203.

48-23-207.  FAILURE TO TAKE ACTION

     (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters' notice under sec. 48-23-203 and repeat the payment demand procedure.

48-23-208.  AFTER-ACQUIRED SHARES

     (a) A corporation may elect to withdraw payment required by sec. 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice to news media or to shareholders of the principal terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interests, and shall pay this amount to each dissenters who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 48-23-209.

48-23-209.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under sec. 48-23-206), or reject the corporation's offer under sec. 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

          (1) The dissenter believes that the amount paid under sec. 48-23-206 or offered under sec. 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under sec. 48-23-206 within two (2) months after the date set for demanding payment; or

          (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

48-23-301.  COURT ACTION

     (a) If a demand for payment under sec. 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommended decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment.

48-23-302.  COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under sec. 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under sec. 48-23-209.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

          (1) The corporation and in favor of any of all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

          (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be asserted against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.